Exhibit 12.3

SCHEDULE 14C
INFORMATION REQUIRED IN INFORMATION STATEMENT
(RULE 14C-101)

SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934 (Amendment No. )

Check the appropriate box:
[   ]      Preliminary Information Statement                       [  ]        Confidential, for Use of the Commission
Only (as permitted by Rule 14c-5(d)(2))
[X]       Definitive Information Statement

BELLACASA PRODUCTIONS, INC.
 (Name of Registrant as Specified In Its Charter)

not applicable
(Name of Person(s) Filing Information statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]        No fee required.
[  ]        Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)        Title of each class of securities to which transaction applies: ___________
(2)        Aggregate number of securities to which transaction applies: _________
(3)                 Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
$_____ per share as determined under Rule 0-11(c)1 under the Exchange Act.
(4)        Proposed maximum aggregate value of transaction: $________________
(5)        Total fee paid: $_________
[  ]        Fee paid previously with preliminary materials.
[  ]        Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)        Amount previously paid:
(2)        Form, Schedule or Registration Statement No.:
(3)        Filing Party:
(4)        Date Filed:

BELLACASA PRODUCTIONS, INC.
68 Phillips Beach Ave.
Swampscott, Massachusetts 01907

INFORMATION STATEMENT
WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

February 2, 2007

Dear Shareholder:

This information statement is being furnished to the shareholders of Bellacasa Productions, Inc. (the "Company" or "Bellacasa Productions") in lieu of a Special Meeting in connection with the proposals ("Proposals") below:

·   the disposal of the Company's assets pursuant to the distribution of the stock of the Company's wholly owned subsidiary, Aquamer, Inc. to its shareholders in connection with an agreement and plan of merger with WiFiMed, Inc.;
·   to amend our articles of incorporation to effectuate a 10-to-1 reverse stock split of the Company's outstanding common stock;
·   to amend our articles of incorporation to change our name to WiFiMed Holdings Company, Inc.;
·   to amend our articles of incorporation to increase our authorized common stock to 75,000,000 shares; and
·   to adopt the 2006 Stock Incentive Plan.

This information statement is being sent in lieu of a special meeting.  Bellacasa Productions has adopted the Proposals discussed in this information statement by the written consent of stockholders holding a majority of the voting power of Bellacasa Productions' common stock.  The Proposals have been made pursuant to Bellacasa Productions' intended merger with WiFiMed, Inc.  The distribution of the stock of the Company's subsidiary, Aquamer, Inc. and merger discussed in this information statement constitute a reverse merger, in which WiFiMed will be the surviving entity.  A change of control will occur and current Bellacasa Productions stockholders will experience substantial dilution.

Bellacasa Productions' Board of Directors approved and recommended, on September 14, 2006, pursuant to a written consent dated September 14, 2006 that the Proposals be accepted.  Bellacasa Productions' stockholders holding a majority of the voting power approved the Proposals, pursuant to a written consent on September 14, 2006.  Bellacasa Productions anticipates that the effectiveness of the merger and filing of the amendments will occur on or about February 28, 2007 (the "Effective Date") and that distribution will occur prior to the Effective Date to Bellacasa shareholders of record on February 2, 2007).  If the Proposals were not adopted by written consent, the Proposals would have been required to be considered by Bellacasa Productions' stockholders at a special or annual stockholders' meeting convened for the specific purpose of approving the Proposals.

The elimination of the need for a special or annual meeting of stockholders to ratify or approve the Proposals is authorized by the Nevada Revised Statutes (the "NRS") and Bellacasa Productions' bylaws, which provide that the written consent of stockholders holding at least a majority of the voting power may be substituted for such a special or annual meeting.  In order to eliminate the costs and management time involved in holding a special or annual meeting and in order to effect or ratify the Proposals as early as possible in order to accomplish the purposes of Bellacasa Productions, the Board of Directors of Bellacasa Productions voted to utilize the written consent of stockholders holding a majority of the voting power of the Bellacasa Productions.

Marshall Sterman, Steven Preiss, Maria DeVito, Patricia Jenkins and three other minority shareholders of the Company beneficially owning in the aggregate 20,922,617 shares of common stock, representing approximately 53% of the voting power of Bellacasa Productions, gave their written consent to the Proposals described in this information statement on September 14, 2006.  It is proposed that this information statement will be first sent to the stockholders on or about February 5, 2007.  The record date established by Bellacasa Productions for purposes of determining the number of outstanding shares of common stock, and thus the voting power, is February 2, 2007 (the "Record Date").

Bellacasa Productions is distributing this information statement to its stockholders in full satisfaction of any notice requirements it may have under the NRS.  No additional action will be undertaken by Bellacasa Productions with respect to the receipt of the written consents.

SHAREHOLDERS OF BELLACASA PRODUCTIONS ARE ENTITLED TO DISSENT FROM THE STOCK DISTRIBUTION (SALE OF ASSETS) DISCUSSED IN THIS INFORMATION STATEMENT AND OBTAIN PAYMENT OF THE FAIR VALUE OF THEIR SHARES IF AND WHEN THE PROPOSALS ARE EFFECTUATED.  SHAREHOLDERS DESIRING TO EXERCISE THEIR APPRAISAL RIGHTS MUST COMPLY WITH SPECIFIC PROVISIONS OF THE NRS, WHICH ARE INCLUDED IN THE APPENDIX HERETO.

Sincerely,
Marshall Sterman
Marshall Sterman
Chairman and Chief Executive Officer

SUMMARY TERM SHEET

QUESTIONS AND ANSWERS

 MARKET FOR COMMON STOCK

 CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING INFORMATION

 THE INFORMATION STATEMENT

General

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

PROPOSAL ONE:  DISTRIBUTION AND REVERSE MERGER

General
 Reasons for Distribution
 Distribution
Effective Date and Consequences of the Distribution
 Management of Aquamer Following Distribution
 Rights of Dissenting Shareholders
 Interests of Certain Entities
Background of the Merger
Reasons for the Merger
Merger Agreement
General Terms
Effects of the Merger
Fractional Shares
Effective Time
Representations and Warranties
Covenants
Limitations on Solicitation of Transactions
Conditions to Consummation of the Merger
Conditions to Bellacasa Productions' Obligations
Conditions to WiFiMed's Obligations
Termination of Merger Agreement
Expenses
Fairness
Penny Stock Rules
Management after the Merger
Biographies
Compensation
Interests Of Certain Persons In The Merger
Regulatory Approval
Accounting Treatment
Federal Income Tax

PROPOSAL TWO:  APPROVAL OF AMENDMENT TO THE ARTICLES OF INCORPORATION TO EFFECTUATE A 10-TO-1 REVERSE STOCK SPLIT

Overview
 Reasons for the Reverse Stock Split
 Effects of the Reverse Stock Split
 Effective Date
 Rounding of Fractional Shares
 Exchange of Stock Certificates
 Accounting Consequences
 No Dissenters' Rights
 Certain Material Federal U.S. Income Tax Consequences of the Reverse Stock Split

PROPOSAL THREE:  APPROVAL OF AMENDMENT TO THE ARTICLES OF INCORPORATION TO CHANGE BELLACASA PRODUCTIONS' NAME

General
 Reasons for the Amendment

PROPOSAL FOUR:  AMENDMENT TO ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

General
 Reasons for the Amendment
 Other Matters

PROPOSAL FIVE:  ADOPTION OF THE 2006 STOCK INCENTIVE PLAN

Reasons for Adopting the Plan
 A Description of the Plan
 Benefits Under the Plan to be Received by Affiliates

FEDERAL INCOME TAX CONSEQUENCES

 CERTAIN INFORMATION CONCERNING BELLACASA PRODUCTIONS
SELECTED HISTORICAL FINANCIAL AND OPERATIONS DATA

CERTAIN INFORMATION CONCERNING WIFIMED, INC

About WiFiMed
 Tablet MD
 Pilot Programs
 Contracts
 Intellectual Property
 Markets
 Personnel
 Properties
 Competition
 Regulation
 Related Party Transactions
 Legal Proceedings
 Management's Discussion and Analysis of Financial Condition and Results of Operations of WiFiMed
 Results of Operations
 Liquidity and Capital Resources
 Ability to Continue as a Going Concern and Plan of Operation
 Capital Expenditures
 Research and Development
 Recent Accounting Policies
 Critical Accounting Policies
 RISK FACTORS
 Risks Relating to the Merger
 Risk Factors Related to the Distribution of Aquamer Stock
 Risk Factors Relating to WiFiMed's Business

PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL INFORMATION

RIGHTS OF DISSENTING SHAREHOLDERS

INDEX TO AUDITED FINANCIAL STATEMENTS OF WIFIMED, INC.

Report of Independent Public Accountants
Balance Sheets
Statements of Operations
Statements of Stockholders' Equity (Deficit)
Statements of Cash Flows
Notes to Financial Statements

INDEX TO UNAUDITED FINANCIAL STATEMENTS OF WIFIMED, INC.

Balance Sheets
Statements of Operations
Statements of Cash Flows
Notes to Condensed Consolidated Financial Statements

INDEX TO AUDITED FINANCIAL STATEMENTS OF AQUAMER, INC.

Report of Independent Public Accountants
Balance Sheets
Statements of Operations
Statements of Stockholders' Equity (Deficit)
Statements of Cash Flows
Notes to Financial Statements

INDEX TO UNAUDITED FINANCIAL STATEMENTS OF AQUAMER, INC.

Balance Sheets
Statements of Operations
Statements of Cash Flows
Notes to Condensed Consolidated Financial Statement

APPENDIX A - AGREEMENT AND PLAN OF MERGER AGREEMENT
APPENDIX B - ARTICLES OF AMENDMENT
APPENDIX C - 2006 STOCK INCENTIVE PLAN
APPENDIX D - DISSENTERS' RIGHTS (NEVADA STATUTES)
APPENDIX E - BELLACASA PRODUCTIONS CORPORATION FORM 10-KSB/A FOR THE YEAR ENDED DECEMBER 31, 2005 AND FORM 10-QSB FOR THE PERIOD ENDED SEPTEMBER  30, 2006

SUMMARY TERM SHEET

FOR THE BELLACASA PRODUCTIONS STOCK DISTRIBUTION
AND REVERSE MERGER WITH WIFIMED

The following summary term sheet for the stock distribution and reverse merger, together with "Summary:  Questions and Answers About the Proposals" appearing elsewhere in this information statement highlight selected information from this information statement and may not contain all of the information that is important to you.  We urge you to carefully read this entire document and the other documents that we refer to in this document.  These documents will give you a more complete description of the stock distribution and reverse merger.  We have included page references in this summary to direct you to other places in this information statement where you can find a more complete description of the documents and terms that we have summarized.

Stock Distribution and the Parties to the Reverse Merger and the Merger Agreement

WiFiMed, Bellacasa Productions and a wholly owned subsidiary of Bellacasa Productions have entered into an Agreement and Plan of Merger.  Pursuant to the merger agreement, the wholly owned subsidiary of Bellacasa Productions will merge with and into WiFiMed with WiFiMed remaining as the surviving corporation and a wholly owned subsidiary of Bellacasa Productions.  In exchange for all of the outstanding shares of WiFiMed common stock, holders of WiFiMed common stock will be entitled to receive such number of shares of Bellacasa Productions representing approximately 86% of the outstanding shares of Bellacasa Productions on a fully diluted basis after giving effect to the merger and the reverse stock split discussed herein.  In connection with the merger, the stock of the Company's subsidiary, Aquamer, Inc., will be distributed to the Company's stockholders of record prior to the merger (sometimes referred to as the "spin-off").  Shareholders of the Company prior to the merger shall receive .721996 shares (pre-reverse split and pre-reverse merger) of Aquamer common stock for each share of the Company's common stock held prior to the effective date of the merger.  The spin-off is expected to be completed on the effective date of the merger or immediately subsequent to the closing of the merger.  WiFiMed will be the accounting survivor and surviving business operations; however, Bellacasa Productions is the surviving legal entity.  The merger agreement is included as an appendix to this information statement.  Additional copies will be furnished without charge to beneficial shareholders or shareholders of record upon request by mail to Secretary, Bellacasa Productions, 68 Phillips Beach Ave., Swampscott, Massachusetts 01907.

WiFiMed

WiFiMed is a provider of wireless patient information through its proprietary product Tablet MD™ that was developed to assist physicians and health care providers manage patient workflow.  Tablet MD operates on a tablet PC and manages patient medical information, consultation notes, prescriptions, records, and charts through five proprietary technologies.  Tablet MD has been designed to meet the Health Insurance Portability and Accountability Act (HIPAA) requirements and is designed to reduce medical errors, documentation time, overhead, and time spent filing insurance claims.  Tablet MD offers insurance coding and manages prescriptions and performs drug interaction reviews based on a patient's unique history.  WiFiMed commenced operations in October 2002 and is currently an early stage company with limited sales.  WiFiMed's executive offices are located in Marietta, Georgia.  Marshall Sterman, who currently serves as our President and Chief Executive Officer, also serves as a director of WiFiMed.  For further information about WiFiMed's business and operations, please see "Certain Information Concerning WiFiMed, Inc." beginning on page 44.  The transactions described in this information statement will result in a reverse merger and WiFiMed will be the surviving corporate entity.  Current Bellacasa Productions shareholders will receive shares of Aquamer stock in the spin off, but will experience substantial dilution of their interests in Bellacasa Productions.  WiFiMed shareholders will not hold any interest in Aquamer.

The Merger and Capitalization

Bellacasa Productions shares outstanding
prior to reverse merger:                                                           39,479,648
Bellacasa Productions shares outstanding
following reverse split and prior to reverse merger:                     3,947,965
Total Bellacasa Productions shares to be issued
to WiFiMed shareholders:
                                                                                               17,580,887
Total Bellacasa Productions shares outstanding
following the reverse merger:                                                    21,520,852

As a result of the reverse merger, there will be a change of control of Bellacasa Productions and the current shareholders of Bellacasa Productions will experience substantial dilution.

Total warrants and options to purchase Bellacasa
Productions common stock to be issued as substitution
for warrants and options to purchase WiFiMed, Inc.
common stock in connection with the reverse merger                    7,091,684
Ownership interests of current Bellacasa Productions
Shareholders before reverse merger:                                                   100%
Ownership interests of current Bellacasa Productions
Shareholders after the reverse merger (fully diluted):                              14%
Ownership interests of current Bellacasa Productions
shareholders of Aquamer, Inc. after the distribution:                             100%

For more information on the terms of the merger and distribution, please see Proposal 1 – Sale of Assets, beginning on page 18.  In addition to Proposal 1, as described in this information statement, the holders of a majority of the common stock of Bellacasa Productions have approved:

Proposal 2:        to amend our articles of incorporation to effectuate a 10-to-1 reverse stock split of our outstanding common stock (see page 30),
Proposal 3:        to amend our articles of incorporation to change our name to WiFiMed Holdings Company, Inc. (see page 34),
Proposal 4:        to amend our articles of incorporation to increase our authorized common stock to 75,000,000 shares (see page 35), and
Proposal 5:        to adopt the 2006 Stock Incentive Plan, (see page 37).

Pursuant to the reverse merger:

·   WiFiMed will be the surviving entity and the Company will no longer hold any interest in Aquamer, Inc.
·   Bellacasa Productions will replace the current Board of Directors.  The new directors will be:  Jeffrey Simon, Marshall Sterman (currently a Bellacasa Productions director), Richard F. Burtt and David Hubbard, and Robert Coffill Jr.  The officers of Bellacasa Productions will also resign and the new officers will be Jeffrey Simon (Chief Executive Officer), Mark A. Bloomberg, MD (Executive Vice President and Chief Medical Officer), David Hubbard (Executive Vice President of Marketing) and Kevin M. Charest (Executive Vice President of Sales).  We have included a discussion of the new management of Bellacasa Productions later in this information statement (see page 25).
·   The effect of the merger and stock purchase will result in a change of control in the common stock beneficial ownership interest of the Company.
·   The Company will distribute shares of Aquamer to its shareholders.  Shareholders of the Company prior to the merger shall receive .721996 shares (pre-reverse split and pre-reverse merger) of Aquamer common stock for each share of the Company's common stock held prior to the effective date of the merger.

Pursuant to the Spin-Off

The shareholders of record on February 2, 2007 shall receive .721996 shares (pre-reverse split and pre-reverse merger) of Aquamer common stock for each share of the Company's common stock held by such shareholder.  The spin-off will be completed upon the effectiveness of a registration statement filed with the Securities and Exchange Commission, which is expected to occur on the effective date of the merger or immediately following the closing of the merger.  During the registration period Bellacasa Productions shall continue to own a wholly owned interest in Aquamer.  Following the spin-off, shareholders of record of Bellacasa Productions prior to the merger will own a 100% interest in Aquamer, Inc. and a 14% interest in the surviving public company (WiFiMed Holdings Company, Inc., formerly known as Bellacasa Productions, Inc.).

Material Advantages and Disadvantages of the Spin-Off and Reverse Merger to Bellacasa Productions and its Current Shareholders

Advantages:

·   We believe the future potential of WiFiMed's business exceeds our current business prospects, which may result in an increase in the value of your investment in our company.
·   You will maintain your equity interest in Aquamer, Inc.
Disadvantages  (see "Risk Factors" on page 52):
·   If WiFiMed's business plan is not successful, our stock price may decrease and your investment in our company will decrease in value.
·   You will suffer immediate dilution as a result of the reverse merger.
·   As a recently spun-off entity, Aquamer, Inc. may not be able to secure financing required to fund the development of its business.

Conditions to closing the Reverse Merger (see page 23)

In order to complete the reverse merger:

·   Bellacasa Productions shall have maintained its quotation on the OTC BB;
·   Bellacasa Productions shall have disposed of its wholly owned subsidiary, Aquamer, Inc., which includes the sale of all assets and disposal of all liabilities of Bellacasa Productions;
·   Bellacasa Productions shall have amended its articles of incorporation to increase its authorized capital stock, effectuate a 10-to-1 reverse stock split and change its name to WiFiMed Holdings Company, Inc.; and
·   Bellacasa Productions shall not have more than 3,950,000 shares outstanding immediately prior to the effective time of the merger.

Termination of the Merger (see page 24)

The merger agreement may be terminated:

·   By either party if the merger is not completed on or before January 31, 2007.
·   If there has been a material misrepresentation, breach of warrant or breach of covenant by the other part; or
·   If there shall have been a material adverse change in the financial condition of the other party, or if an event shall have occurred which, as far as reasonably can be foreseen, would result in any such change.

Related Parties

Marshall Sterman, the Chief Executive Officer, Chief Financial Officer and member of the Board of Directors of Bellacasa Productions, also serves on the Board of Directors of WiFiMed.  Marshall Sterman and Steven Preiss, both of whom are directors of the company hold a portion of the Company's shares.  They, like you, will also receive .721996 shares (pre-split and reverse merger) of Aquamer stock for each share of the Company's stock they own as of the effective time of the merger.  Marshall Sterman and Steven Preiss will also continue to serve as officers and directors of Aquamer after the merger and distribution of Aquamer stock.  Marshall Sterman will also continue to serve as the Chairman of the Board of Directors of the surviving company following the merger.

Voting on the Proposals

The proposals were approved by the written consent of shareholders owning a majority of the outstanding common stock of Bellacasa Productions.  This information statement is being sent for notice purposes only.  The proposals were approved by Marshall Sterman, Steven Preiss, Maria DeVito, Patricia Jenkins and three other minority shareholders of the Company, who collectively own approximately 53% of the outstanding shares of Bellacasa Productions.

Fairness

The Board of Directors of the Company has not contracted with any financial advisor or other consultant for the purpose of securing a fairness opinion regarding the transaction contemplated under the merger agreement.  As noted above, Marshall Sterman may have an interest in the contemplated merger transaction that may be different than other shareholders of the Company, as he is an affiliate of WiFiMed and he shall continue as Chairman of the Board of Directors of the Company following the merger.  See "Interests of Certain Persons in the Merger".  The Board of Directors of the Company considered and approved the agreement and plan of merger and believes the terms of the agreement and plan of merger are fair to and in the best interests of the Company and its stockholders.  The board based its recommendation in various factors, including the following:

·   the terms and conditions of the merger agreement;
·   Aquamer's assets, obligations, operations and prospects;
·   the Company's financial performance;
·   emerging trends in the medical devices market place;
·   analysis of the medical devices industry generally; and
·   a review of possible alternatives to the sale of Aquamer and/or its assets, including continuing the operations of Aquamer as a wholly owned subsidiary of the Company and/or a liquidation of the Company's assets.

In light of the variety of factors considered by the board, the board did not quantify or otherwise attempt to assign relative weights to the specific factors considered in making its determination.  However, in the view of the board, the potentially negative factors considered by them are not sufficient, either individually or collectively, to out weigh the positive factors relating to the merger.

Dissenters' Rights

Our shareholders are entitled to dissenters' rights under Nevada law as the rights pertain to the stock distribution, which constitutes a disposal of all of the assets of the Company.  You are urged to read the discussion of dissenters' rights commencing on page 63 and applicable Nevada law attached as Appendix D to this information statement.

QUESTIONS AND ANSWERS

ABOUT THE STOCK DISTRIBUTION, MERGER AGREEMENT, AMENDMENTS TO OUR ARTICLES OF INCORPORATION AND THE 2006 STOCK INCENTIVE PLAN

The following is a summary of certain information contained elsewhere in this information statement.  The following summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information contained in this information statement and in the attached Appendices.  You are urged to review the entire information statement carefully.  References in this Summary and throughout the information statement to "we," "us," "Bellacasa Productions" or the "Company" refer to Bellacasa Productions, Inc. References to "WiFiMed" refer to WiFiMed, Inc. and its subsidiary.  Bellacasa Productions has supplied all information contained in this information statement relating to Bellacasa Productions and WiFiMed has supplied all information in this information statement relating to WiFiMed, Inc. and its subsidiary.  Neither Bellacasa Productions nor WiFiMed makes any representation as to information contained herein supplied by the other company.

Q:         WHY ARE WE SENDING OUR SHAREHOLDERS THIS INFORMATION STATEMENT?

A:         Bellacasa Productions is mailing this information statement in lieu of a special meeting to notify its shareholders that the following proposals have been adopted by majority written consent:

·   the disposal of the Company's assets pursuant to the distribution of the stock of the Company's wholly owned subsidiary, Aquamer, Inc., to its shareholders in connection with an agreement and plan of merger with WiFiMed, Inc.;
·   to amend our articles of incorporation to effectuate a 10-to-1 reverse stock split of the Company's outstanding common stock;
·   to amend our articles of incorporation to change our name to WiFiMed Holdings Company, Inc.;
·   to amend our articles of incorporation to increase our authorized common stock to 75,000,000 shares; and
·   to adopt the 2006 Stock Incentive Plan.

Approval of the distribution and the amendments to our articles of incorporation required the affirmative vote of at least a majority of all issued and outstanding shares of Bellacasa Productions common stock.  Approval of the equity incentive plan requires a majority vote of at least 51% of the outstanding shares of Bellacasa Productions.

On September 21, 2006, Bellacasa Productions announced it had entered into an agreement and plan of merger with WiFiMed, which included the requirement of the Company to divest itself of Aquamer, Inc., its wholly owned subsidiary with the goal of enhancing shareholder value.  Under the merger agreement, Bellacasa Production will receive 100% of the outstanding shares of WiFiMed common stock in exchange for 86% (or approximately 24,672,569 shares) of Bellacasa Productions common stock on a post reverse split fully diluted basis.  The shareholders of record on February 2, 2007 shall receive .721996 shares (pre-reverse split and pre-reverse merger) of Aquamer common stock for each share of the Company's common stock held by such shareholder.  The spin-off will be completed upon the effectiveness of a registration statement filed with the Securities and Exchange Commission, which we expect to occur prior to the closing of the merger.  During the registration period Bellacasa Productions shall continue to hold a wholly owned interest in Aquamer   Following the spin-off, shareholders of record of Bellacasa Productions prior to the merger will own a 100% interest in Aquamer, Inc. and a 14% interest in the surviving public company (WiFiMed Holdings Company, Inc., formerly known as Bellacasa Productions, Inc.).  For each share of the Company's common stock that you own, you will receive .721996 shares of Aquamer, Inc. common stock.  The disposal of Aquamer is a condition of a merger with WiFiMed.  The consummation of these transactions will result in a reverse merger and a change of control of Bellacasa Productions.

A copy of the merger agreement is attached to this information statement and incorporated by reference as Appendix A.  A copy of the articles of amendment is attached to this information statement as Appendix B.  A copy of the 2006 Stock Incentive Plan is attached to this information statement as Appendix C.  You are urged to read these documents and agreements in their entirety.

Q:         HOW WAS THE FAIRNESS OF THE MERGER AND DISTRIBUTION DETERMINED BY THE BELLACASA PRODUCTIONS BOARD OF DIRECTORS?

A:         Bellacasa Productions' Board of Directors has determined that the merger and distribution is fair to and in the best interests of Bellacasa Productions and our shareholders.  With respect to the merger, the consideration paid consists of 24,672,569 shares of our common stock on a fully diluted basis and the consideration received is a wholly owned interest in WiFiMed.  The facts bearing upon the question of the fairness of the consideration paid and received included the potential profitability of WiFiMed and an analysis of publicly traded companies that have characteristics comparable to WiFiMed.  With respect to the distribution, the board considered that Aquamer was not generating any revenues, the performance of its common stock in the marketplace, the nature of its principal assets and its growth potential.  Mr. Sterman, as the Company's sole officer, proposed the terms and conditions of the distribution.  The distribution was viewed in conjunction with the terms of the merger to determine the fairness of the entire transaction as a whole.  The Board of Directors of the Company has not contracted with any financial advisor or other consultant for the purpose of securing a fairness opinion regarding the transaction contemplated under the merger agreement.  As noted above, Marshall Sterman may have an interest in the contemplated merger transaction that may be different than other shareholders of the Company, as he shall continue as Chairman of the Board of Directors of the Company following the merger.  See "Interests of Certain Persons in the Merger".  The Board of Directors of the Company considered and approved the agreement and plan of merger and believes the terms of the agreement and plan of merger are fair to and in the best interests of the Company and its stockholders.  The board based its recommendation in various factors, including the following:

·   the terms and conditions of the merger agreement;
·   Aquamer's assets, obligations, operations and prospects;
·   the Company's financial performance;
·   emerging trends in the medical devices market place;
·   analysis of the medical devices industry generally; and
·   a review of possible alternatives to the sale of Aquamer and/or its assets, including continuing the operations of Aquamer as a wholly owned subsidiary of the Company and/or a liquidation of the Company's assets.

In light of the variety of factors considered by the board, the board did not quantity or otherwise attempt to assign relative weights to the specific factors considered in making its determination.  However, in the view of the board, the potentially negative factors considered by them are not sufficient, either individually or collectively, to out weigh the positive factors relating to the merger.

Q:         WHY IS BELLACASA PRODUCTIONS PROPOSING THE REVERSE MERGER?

A:         Bellacasa Productions is proposing the reverse merger for several reasons: (1) the performance of Bellacasa Productions common stock in the marketplace has been disappointing since its initial quotation on the Over the Counter Bulletin Board (under $0.10 since July 1, 2006); (2) Bellacasa has an accumulated deficit of $716,644 as of September 30, 2006; (3) Aquamer has no current sources of revenues; and (4) the amount of working capital necessary to conduct and grow its Aquamer operations has increased significantly.  Due to illiquidity and low stock price, Bellacasa Productions' stock has not been sufficiently attractive to serve as currency to fund investments.  As a "micro cap" company, Bellacasa Productions has had difficulty raising capital through equity offerings because there has been no institutional interest in its stock.  Having determined that Bellacasa Productions no longer has a ready means by which to fund future growth central to its business plan, Bellacasa Productions' Board of Directors has determined that it is in Bellacasa Productions' best interests to spin-off Aquamer and acquire WiFiMed.

Q:         WHY IS BELLACASA PRODUCTIONS PROPOSING THE MERGER WITH WIFIMED?

A:         In mid-2006 Bellacasa Productions' Board of Directors evaluated the financial condition of Bellacasa Productions and the prospects for its future.  Our Board of Directors determined that the outlook for Bellacasa Productions under its existing business plan was not good and that the interests of our shareholders might be better served by restructuring Bellacasa Productions or its business plan.  Marshall Sterman, our Chief Executive Officer, Chief Financial Officer and member of our Board of Directors is also a member of the Board of Directors of WiFiMed.  He introduced WiFiMed to Bellacasa Productions.  Management of Bellacasa Productions has received unsolicited proposals for other reverse merger transactions over the past year.  After conducting preliminary due diligence, Bellacasa Productions has rejected all previous proposals due to the nature of the underlying business prospects and plans provided to Bellacasa Productions.  Management believes that the business prospects of WiFiMed exceed all prior proposals.  Bellacasa Productions has not entered into any other letters of intent or other agreements providing for a reverse merger or other similar transaction.

We believe the reverse merger will benefit Bellacasa Productions and our current shareholders because we believe:

·   the assets of WiFiMed and the prospects of WiFiMed's business will give our shareholders a greater chance of increasing the value of their investment than if we continue with Aquamer's business plan.
·   the nature of Aquamer's business presents numerous obstacles to financial success, including the need for and inability to raise capital to continue research and development and clinical trials; government regulation.
·   the Electronic Medical Record (EMR) market segment is a growing market that is still in its infancy and has a significant potential for growth.

WiFiMed's improved opportunities for growth after the completion of the reverse merger will hopefully result in an increased stock price, which directly effects our shareholders' investments in our company.

Q.         WHAT WILL I RECEIVE UNDER THE SPIN-OFF AND THE AGREEMENT AND PLAN OF MERGER?

A:         For each share of the Company you hold, you will receive .721996 shares (pre-reverse split and pre-reverse merger) of Aquamer, Inc., the value of which will be the fair market value at the time of the spin-off.  This will be a taxable event for you.  You will retain ownership of your Company shares but your percentage of interest in the Company will be decreased when shares are issued in the merger to holders of WiFiMed shares.

Q.         WHAT WILL HAPPEN TO PRESENT MEMBERS OF THE COMPANY'S MANAGEMENT

A:         Members of the Company management hold a portion of the Company's shares.  They, like you, will also receive .721996 shares of Aquamer, Inc. stock for each share of the Company stock they own as of the effective time of the merger.  Marshall Sterman will continue as a member of the Company's Board of Directors.  Members of the Company management will continue as officers and employees of Aquamer, Inc. after the merger and distribution of Aquamer, Inc. stock.

Q.         WHY IS THE COMPANY PROPOSING THE MERGER

A:         We believe that the merger and the distribution of Aquamer, Inc. stock are in your best interests, in light of the opportunity provided by the market for WiFiMed's products and the shares of Aquamer, Inc. you will receive if the merger is completed.  We believe the merger and distribution of Aquamer, Inc. stock represent the best opportunity to increase the long-term value of the Company by allowing it to offer medical devices products and services in a growing marketplace.

Q.         WHAT WILL HAPPEN TO AQUAMER, INC. AND ITS PRODUCTS

A:         The Company will distribute the shares of Aquamer, Inc. to its shareholders of record prior to the effectiveness of the merger.  This distribution is sometimes referenced in this disclosure statement as the spin-off or the distribution.  For each of the Company's shares you own, you will receive .721996 shares (pre-split and reverse merger) of Aquamer, Inc.  The stock may be quoted on the OTC Bulletin Board some time after the effective date of a registration of those shares under the Securities Exchange Act of 1934.  We believe the spin-off will be completed on the effective date of the merger or immediately following the closing of the merger.  We believe the development of Aquamer, Inc.'s products will continue.

Q:         WHAT ARE THE RISKS AND DISADVANTAGES OF THE PROPOSALS TO BELLACASA PRODUCTIONS AND OUR CURRENT SHAREHOLDERS?

A:         There are certain risks and disadvantages to the reverse merger.  These risks and disadvantages include:

·   WiFiMed has not experienced substantial growth over the past two years and has an accumulated deficit of approximately $3.6 million as of September 30, 2006.
·   WiFiMed's business plan may never be realized and as a result, there may be a decrease in our stock price, which would adversely affect the stock ownership value of our shareholders.
·   our current shareholders are subject to immediate and substantial dilution.

Q:         WHY IS WIFIMED PROPOSING THE MERGER?

A.         WiFiMed is proposing the merger in order to provide its shareholders with greater liquidity through the public stock market.  As a public company WiFiMed should also have greater access to capital markets for the continued development of its products and services.  WiFiMed believes that as a public company, its common stock may be used as consideration to finance its growth.  Once public, WiFiMed shareholders may also have a better ability to liquidate their investment in WiFiMed as they will own stock in a public company.

Q:         WHY IS BELLACASA PRODUCTIONS PROPOSING THE NAME CHANGE?

A:         The name change is contingent upon effectiveness of the merger.  The name change will accurately reflect the new business of our Company.

Q:         WHY IS BELLACASA PRODUCTIONS PROPOSING THE AMENDMENT TO THE ARTICLES OF INCORPORATION TO EFFECTUATE A REVERSE SPLIT?

A:         The reverse split is proposed to reduce the number of outstanding shares giving effective to the reverse merger, so as to provide a more realistic capitalization for the Company.

Q:         WHY IS BELLACASA PRODUCTIONS PROPOSING THE AMENDMENT TO THE ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK?

A:         The additional shares of authorized common stock may be issued from time to time, as the need may arise, in connection with future opportunities for expanding business through investments, mergers, acquisitions or equity financing and for other purposes.  As of the date hereof, we have no plans or proposals for issuing additional shares of common stock except as pursuant to the merger agreement.  While the business plan of WiFiMed includes the use of common stock issuances to finance its operations and future growth, as of the date of this information statement WiFiMed has not entered into any agreements to issue additional shares of stock.  While the amendment is a condition of the merger it is not contingent upon effectiveness of the merger.

Q:          WHY IS BELLACASA PRODUCTIONS PROPOSING THE ADOPTION OF THE 2006 STOCK INCENTIVE PLAN?

A:         The purpose of the Plan is to advance our interests and those of our stockholders by providing a means of attracting and retaining key employees, directors and consultants.  In order to serve this purpose, we believe this Plan encourages and enables key employees, directors and consultants to participate in our future prosperity and growth by providing them with incentives  based on our performance, development and financial success.  Participants in the Plan may include our officers, directors, other key employees and consultants who have responsibilities affecting our management, development or financial success.  Adoption of the Plan is also a condition of the merger, but not contingent upon the effectiveness of the merger.

Q:         WHAT IS THE CURRENT BUSINESS OF WIFIMED, INC.?

A:         WiFiMed, Inc., a Delaware corporation, is a provider of wireless patient information through its proprietary product, Tablet MD™, that was developed to assist physicians and health care providers manage patient workflow.  Tablet MD operates on a tablet PC and manages patient medical information, consultation  notes, prescriptions, records, and charts through five proprietary technologies.  Tablet MD has been designed to meet the Health Insurance Portability and Accountability Act (HIPAA) requirements and is designed to reduce medical errors, documentation time, overhead, and time spent filing insurance claims.  Tablet MD offers insurance coding and manages prescriptions and performs drug interaction reviews based on a patient's unique history.  WiFiMed commenced operations in October 2002 and is currently an early stage company with limited sales.  WiFiMed's executive offices are located in Marietta, Georgia.  The founder, President and Chief Executive Officer of WiFiMed is Jeffrey A. Simon.

Q:         WHAT WILL HAPPEN IN THE PROPOSED REVERSE MERGER?

A:         Bellacasa Productions will dispose of Aquamer and amend its articles of incorporation to change its corporate name to WiFiMed Holding Company, Inc., effectuate a reverse stock split and increase its authorized capital stock.  We will also adopt the Plan and issue options under the Plan.  Aquamer, Inc. will be spun-off to the Company's shareholders of record as of a date prior to the effectiveness of the merger agreement.  When the merger is consummated, Aquamer will be spun off to the shareholders of record as of February 2, 2007.

Q:         WHAT ARE THE IMPLICATIONS OF THE PROPOSALS FOR BELLACASA PRODUCTIONS' CURRENT BUSINESS?

A:         Following the effectiveness of a registration statement covering the spin-off, Bellacasa Productions will no longer own or operate Aquamer.  After the merger, Bellacasa Productions will conduct the WiFiMed's business, under the leadership of WiFiMed's current management and Aquamer will continue to be operated by its current management.

The merger is a reverse merger in which WiFiMed will be the surviving company.  As a result of this reverse merger, a change in control in Bellacasa Productions will occur.  Management of Bellacasa Productions will change, as Jeffrey Simon will serve as Chief Executive Officer and Chief Financial Officer, Mark A Bloomberg, MD will serve as Executive Vice President and Chief Medical Officer, David Hubbard will serve as Executive Vice President of Marketing, and Kevin M. Charest will serve as Executive Vice President of Sales of the surviving entity.  In addition, the Board of Directors of the surviving entity will include Jeffrey Simon, Richard F. Burtt, Robert Coffill Jr. and David Hubbard.  Marshall Sterman, the Chief Executive Officer, Chief Financial Officer and member of the Board of Directors of Bellacasa Productions, also serves on the Board of Directors of WiFiMed and will remain a director of the surviving entity.  Current shareholder ownership of Bellacasa Productions will be reduced to approximately 14% of the surviving entity.  Current shareholders of Bellacasa Productions will experience substantial dilution if the reverse merger is completed and will be investors in the parent company of WiFiMed.  Following the completion of the spin-off, current shareholders of Bellacasa Productions will maintain the same percentage of shares in Aquamer, Inc. as they held in Bellacasa Productions.

Q:         WHAT WILL WIFIMED SHAREHOLDERS RECEIVE IN THE MERGER?

A:         If the merger is consummated, shareholders of WiFiMed will receive an aggregate of 24,672,569 shares of Bellacasa Productions common stock on a fully diluted basis and WiFiMed will become a wholly owned subsidiary of Bellacasa Productions.  Current Bellacasa Productions shareholders will not receive any stock or consideration in connection with the reverse merger and will continue to hold stock in Bellacasa Productions, which, upon completion of the reverse merger, will be renamed WiFiMed Holdings Company, Inc. and will carry on the business of WiFiMed.  The aggregate ownership interest of current shareholders in the surviving entity will be reduced to approximately 14%.

Q:         WHAT ARE THE TERMS OF THE MERGER?

A:         General.  Upon the consummation of the transactions contemplated by the merger agreement, the WiFiMed shareholders will receive an aggregate of 17,568,956 shares of Bellacasa Productions common stock and WiFiMed will become a wholly owned subsidiary of Bellacasa Productions.  There are also warrants and options outstanding to purchase shares of WiFiMed common stock.  These securities will be exchanged for options and warrants to purchase an aggregate of 7,103,615 shares of common stock of Bellacasa Productions.  The options will be issued pursuant to the 2006 Stock Incentive Plan.  The options and warrants are exercisable at various prices ranging from $0.10 to $0.46 per share.  See "Approval of the Merger Agreement – The Merger -- Effects of the Merger" "Approval of the Merger Agreement -- The Merger Agreement -- Certain Conditions to Consummation of the Merger" for a more detailed discussion.

The merger will become effective upon satisfaction or waiver of all conditions to the merger.  It is anticipated that the merger will be effective 20 days after the mailing of this information statement.

Conditions to Closing.  In addition to other conditions to consummation of the merger customary to agreements of this type, the merger agreement provides that the obligations of the parties to effect the merger are subject to the satisfaction, among others, of the following conditions:

·   the approval of the shareholders of WiFiMed;
·   Bellacasa Productions shall have maintained its quotation on the OTC BB;
·   Bellacasa Productions shall have completed the spin-off of Aquamer;
·   Bellacasa Productions shall have amended its articles of incorporation increasing its authorized capital stock and changing its name to WiFiMed Holdings Company, Inc.; and
·   Bellacasa Productions shall not have more than 3,950,000 shares outstanding immediately prior to the effective time of the merger.

Termination of the Merger agreement.  The merger agreement may be terminated by either party if:

·   the shareholders of either company do not approve the requisite transactions contemplated by the merger agreement;
·   the merger has not been consummated by January 31, 2007 or a later date mutually agreed upon;
·   there has been a material misrepresentation, breach of warranty or breach of a covenant by the other party; or
·   there has been a material adverse change in the financial condition of the other party.

Q:         WHO WILL SERVE AS MANAGEMENT OF BELLACASA PRODUCTIONS AFTER THE REVERSE MERGER?

A:         Bellacasa Productions has agreed that, as of the effective time of the merger, the Board of Directors of Bellacasa Productions shall resign, except for Marshall Sterman.  Marshall Sterman, as the sole surviving director of Bellacasa Productions, will appoint Jeffrey A. Simon, Richard F. Burtt, Robert Coffill Jr. and David Hubbard, to serve as members of the Board of Directors until the next annual meeting of the shareholders.  The newly comprised Board of Directors will elect those individuals serving as officers of WiFiMed immediately preceding the effective time of the merger as officers of Bellacasa Productions.  Biographical information concerning the new directors is set forth in "Approval of the Merger Agreement -- The Management of Bellacasa Productions and the Surviving Company After the Merger."

Q:         WHO WILL SERVE AS MANAGEMENT OF AQUAMER, INC. AFTER THE DISTRIBUTION?

A:         Marshall Sterman will serve as Chairman, CEO and CFO and Steven Preiss will serve as Director.

Q:         WHAT ARE THE INTERESTS OF THE AFFILIATES OF BELLACASA PRODUCTIONS AND WIFIMED?

A:         The reverse merger will result in a change of control of Bellacasa Productions.  Excluding Marshall Sterman, individuals who will serve as directors and executive officers of Bellacasa Productions following the effective time of the merger currently own no shares of Bellacasa Productions' common stock.  Marshall Sterman, the Chief Executive Officer, Chief Financial Officer and member of the Board of Directors of Bellacasa Productions, also serves on the Board of Directors of WiFiMed.  In addition to the equity interests described above, the surviving entity will enter into employment agreements with the following executive officers:  Jeffrey Allen Simon, President, CEO; Kevin Charest, EVP, Sales; David Hubbard, EVP Marketing; and Mark Bloomberg, EVP, Chief Medical Officer.

An annual fee is likely to be paid to all individuals serving on the Board of Directors.  The terms of these agreements and director compensation are set forth in "Management After the Merger – Compensation."  Following the merger and reverse split the current and future directors, executive officers and affiliates will be deemed to have such beneficial ownership of common stock as follows:

	Shares Owned Prior to Effective Date			Shares Owned After Effective Date
Name	Number		Percentage	Number		Percentage

Marshall Sterman	826,667	(1)	2.1%	647,378	(7)	2.3%
Bellacasa Affiliates
Steven Preiss	6,200,000		15.7%	620,000		2.1%
Maria DeVito	6,200,000		15.7%	620,000		2.1%
Patricia Jenkins	6,440,096	(2)	16.2%	640,000		2.2%
Frank LaLoggia	4,710,010		11.9%	471,001		1.6%
WiFiMed Affiliates
Jeffrey A. Simon	-0-		0%	3,753,270	(3)	13.1%
George A. Hart	-0-		0%	3,188,359		11.1%
Richard F. Burtt	-0-		0%	602,653	(4)	2.1%
David Hubbard	-0-		0%	1,315,170	(9)	4.6%
Kevin Charest	-0-		0%	712,714	(5)	2.5%
Mark Bloomberg	-0-		0%	1,052,064	(6)	3.7%
Robert Coffill Jr.	-0-		0%	217,125	(8)	*
* Less than 1%

(1)     Includes 400,000 shares of common stock owned by Dorothy Meyerson, Mr. Sterman's wife, and 400,000 shares owned by Mayflower Group Ltd., of which Mr. Sterman serves as President.  Excludes the following shares of which Mr. Sterman disclaims beneficial ownership:  320,000 shares owned by his adult daughter, Jessica Weinstein, and 320,000 shares owned by his daughter-in-law, Pajes Merriman.

(2)     Includes 180,000 shares of common stock that may be acquired by the exercise of 180,000 warrants and also includes, 1,340,024 shares owned by Jester, LLC; 1,340,024 shares owned by Brooks Ventures, LLC; and 1,340,024 shares owned by Phillips Capital, all of which are companies principally owned by Ms. Jenkins.

(3)     Includes 906,531 shares of common stock underlying stock options exercisable at prices between $0.25 and $0.46 per share.

(4)     Includes 175,000 shares of common stock underlying warrants owned by Value Added Strategies, LLC, which is principally owned by Richard F. Burtt.  The warrants are exercisable at $0.46 per share.

(5)     Includes 651,376 shares of common stock underlying stock options exercisable at $0.46 per share.

(6)     Includes 488,532 shares of common stock underlying stock options exercisable at $0.10 per share.

(7)     Includes 200,000 shares of common stock underlying warrants owned by The Mayflower Group, Ltd. which is principally owned by Marshall Sterman.  The warrants are exercisable at $0.46 per share.

(8)     Includes 217,125 shares underlying options and warrants exercisable at $0.46 per share.

(9)     Includes 162,844 shares underlying options exercisable at $0.46 per share.

Q:         WHAT WILL BE THE ACCOUNTING TREATMENT?

A:         Under generally accepted accounting principles the merger will be accounted for as a reverse acquisition, with WiFiMed as the surviving entity.  The assets and liabilities of WiFiMed will be carried forward at historical cost.  The Company will treat the spin-off of Aquamer as a distribution of property to its shareholders.  In doing so, the Company will contribute capital to Aquamer, Inc. equivalent to the total of all sums currently owed by Aquamer, Inc. to the Company (approximately $140,000).

Q:         WHAT ARE THE INTENDED FEDERAL INCOME TAX CONSEQUENCES?

A:         For Federal income tax purposes, we intend for the merger to qualify as reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986.  As such, the merger will qualify as a tax-free exchange with respect to the issuance of the Company's shares for all of the outstanding shares of WiFiMed.  The Company will be the surviving corporation and WiFiMed will go out of existence.

The Company believes that the distribution of Aquamer stock to the Company's shareholders will be a taxable dividend equal to the fair market value of the shares at the date of distribution.  Furthermore, the Company will recognize gain, if any, upon distribution of Aquamer.  However, the Company believes its basis in Aquamer will exceed the fair market value of Aquamer at the time of distribution and a loss will be realized by the Company, but not recognized for tax purposes.

You should consult your tax advisor regarding the U.S. Federal income tax consequences of the merger and the spin-off, as well as any tax consequences under state, local or foreign laws.  Further discussion of tax matters is presented below in this information statement.

Q:         IS REGULATORY APPROVAL REQUIRED?

A:         Bellacasa Productions and WiFiMed each believe that no regulatory approvals are or will be required in connection with the merger.

Q:         WILL BELLACASA PRODUCTIONS' COMMON STOCK CONTINUE TO BE QUOTED ON THE OVER THE COUNTER BULLETIN BOARD (OTCBB)?

A:         Currently, our common stock is quoted on the OTC BB.  The completion of the distribution, merger and other proposals should have no effect on the quotation of our common stock on the OTC BB.

Q:         WHEN WILL THE DISTRIBUTION OF AQUAMER STOCK AND MERGER OCCUR?

A:         We plan to complete merger and other proposals as soon as possible after the mailing of this information statement, subject to the satisfaction or waiver of the conditions to the merger agreement with WiFiMed.  Although we cannot predict exactly when all conditions will be satisfied or waived, we hope to complete the transactions during the fourth fiscal quarter of 2006.  The merger agreement provides for termination if the merger is not consummated by January 31, 2007 unless the both parties agree to a later date.  It is anticipated that the spin-off will be completed prior to the Effective Date.

Q:         WHAT WILL HAPPEN IF THE DISTRIBUTION AND MERGER ARE NOT CONSUMMATED?

A:         If for any reason the merger and distribution are not consummated, Bellacasa Productions will continue to own and operate Aquamer, Inc. and current shareholders will continue to be investors in Aquamer.  Bellacasa Productions currently has no other present plans or intentions to enter into another merger or reverse merger transaction.  However, if the reverse merger is not completed, management of Bellacasa Productions will review all available options.

Q:         ARE DISSENTERS' RIGHTS AVAILABLE AND HOW DO I EXERCISE THEM?

A:         Yes, Nevada law provides that you may dissent from the disposal of assets.  In order to perfect your dissenter's rights, you must first notify Bellacasa Productions prior to the Effective Date in writing.  Bellacasa Productions will then notify you that you are entitled to demand payment for your shares and instruct you of the necessary steps in order to obtain such payment.  If you do not comply with the procedures governing dissenters' rights set forth under Nevada law and explained elsewhere in this information statement, you may not be entitled to payment for your shares.  You are urged to review the section of this information statement entitled "Rights of Dissenting Shareholders" and Appendix D for a more complete discussion of dissenters' rights.

Q:         WHAT DO I NEED TO DO NOW?

A:         This information statement contains important information regarding the sale of assets, merger, amendments to our articles of incorporation and the 2006 Stock Incentive Plan.  It also contains important information about what our management and Board of Directors, and the management and Board of Directors of WiFiMed, considered in evaluating the sale of assets and merger.  We urge you to read this information statement carefully, including the appendices, and to consider how the distribution, merger, articles of amendment and the 2006 Stock Incentive Plan effect you as a shareholder.

Q:         DO I VOTE?

A:         No.  We are not asking you for a proxy.  This information statement is being sent in satisfaction of notice requirements.

Q:         WHO CAN HELP ANSWER MY QUESTIONS?

A:         If you have any questions regarding the matters discussed in this information statement or if you would like additional copies of this information statement, you should call Marshall Sterman, at Bellacasa Productions' corporate offices at (781) 389-9703.

MARKET FOR COMMON STOCK

Bellacasa Productions' common stock is currently quoted on the OTC BB under the symbol "BCSP."  Bellacasa Productions' common stock commenced quotation on the OTC BB on February 13, 2006.  The stock is thinly traded and transactions in the stock are infrequent and sporadic.  No established trading market exists for WiFiMed's common stock.

The closing sale quotation per share of Bellacasa Productions' common stock, as reported on the OTC BB on September 20, 2006 (the day immediately preceding the announcement of the execution of the merger agreement with WiFiMed) was $0.05.

The following table sets forth the high and low bid quotations for Bellacasa Productions' common stock for the periods indicated.  These quotations, as reported by the OTC BB, reflect prices between dealers, do not include retail mark-ups, markdowns, or commissions, and may not necessarily represent actual transactions.

Period	High	Low

Quarter ended March 31, 2006	$0.45	$0.30
Quarter ended June 30, 2006	$0.35	$0.05
Quarter ended September 30, 2006	$0.10	$0.05
Quarter ended December 31, 2006	$0.07	$0.05

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING INFORMATION

This information statement contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of Bellacasa Productions and WiFiMed, and the effect of the merger.  Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as "may," "expect," "anticipate," "estimate" or "continue" or use of negative or other variations or comparable terminology.  Because such statements are subject to risks and uncertainties, actual results may differ materially from historical results and those presently anticipated or projected.  Bellacasa Productions' shareholders are cautioned not to place undue reliance on such statements, which speak only as of the date hereof.  Among the factors that could cause actual results in the future to differ materially from any opinions or statements expressed with respect to future periods are those described in the section of this information statement entitled "Risk Factors."  Neither Bellacasa Productions nor WiFiMed undertakes any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

THE INFORMATION STATEMENT

General

This information statement is being furnished to shareholders of Bellacasa Productions in lieu of a special meeting of shareholders in connection with the following Proposals:

·   the disposal of the Company's assets pursuant to the distribution of the stock of the Company's wholly owned subsidiary, Aquamer, Inc. to its shareholders in connection with an agreement and plan of merger with WiFiMed, Inc.;
·   to amend our articles of incorporation to effectuate a 10-to-1 reverse stock split of our outstanding common stock;
·   to amend our articles of incorporation to change our name to WiFiMed Holdings Company, Inc.;
·   to amend our articles of incorporation to increase our authorized common stock to 75,000,000 shares; and
·   to adopt the 2006 Stock Incentive Plan.

This information statement is being sent in lieu of a special meeting.  Bellacasa Productions has adopted the Proposals discussed in this information statement by the written consent of stockholders holding a majority of the voting power of Bellacasa Productions' common stock.  The Proposals have been made pursuant to Bellacasa Productions' intended merger with WiFiMed, Inc.  The distribution of the stock of the Company's subsidiary, Aquamer, Inc. and merger discussed in this information statement constitute a reverse merger, in which WiFiMed will be the surviving entity.  A change of control will occur and current Bellacasa Productions stockholders will experience substantial dilution.

Bellacasa Productions' Board of Directors approved and recommended, on September 14, 2006, pursuant to a written consent dated September 14, 2006 that the Proposals be accepted.  Bellacasa Productions' stockholders holding a majority of the voting power approved the Proposals, pursuant to a written consent on September 14, 2006.  Bellacasa Productions anticipates that the effectiveness of the merger and filing of the amendments will occur on or about February 28, 2007 (the "Effective Date") and that distribution will occur prior to the Effective Date to Bellacasa shareholders of record on February 2, 2007).  If the Proposals were not adopted by written consent, it would have been required to be considered by Bellacasa Productions' stockholders at a special or annual stockholders' meeting convened for the specific purpose of approving the Proposals.

The elimination of the need for a special or annual meeting of stockholders to ratify or approve the Proposals is authorized by the Nevada Revised Statutes (the "NRS") and Bellacasa Productions' bylaws, which provide that the written consent of stockholders holding at least a majority of the voting power may be substituted for such a special or annual meeting.  In order to eliminate the costs and management time involved in holding a special or annual meeting and in order to effect or ratify the Proposals as early as possible in order to accomplish the purposes of Bellacasa Productions, the Board of Directors of Bellacasa Productions voted to utilize the written consent of stockholders holding a majority of the voting power of the Bellacasa Productions.

Marshall Sterman, Steven Preiss, Maria DeVito, Patricia Jenkins and three other minority shareholders of the Company beneficially owning in the aggregate 20,922,617 shares of common stock, representing approximately 53% of the voting power of Bellacasa Productions, gave their written consent to the Proposals described in this information statement on September 14, 2006.  It is proposed that this information statement will be first sent to the stockholders on or about February 5, 2007.  The record date established by Bellacasa Productions for purposes of determining the number of outstanding shares of common stock, and thus the voting power, is February 2, 2007 (the "Record Date").

Bellacasa Productions is distributing this information statement to its stockholders in full satisfaction of any notice requirements it may have under the NRS.  No additional action will be undertaken by Bellacasa Productions with respect to the receipt of the written consents.

SHAREHOLDERS OF BELLACASA PRODUCTIONS ARE ENTITLED TO DISSENT FROM THE SALE OF ASSETS DISCUSSED IN THIS INFORMATION STATEMENT AND OBTAIN PAYMENT OF THE FAIR VALUE OF THEIR SHARES IF AND WHEN THE PROPOSALS ARE EFFECTUATED.  SHAREHOLDERS DESIRING TO EXERCISE THEIR APPRAISAL RIGHTS MUST COMPLY WITH SPECIFIC PROVISIONS OF THE NRS, WHICH ARE INCLUDED IN THE APPENDIX HERETO.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below indicates the security ownership of officers, directors and beneficial owners as of the date of this information statement.  Unless otherwise indicated, the business address of each person listed is 68 Phillips Beach Ave., Swampscott, Massachusetts  01907.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Ownership Percentage

Marshall Sterman, officer and director	826,667	(1)	2.1%
Steven Preiss, director	6,200,000		15.7%
Maria DeVito 116 Bridges lane North Andover, MA 01845	6,200,000		15.7%
Patricia Jenkins 30 Coachman's Lane North Andover, MA 01845	6,400,096	(2)	16.2%
Frank LaLoggia 5509 Porcher Drive Myrtle Beach, SC 28577	4,710,010		11.9%
All executive officers and directors as a group (2 person)	7,026,667	(1)	17.8%

(1)        Includes 400,000 shares of common stock owned by Dorothy Meyerson, Mr. Sterman's wife, and 400,000 shares owned by Mayflower Group Ltd., of which Mr. Sterman serves as President.  Excludes the following shares of which Mr. Sterman disclaims beneficial ownership:  320,000 shares owned by his adult daughter, Jessica Weinstein, and 320,000 shares owned by his daughter-in-law, Pajes Merriman.

(2)        Includes 180,000 shares of common stock that may be acquired by the exercise of 180,000 warrants and also includes, 1,340,024 shares owned by Jester, LLC; 1,340,024 shares owned by Brooks Ventures, LLC; and 1,340,024 shares owned by Phillips Capital, all of which are companies principally owned by Ms. Jenkins.

PROPOSAL ONE:  DISTRIBUTION AND REVERSE MERGER

The following discussion summarizes the material terms of the distribution, which constitutes a proposal to dispose of all or substantially all of Bellacasa Productions assets.  The discussion also summarizes the proposed reverse merger with WiFiMed.

General

The stock of the Company's wholly owned subsidiary Aquamer, Inc. will be distributed to the Company's stockholders.  For each share of the Company's common stock held by a shareholder of the Company, such shareholder shall receive .721996 shares (pre-reverse split and pre-reverse merger) of Aquamer, Inc.  The distribution (disposition of Aquamer, Inc.) is a condition of the merger with WiFiMed.  The consummation of these transactions will result in a reverse merger and WiFiMed will be the surviving entity.  There will be a change of control and current shareholders will be substantially diluted.

WiFiMed, Bellacasa Productions and a wholly owned subsidiary of Bellacasa Productions have entered into an Agreement and Plan of Merger.  Pursuant to the merger agreement, the wholly owned subsidiary of Bellacasa Productions will merge with and into WiFiMed with WiFiMed remaining as the surviving corporation and a wholly owned subsidiary of Bellacasa Productions.  In exchange for all of the outstanding shares of WiFiMed common stock, holders of WiFiMed common stock will be entitled to receive such number of shares of Bellacasa Productions representing approximately 86% of the outstanding shares of Bellacasa Productions on a fully diluted basis after giving effect to the merger and the reverse stock split discussed herein.  It is anticipated that the 55 WiFiMed security holders will receive an aggregate of 17,580,887 shares of Bellacasa Productions common stock and warrants and options exercisable to purchase an additional 7,091,684 shares of Bellacasa Productions common stock in exchange for their interests in WiFiMed.  Options to purchase 4,383,221 shares of common stock will be issued under the 2006 Stock Incentive Plan.  The options and warrants will be exercisable at various prices ranging from $0.10 to $0.46 per share.  The shares of common stock issued pursuant to the merger will contain the same rights, terms and preferences as Bellacasa Productions' currently issued and outstanding shares of common stock.  The par value of Bellacasa Productions common stock is $.0001 per share.  The holders of Bellacasa Productions common stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders.  There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.  The holders of Bellacasa Productions common stock are entitled to receive dividends when, as and if declared by the Board of Directors out of legally available funds.  Bellacasa Productions has not paid dividends since its inception.  In the event of Bellacasa Productions' liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock.  Holders of shares of common stock, as such, have no conversion or other subscription rights, and there are no redemption provisions applicable to common stock.  All of the outstanding shares of common stock are, and the shares of common stock to be issued pursuant to the merger, will be duly authorized, validly issued, fully paid and nonassessable.  Bellacasa Productions is also authorized to issue up to 25,000,000 shares of preferred stock, the rights, preferences and designations of such shares to be determined by the Board of Directors of Bellacasa Productions.  There are currently no shares of preferred stock issued or outstanding.  There will be no material differences in shareholder rights as a result of the reverse merger.

Reasons for Distribution

The disposition of all of Bellacasa Productions' assets is a condition to the consummation of the merger, as described in this information statement.

Distribution

The shareholders of record on a date immediately prior to the effectiveness of the merger agreement with WiFiMed shall receive .721996 shares (pre-reverse split and pre-reverse merger) of Aquamer common stock for each share of the Company's common stock held by such shareholder.  It is anticipated that the spin-off will be completed on the effective date of the merger or immediately following the closing of the merger.  If the merger closes prior to the completion of the registration statement, during the registration period Bellacasa Productions shall continue to own a wholly owned interest in Aquamer in addition to its newly acquired interest in WiFiMed.  Following the spin-off, shareholders of record of Bellacasa Productions prior to the merger will own a 100% interest in Aquamer, Inc. and a 14% interest in the surviving public company (WiFiMed Holdings Company, Inc., formerly known as Bellacasa Productions, Inc.).

Effective Date and Consequences of the Distribution

The shareholder record date of the distribution will immediately precede the closing of the merger.  Upon the completion of the stock distribution, Bellacasa Productions will no longer own Aquamer.  There is no public market for the Aquamer common stock.  However, we anticipate that following the effectiveness of the registration statement, Aquamer will be quoted on the OTC Bulletin Board.  There will be no established market for the shares and we cannot make any representation to you regarding the possible value of the shares.  There have been no recent sales of unregistered securities of Aquamer.

Bellacasa Productions will treat the spin-off of Aquamer as a distribution of property to its shareholders.  In doing so, Bellacasa Productions will contribute capital equivalent to the total of all sums currently owed by Aquamer to Bellacasa Productions (approximately $140,000).  Aquamer will retain all of its property, including notes receivable, prepayments under supply agreement, purchased hardware and other physical assets, and all of its software products and other intellectual property.

Management of Aquamer Following Distribution

Marshall Sterman and Steven Preiss will serve as Board Members and Officers of Aquamer upon spin-off.  The Company's Annual Report on Form 10-KSB, and as amended, for the fiscal year ending December 31, 2005 and Form 10-QSB for the period ended September 30, 2006 are included with this disclosure statement.  All information in these reports should be reviewed by the Company's shareholders.  You should carefully review these reports for further information about the business of Aquamer and its historical operations.  You should also review carefully the pro forma financial information contained in the disclosure statement for further information regarding the effect of the spin-off on the business of Aquamer and its ability to continue operations as a separate company.

All expenses of the spin-off will be borne by Aquamer.

Rights of Dissenting Shareholders

The stock distribution constitutes a sale of substantially all of the assets of the Company, which is a corporate action which gives rise to dissenters' rights under the NRS.  A summary and discussion of dissenters' rights available to Bellacasa Productions shareholders is set forth in this information statement under the heading "Rights of Dissenting Shareholders."  Dissenters' rights under the NRS are attached to this information statement as Appendix D.

Interests of Certain Entities

In considering the sale of assets, you should be aware that Marshall Sterman, our Chief Executive Officer, Chief Financial Officer and Director, currently owns approximately 826,667 shares of the Bellacasa Productions of which 26,667 shares are owned directly; 400,000 shares of common stock are owned by Dorothy Meyerson, Mr. Sterman's wife, and 400,000 shares owned by Mayflower Group Ltd., of which Mr. Sterman serves as President.  His ownership interest excludes the following shares of which Mr. Sterman disclaims beneficial ownership:  320,000 shares owned by his adult daughter, Jessica Weinstein, and 320,000 shares owned by his daughter-in-law, Pajes Merriman.  Marshall Sterman, who also serves as Chairman of WiFiMed, currently owns approximately 156,596 shares of WiFiMed common stock through The Mayflower Group, Ltd, of which Mr. Sterman serves as President.

Background of the Merger

The following information describes the material aspects of the merger.  The merger agreement is attached to this information statement as Appendix A.  You are urged to read Appendix A in its entirety.  WiFiMed, Bellacasa Productions and a wholly owned subsidiary of Bellacasa Productions have entered into an Agreement and Plan of Merger.  Pursuant to the merger agreement, the wholly owned subsidiary of Bellacasa Productions will merge with and into WiFiMed with WiFiMed remaining as the surviving corporation and a wholly owned subsidiary of Bellacasa Productions.  In exchange for all of the outstanding shares of WiFiMed common stock, holders of WiFiMed common stock will be entitled to receive such number of shares of Bellacasa Productions representing approximately 86% of the outstanding shares of Bellacasa Productions on a fully diluted basis after giving effect to the merger and the reverse stock split discussed herein.  The merger is a reverse merger in which WiFiMed will be the surviving entity.  In mid-2006, Bellacasa Productions' Board of Directors began considering and evaluating the economic conditions for Bellacasa Productions and began to evaluate restructuring alternatives.  Bellacasa Productions and WiFiMed entered into a non-binding letter of intent to facilitate a merger between the companies on August 28, 2006.  The parties executed the merger agreement on September 15, 2006.  The merger and non-binding letter of intent are the only agreements entered into by and between Bellacasa Productions and WiFiMed.  Except as otherwise disclosed in this information statement there are no past contacts, transactions or negotiations with WiFiMed.

If for any reason the merger is not consummated, Bellacasa Productions will continue to own and operate Aquamer.  Bellacasa Productions currently has no other plan or intentions to enter into another merger or reverse merger transaction.

Reasons for the Merger

Aquamer currently has no source of revenues and requires additional working capital.  Currently, Bellacasa Productions does not have cash flow or borrowing capacity sufficient to pay for the costs and fees of the development of Aquamer's operations.  Moreover, because of illiquidity in its stock, Bellacasa Productions' stock has not been sufficiently attractive to serve as currency to fund its growth.  As an OTCBB quoted company, Bellacasa Productions has been unable to raise capital through equity offerings because it has had no institutional interest in its stock.  Having determined that it no longer has a ready means by which to fund future growth central to its business plan, the Board of Directors has determined that it is in Bellacasa Productions' best interests to engage in a new business plan, which would include the disposition of Aquamer and all or substantially all of Bellacasa Productions' current operations.  Bellacasa Productions' management believes that:

·    the assets of WiFiMed and the prospects of WiFiMed's business will give our shareholders a greater chance of increasing the value of their investment than if we continue with Aquamer's business plan and,
·   the Electronic Medical Record market segment is a growing segment that is still in its infancy and has a significant potential for growth.

The Board of Directors believes that if the reverse merger is completed, Bellacasa Productions' shareholders are more likely to realize increased value, because its share price may increase as a result of the WiFiMed business and future results of operations of the surviving entity.

The decision by WiFiMed's Board of Directors and shareholders to enter into the merger agreement is based upon their belief that funding sources and access to capital markets are more readily available to WiFiMed as a public company with a trading market for its common stock than if it remained a private company.  WiFiMed also believes that as a public company its common stock may be used as consideration for the acquisition of other companies.  Bellacasa Productions common stock has not historically been sufficient to serve as currency because its common stock has and continues to trade at less than $0.10 per share with limited liquidity.  WiFiMed believes that the new business and potential growth for the surviving business operations will generate greater investor interest and increased liquidity in the publicly trading stock, making it more attractive to serve as currency for the surviving company.  WiFiMed believes that its operations will generate significantly more investor interest than Aquamer.  Another factor for WiFiMed in entering into the merger agreement is that as a public company, its shareholders will be better able to sell all or a part of their common stock because there may be a public market for the common stock of WiFiMed.

Merger Agreement

General Terms

On September 15, 2006, WiFiMed Acquisition, Inc., a wholly owned subsidiary of Bellacasa Productions ("Merger Company") and Bellacasa Productions entered into an agreement and plan of merger with WiFiMed, Inc. under which Merger Company will be merged with and into WiFiMed and WiFiMed shall be the surviving company.  The separate existence of Merger Company, except as it may be continued by statute, will cease and WiFiMed will become a wholly owned subsidiary of Bellacasa Productions upon the effectiveness of the merger agreement.

On the effective date, all WiFiMed common stock, options and warrants shall be converted and exchangeable for that number of shares of Bellacasa Productions common stock, options and warrants such that the Bellacasa Productions common stock, options and warrants issued in exchange of the WiFiMed common stock, options and warrants constitutes approximately 86% of the shares of Bellacasa Productions common stock on a fully diluted basis on the effective date.  The shares will be issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.  All shares of common stock issued pursuant to the merger will contain legends restricting transferability absent registration or applicable exemption.

Following the merger, WiFiMed will be the surviving entity.  It is anticipated that if all conditions of the merger have been satisfied or waived, the merger will be completed within 20 days of the mailing of this information statement.  The delay in fulfilling any condition of the merger could delay the completion of the merger or result in the termination of the merger agreement.

Effects of the Merger

The merger will be accounted for as a reverse acquisition, with WiFiMed as the surviving entity.  At the effective time of the merger, all outstanding shares of WiFiMed common stock and options and warrants to purchase  WiFiMed common stock will be exchanged on a post reverse split basis for an aggregate of approximately 17,580,887 shares of Bellacasa Productions common stock and 7,091,684 stock options and warrants exercisable at prices ranging from $0.10 to $0.46 per share.  The options to purchase an aggregate of 4,383,221 shares of common stock will be issued under the 2006 Stock Incentive Plan.  Following the merger and WiFiMed will be a wholly owned subsidiary of Bellacasa Productions.

Fractional Shares

No fractional shares of Bellacasa Productions common stock shall be issued in exchange for shares of WiFiMed common stock.  In lieu thereof, fractional shares shall be rounded up to the nearest whole number.

Effective Time

The merger agreement, assuming all of the other conditions described under "Conditions to Consummation of the Merger" are satisfied or waived by one or both of the parties, as appropriate (and to the extent permitted by the merger agreement), will become effective 20 days following the mailing of this information statement and filing of articles of merger with the State of Delaware.

The merger agreement provides that Bellacasa Productions and WiFiMed will cause the effective time to occur as promptly as practicable after the adoption by the shareholders of Bellacasa Productions and of WiFiMed and the satisfaction or waiver of the other conditions described under "Conditions to Consummation of the Merger," but in no event later than ten business days after all such conditions have been satisfied or waived, or on such other date as may be mutually agreed upon by the parties.  There can be no assurance that all conditions to the merger will be satisfied.  The merger agreement may be terminated prior to the effective date of the merger by either Bellacasa Productions or WiFiMed in specified circumstances, whether before or after adoption of the merger agreement by the shareholders of Bellacasa Productions.  See "Termination."

Representations and Warranties

The merger agreement contains various standard representations and warranties of both Bellacasa Productions and WiFiMed.  In addition, Bellacasa Productions has also made additional representations and warranties to WiFiMed relating to, among other things, the following matters (which representations and warranties are subject, in certain cases, to specified exceptions):

·   Bellacasa Productions shall have disposed of all or substantially all of its assets;
·   Bellacasa Productions shall have amended its articles of incorporation increasing its authorized common stock and changing its name to WiFiMed Holdings Company, Inc.;
·   Bellacasa Productions shall have adopted the 2006 Stock Incentive Plan; and
·   Bellacasa Productions shall not have more than 3,950,000 shares of its common stock outstanding on a fully diluted basis.

Covenants

The merger agreement also contains various other covenants, including the following:

·   The parties shall use all reasonable efforts to make all legally-required filings and take all other actions necessary, proper or advisable to consummate the merger;
·   Between the date of the merger agreement and the date this information statement was filed with the SEC, the parties were required to afford each other reasonable access to corporate books, records and papers;
·   Prior to the closing of the merger and in the event the merger is never consummated, the parties are prohibited from disclosing or using any confidential information received from the other party;
·   Bellacasa Productions is required to seek approval of the proposals contemplated by the merger agreement from its shareholders and notify its shareholders of the pending transactions via the mailing of an information statement; each party is required to cooperate in the preparation of the information statement;
·   Neither Bellacasa Productions nor WiFiMed shall knowingly take any action which would disqualify the merger as a tax-free reorganization under the Internal Revenue Code;
·   The parties shall cooperate regarding the substance of press releases and public announcements relating to the merger agreement;
·   The parties shall use reasonable efforts to maintain quotation of Bellacasa Productions' common stock on the OTCBB;
·   Subject to the fiduciary duties and legal obligations of the respective boards of directors of Bellacasa Productions and WiFiMed, the parties shall each recommend approval of the merger agreement, and, in the case of Bellacasa Productions, the distribution of substantially all of its assets and the amendment to Bellacasa Productions' articles of incorporation, and use all reasonable efforts to obtain approvals thereof from their respective shareholders; and
·   At the effective time of the merger, Bellacasa Productions shall deliver the voluntary resignations of its directors and executive officers other than Marshall Sterman.

Limitations on Solicitation of Transactions

Pursuant to the merger agreement, Bellacasa Productions and WiFiMed have each agreed that neither party nor any party's officers, directors or agents shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or engage in negotiations or discussions with, or provide non-public information to, any  corporation, partnership, person or other entity or groups concerning any merger, sale of capital stock, sale of substantial assets or other business combination; provided that either party may engage in such discussion in response to an unsolicited proposal from an unrelated party if such party's Board of Directors determines, in good faith, after consultation with counsel, that the failure to engage in such discussions may constitute a breach of the fiduciary or legal obligations of such Board of Directors.  Bellacasa Productions and WiFiMed have each agreed to promptly advise the other party if it receives a proposal or inquiry with respect to the matters described above.

Conditions to Consummation of the Merger

The effective time of the merger shall occur only upon the satisfaction of numerous conditions by either Bellacasa Productions, WiFiMed or both.  The merger agreement provides that neither party is obligated to consummate the merger unless the following conditions are satisfied or mutually waived:

·   NASD shall not have provided any notice to Bellacasa Productions that the quotation of its common stock may be in jeopardy following the completion of the merger;
·   There shall be no injunction or other order of any court and there  shall not have been any law enacted prohibiting the transactions contemplated by the merger agreement;
·   Each party shall have obtained all necessary third party consents and approvals;
·   No action or proceeding shall be pending or threatened which would seek to prohibit the transactions contemplated by the merger agreement;
·   There shall not have been any general suspension of trading on the NASD markets, a suspension of trading of Bellacasa Productions common stock or any other banking crisis or other national emergency; and
·   The offering of shares of Bellacasa Productions common stock to the WiFiMed shareholders shall be exempt under the Securities Act.

Conditions to Bellacasa Productions' Obligations

In addition to the conditions set forth above, the obligation of Bellacasa Productions to effect the merger is subject to the satisfaction of the following conditions at or prior to the effective time of the merger (unless waived by Bellacasa Productions):

·   The shareholders of WiFiMed shall have approved the merger;
·   The representations and warranties of WiFiMed contained in the merger agreement shall be true and correct on the closing date; and
·   WiFiMed shall have performed and complied with all the covenants and agreements contained in all material respects and satisfied in all material respects all the conditions required by the merger agreement to be performed or complied with by WiFiMed at or prior to the effective time of the merger.

Conditions to WiFiMed's Obligations

The obligation of WiFiMed to effect the merger is subject to the satisfaction of conditions at or prior to the effective time of the merger (unless waived by WiFiMed):

·   The shareholders of Bellacasa Productions shall have approved the proposals contained in this information statement by the requisite votes and implemented such proposals;
·   The representations and warranties of Bellacasa Productions contained in the merger agreement shall be true and correct on the closing date; and
·   Bellacasa Productions shall have performed and complied with all the covenants and agreements contained in all material respects and satisfied in all material respects all the conditions required by the merger agreement to be performed or complied with by Bellacasa Productions at or prior to the effective time of the merger.

Termination of Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger:

·   by mutual consent of Bellacasa Productions and WiFiMed; or
·   by either Bellacasa Productions or WiFiMed if:

(1) the shareholders of either company do not give the requisite approvals to the transactions contemplated by the merger agreement;
(2) the merger has not been consummated on or before January 31, 2007, or such later date as the parties may mutually agree;
(3) there has been a material misrepresentation, breach of warranty or breach of covenant by the other party; and
(4) there shall have been a material adverse change in the financial condition of the other party, or if an event shall have occurred which, as far as reasonably can be foreseen, would result in any such change.

If for any reason the merger and disposition of Aquamer are not consummated, Bellacasa Productions will continue to own and operate Aquamer and current shareholders will continue to be investors in Aquamer.  Bellacasa Productions currently has no other present plans or intentions to enter into another merger or reverse merger transaction.  However, if the reverse merger is not completed, management of Bellacasa Productions will review all available options.

Expenses

Each party is responsible for all of its expenses incurred in connection with the merger and distribution.  However, Bellacasa Productions is responsible for all costs (including legal fees and expenses) associated with Aquamer spin-off and WiFiMed is responsible for all costs associated with this information statement.

Fairness

Bellacasa Productions' Board of Directors has determined that the merger and distribution is fair to and in the best interests of Bellacasa Productions and our shareholders.  With respect to the merger, the consideration paid consists of 24,672,571 shares of our common stock on a fully diluted basis and the consideration received is a wholly owned interest in WiFiMed.  The facts bearing upon the question of the fairness of the consideration paid and received included the potential profitability of WiFiMed and an analysis of publicly traded companies that have characteristics comparable to WiFiMed.  With respect to the distribution, the board considered that Aquamer was not generating any revenues, the performance of its common stock in the marketplace, the nature of its principal assets and its growth potential.  Mr. Sterman, as the Company's sole officer, proposed the terms and conditions of the distribution.  The distribution was viewed in conjunction with the terms of the merger to determine the fairness of the entire transaction as a whole.  The Board of Directors of the Company has not contracted with any financial advisor or other consultant for the purpose of securing a fairness opinion regarding the transaction contemplated under the merger agreement.  As noted above, Marshall Sterman may have an interest in the contemplated merger transaction that may be different than other shareholders of the Company, as he owns shares of common stock of WiFiMed and shall continue as Chairman of the Board of Directors of the Company following the merger.  The Board of Directors of the Company considered and approved the agreement and plan of merger and believes the terms of the agreement and plan of merger are fair to and in the best interests of the Company and its stockholders.  The board based its recommendation in various factors, including the following:

·   the terms and conditions of the merger agreement;
·   Aquamer's assets, obligations, operations and prospects;
·   the Company's financial performance;
·   emerging trends in the medical device market place;
·   analysis of the medical device industry generally; and
·   a review of possible alternatives to the sale of Aquamer and/or its assets, including continuing the operations of Aquamer as a wholly owned subsidiary of the Company and/or a liquidation of the Company's assets.

In light of the variety of factors considered by the board, the board did not quantity or otherwise attempt to assign relative weights to the specific factors considered in making its determination.  However, in the view of the board, the potentially negative factors considered by them are not sufficient, either individually or collectively, to out weigh the positive factors relating to the merger.

Penny Stock Rules

Bellacasa Productions' common stock is subject to the Penny Stock Rules promulgated under the Securities Exchange Act of 1934.  These rules regulate broker-dealer practices in connection with transactions in "penny stocks."  Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).  The Penny Stock Rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account.  The bid and offer quotations, and the broker dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation.

In addition, the Penny Stock Rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.  These disclosure requirements may have the effect of reducing the trading activity in the secondary market for Bellacasa Productions' common stock.

Management after the Merger

The merger is a reverse merger in which WiFiMed will be the surviving company.  As a result of this reverse merger, a change in control in Bellacasa Productions will occur.  Pursuant to the merger agreement, Steven Preiss will resign as a director of Bellacasa Productions.  Marshall Sterman, as of the effective time of the merger, as the sole director of Bellacasa Productions, will appoint to the Board of Directors, Jeffrey A. Simon, Richard F. Burtt and David Hubbard, who will serve as directors of Bellacasa Productions until the next annual meeting of Bellacasa Productions' shareholders.  The new Board of Directors will appoint new officers of Bellacasa Productions.  Biographical information concerning the new directors (including Marshall Sterman) and officers is set forth below:

Name	Age	Position

Jeffrey A. Simon	62	President, CEO and Director
Mark A Bloomberg, MD	57	Executive Vice President, Chief Medical officer
Kevin M. Charest	44	Executive Vice President of Sales
Marshall Sterman	74	Chairman
Richard F. Burtt	62	Director
David Hubbard	50	Executive Vice President, Director
Robert Coffill Jr.	58	Director

Biographies

Jeffrey A. Simon, President, CEO and Director.  Mr. Simon is the founder of WiFiMed and has served as its President, CEO and Director since inception.  He has 40 years of industry experience in technology operations, including serving as President and COO of Immersive Design, Inc. an animation software company from 1998 to 2000.  During 2001 he served as Executive Vice President and COO of Nexvoice, Inc., a healthcare practice voice recognition company.  During 2002 he served as Executive Vice President and COO of Raceme, Inc., a virtual environment software company.  He previously served as President of D.H. Brown Associates, a leading technology research analyst and consulting firm from 1994 to 1996.  Mr. Simon has also previously served as Vice President of Consulting Services for Migration Software System; Vice President of Marketing for both Culler Scientific Systems and Applicon (Schlumberger); and key senior management positions with Prime Computervision, Digital Equipment Corporation, Perkin Elmer and Honeywell.  He holds a BS, Mathematics and BA, Architectural Engineering, Pennsylvania State University.

Mark A. Bloomberg, MD, Vice President of Marketing.  Dr. Bloomberg has served as an associate professor at Tufts University School of Medicine since 2001.  In addition, since 1998 Dr. Bloomberg has served as President of the Bloomberg Healthcare Group, a health care consulting company that provides consulting services to a variety of health care organizations.  Since 1984, Dr. Bloomberg has served as a member of the American College of Physician Executives.  Since 1994, Dr. Bloomberg has served as a member of the Massachusetts Medical Society.  Dr. Bloomberg is a graduate of Boston University and received his medical degree from Robert Wood Johnson Medical School.  He also received an MBA from Northeastern University.

Kevin M. Charest, Executive Vice President of Sales.  Mr. Charest has served as Executive Vice President of WiFiMed since July 2006.  From February 2001 to February 2005 he served as Vice President of Sales of Greenway Technologies, Inc., an electronic medical records and practice management software provider.  From February 2005 through May 2006, Mr. Charest served as Vice President of Sales of CIMplify Inc., a company that provided billing and collecting services for health practices.  Mr. Charest's responsibilities with CIMplify and Greenway Technologies included the management of all sales activities.  Mr. Charest graduated from the University of Central Arkansas with a degree in computer science.

Marshall Sterman, Chairman.  Mr. Sterman has served as the President, Chief Executive Officer, Chief Financial Officer and Chairman of the Board of Directors of the Company since August 25, 2006.  Since 1986, Mr. Sterman also has been the President of The Mayflower Group, Ltd., a merchant banking firm.  During his over 40 years of business experience, Mr. Sterman has assisted businesses in obtaining financing as a principal of a registered broker-dealer and as a merchant banker.  Some of Mr. Sterman's other business positions, during such period, include (1) President of Allied First Class Partners, a company that owned Rebound, a Denver-based training and facilities company for incarcerated youth, which Mr. Sterman co-founded; (2) Director and founder of The Standish Care Company, one of the first assisted living facilities to be publicly traded in the United States; (3) Managing Director of The BankHouse, a Boston-based merchant bank which concentrated on the funding of start-up and early stage businesses; and (4) Director of KTI, which was a publicly traded waste-to-energy company and was acquired by Casella Waste Systems. Mr. Sterman also currently serves on the board of directors of Water Chef Inc., a publicly traded company that develops, markets, and supports water purification systems for onsite deployment and community sustenance.

Richard F. Burtt,  Director.  Since June 2004 Mr. Burtt has served as the Chief Executive Officer of Nomir Medical Technologies, Inc., an early stage company founded to develop and commercialize a comprehensive optical solution to wound healing.  Mr. Burtt has over 25 years of senior level experience in creating and building technology, life sciences, and software businesses.  As Managing Director of Value Added Strategies, LLC, (VAS) since March 2001, Mr. Burtt has experience in mergers and acquisitions with operational, financial, and strategic expertise to early stage to middle market firms.  Prior to creating VAS, Mr. Burtt founded and launched five businesses leading to their acquisitions.  He developed expertise in mergers, acquisitions, and technology transfers as Executive Vice President at Medtronic, a medical technology company.  Mr. Burtt holds a MS from University of Mass. (Lowell), 5 years of IBM executive education, 27 years of multiple Board of Directors memberships, and was awarded two US patents.

Dave Hubbard, Director.  Mr. Hubbard is one of the founders of WiFiMed.  He has extensive experience in product development, creative marketing, multi-media marketing and public speaking.  He was an All American collegiate and National Football League player with the New Orleans Saints.  After a serious back injury, he developed and obtained a patent for a unique method of building strength without compressing the spine.  He has been featured many times on radio, television and on several infomercials including numerous appearances on QVC.  Mr. Hubbard has successfully produced, marketed and sold a portable voice-to-computer dictation system for physicians.  It was that venture that led to the future development of WiFiMed.  Since July 2004 he has served as President of GoHubbard Enterprises, a marketing and consulting firm he founded.  From 2000 through August 2002 he served as Chief Marketing Officer of Nexvoice, Inc.  Mr. Hubbard is a member of the National Football League Alumni Association.

Robert Coffill Jr., Director. Mr. Coffill Jr. has been the Senior Vice President of Field Operations for Medical Solutions Management Inc. from April, 2005 to present. Prior thereto, from July 2004 to April 2005, Mr. Coffill Jr. served as sales manager in the New England region for Ortho Rehab, Inc. a $40 million manufacturer and distributor of continuous passive motion devices. From January 2000 to January 2002, Mr. Coffill Jr. formed and served as the Chief Executive Officer of a construction staffing company in New York with sales of nearly $6 million. From 1978 to 2000, Mr. Coffill Jr. had a career in education, serving as a principal and then a superintendent in five school districts located in urban, suburban, and rural environments with school populations ranging from 900 to 3,200 students. Mr. Coffill Jr. earned a B.S. from North Adams State College, a Masters in Education from Salem State College and a C.A.E.S from the Boston College Advanced Executive School Management Program.

Compensation

Employment Agreements

Upon the effectiveness of the merger, the Company intends to enter into executive employment agreements with certain executive officers of WiFiMed.  Proposed terms for the agreements are as follows:

Jeffrey A. Simon, Chief Executive Officer.  Mr. Simon will have an employment agreement with the following terms: base salary of $125,000 per year; target bonus of $62,500 per year; options to purchase 906,531 shares of the Company's common stock; standard medical benefits; a term through December 2008 (with possible renewal thereafter); and salary and medical benefits continuation for 12 months in the event of termination other than for cause (to be defined).

Kevin Charest, Executive Vice President of Sales.  Mr. Charest will have an employment agreement with the following terms: base salary of $150,000 per year; commissions of 1% of the Company's revenue; options to purchase 658,433 shares of the Company's common stock; standard medical benefits; a term through June 2008 (with possible renewal thereafter); and salary, medical benefits and commissions continuation for 6 months in the event of termination other than for cause (to be defined).

Mark A. Bloomberg, M.D., Chief Medical Officer.  Mr. Bloomberg will have an employment agreement with the following terms: base salary of $120,000 per year; options to purchase 488,532 shares of the Company's common stock; standard medical benefits; a term through December 2007 (with possible renewal thereafter); and salary and medical benefits continuation for 5 months in the event of termination other than for cause (to be defined).

David Hubbard, Executive Vice President of Marketing. Mr. Hubbard will have an employment agreement with the following terms: base salary of $120,000 per year; options to purchase 162,844 shares of the Company’s common stock; standard medical benefits; a term through December 2008 (with possible renewal thereafter); and salary and medical benefits continuation for 12 months in the event of termination other than for cause (to be defined).

Interests Of Certain Persons In The Merger

The following table sets forth certain information regarding the beneficial ownership of Bellacasa Productions' common stock as of the Record Date, and as adjusted to give effect to the merger as if such transaction had occurred on such date, by those individuals who will serve as directors and by the directors and executive management of Bellacasa Productions (as a group) following the merger.  See "Management of Bellacasa Productions After the Merger."  The table also includes, on an adjusted basis to give effect to the merger, each person that will own more than 5% of Bellacasa Productions' common stock following the merger.  Marshall Sterman serves on the Board of Directors of Bellacasa Productions and WiFiMed.  He will continue to serve on the Board of Directors of the surviving entity.  Shares of common stock subject to options and warrants currently exercisable or exercisable within 60 days from the date hereof are deemed outstanding for computing the percentage of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person.  Unless otherwise indicated, the address for each of the shareholders of Bellacasa Productions is 68 Phillips Beach Ave., Swampscott , Massachusetts  01907 and the address for each of the shareholders of WiFiMed is 3320 Keenland Road, Marietta, Georgia 30062.

	Shares Owned Prior to Effective Date			Shares Owned After Effective Date
Name	Number		Percentage	Number		Percentage

Marshall Sterman	826,667	(1)	2.1%	647,378	(7)	2.3%
Bellacasa Affiliates
Steven Preiss	6,200,000		15.7%	620,000		2.1%
Maria DeVito	6,200,000		15.7%	620,000		2.1%
Patricia Jenkins	6,440,096	(2)	16.2%	640,000		2.2%
Frank LaLoggia	4,710,010		11.9%	471,001		1.6%
WiFiMed Affiliates
Jeffrey A. Simon	-0-		0%	3,753,270	(3)	13.1%
George A. Hart	-0-		0%	3,188,359		11.1%
Richard F. Burtt	-0-		0%	602,653	(4)	2.1%
David Hubbard	-0-		0%	1,315,170	(9)	4.6%
Kevin Charest	-0-		0%	712,716	(5)	2.5%
Mark Bloomberg	-0-		0%	1,052,064	(6)	3.7%
Robert Coffill Jr.	-0-		0%	217,125	(8)	*
* Less than 1%

(1)     Includes 400,000 shares of common stock owned by Dorothy Meyerson, Mr. Sterman's wife, and 400,000 shares owned by Mayflower Group Ltd., of which Mr. Sterman serves as President.  Excludes the following shares of which Mr. Sterman disclaims beneficial ownership:  320,000 shares owned by his adult daughter, Jessica Weinstein, and 320,000 shares owned by his daughter-in-law, Pajes Merriman.

(2)     Includes 180,000 shares of common stock that may be acquired by the exercise of 180,000 warrants and also includes, 1,340,024 shares owned by Jester, LLC; 1,340,024 shares owned by Brooks Ventures, LLC; and 1,340,024 shares owned by Phillips Capital, all of which are companies principally owned by Ms. Jenkins.

(3)     Includes 906,531 shares of common stock underlying stock options exercisable at between $0.25 and $0.46 per share.

(4)     Includes 175,000 shares of common stock underlying warrants owned by Value Added Strategies, LLC, which is principally owned by Richard F. Burtt. The warrants are exercisable at $0.46 per share.

(5)     Includes 651,376 shares of common stock underlying stock options exercisable at $0.46 per share.

(6)     Includes 488,532 shares of common stock underlying stock options exercisable at $0.10 per share.

(7)     Includes 200,000 shares of common stock underlying warrants owned by The Mayflower Group, Ltd. which is principally owned by Marshall Sterman. The warrants are exercisable at $0.46 per share.

(8)     Includes 217,125 shares of common stock underlying options and warrants exercisable at $0.46 per share.

(9)     Includes 162,844 shares of common stock underlying options exercisable at $0.46 per share.

Regulatory Approval

Bellacasa Productions and WiFiMed each believe that no regulatory approvals are or will be required in connection with the reverse merger.

Accounting Treatment

Under generally accepted accounting principles the merger will be accounted for as a reverse acquisition, with WiFiMed as the surviving entity.  The assets and liabilities of WiFiMed will be carried forward at historical cost.  Bellacasa Productions and WiFiMed expect that the merger and sale of assets will be treated as a tax-free reorganization within the meaning of the Code, and that no income, gain or loss will be recognized by Bellacasa Productions or its shareholders as a result of the consummation of either transaction other than shareholders exercising dissenters' rights under the Nevada Revised Statutes (NRS) with respect to the sale of assets.

Federal Income Tax

For Federal income tax purposes, we intend for the merger to qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986.  As such, the merger will qualify as a tax-free exchange with respect to the issuance of the Company's shares for all of the outstanding shares of WiFiMed.  The Company will be the surviving corporation and WiFiMed will go out of existence.

The Company believes that the distribution of Aquamer stock to the Company's shareholders will be a taxable dividend equal to the fair market value of the shares at the date of distribution.  Furthermore, the Company will recognize gain, if any, upon distribution of Aquamer.  However, the Company believes its basis in Aquamer will exceed the fair market value of Aquamer at the time of distribution and a loss will be realized by the Company, but not recognized for tax purposes.

You should consult your tax advisor regarding the U.S. Federal income tax consequences of the merger and the spin-off, as well as any tax consequences under state, local or foreign laws.  Further discussion of tax matters is presented below in this information statement.

PROPOSAL TWO

APPROVAL OF AMENDMENT TO THE ARTICLES OF
 INCORPORATION TO EFFECTUATE A 10-TO-1 REVERSE STOCK SPLIT

Overview

Our Board of Directors and holders of a majority of our common stock have approved an amendment to the Company's Articles of Incorporation to effect a 1-for-10 reverse stock split whereby every 10 shares of the Company common stock outstanding will be combined and reduced into one share of the Company common stock.  A copy of the proposed certificate of amendment is attached as Appendix B to this information statement.  The Company shareholders are urged to read the certificate of amendment carefully as it is the legal document that governs the amendment of the Company's Articles of Incorporation.  Approval of this proposal is required to consummate the share exchange.

By approving this proposal, the Company's shareholders will authorize the Company's Board of Directors to file this amendment with the Secretary of State of the State of Nevada.  The reverse stock split will become effective upon filing of the amendment.  The reverse split is contingent on the consummation of the reverse merger.  If for any reason the reverse merger is not approved or it does not appear that the reverse merger will be consummated, this proposal may not be implemented.

Reasons for the Reverse Stock Split

The reverse stock split is a condition to the merger agreement, as amended.  By reducing the number of outstanding shares of the Company common stock via a reverse stock split prior to effecting the reverse merger, the parties will be able to achieve the negotiated post-reverse merger ownership percentages.

Effects of the Reverse Stock Split

After the effective date of the proposed reverse stock split, each shareholder will own a reduced number of shares of the Company common stock.  The proposed reverse stock split will affect all of the Company's existing shareholders uniformly and will not affect any shareholder's percentage ownership interest in the Company, except to the extent that the reverse stock split results in any of the Company's shareholders owning a fractional share as described below.  Proportionate voting rights and other rights and preferences of the holders of the Company common stock will not be affected by the proposed reverse stock split, other than as a result of the rounding of fractional shares as described below.  However, the reverse stock split is contingent on the completion of the share exchange.  The subsequent effectiveness of the share exchange will result in substantial dilution to the Company's shareholders.

The number of shareholders of record will not be affected by the proposed reverse stock split.  Although the proposed reverse stock split by itself will not affect the rights of shareholders or any shareholder's proportionate equity interest in the Company, subject to the treatment of fractional shares, the number of authorized shares of common stock will be increased pursuant to Proposal 2 (if approved by the Company's shareholders).  This will increase significantly the ability of the Company's Board of Directors to issue authorized and unissued shares without further shareholder action.  The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of common stock.  The effective increase in the number of authorized but unissued shares of common stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of the Company's Articles of Incorporation or Bylaws.

Currently, the Company, prior to the approval of the other proposals within this information statement, is authorized to issue up to a total of 75,000,000 shares of capital stock, consisting of 25,000,000 shares of "blank check" preferred stock and 50,000,000 shares of common stock.  Thus, immediately following the reverse stock split and other proposals, the total number of authorized shares of capital stock would increase to 100,000,000, consisting of 25,000,000 shares of "blank check" preferred stock and 75,000,000 shares of common stock.  The par value of the Company common stock and preferred stock would remain unchanged at $0.0001 per share, as well.  Based on the number of issued and outstanding shares of common stock as of the record date, a total of 10,520,352 shares of common stock would be authorized but unissued immediately prior to the reverse stock split.

After completion of the reverse stock split, increase in the authorized capital stock and closing of the reverse merger, a total of up to 51,641,286 shares of the Company common stock would be authorized but unissued, with 4,849,186 shares of the Company common stock reserved for the issuance of options and warrants, leaving 46,792,100 shares of the Company common stock authorized and unissued and unreserved.  The number of authorized, but unissued preferred stock will remain unchanged.

If the proposals under this information statement are approved by our shareholders and consummated, our capitalization will change as follows:

Common Stock Capitalization Prior to Amendment:

      Authorized for Issuance:                                                                           50,000,000
      Outstanding:                                                                                            39,479,648
      Authorized and Reserved for Issuance
            (Shares underlying Options and Warrants):                                               685,000
            Authorized and Unreserved for Issuance:                                               9,655,352
Common Stock Capitalization Following Amendments
  (including increase in authorized stock) and Reverse Merger but prior to substitution of WiFiMed options for Bellacasa options:
      Authorized for Issuance:                                                                           75,000,000
      Outstanding:                                                                                             21,520,852
      Authorized and Reserved for Issuance
            (Shares Underlying Options and Warrants):                                            7,091,684
      Authorized and Unreserved for Issuance:                                                    46,387,464

Except as otherwise disclosed herein, the Company's Board of Directors does not have any definite plans with regard to these remaining authorized shares of the Company common stock following effectiveness of the proposals, although they may be used for fundraising purposes by the surviving company through the further sale and issuance of the Company capital stock.

The Company is subject to the periodic reporting and other requirements of the Exchange Act.  The proposed reverse stock split will not affect the registration of the common stock under the Exchange Act.

Effective Date

The proposed reverse stock split will become effective immediately prior to the closing of the merger and as of the date of filing of Articles of Amendment to the Company's Articles of Incorporation with the office of the Secretary of State of the State of Nevada.  Except as explained below with respect to fractional shares, on the effective date of the reverse stock split, shares of common stock issued and outstanding immediately prior thereto will be combined and converted, automatically and without any action on the part of the shareholders, into new shares of common stock in accordance with reverse stock split ratio determined by the Company's Board of Directors within the limits set forth in this proposal.  The reverse split is a condition of the share exchange.  In the event that the share exchange is terminated, the Company does not intend to complete the reverse split.

Rounding of Fractional Shares

No fractional shares of common stock will be issued as a result of the proposed reverse stock split, nor will shareholders who otherwise would be entitled to receive fractional shares receive cash for such fractional shares.  Instead, any fractional shares shall be rounded to the nearest whole share.  The Company's Board of Directors has determined that the amount to be paid for fractional shares, based on the current low book value and trading price of the Company common stock, would be nominal, and that the small benefit to shareholders would be outweighed by the cost and time required to make such payments.

Exchange of Stock Certificates

As soon as practicable after the effective date, shareholders will be notified that the reverse split has been affected.  the Company's transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates.  Holders of pre-reverse split shares will be asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for certificates representing post-reverse split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by the Company.  No new certificates will be issued to a shareholder until such shareholder has surrendered such shareholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent.  Shareholders should not destroy any stock certificate and should not submit any certificates until requested to do so.

Accounting Consequences

The proposed reverse stock split will not affect the par value of the Company common stock.  As a result, on the effective date of the reverse stock split, the stated capital on the Company balance sheet attributable to the common stock will be reduced in proportion to the exchange ratio selected by the Company's Board of Directors in the manner described above, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced.  The per share net income or loss and net book value of the Company common stock will be increased because there will be fewer shares of the Company common stock outstanding.  The Company does not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

No Dissenters' Rights

Under the NRS, the Company's shareholders are not entitled to dissenters' rights with respect to the proposed amendment to the Company's Articles of Incorporation to affect the reverse stock split, and the Company will not independently provide the Company's shareholders with any such rights.

Certain Material Federal U.S. Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material United States federal income tax consequences of the reverse stock split.  The following discussion is based upon the current provisions of the Internal Revenue Code of 1986, as amended, or the Code, treasury regulations promulgated under the Code, Internal Revenue Service, or IRS, rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action.  Any such changes may be applied retroactively.

The Company has not sought and will not seek any rulings from the IRS or opinions from counsel with respect to the United States federal income tax consequences discussed below.  The discussion below does not in any way bind the IRS or the courts or in any way constitute an assurance that the United States federal income tax consequences discussed herein will be accepted by the IRS or the courts.  The tax treatment of a shareholder may vary depending on such shareholder's particular situation or status.  This discussion is limited to shareholders who hold their common stock as capital assets and it does not address aspects of United States federal income taxation that may be relevant to stockholders who are subject to special treatment under United States federal income tax laws, such as dealers in securities, financial institutions, insurance companies, tax-exempt entities, persons holding common stock as part of a hedge, straddle or other risk reduction transaction, and persons that are subject to loss disallowance rules with respect to their common stock. In addition, the discussion does not consider the effect of any applicable foreign, state, local or other tax laws, or estate or gift tax considerations or the alternative minimum tax.

HOLDERS OF COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND OF CHANGES IN APPLICABLE TAX LAWS.

Consequences to the Company Shareholders who receive Common Stock in the Reverse Stock Split

The Company intends to treat the exchange of new common stock for existing common stock in the reverse stock split as a recapitalization under Section 368(a)(1)(E) of the Code.  Accordingly, a shareholder who receives only new common stock in exchange for the shareholder's existing common stock should not recognize taxable gain or loss as a result of the reverse stock split, should have a tax basis in its common stock received in the reverse stock split equal to its tax basis in its existing common stock, and should include its holding period in its existing common stock in its holding period for the new common stock received in the reverse stock split.

PROPOSAL THREE
APPROVAL OF AMENDMENT TO THE ARTICLES OF
INCORPORATION TO CHANGE BELLACASA PRODUCTIONS' NAME

General

The Board of Directors and majority shareholders have approved a proposal to amend Bellacasa Productions' articles of incorporation to change Bellacasa Productions' name to WiFiMed Holdings Company, Inc.  WiFiMed Holdings Company, Inc. will be our company's new name.  The text of the proposed amendment is set forth in Appendix B attached to this information statement.

Reasons for the Amendment

Our Board of Directors proposed the articles of amendment to change our corporate name because it is a condition to the merger.  In addition, WiFiMed Holdings Company, Inc. more accurately represents the business of WiFiMed.  The name change is a condition of the merger and contingent upon the effectiveness of the merger.

PROPOSAL FOUR
AMENDMENT TO ARTICLES OF INCORPORATION
TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

General

Our Board of Directors and stockholders voting a majority of our common stock have approved a proposal to increase our authorized shares of common stock from 50,000,000 shares to 75,000,000 shares by amending our articles of incorporation.

Reasons for the Amendment

The amendment is a condition of the merger, but not contingent upon closing of the merger.  The additional shares of authorized common stock provided for in the amendment may be used, from time to time, as the need may arise, in connection with future opportunities for expanding the company's business through investments or acquisitions, equity financing and for other purposes.  There are currently no commitments or arrangements, written or oral, to participate in any other business opportunity.  Bellacasa Productions and WiFiMed currently have no plans to issue additional shares of common stock (except as provided herein).  Please see the capitalization table under Proposal 2.

Authorized but unissued shares of common stock may be issued at such times, for such purposes and for such consideration as the Board of Directors may determine to be appropriate without further authority from the company's stockholders, except as otherwise required by applicable corporate law or stock exchange policies.

The recapitalization will affect all of our stockholders uniformly and will not affect any stockholder's percentage ownership interests in us or proportionate voting power, unless and until additional shares of capital stock authorized through the amendment are issued.

The recapitalization will have the following effects upon the shares of our common stock outstanding and the number of authorized and unissued shares of our common stock:

·  The number of shares of common stock owned by each stockholder will remain the same;
·  The number of shares of common stock we are authorized to issue will increase to 75,000,000 shares;
·  The par value of the common stock will remain $0.0001 per share;
·  The stated capital on our balance sheet attributable to the common stock will remain the same, as will the additional paid‑in capital account.

Other Matters

No Rights of Appraisal

Under the Laws of Nevada, our dissenting stockholders are not entitled to appraisal rights with respect to the amendment to effect the recapitalization, and we will not independently provide our stockholders with any such right.

Federal Income Tax Consequences

We believe that the federal income tax consequences of the recapitalization to holders of our common stock will be as follows:

·  No gain or loss will be recognized by a stockholder upon the effective date of the recapitalization.
·  The aggregate tax basis of shares of our common stock will not be affected by the recapitalization.
·  The holding period of shares of our common stock after the recapitalization will remain the same as the holding period prior to the recapitalization.

Our beliefs regarding the tax consequence of the recapitalization are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above.

This summary does not purport to be complete and does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident foreign individuals, broker‑dealers and tax exempt entities.

The state and local tax consequences of the recapitalization may vary significantly as to each stockholder, depending upon the state in which he or she resides.

The foregoing summary is included for general information only.  Accordingly, stockholders are urged to consult their own tax advisors with respect to the Federal, State and local tax consequences of the recapitalization.

PROPOSAL FIVE
ADOPTION OF THE 2006 STOCK INCENTIVE PLAN

Our Board of Directors has approved, and our stockholders voting a majority of our common stock have approved the 2006 Stock Incentive Plan (the "Plan").  The full text of the Plan is attached hereto as Appendix C.

Reasons for Adopting the Plan

The purpose of the Plan is to advance our interests and those of our stockholders by providing a means of attracting and retaining key employees, directors and consultants.  In order to serve this purpose, we believe this Plan encourages and enables key employees, directors and consultants to participate in our future prosperity and growth by providing them with incentives  based on our performance, development and financial success.  Participants in the Plan may include our officers, directors, other key employees and consultants who have responsibilities affecting our management, development or financial success.  The adoption of the Plan is not contingent upon the closing of the Merger.

Our Board of Directors cannot predict what effect, if any, the Plan will have on the market price of our common stock.

A Description of the Plan

General

Purpose:  The purpose of the plan as proposed is to promote our long-term growth and profitability by providing key people with incentives to improve stockholder value and contribute to our growth and financial success and by enabling us to attract, retain and reward the best-available people.

Shares Available under the Plan:  The number of shares of common stock that we may issue with respect to awards available for grant under the proposed plan will not exceed an aggregate of 7,500,000 shares.  The maximum number of shares of common stock subject to awards of any combination that may be granted under the proposed plan during any fiscal year to any one individual is limited to 500,000.  These limits will be adjusted to reflect any stock dividends, split-ups, recapitalizations, mergers, consolidations, business combinations or exchanges of shares and the like.  If any award, or portion of an award, under the plan expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated, surrendered or canceled as to any shares, or if any shares of common stock are surrendered to us in connection with any award (whether or not such surrendered shares were acquired pursuant to any award), the shares subject to such award and the surrendered shares will thereafter be available for further awards under the plan.

Administration:  The proposed plan will be administered by our directors or by a committee or committees as the board may appoint from time to time.  The administrator has full power and authority to take all actions necessary to carry out the purpose and intent of the plan, including, but not limited to, the authority to:  (i) determine who is eligible for awards, and when such awards will be granted; (ii) determine the types of awards to be granted; (iii) determine the number of shares covered by or used for reference purposes for each award; (iv) impose such terms, limitations, restrictions and conditions upon any award as the administrator deems appropriate; (v) modify, amend, extend or renew outstanding awards, or accept the surrender of outstanding awards and substitute new awards (provided however, that, except as noted below, any modification that would materially adversely affect any outstanding award may not be made without the consent of the holder); (vi) accelerate or otherwise change the time in which an award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to an award, including, but not limited to, any restriction or condition on the vesting or exercisability of an award following termination of any grantee's employment or consulting relationship; and (vii) establish objectives and conditions, if any, for earning awards and determining whether awards will be paid after the end of a performance period.

In the event of a stock dividend of, or stock split or reverse stock split affecting the common stock, (i) the maximum number of shares as to which we may grant awards under the plan and the maximum number of shares with respect to which we may grant awards during any one fiscal year to any individual, and (ii) the number of shares covered by and the exercise price and other terms of outstanding awards, will be adjusted to reflect such event unless the board of directors determines that no such adjustment will be made.

Except as provided above, in the event of any change affecting the common stock, the company or its capitalization, by reason of a spin-off, split-up, dividend, recapitalization, merger, consolidation or share exchange, other than any such change that is part of a transaction resulting in a "change in control" of the company (as defined in the plan), the administrator, in its discretion and without the consent of the holders of the awards, will make (i) appropriate adjustments to the maximum number and kind of shares reserved for issuance or with respect to which awards may be granted under the plan (in the aggregate and with respect to any individual during any one fiscal year of the company), and (ii) any adjustments in outstanding awards, including but not limited to modifying the number, kind and price of securities subject to awards.

In the event of any transaction resulting in a "change in control" of the company (as defined in the plan), outstanding stock options and stock appreciation rights under the plan will terminate upon the effective time of the "change in control" unless provision is made for the continuation, assumption, or substitution of the awards by the surviving or successor entity.  In the event of such termination, the holders of stock options and stock appreciation rights under the plan will be permitted immediately before the "change in control" to exercise all portions of awards that are exercisable.

Without the consent of award holders, the administrator may make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting the company, or the financial statements of the company or any affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the plan.

Participation:  Participation in the plan will be open to all of our employees, officers, directors and other individuals providing bona fide services to us or any of our affiliates, as the administrator may select from time to time.

Type of Awards

The plan as proposed would allow for the grant of stock options, stock appreciation rights, stock awards, phantom stock awards and performance awards.  The administrator may grant these awards separately or in tandem with other awards.  The administrator will also determine the prices, expiration dates and other material conditions governing the exercise of the awards.

Stock Options:  The proposed plan allows the administrator to grant either awards of incentive stock options, as that term is defined in section 422 of the Internal Revenue Code, or nonqualified stock options; provided, however, that only our employees or employees of our subsidiaries may receive incentive stock option awards.  Options intended to qualify as incentive stock options must have an exercise price at least equal to fair market value on the date of grant, but nonqualified stock options may be granted with an exercise price less than fair market value.  The option holder may pay the exercise price in cash, by tendering shares of common stock, by a combination of cash and shares, or by any other means the administrator approves.

Stock Appreciation Rights:  The proposed plan allows the administrator to grant awards of stock appreciation rights which entitle the holder to receive a payment in cash, in shares of common stock, or in a combination of both, having an aggregate value equal to the spread on the date of exercise between the fair market value of the underlying shares on that date and the base price of the shares specified in the grant agreement.

Stock and Phantom Stock Awards:  The proposed plan allows the administrator to grant restricted or unrestricted stock awards, or awards denominated in stock-equivalent units to eligible participants with or without payment of consideration by the grantee.  Stock awards and phantom stock awards may be paid in cash, in shares of common stock, or in a combination of both.

Performance Awards:   The proposed plan allows the administrator to grant performance awards which become payable in cash, in shares of common stock, or in a combination of both, on account of attainment of one or more performance goals established by the administrator.  The administrator may establish performance goals based on our operating income, or that of our affiliates, or one or more other business criteria the administrator may select that applies to an individual or group of individuals, a business unit, or us or our affiliate as a whole, over such performance period as the administrator may designate.

Other Stock-Based Awards:  The proposed plan allows the administrator to grant stock-based awards which may be denominated in cash, common stock, or other securities, stock equivalent units, stock appreciation units, securities or debentures convertible into common stock, or any combination of the foregoing.  These awards may be paid in common stock or other securities, in cash, or in a combination of common stock, other securities and cash.

Awards Under the Plan

Because participation and the types of awards available for grant under the plan as proposed are subject to the discretion of the administrator, the benefits or amounts that any participant or groups of participants may receive if the plan is approved are not currently determinable.  To date, no awards have been granted under the proposed plan.

Amendment and Termination

Our board of directors may terminate, amend or modify the plan or any portion thereof at any time.

Federal Income Tax Consequences

The following discussion of the United States federal income tax consequences relating to the plan is based on present United States federal tax laws and regulations and does not purport to be a complete description of the United States federal tax laws.  Award holders may also be subject to certain U.S. state and local taxes and non-U.S. taxes, which are not described below.

When a non-statutory stock option is granted, there are generally no U.S. income tax consequences for the option holder or the company.  When a non-statutory stock option is exercised, in general, the option holder recognizes compensation equal to the excess, if any, of the fair market value of the underlying class of common stock on the date of exercise over the exercise price.  The company is entitled to a deduction equal to the compensation recognized by the option holder.

When an incentive stock option is granted, there are no U.S. income tax consequences for the option holder or the company.  When an incentive stock option is exercised, the option holder does not recognize income and the company does not receive a deduction.  The option holder, however, must treat the excess, if any, of the fair market value of the underlying class of common stock on the date of exercise over the exercise price as an item of adjustment for purposes of the alternative minimum tax.  If the option holder disposes of the shares after the option holder has held them for at least two years after the incentive stock option was granted and one year after the incentive stock option was exercised, the amount the option holder receives upon the disposition over the exercise price is treated as long-term capital gain to the option holder.  The company is not entitled to a deduction.  If the option holder makes a "disqualifying disposition" of the stock by disposing of the stock before the stock has been held for the holding periods described above, the option holder generally recognizes compensation income equal to the excess, if any, of (1) the fair market value of the stock on the date of exercise, or, if less, the amount received on the disposition, over (2) the exercise price.  The company is entitled to a deduction equal to the compensation recognized by the option holder.

When a stock appreciation right is granted, there are no U.S. income tax consequences for the holder or the company.  When a stock appreciation right is exercised, in general, the holder recognizes compensation equal to the cash and/or the fair market value of the stock received on exercise.  The company is entitled to a deduction equal to the compensation recognized by the participant.

In general, other types of awards that may be issued under the plan are taxable to the holder upon receipt, except that awards of restricted stock are taxable to the holder on the date the shares vest, or on the date of receipt if the individual makes an election under Section 83(b) of the Internal Revenue Code.

The Internal Revenue Code disallows deductions by publicly held corporations for compensation in excess of $1,000,000 paid to the corporation's chief executive officer and its four other most highly compensated officers.  However, compensation payable solely on account of attainment of one or more performance goals is not subject to this deduction limitation if certain statutory requirements are satisfied.  Under this exception, the deduction limitation does not apply to compensation otherwise deductible on account of stock options and stock appreciation rights granted at fair market value under a plan, such as the proposed plan, that limits the number of shares that may be issued to any individual and which is approved by the corporation's stockholders.

Restrictions Under Federal Securities Laws

The sale of our common stock issuable pursuant to our Plan must be made in compliance with federal and state securities laws.  Our officers, directors and 10% or greater stockholders, as well as certain other persons or parties who may be deemed to be "affiliates" of ours under federal securities laws, should be aware that re-sales by affiliates can only be made pursuant to an effective registration statement, Rule 144 promulgated under the Securities Act or other applicable exemption.  Our officers, directors and 10% and greater stockholders may also be subject to the "short swing" profit rule of Section 16(b) of the Securities Exchange Act of 1934.

No Dissenter's Rights

Under Nevada Law, stockholders are not entitled to dissenter's rights of appraisal with respect to the adoption of the Plan.

Benefits Under the Plan to be Received by Affiliates

The table below provides the benefits and amounts that will be received by affiliates of the surviving entity under the Plan.  These options are to be issued in exchange for existing outstanding options to purchase WiFiMed common stock.  The issuance of the options is subject to the completion of the merger.  The number of shares and price per share is on a post reverse split basis.  The table below excludes options and warrants to be issued to non-employee directors or any non-affiliate of the surviving entity, as such individuals will receive stock options and warrants outside the Plan.

2006 Stock Incentive Plan

Name and Position	Number of Shares of Common Stock Underlying Options	Price Per Share	Value(1)

Jeffrey Simon, CEO	906,531	$0.46	$580,179.84
Kevin Charest, EVP Sales	651,376	$0.46	$416,806.64
Mark Bloomberg, EVP & Chief Medical Officer	488,532	$0.10	$488,532.00
David Hubbard, EVP, Marketing	162,844	$0.46	$104,220.16

(1)           Based on a closing sale price of $0.11 per share as reported by the OTCBB on January 25, 2007, as adjusted for a 10-to-1 reverse stock split ($1.10).

FEDERAL INCOME TAX CONSEQUENCES

Bellacasa Productions and WiFiMed expect that the merger will be treated as a tax-free reorganization within the meaning of the Code, and that no income, gain or loss will be recognized by Bellacasa Productions or its shareholders as a result of the consummation of the merger.

Bellacasa Productions will treat the spin-off of Aquamer as a distribution of property to its shareholders.  In doing so, the Company will contribute capital to Aquamer equivalent to the total of all sums currently owned by Aquamer to the Company (approximately $140,000).

The Company believes that the distribution of the stock of Aquamer to the shareholders of the company in the spin-off will be treated as a taxable transaction.  Accordingly, the Company will be required to recognize gain, if any, equal to the aggregate fair market value of the shares of Aquamer minus the adjusted tax basis of the Company in such shares.  However, the Company anticipates that its adjusted tax basis in the shares of Aquamer will actually exceed the fair market value, and, therefore, the Company will realize a loss, but such loss will not be recognized for federal income tax purposes.  The distribution may also trigger the recognition by the Company of deferred gains and losses pursuant to the intercompany transaction rules of the consolidated return Treasury Regulations.

Effect on the Company Shareholders of the Distribution of Aquamer Stock

Taxable Dividend Treatment

The Company believes that the receipt of the stock of Aquamer by the Company's shareholders in the spin-off will be treated as a taxable dividend to the Company's shareholders.  Generally, a distribution of property by the Company will be treated as a taxable dividend to the extent that the fair market value of the distributed property is from its accumulated earnings and profits or from its earnings and profits of the taxable year of the distribution.  The Company currently anticipates that it will have sufficient earnings and profits to cause the entire distribution of Aquamer stock to be treated as a taxable dividend.  Accordingly, it is anticipated that each Bellacasa Productions shareholder will be required to recognize ordinary income (subject to a maximum Federal tax rate of 35%) equal to the fair market value of Aquamer stock received in the distribution.  However, the Company shareholders who are corporations taxable under Subchapter C of the Code may be eligible for the dividends received deduction of Code Section 243.  The aggregate tax basis of the Aquamer stock in the hands of a the Company shareholder should be equal to the aggregate fair market value of such stock, and the holding period should begin on the day that the Aquamer stock is distributed to the Bellacasa Productions shareholder.

If sufficient earnings and profits did not exist at the time of the distribution, the amount of the taxable dividend would be equal to each Bellacasa Productions stockholder's ratable share of the earnings and profits of Bellacasa Productions.  The excess of the aggregate fair market value of the shares of Aquamer received by a shareholder minus the amount of the distribution treated as a taxable dividend above would then be treated first as a tax-free return of capital to the extent of the aggregate tax basis of the shareholder's Bellacasa Productions stock, and any remainder would be treated as gain from the sale or exchange of the stock.  If any amount of the distribution is treated as a tax-free return of capital, such amount will be applied against and reduce the shareholder's tax basis of Bellacasa Productions stock.

Information Reporting and Backup Withholding

Subject to certain exceptions, Bellacasa Productions anticipates that the distribution of Aquamer stock should be subject to information reporting to the IRS and may be subject to a 31% backup withholding tax.  Backup withholding should not apply, however, if you have already furnished your taxpayer identification number to Bellacasa Productions or your brokerage company or otherwise have completed, signed and filed with Bellacasa Productions or your brokerage company a Form W-9.  Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the holder's Federal income tax liability, provided, that the holder furnishes the required information to the IRS.

Under currently existing provisions of the Code, the Treasury Regulations promulgated thereunder, applicable judicial decisions and administrative rulings, all of which are subject to change, the federal income tax consequences described below are expected to arise in connection with the exercise of dissenters' rights.  Due to the complexity of the Code, the following discussion is limited to the material federal income tax aspects of the proposed sale of assets for a Bellacasa Productions shareholder who properly exercises his or her dissenters' rights under the NRS, who is a citizen or resident of the United States and who, on the date of disposition of such holder's shares of common stock, holds such shares as a capital asset.  The general tax principles discussed below are subject to retroactive changes that may result from subsequent amendments to the Code.  The following discussion does not address the material federal income tax aspects of the sale of assets for any dissenting shareholder who is not a citizen or resident of the United States.  The following discussion does not address potential foreign, state, local and other tax consequences, nor does it address taxpayers subject to special treatment under the federal income tax laws, such as life insurance companies, tax-exempt organizations, S corporations, trusts, and taxpayers subject to the alternative minimum tax.  In addition, the following discussion may not apply to dissenting shareholders who acquired their shares upon the exercise of employee stock options or otherwise as compensation.  Bellacasa Productions has not requested the IRS to rule or issue an opinion on the federal income tax consequences of the merger or the sale of assets.

ALL SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, FOREIGN, STATE, AND LOCAL TAX CONSEQUENCES OF THE DISTRIBUTION.

THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE ARE FOR GENERAL INFORMATION ONLY.  YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU AS A RESULT OF THE PROPOSED TRANSACTIONS (INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS).

CERTAIN INFORMATION CONCERNING BELLACASA PRODUCTIONS

Important information about Bellacasa Productions has been previously filed with the SEC.  The documents listed below are included as appendix to this information statement:

·  Annual Report on Form 10-KSB/A, for the year ended December 31, 2005; and
·  Quarterly Report on Form 10-QSB for the nine-month period ended September 30, 2006.

Additionally, the SEC maintains a Web site that contains all documents Bellacasa Productions has previously filed with the SEC.  The address of the site is www.sec.gov.

SELECTED HISTORICAL FINANCIAL AND OPERATIONS DATA

The information presented below is derived from Bellacasa Productions' historical financial statements for the past two fiscal years and the September 30, 2006 interim period.  This information should be read in connection with the audited financial statements for the year ended December 31, 2005 and the unaudited financial statements for the nine months ended September 30, 2006, including the notes thereto, and the related financial information, which is included in Appendix E hereto.  This financial information reflects Bellacasa Productions historical operations; such operations will be disposed of under the proposed sale of assets and the surviving business will be the operations of WiFiMed.  The financial results of operations for Bellacasa Productions, if reported as a private entity, would be materially the same as the historical information provided below, less certain expenses incurred as a public company, including but not limited to audit fees and SEC periodic reporting expenses.

		Nine Months Ended September 30, 2006		Twelve Months Ended
				December 31,
				2005	2004

CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues		$0		$0	$0
Cost of Sales		0		0	0
Gross Profit		0		0	0
Selling, General and Administrative expenses		(141,361)		(121,716)	(143,417)
Income (loss) from Operations		(141,361)		(121,716)	(143,417)
Net Other expenses
Net Income (loss)		(141,361)		(121,716)	(143,417)
Basic earnings (loss) per share	$	(NIL )	$	(NIL )	$(0.01)
Diluted earnings (loss) per share	$	(NIL )	$	(NIL )	$(0.01)
Weighted avg. common shares outstanding – basic		39,285,449		37,519,011	24,883,694
Weighted avg. common shares outstanding – diluted		39,285,449		37,519,011	24,883,694

CONSOLIDATED BALANCE SHEET DATA
Cash and Cash Equivalents		$26,166		$122,482	$66
Working capital (deficit)		41,543		103,805	(39,719)
Total assets		200,630		296,645	64,104
Short-term debt, including current maturities of notes payable		124,623		158,676	39,785
Customer Deposits and notes payable less current maturities		0		87,570	0
Stockholders' equity		76,007		50,399	24,319

CERTAIN INFORMATION CONCERNING WIFIMED, INC.

About WiFiMed

WiFiMed is a provider of wireless patient information through its proprietary product Tablet MD™ which WiFiMed developed to assist physicians and health care providers manage patient workflow.  At September 30, 2006, WiFiMed has an accumulated deficit of approximately $3,575,000.00

WiFiMed began operations as WiFiMed, LLC, a Georgia limited liability company, in November 2002.  In June 2004, WiFiMed, LLC entered into an Agreement and Plan of Merger with WiFiMed, Inc., a corporation formed in Delaware on December 17, 2004.  Due to an administrative oversight, articles of merger were not filed in Delaware or Georgia until on or about March 21, 2006, at which time the merger became effective.  WiFiMed's offices are located at 3320 Keenland Road, Marietta, Georgia 30062, phone number is (866) 833-9948 and its website is www.wifi-med.com.

Tablet MD

Tablet MD operates on a tablet PC and manages patient medical information, consultation notes, prescriptions, records, charts through five proprietary technologies – Patient Workflow Process ("PWP"), Global Synchronization Technology ("GST"), Transcription Free Dictation ("TFD"), Cross Mapping Technology ("CMT") and Complex Reporting Administration and Multiphase Processor.  Tablet MD has been designed to meet the Health Insurance Portability and Accountability Act ("HIPAA") requirements and is designed to reduce medical errors, documentation time, overhead, and time spent filing insurance claims.  Tablet MD offers insurance coding and manages prescriptions and performs drug interaction reviews based on a patient's unique history.

Currently, private medical practices rely on paper-based systems or point solutions that are time and people intensive and prone to error.  Tablet MD is designed to eliminate paper systems and integrate information flows.  The advantage of Tablet MD for the physician is clear and direct.  It substantially reduces time spent on documentation, reduces overhead expenses such as forms and dictation, improves cash flow, and improves patient care.  It is WiFiMed's mission to make Tablet MD the gold standard of physician productivity applications.

WiFiMed integrates its proprietary application, Tablet MD, with industry standard Tablet PCs and WiFi wireless technologies.  Tablet MD is personalized to the medical professional in order to reduce the learning curve and provide an efficient and effective environment the user has come to expect.  This solution frees the physician to work with patients by reducing time spent on documentation.  Tablet MD speeds information collection while accommodating the physician's preferred documentation style.  Through PWP, it uses active forms, drawings, dictation, and handwriting to document the visit.  Routine activities are speeded by documentation aids and drop-down lists that self-adapt for each physician.  Patient eye contact and rapport are maintained.  The user can rapidly create or update a medical record and treatment plan, execute the prescribed treatment plan, retrieve the results and return them as instant messages.  All outstanding information and unfinished tasks are automatically tracked so the physician is assured their clinical and regulatory obligations are met.  Tablet MD is designed to provide HIPAA compliant tools for the practice that work with existing applications and can be integrated with an existing Electronic Medical Record ("EMR") system.  Information entered in EMR or Tablet MD systems may be automatically synchronized.  The physician may use Tablet MD anywhere, whether in the office, hospital or home.  The application contains all relevant data and automatically re-synchronizes when a network link is reacquired.

In the future, WiFiMed plans to incorporate comprehensive coding assistance and Transcription Free Documentation ("TFD") into Tablet MD.  This unique capability incorporates voice-interaction technology producing a document in real-time as accurately as a transcriptionist, without the need for physician voice training.

Pilot Programs

Following completion of a trial at Massachusetts General Hospital, Department of Psychiatry, Massachusetts General is exploring the possibility of using Tablet MD in that and other departments throughout the hospital as its physician/patient interface and billing code generator.  The application is also being reviewed by the Anesthesiology and Dermatology departments at Brigham and Women's Hospital.  No assurances can be made, however, that WiFiMed will convert any of foregoing pilot programs to contracts.

Contracts

WiFiMed entered into a contract with the New England Baptist Hospital Delirium Study with installation having taken place in September 2005 and payment received in 2005.  WiFiMed received down payments from Atlanta Orthopaedic Specialists and Center for Eating Disorders in 2005.  Atlanta Orthopaedic Specialists is undergoing testing with a full rollout scheduled for late 2006.  WiFiMed entered into a contract with Center for Eating Disorders in 2005 and received a down payment at the same time.   Implementation is also currently underway with the Center for Eating Disorders with a full rollout expected in late 2006.  Morton Hospital and Medical Center engaged WiFiMed for an OB/GYN trial and the product moved from testing to full patient use in December 2005.  WiFiMed entered into a contract with Orthopaedic Associates of West Florida in October 2006.  Timing of signing of contract and receipt of funds may differ from revenue recognition under generally accepted accounting principles (GAAP).  Please refer to WiFiMed, Inc.'s financial statements for discussion of revenue recognition policy.

Intellectual Property

WiFiMed has proprietary technology, including the patent applications summarized in the following chart:

Proprietary Technology

Description	Type	Number	File Date

Patient Workflow Process ("PWP")	Utility (U.S.) International	1/935,448 WO 2006/028464 A1	09/17/04 03/16/06
Global Synchronization Technology ("GST")	Utility (U.S.)	11/207,156	10/19/05
Cross Mapping Technology ("CMT")	Provisional (U.S.)	60/702,426	07/26/05
Transcription Free Dictation ("TFD")	Draft Pending
Complex Reporting Administration and Multiphase Processor	Draft Pending

Trademark

The trademark "Tablet MD" was submitted for registration with the U.S. Patent and Trademark Office in July 2003 (Serial No. 78275208).  The trademark is owned by WiFiMed, LLC, a Georgia limited liability company, which was merged in WiFiMed, Inc. on December 17, 2004.  The registration has been approved by the U.S Patent and Trademark office.

Markets

Medical practices are experiencing many financial, regulatory and administrative hardships.  Insurance and Medicare reimbursements are not keeping up with rising expenses.  Payments are delayed.  First stage HIPAA regulations for patient privacy, information security, and submission practices began taking effect in April 2003 and insurance payers are beginning to require electronic submission of claims.  These forces are creating a strong and immediate need to automate data collection during the patient encounter.

The market potential is extensive.  According to the A.C. Group, a Houston based market research firm, more than 750,000 physicians practice in the United States.  An additional 4 million healthcare professionals support these individuals, when working with patients, are required to enter extensive patient information, including vital signs, supported diagnosis, follow-up, and submission documentation.  It is an expensive and time-consuming process.  It is estimated that only 8,000 physicians personally use computer-based technology during the day-to-day patient encounter.  External legal and financial pressures will force automation of the patient workflow and create a new market with potential exceeding $3.4 billion.

WiFiMed's initial targets will be small to medium size private practices which it estimates to be from 1 to 75 physicians, or an aggregate of 440,000 physicians.  These physicians are facing revenue and standards pressure (HIPAA regulations, insurance payers' requirements, etc.)  They spend between $10 to $14 billion on transcription alone.  Based on these findings, WiFiMed believes that a $3.4 billion potential market exists for a physician-driven product solution, while only $310 million in revenue was generated in that space during 2004.

The initial pilot sites provided substantial support for WiFiMed's proposition that Tablet MD allows physicians more time for patients, which translates into increased practice revenue.  Reduced overhead improved cash flow, which helped reduce the risk from predatory lawsuits by increasing the reliability of patient data management, and helped users conform substantially to HIPAA regulations.  Because Tablet MD is customized for each physician and integrates with the current EMR, it can provide exactly what each practice requires.

Personnel

As of September 30, 2006 WiFiMed has seven employees, including Jeffrey A. Simon, Kevin M. Charest, Mark A. Bloomberg as executive personnel.  WiFiMed also utilizes independent contractors and consultants from time to time to assist us with our compliance requirements.  No employees are represented by a labor union.

Properties

WiFiMed has a lease agreement for approximately 2,000 square feet of office space in Maynard, Massachusetts at a rate of approximately $9 per square foot.  This lease expires on November 30, 2006.  After November 30, 2006, the Company's executive offices will be located at 3320 Keenland Road, Marietta, Georgia 30062 on a month-to-month basis.  This office space of approximately 1,000 square feet will be provided by Jeffrey Simon at no cost to the Company.  WiFiMed believes this space is adequate to maintain its current and anticipated operations over the next 6 months.

Competition

The market for Tablet MD products and services is crowded, very competitive and is characterized by rapidly evolving industry standards, technology and user needs.  WiFiMed's value proposition sets WiFiMed apart from the competition and delivers the value physicians are asking for:

·  Personalized to work with documents and forms and office procedures already established and not requiring the practice to learn a new approach to handling practice needs, thus significantly reducing the cost and time to implement and become productive;
·  Mobile environment which allows the physician to take Tablet MD outside the practice to be used at the hospital, home, or other venue and quickly connect to the office server from any location where wireless access is available;
·  Automated Evaluation and Management coding to assure accurate and audited patient encounters which allow for faster claim reporting based on industry coding standards thus increasing revenue receipts and reducing rejected claims;
·  A pricing model which delivers the product at one-third to one-half the cost of established industry  Electronic Medical Record suppliers.

While WiFiMed considers the market for its products to be presently underdeveloped, competitors exist.  WiFiMed's key competitors in the EMR and practice management markets include eClinicalWorks Inc., Greenway Systems, JMJ Technologies, NextGen and for hospital sales Epic Technologies, Cerner, GE Medical Systems, and Siemens.  WiFiMed expects other competitors to enter this field in the future.  Many of the Company's present and future competitors have substantially greater financial, business and technological resources, and may have substantially greater experience in this industry.  The Company can give no assurance that its resources will be sufficient to allow it to compete effectively in the future.  Such competition could have a material adverse affect on the Company's business, financial condition, and results of operations.

Regulation

WiFiMed is subject to the requirements of the Health Insurance Portable Accountability Act (HIPAA) which requirements have been applicable since April 2003 to aid in patient security and stipulate technology standards.  WiFiMed believes it is in substantial compliance with the requirements of HIPAA and that it will attempt to continue to maintain such substantial compliance.

Related Party Transactions

The utility patent Patient Workflow Process ("PWP"), Serial Number 935448, and the international patent, Number WO2006/028464A1 were filed by WiFiMed' with Jeffrey A. Simon as a named inventor.  The utility patent "Global Synchronization Technology ("GST"), Serial Number 11/207,156 and WiFiMed's provisional patent "Cross Mapping Technology ("CMT"), Serial Number 60/702,426, were filed with Jeffrey A.  Simon as one of the named inventors.  Mr. Simon has executed assignments to WiFiMed releasing his rights and title to the foregoing patents, which assignments are pending recordation in the U.S. Patent and Trademark Office and World Intellectual Property Organization by WiFiMed's intellectual property counsel.

During 2006 Jeffrey A. Simon, Director, President and Chief Executive Officer of WiFiMed, forgave $307,000 in compensation earned but not paid during the period 2003-2006.  He also had loans outstanding to the WiFiMed totaling $91,000 which were established in the year ended December 31, 2005.  $38,000 was as a Promissory Note with 10% interest and $55,000 was as convertible debt with 15% interest.  During 2006 Mr. Simon converted the loans made to the company to common stock at $0.56 per share.  Mr. Simon converted the $55,000 convertible debt note to equity at $1.00 per share.

From September 2004 through October 2005, The Mayflower Group, Ltd. provided WiFiMed with financial consulting services for 42,667 shares of WiFiMed common stock and 17,418 shares of WiFiMed Series A preferred stock.  Marshall Sterman serves as President of The Mayflower Group, Ltd.  Upon effectiveness of the merger agreement with Bellacasa Productions such shares shall be converted into 131,181 shares of the Company's common stock.

From July 2003 through August 2005, Value Added Strategies provided WiFiMed with financial consulting services in consideration of $11,750, 94,876 shares of WiFiMed common stock and 7,684 shares of WiFiMed Series A preferred stock.  Richard Burtt serves as President of Value Added Strategies.  Upon effectiveness of the merger agreement with Bellacasa Productions such shares shall be converted into 223,915 shares of the Company's common stock.

Legal Proceedings

There are no legal proceedings.

Management's Discussion and Analysis of Financial Condition and Results of Operations of WiFiMed

The following discussion and analysis provides information, which WiFiMed management believes is relevant to an assessment and understanding of WiFiMed's results of operations and financial condition.  The discussion should be read in conjunction with the financial statements and related notes that appear elsewhere in this information statement.

Results of Operations

Three months ended September 30, 2006 as compared to the three months ended September 30, 2005.

Sales – Total sales for the three months ended September 30, 2006 were $0, compared to $8,038 in the three months ended September 30, 2005.

Costs and Expenses - Total operating expenses for the three months ended September 30, 2006 were $467,207, compared to $167,969 in the three months ended September 30, 2005.

General and administrative expenses in the three months ending September 30, 2006 were $372,284, which consisted primarily of payroll and related employee expenses of $222,271; professional fees of $94,066 for consulting, legal and accounting services; $44,559 for commissions; and $7,642 for travel, meals and entertainment.  Other expenses for the period were research and development, $72,000; non-cash compensation charges, $12,210; rent, $5,845; and depreciation, $4,868.  Interest expense for the period was $9,523.

General and administrative expenses in the three months ending September 30, 2005 were $97,402 which consisted primarily of payroll and related employee expenses of $24,637; professional fees of $50,763 for consulting, legal and accounting services; $10,317 for commissions; and $4,935 for travel, meals and entertainment.  Other expenses for the period were research and development, $62,100; rent, $5,606; and depreciation, $2,861.  Interest expense for the period was $13,178.

Net Loss - Net loss, before taxes, for the three months ended September 30, 2006 was $476,681.  Net loss, before taxes, for the three months ended September 30, 2005 was $175,007.  The net change of approximately $300,000 resulted from higher payroll and related employee expenses, higher professional fees, higher non-cash compensation charges, higher commission expenses and higher research and development expenses.

WiFiMed has not reduced its net loss, for the three months ended September 30, 2006 or for the three months ended September 30, 2005, by any tax benefit, and consequently, for both periods, its net loss was the same before and after taxes.

Net Loss per Share - For the three months ended September 30, 2006 and September 30, 2005, net loss was $0.14 and $0.06 per share, respectively.  Per share losses for the three months ended September 30, 2006 and September 30, 2005 period were based on 3,441,786 and 2,952,500 weighted average shares, respectively.

Nine months ended September 30, 2006 as compared to the nine months ended September 30, 2005.

Sales – Total sales for the nine months ended September 30, 2006 were $0, compared to $8,038 in the nine months ended September 30, 2005.

Costs and Expenses - Total operating expenses for the nine months ended September 30, 2006 were $1,027,692, compared to $661,817 in the nine months ended September 30, 2005.

General and administrative expenses in the nine months ending September 30, 2006 were $819,578, which consisted primarily of payroll and related employee expenses of $364,239; professional fees of $292,466 for consulting, legal and accounting services; $111,951 for commissions; and $27,906 for travel, meals and entertainment.  Other expenses for the period were research and development, $153,550; non-cash compensation charges, $26,010; rent, $17,586; and depreciation, $10,968.  Interest expense for the period was $21,206.

General and administrative expenses in the nine months ending September 30, 2005 were $450,448 which consisted primarily of payroll and related employee expenses of $135,022; professional fees of $199,852 for consulting, legal and accounting services; $23,712 for commissions; and $33,521 for travel, meals and entertainment.  Other expenses for the period were research and development, $186,300; rent, $16,819; and depreciation, $8,250.  Interest expense for the period was $13,178.

Net Loss - Net loss, before taxes, for the nine months ended September 30, 2006 was $1,057,958.  Net loss, before taxes, for the nine months ended September 30, 2005 was $676,981.  The net change of approximately $380,000 resulted from higher payroll and related employee expenses, higher professional fees, higher non-cash compensation charges and higher commission expenses, offset by lower research and development expenses.

WiFiMed has not reduced its net loss, for the nine months ended September 30, 2006 or for the nine months ended September 30, 2005, by any tax benefit, and consequently, for both periods, its net loss was the same before and after taxes.

Net Loss per Share - For the nine months ended September 30, 2006 and September 30, 2005, net loss was $0.33 and $0.23 per share, respectively.  Per share losses for the first nine months of 2006 and for the comparable 2005 period were based on 3,190,551 and 2,952,500 weighted average shares, respectively.

Liquidity and Capital Resources

As of September 30, 2006, WiFiMed's cash balance was $0, as compared to $13,818 on December 31, 2005.  At September 30, 2006 WiFiMed had an accumulated deficit of $3,574,101 and working capital deficit of $653,698.  As disclosed below, WiFiMed requires additional working capital in order to develop its business operations.

As of December 31, 2005, WiFiMed liabilities totaled $1,000,631, which consisted of accrued but unpaid compensation to officers and employees of $290,942; accounts payable of $192,505; accrued expenses of $138,176; loans and notes payable of $132,000 deferred and unearned revenue of $127,035; loans and notes payable to an officer of $98,773; bank line of credit of $20,200.

As of September 30, 2006, total liabilities were $895,144, which consisted of accounts payable of $279,905; deferred and unearned revenue of $127,035; loans and notes payable of $202,000; accrued expenses of $123,165; loans and notes payable to officer of $93,500; accrued but unpaid compensation of $20,000; bank line of credit of $23,529; and deferred compensation charges of $26,010.

WiFiMed intends to meet its cash needs for the next 12 months by the sale of securities or borrowings.  WiFiMed needs to raise approximately $5 million to $10 million in capital in order to pursue its business plan over the next 12 months, and the required additional financing may not be available on acceptable terms, or at all.  No binding commitment for an investment in WiFiMed has been made, and a number of factors beyond its control may make any future financings uncertain.  There is no assurance WiFiMed will be able to sell its securities or borrow funds to pursue its business objectives.  WiFiMed will require the infusion of capital to sustain planned growth and failure to raise enough capital to continue operations may hold a significant risk to its shareholders.

Ability to Continue as a Going Concern and Plan of Operation

WiFiMed consolidated financial statements, which are included in this information statement, have been presented on a going concern basis, which contemplates the realization and the satisfaction of liabilities in the normal course of business.  WiFiMed liquidity has been adversely affected by losses of more than $3,500,000 since its incorporation date, December 2004, which raises substantial doubt about WiFiMed's ability to continue as a going concern without additional capital contributions and/or achieving profitable operations.  WiFiMed's management's plan includes raising additional capital either in the form of common stock or convertible securities and continuing its research and development efforts and pursuing clinical trials to obtain the necessary approvals to market its products.  There can be no assurance, however, that WiFiMed will be successful in accomplishing its objectives.

As disclosed above, WiFiMed requires approximately $5,000,000 to $10,000,000 in working capital in order to pursue its business plan over the next twelve months.  Such funds shall be used for continued research and development; sales and marketing; and general working capital purposes.

Capital Expenditures

During the first nine months of 2006 and 2005 WiFiMed purchased $11,170 and $37,059 of capital equipment, largely computer equipment, software and demonstration units.

Research and Development

WiFiMed spent approximately $153,550 on research and development activities for the nine months ended September 30, 2006.  These activities were focused on developing and refining our proprietary technology

Recent Accounting Policies

On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), "Share-Based Payment," which is a revision of FASB Statement No. 123, "Accounting for Stock-Based Compensation."  Statement 123(R) supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and amends FASB Statement No. 95, "Statement of Cash Flows."  The approach to accounting for share-based payments in Statement 123(R) is similar to the approach described in Statement 123.  However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values and no longer allows pro forma disclosure as an alternative to financial statement recognition.

Critical Accounting Policies

Revenue recognition

The Company's revenue consists of revenues from the licensing of software to end user customers; fees for services rendered to include installation, training, implementation, and customer maintenance contracts; fees for the resale of certain computer equipment; and the outsourcing or hosting of services.

The Company recognizes software license revenue under Statement of Position No 97-2 "Software Revenue Recognition" as amended by Statement of Position No. 98-9, "Software Revenue Recognition With Respect to Certain Transactions", Emerging Issues Task Force 00-21, "Revenue Arrangements with Multiple Deliverables", and related interpretations.

Sales of licensed software are recognized as revenue upon delivery and installation of the software at the customer site.  Sometimes our agreements with customers include acceptance provisions, in which case revenue is not recognized prior to customer acceptance.  Regardless of the form of sale, no revenue is recognized without persuasive evidence of an arrangement existing.  Persuasive evidence is determined to be a signed purchase order received from the customer or an equivalent form for those customers lacking a formalized purchase order system.  In the case where customer acceptance is required, persuasive evidence includes this customer acceptance documentation.  In the case of software license sales, a software license agreement signed by both parties is often required in addition to a purchase order or equivalent.  Additionally, revenue is only recognized when a selling price is fixed or determinable and collectibility of the receivable is deemed to be probable.

Service revenues such as training, installation and implementation are recognized when the service is complete and acknowledged by the customer.  Fees charged to customers for post-contract Customer Support are recognized ratably over the term of the contract.  Costs related to maintenance obligations are expensed as incurred.

Sales which constitute a multiple-element arrangement are accounted for by determining if the elements can be accounted for as separate accounting units, and if so, by applying values to those units for which there is vendor specific objective evidence of their fair value.  We use the residual method to apply any remaining balance to the remaining elements of the arrangement.  More specifically, this methodology applies when there is embedded maintenance (post-contract customer support) involved in the sale of a software license, or when the sale of a software license is made in conjunction with required installation services.  In the latter case, the recognition of the software license is deferred until installation is completed.  Fees relating to the delivery of equipment are also incurred and deferred until recognition of the software license is appropriate, and shown on the balance sheet as deferred cost of goods sold.

The Company's revenues generated through hosting solutions are recognized using the proportional performance method.  Revenues are recognized in the month services are rendered and earned under service agreements with clients where service fees are fixed or determinable.  Accounts receivable are recorded when the Company invoices its customer for goods and/or services rendered, pursuant to contractual terms.  Purchased inventory is reduced at the time that goods are shipped to the customer.

Software development expenditures

The Company accounts for its software development costs that will be sold, leased, or otherwise marketed in accordance with Statement of Financial Accounting Standards Board ("FASB") 86 "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed."  Accordingly, software development costs are capitalized once technological feasibility has been established and continues until the product is available for general market release.  These capitalized costs are subject to an ongoing assessment of recoverability based on anticipated future revenues and changes in hardware and software technologies.  During 2005 and 2004, the Company expensed software development costs as incurred because the net realizable value was not assured.  These costs totaled $242,159 and $229,150 at December 31, 2005 and 2004, respectively.

RISK FACTORS

You are urged to read and carefully consider the following risk factors.

Risks Relating to the Merger

Bellacasa Productions may not realize the anticipated benefits of the merger.

Economic conditions change quickly, and WiFiMed's business plan may never be realized and our stock price will decrease.  WiFiMed has not experienced substantial growth over the past two years and has an accumulated deficit of approximately $3,575,000 as of September 30, 2006.

Nevertheless, Bellacasa Productions' Board of Directors believes that the spin-off of Aquamer and implementing WiFiMed's business will permit the combined companies to achieve a greater level of success than is possible with Bellacasa Productions' current business.  However, there can be no assurance that, following the merger, WiFiMed's business will ever achieve a greater level of success.

The Merger will dilute your percentage ownership of Bellacasa Productions' common stock.

The merger will dilute the percentage ownership held by Bellacasa Productions' shareholders when compared to their ownership prior to the merger.  Based upon the estimated capitalization of both Bellacasa Productions and WiFiMed, at the effective time of the merger Bellacasa Productions' shareholders will hold approximately 14% of Bellacasa Productions' outstanding capital stock following the merger.  WiFiMed plans to use additional stock issuances in its potential acquisitions.  These stock issuances may cause further dilution to current Bellacasa Productions shareholders.

The aggregate number of shares of Bellacasa Productions' common stock issued to WiFiMed shareholders in the Merger is fixed and will not be adjusted in the event of any change in the stock price.

Under the merger agreement, each outstanding share of WiFiMed common stock on a fully diluted basis will be exchanged for 86% of outstanding (approximately 24,672,569) shares of Bellacasa Productions' common stock.  The percentage of shares issued to WiFiMed shareholders in the merger is fixed and will not be adjusted for any fluctuation in the market price of Bellacasa Productions' common stock.

Even following the Merger Bellacasa Productions may be exposed to liabilities resulting from its current business operations.

As a condition to the proposed merger with WiFiMed, Bellacasa Productions must dispose of all of its assets and liabilities.  Even though Bellacasa Productions will have disposed of Aquamer, there can be no assurance that a third party will not make claims against Bellacasa Productions for actions taken by the former company.

Risk Factors Related to the Distribution of Aquamer Stock

There is no recent operating history of Aquamer as an independent company.

Aquamer does not have a recent operating history as an independent company.  Accordingly, the historical financial information included herein may not necessarily reflect the results of operations and financial position had Aquamer been operated independently of Bellacasa Productions during the periods presented.  In addition, the financial information does not reflect changes that may occur in the operations of Aquamer as a result of the distribution of Aquamer stock.

There will be an absence of Bellacasa Productions and other sources of financial support for Aquamer.

Financial support from Bellacasa Productions will no longer be available following the distribution of Aquamer stock.  Aquamer will be responsible for obtaining its own financing and may experience a higher cost of capital or be unable to obtain the capital necessary to conduct its operation.

Successful implementation of any growth strategy after the distribution of Aquamer stock will likely require continued access to capital.  Growth will be limited unless it is able to obtain capital through additional debt or equity financings.  We cannot assure you that debt or equity financings will be available as required for acquisitions or other needs.  Even if financing is available, it may not be on terms that are favorable to Aquamer or sufficient for its needs.  If Aquamer is unable to obtain sufficient financing, it may be unable to fully implement its growth strategy after the distribution of Aquamer stock.

There is no prior trading market for Aquamer's common stock.

We anticipate that, after the merger and the spin-off, shares of Aquamer will be traded on the OTC Bulletin Board.  There is no established public market for the trading of the Aquamer common stock.  There can be no assurance as to the prices at which the common stock will trade.  Until an orderly market develops, the prices at which shares trade may fluctuate significantly.  Prices for the shares of common stock will be determined in the marketplace and may be influenced by many factors, including the ability of Aquamer to successfully conduct business operations as an independent company, the depth and liquidity of the market for the shares, investor perception of the company and the industry in which the company participates, and general economic and market conditions.

The distribution is a taxable event to our shareholders.

Shareholders will experience a taxable event upon the receipt of Aquamer shares in the spin-off.  The value of a share of Aquamer common stock will be the fair market value at the time of the spin-off.  See "Certain Material Federal Income Tax Matters" for further discussion on this point.

Risk Factors Relating to WiFiMed's Business

WiFiMed has limited operating history upon which you may evaluate its business and prospects.

WiFiMed's business must be considered in light of risks, expenses, delays, problems, and difficulties frequently encountered by development stage companies.  To date, WiFiMed has generated limited revenue.  WiFiMed's operations have been primarily limited to organizing and staffing its company, acquiring, developing and securing its proprietary technology and undertaking, pilot programs of its principal product Tablet MD.  These operations provide a limited basis for you to assess WiFiMed's ability to commercialize its product candidates and the advisability of investing in its securities.  Even if WiFiMed achieves profitability, it may not be able to sustain or increase its profitability on a quarterly or annual basis.  As a result, you should consider WiFiMed's prospects in light of the early stage of its business in a new and rapidly evolving market.

WiFiMed will need to raise additional capital to operate its business.

To date, WiFiMed has generated limited revenues.  WiFiMed will have to fund all of its operations and capital expenditures from private financing.  WiFiMed will need to seek additional sources of financing, which may not be available on favorable terms, if at all.  If WiFiMed does not succeed in raising additional funds on acceptable terms, it may be unable to complete planned trial programs.  In addition, WiFiMed could be forced to discontinue product development, reduce or forego sales and marketing efforts and forego attractive business opportunities.  Any additional sources of financing will likely involve the issuance of WiFiMed's equity securities, which will have a dilutive effect on its stockholders.

WiFiMed consolidated financial statements, which are included in this information statement, have been presented on a going concern basis, which contemplates the realization and the satisfaction of liabilities in the normal course of business.  WiFiMed liquidity has been adversely affected by losses of more than $3,000,000 since its incorporation date, December 2004, which raises substantial doubt about WiFiMed's ability to continue as a going concern without additional capital contributions and/or achieving profitable operations.  WiFiMed's management's plan includes raising additional capital either in the form of common stock or convertible securities and continuing its research and development efforts and pursuing clinical trials to obtain the necessary approvals to market its products.  There can be no assurance, however, that WiFiMed will be successful in accomplishing its objectives.

WiFiMed is not currently profitable and may never become profitable.

WiFiMed has a history of losses and expects to incur substantial losses and negative operating cash flow for the foreseeable future, and may never achieve or maintain profitability.  Even if WiFiMed succeeds in developing and commercializing one or more of its products, WiFiMed may incur substantial losses for the foreseeable future and may never become profitable.  WiFiMed also may incur significant operating and capital expenditures and anticipates that its expenses will increase substantially in the foreseeable future as WiFiMed:

·  continues to undertake development and pilot testing of its current and new product candidates;
·  implements additional internal systems and infrastructure; and
·  hires additional personnel.

WiFiMed may also experience negative cash flow for the foreseeable future as it funds its operating losses and capital expenditures.  As a result, WiFiMed may need to generate significant revenues in order to achieve and maintain profitability.  WiFiMed may not be able to generate these revenues or achieve profitability in the future.  WiFiMed's failure to achieve or maintain profitability could negatively impact the value of its stock.

Physicians and medical service providers may not accept and use WiFiMed's products.

Acceptance and use of WiFiMed's product will depend upon a number of factors including:

·  perceptions by members of the health care community, including physicians, about the reliability and effectiveness of its product;
·  benefit and cost-effectiveness of its product relative to competing products; and
·  effectiveness of marketing and distribution efforts by WiFiMed and its licensees and distributors, if any.

Because WiFiMed expects sales of its current product candidates, if approved, to generate substantially all of its product revenues for the foreseeable future, the failure of Tablet MD to find market acceptance would harm WiFiMed's business and could require it to seek additional financing.

Developments by competitors may render WiFiMed's products or technologies obsolete or non-competitive.

WiFiMed may encounter competition with greater resources.  Other persons and entities are engaged in, or may become engaged in, the business conducted by WiFiMed, many of which may have greater financial resources, personnel, and experience than WiFiMed.  There can be no assurance that additional competitors will not enter markets served or proposed to be served by WiFiMed, that WiFiMed will be able to compete successfully, or that WiFiMed will have adequate funds to compete.

Tablet MD is technologically complex and may contain undetected defects or errors.

Despite testing, defects or errors may occur in Tablet MD or new products or in connection with the implementation, customization, consulting and other technical services it provides.  Defects or errors in WiFiMed's products could result in loss of revenues or market share, failure to achieve market acceptance, diversion of development resources, injury to WiFiMed's reputation, increased insurance costs and increased service and warranty costs, any of which could materially harm its business.  WiFiMed intends to reduce the risk of losses resulting from defects and errors through insurance coverage and through warranty disclaimers and liability limitation provisions in its sales agreements.  Even where contractual agreements attempt to limit WiFiMed's liability, those liability-limiting contractual provisions may not be enforceable in every instance.  If a court were to refuse to enforce the liability-limiting provisions of one or more of its contracts, or if liabilities arise that are not contractually limited or adequately covered by insurance, WiFiMed's business could be adversely impacted.

WiFiMed's systems are subject to certain security risks.

Despite the implementation of security measures, Tablet MD may be vulnerable to unauthorized access, computer viruses and other disruptive problems.  Customers may experience, interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others.  Unauthorized access could also potentially jeopardize the security of customers' and WiFiMed's confidential information stored in the Tablet MD that may result in liability to customers and also may deter potential customers from using its products and services.  Although WiFiMed intends to continue to implement industry-standard security measures, such measures have been circumvented in the past, and there can be no assurance that measures that it implements will not be circumvented in the future.  Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to WiFiMed's customers, which could have a material adverse effect on its business, operating results and financial condition.

Tablet MD may be subject to intensive regulation relating to the collection, storage, use and transmission of patient data and other information.

The healthcare industry is highly regulated and is subject to changing political, economic and regulatory influences.  Federal and state legislatures have periodically considered programs to reform or amend the U.S. healthcare system at both the federal and state level and to change healthcare financing and reimbursement systems, such as the Balanced Budget Act of 1997 and the Medicare Modernization Act of 2003.  These programs may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates or otherwise change the environment in which healthcare industry participants operate.  Current or future government regulations or healthcare reform measures may affect WiFiMed's business.  Healthcare industry participants may respond by reducing their investments or postponing investment decisions, including investments in WiFiMed's products and services.

In addition to industry regulation, medical billing and collection activities are governed by numerous federal and state civil and criminal laws.  Under the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"), final rules were published regarding standards for electronic transactions as well as standards for privacy and security of individually identifiable health information.  HIPAA, in part, governs the collection, use, storage and disclosure of health information for the purpose of safeguarding the privacy and security of such information.  Persons who believe health information has been misused or disclosed improperly may file complaints against offending parties, which may lead to investigation and potential civil and criminal penalties from Federal or state governments.  The HIPAA rules set new or higher standards for the healthcare industry in handling healthcare transactions and information, with penalties for noncompliance.  WiFiMed may incur costs to ensure that Tablet MD complies with these rules.  Compliance with these rules may prove to be more costly than WiFiMed currently anticipate.

While WiFiMed believes that Tablet MD will be fully and properly prepared to permit the processing of electronic medical claims in a HIPAA-compliant format, there can be no assurance that third parties, including healthcare providers and payors, will likewise be prepared to supply all the data elements required to process electronic medical claims and make electronic remittance under HIPAA's standards.  WiFiMed has made and expects to continue to make investments in product enhancements to support customer operations that are regulated by HIPAA.  Responding to HIPAA's impact may require WiFiMed to make additional investments in Tablet MD or charge higher prices.

The passage of HIPAA is part of a wider healthcare reform initiative.  WiFiMed expects that the debate on healthcare reform will continue.  WiFiMed also expects that the federal government as well as state governments will pass laws and issue regulations addressing healthcare issues and reimbursement of healthcare providers.  WiFiMed cannot predict whether regulators will enact new legislation and regulations, and, if enacted, whether such new developments will adversely affect its business, operating results or financial condition.

If WiFiMed fails to adequately protect or enforce its intellectual property rights or secure rights to patents of others, the value of its intellectual property rights would diminish.

WiFiMed's success, competitive position and future revenues will depend in part on its ability to obtain and maintain patent protection for its products, methods, processes and other technologies, to preserve its trade secrets, to prevent third parties from infringing on its proprietary rights and to operate without infringing the proprietary rights of third parties.  WiFiMed has applied for two utility patents for Patient Workflow Process ("PWP") and Global Synchronization Technology ("GST") and a provisional patent for Cross Mapping Technology ("CMT") with the U.S. Patent and Trademark Office.  WiFiMed is in the process of filing two additional patent applications for Transcription Free Dictation ("TFD") and Complex Reporting Administration and Multiphase Processor.  In addition to WiFiMed's U.S. patent applications, it filed an international patent application for PWP.  However, WiFiMed cannot predict:

·  the degree and range of protection any patents will afford WiFiMed against competitors, including whether third parties will find ways to invalidate or otherwise circumvent its licensed patents;
·  if and when the pending patents will issue;
·  whether or not others will obtain patents claiming aspects similar to those covered by WiFiMed's licensed patents and patent applications; or
·  whether WiFiMed will need to initiate litigation or administrative proceedings, which may be costly whether we win or lose.

WiFiMed's success also depends upon the skills, knowledge and experience of its technical personnel, its consultants and advisors as well as the customers to whom WiFiMed licenses its proprietary software and technology when it conducts pilot programs.  To help protect WiFiMed's proprietary know-how and its inventions for which patents may be unobtainable or difficult to obtain, it relies on trade secret protection, confidentiality agreements and license agreements.  To this end, WiFiMed requires all of its employees and consultants to enter into agreements, which prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to WiFiMed of the ideas, developments, discoveries and inventions important to its business.  WiFiMed also requires customers to enter into exclusive license agreements and confidentiality agreements.

These agreements may not provide adequate protection for WiFiMed's trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure or the lawful development by others of such information.  If any of WiFiMed's trade secrets, know-how or other proprietary information is disclosed, the value of its trade secrets, know-how and other proprietary rights would be significantly impaired and its business and competitive position would suffer.

If WiFiMed infringes the rights of third parties it could be prevented from selling products, forced to pay damages, and defend against litigation.

If WiFiMed products, methods, processes and other technologies infringe the proprietary rights of other parties, it could incur substantial costs and may have to:

·  obtain licenses, which may not be available on commercially reasonable terms, if at all;
·  redesign its products or processes to avoid infringement;
·  stop using the subject matter claimed in the patents held by others, which could cause WiFiMed to lose the use of one or more of its product candidates;
·  pay damages; or
·  defend litigation or administrative proceedings, which may be costly whether we win or lose, and which could result in a substantial diversion of its valuable management resources.

WiFiMed may not successfully manage its growth.

WiFiMed's success will depend upon the expansion of its operations and the effective management of its growth, which will place a significant strain on WiFiMed's management and on its administrative, operational and financial resources.  To manage this growth, WiFiMed must expand its facilities, augment its operational, financial and management systems and hire and train additional qualified personnel.  If WiFiMed is unable to manage its growth effectively, its business would be harmed.

WiFiMed is substantially dependent on the services of Jeffrey A. Simon, its President and CEO.

The loss of the services of Mr. Simon in the future could have a material, adverse affect on the implementation of WiFiMed's plan of operation, results of operations and future liquidity.  WiFiMed finalized an employment agreement with Mr. Simon on May 1, 2006.  The loss of the services of Mr. Simon in the future could have a material, adverse effect on the implementation of WiFiMed's plan of operation, results of operations and future liquidity.  To help offset any adverse effects upon the loss of the services of Mr. Simon, WiFiMed may acquire key man life insurance on Mr. Simon in an amount and term to be determined by WiFiMed's directors; however, to date WiFiMed has no D&O insurance.

WiFiMed is controlled by current officers, directors and principal stockholders.

WiFiMed's directors, executive officers and principal stockholders holding 5% or greater beneficially will own approximately 46.7 percent of the outstanding shares of common stock of Bellacasa Productions assuming completion of the merger.  Accordingly, WiFiMed's executive officers, directors, principal stockholders and certain of their affiliates will have the ability to exert substantial influence over the election of Bellacasa's Board of Directors and the outcome of issues submitted to its stockholders.

The lack of experience of WiFiMed's management team may put it at a competitive disadvantage.

WiFiMed's management team lacks public company experience, which could impair its ability to comply with legal and regulatory requirements such as those imposed by Sarbanes-Oxley Act of 2002.  The individuals who now constitute management have never had responsibility for managing a publicly traded company.  Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis.  WiFiMed intends to hire additional executive level employees, but there can be no assurance that its current or future management will be able to implement and affect programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance, and reporting requirements.  WiFiMed's failure to do so could lead to penalties, loss of trading liquidity, and regulatory actions and further result in the deterioration of its business.

PRO FORMA UNAUDITED BALANCE SHEET

Balance Sheet as of September 30, 2006

The following pro forma unaudited consolidated financial information gives effect to the sale of assets and the share exchange. This pro forma balance sheet assumes the transactions occurred as of September, 30 2006. The pro forma unaudited consolidated financial information is presented for illustrative purposes only. It is not necessarily indicative of the operating results or financial position that would have occurred if the asset sale and share exchange had been consummated at the beginning of the period indicated, nor is such information indicative of the future results or financial position of Bellacasa after the asset sale and share exchange.

			Book Value of
		Distribution of	Bellacasa		Effect of	Effect of	Post
		Aquamer	Prior to	Book Value of	1 for 10	Exchange	Share
	Bellacasa	Assets	Share Exchange	WiFiMed	Reverse Split	of Shares	Exchange

ASSETS
Current assets:
Cash	$26,166	$(26,166)	$0	$0			$0
Accounts receivable, net	0		0	107,237			107,237
Deferred cost of revenue	0		0	32,730			32,730
Prepayments under product	140,000	(140,000)	0	0			0
supply agreement
Prepaid expenses	0	0	0	26,430			26,430

Total current assets	$166,166	$(166,166)	$0	$166,397	$0	$0	$166,397

Property and equipment, net	0	0	0	42,593			42,593
Security deposits	0		0	6,446			6,446
Advances to related party	34,464	(34,464)	0	0			0

	$200,630	$(200,630)	$0	$215,436	$0	$0	$215,436

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	54,523	(54,523)	0	279,905			279,905
Accrued expenses	20,100	(5,850)	14,250	123,165			137,415
Deferred revenue	0		0	127,035			127,035
Bank line of credit	0		0	23,529			23,529
Loans and notes payable	0		0	202,000			202,000
Loans and notes payable to officer	0		0	93,500			93,500
Payroll payable	0		0	20,000			20,000
Accrued liability to issue common stock	0		0	0			0
Advances from stockholder	50,000		50,000	0			50,000
Other current liabilities	0		0	0			0

Total currrent liabilities	$124,623	$(60,373)	$64,250	$869,134	$0	$0	$933,384

Long-term liabilities:
Convertible note payable	0		0	0			0
to related party
Deferred compensation	0		0	26,010			26,010

Stockholders' equity:
Common stock, $0.0001 par value						2,820	2,820
75,000,000 shares authorized
28,199,742 shares issued and outstanding
Common stock, $0.0001 par value	3,948		3,948		(3,553)	(395)	0
50,000,000 shares authorized
39,479,648 shares issued and outstanding
Preferred stock, $0.0001 par value	0		0				0
25,000,000 shares authorized
0 shares issued and outstanding
Series A preferred stock, $0.01 par value			0	29,410		(29,410)	0
3,000,000 shares authorized
2,940,994 shares issued and outstanding
Series B preferred stock, $0.01 par value			0	9,509		(9,509)	0
1,785,143 shares authorized
950,823 shares issued and outstanding
Common stock, $0.01 par value			0	35,725		(35,725)	0
20,000,000 shares authorized
3,297,500 shares issued and outstanding
Additional paid in capital	788,703		788,703	2,819,749	3,553	(784,682)	2,827,323
Retained deficit	(716,644)	(140,257)	(856,901)	(3,574,101)		856,901	(3,574,101)

Total stockholders' equity	$76,007	$(140,257)	$(64,250)	$(679,708)	$0	$0	$(743,958)

	$200,630	$(200,630)	$0	$215,436	$0	$0	$215,436

PRO FORMA UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the nine months ended September 30, 2006

The following pro forma unaudited consolidated financial information gives effect to the sale of assets and the share exchange. This pro forma statement of operations assumes the transactions occurred as of January 1, 2006. The pro forma unaudited consolidated financial information is presented for illustrative purposes only. It is not necessarily indicative of the operating results or financial position that would have occurred if the asset sale and share exchange had been consummated at the beginning of the period indicated, nor is such information indicative of the future results or financial position of Bellacasa after the asset sale and share exchange.

			Book Value of
			Bellacasa		Effect of	Effect of	Post
		Aquamer	Prior to	Book Value of	1 for 10	Exchange	Share
	Bellacasa	Income	Share Exchange	WiFiMed	Reverse Split	of Shares	Exchange

Revenue	$0		$0	$0			$0
Cost of revenue	0	0	0	36			36

Gross margin	$0	$0	$0	$(36)	$0	$0	$(36)

Costs and expenses:
General & administrative	138,312		138,312	863,174			1,001,486
Research & development	0		0	153,550			153,550
Depreciation	569		569	10,968			11,537
Interest, net of interest income	2,480		2,480	21,206			23,686

Total costs and expenses	141,361	0	141,361	1,048,898	0	0	1,190,259

Other income / (expense)	0	(140,257)	(140,257)	(9,024)			(149,281)

Loss before income taxes	(141,361)	(140,257)	(281,618)	(1,057,958)	0	0	(1,339,576)

Income taxes	0		0	0			0

Net loss	$(141,361)	$(140,257)	$(281,618)	$(1,057,958)	$0	$0	$(1,339,576)

Basic and diluted loss per share	(NIL )			$(0.33)			$(0.06)
Weighted average number of shares outstanding	39,285,499			3,190,551			21,800,789

PRO FORMA UNAUDITED BALANCE SHEET

Balance Sheet as of December 31, 2005

The following pro forma unaudited consolidated financial information gives effect to the distribution and the merger.  This pro forma balance sheet assumes the transactions occurred as of January 1, 2005.  The pro forma unaudited consolidated financial information is presented for illustrative purposes only.  It is not necessarily indicative of the operating results or financial position that would have occurred if the distribution and merger had been consummated at the beginning of the period indicated, nor is such information indicative of the future operating results or financial position of WiFiMed after the distribution and merger.

			Book Value of
		Distribution of	Bellacasa		Effect of	Effect of	Post
		Aquamer	Prior to	Book Value of	1 for 10	Exchange	Share
	Bellacasa	Assets	Share Exchange	WiFiMed	Reverse Split	of Shares	Exchange

ASSETS
Current assets:
Cash	$122,482	($122,482)	$0	$13,818			$13,818
Accounts receivable, net	0		0	107,237			107,237
Deferred cost of revenue	0		0	32,730			32,730
Prepayments under product	140,000	(140,000)	0	0			0
supply agreement
Prepaid expenses	0		0	17,011			17,011

Total current assets	$262,482	($262,482)	$0	$170,796	$0	$0	$170,796

Property and equipment, net	569	(569)	0	42,391			42,391
Security deposits	0		0	6,446			6,446
Advances to related party	33,594	(33,594)	0	0			0

	$296,645	($296,645)	$0	$219,633	$0	$0	$219,633

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	75,926	(75,926)	0	192,505			192,505
Accrued expenses	16,950	(4,950)	12,000	138,176			150,176
Deferred revenue	0		0	127,035			127,035
Bank line of credit	0		0	20,200			20,200
Loans and notes payable	0		0	132,000			132,000
Loans and notes payable to officer	0		0	98,773			98,773
Payroll payable	0		0	290,942			290,942
Accrued liability to issue common stock	15,800	(15,800)	0	0			0
Advances from stockholder	50,000		50,000	0			50,000
Other current liabilities	0		0	1,000			1,000

Total currrent liabilities	$158,676	($96,676)	$62,000	$1,000,631	$0	$0	$1,062,631

Long-term liabilities:
Conversion of note payable	87,570	(87,570)	0	0			0
to related party
Deferred compensation	0		0	0			0

Stockholders' equity:
Common stock, $0.0001 par value						2,820	2,820
75,000,000 shares authorized
28,199,742 shares issued and outstanding
Common stock, $0.0001 par value	3,822		3,822		(3,440)	(382)	0
50,000,000 shares authorized
38,214,648 shares issued and outstanding
Preferred stock, $0.0001 par value	0		0				0
25,000,000 shares authorized
0 shares issued and outstanding
Series A preferred stock, $0.01 par value			0	26,449		(26,449)	0
3,000,000 shares authorized
2,644,916 shares issued and outstanding
Series B preferred stock, $0.01 par value			0	8,387		(8,387)	0
1,785,143 shares authorized
838,745 shares issued and outstanding
Common stock, $0.01 par value			0	29,525		(29,525)	0
20,000,000 shares authorized
2,952,500 shares issued and outstanding
Additional paid in capital	621,859		621,859	1,670,774	3,440	(625,758)	1,670,315
Retained deficit	(575,282)	(112,399)	(687,681)	(2,516,133)		687,681	(2,516,133)

Total stockholders' equity	$50,399	($112,399)	($62,000)	($780,998)	$0	($0)	($842,998)

	$296,645	($296,645)	$0	$219,633	$0	($0)	$219,633

PRO FORMA UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the twelve months ended December 31, 2005

The following pro forma unaudited consolidated financial information gives effect to the distribution and the merger and assumes the transactions occurred as of January 1, 2005.  The pro forma unaudited consolidated financial information is presented for illustrative purposes only.  It is not necessarily indicative of the operating results or financial position that would have occurred if the asset sale and merger had been consummated at the beginning of the period indicated, nor is such information indicative of the future operating results or financial position of WiFiMed after the distribution and merger.

			Book Value
			of Bellacasa		Effect of	Effect of	Post
		Aquamer	Prior to Share	Book Value	1 for 10	Exchange	Share
	Bellacasa	Income	Exchange	of WiFiMed	Reverse Split	of Shares	Exchange

Revenue	$0		$0	$8,128			$8,128
Cost of revenue	0	0	0	16,559			16,559

Gross margin	$0	$0	$0	($8,431)	$0	$0	($8,431)

Costs and expenses:
General & administrative	112,790		112,790	679,804			792,594
Research & development	0		0	242,159			242,159
Depreciation	1,036		1,036	11,293			12,329
Interest, net of interest income	7,890		7,890	33,365			41,255

Total costs and expenses	121,716	0	121,716	966,621	0	0	1,088,337

Other income / (expense)	0	(112,399)	(112,399)	0			(112,399)

Loss before income taxes	(121,716)	(112,399)	(234,115)	(975,052)	0	0	(1,209,167)

Income taxes	0		0	0			0

Net loss	($121,716)	($112,399)	($234,115)	($975,052)	$0	$0	($1,209,167)

Basic and diluted loss per share	(NIL )			($0.33)			($0.06)
Weighted average number of shares outstanding	37,519,011			2,952,500			18,762,033

RIGHTS OF DISSENTING SHAREHOLDERS

Under Nevada law, a stockholder is entitled to dissent from, and obtain cash payment for the fair value of his or her shares (i) in the event of consummation of a plan of merger or plan of exchange in which the Nevada corporation is a constituent entity, and (ii) any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, by laws or a resolution of the Board of Directors provides that voting or non voting stockholders are entitled to dissent and obtain payment for their shares.

You do have the right to dissent from the spin-off (disposal of assets) and obtain cash payment for the "fair value" of your shares, as determined in accordance with the NRS.  Below is a description of the steps you must take if you wish to exercise dissenters' rights with respect to the disposal of assets under NRS Sections 92A.300 to 92A.500, the Nevada dissenters' rights statute.  The text of the statute is set forth in Exhibit D.  This description is not intended to be complete.  If you are considering exercising your dissenters' rights with respect to the disposal of assets, you should review NRS Sections 92A.300 to 92A.500 carefully, particularly the steps required to perfect dissenters' rights.  Failure to take any one of the required steps may result in termination of your dissenters' rights under Nevada law.  If you are considering dissenting, you should consult with your own legal advisor.

To exercise your dissenter's rights, you must:

·  before the effective date of the spin-off, deliver written notice to Bellacasa Productions, Inc. c/o Corporate Secretary, 68 Phillips Beach Ave., Swampscott, Massachusetts  01907, stating that you intend to demand payment for your shares if the spin-off is completed; and
·  in the event the Company was accepting proxies, not vote your shares in favor of the spin-off, either by proxy or in person.If you satisfy these conditions, we will send you a written dissenter's notice within 10 days after the disposal is effective.

This dissenter's notice will:
·  specify where you should send your payment demand and where and when you must deposit your stock certificates, if any;
·  inform holders of uncertificated shares to what extend the transfer of their shares will be restricted after their payment demand is received.
·  supply a form of payment demand that includes the date the disposal of assets was first publicly announced and the date by which you insist have acquired beneficial ownership of your shares in order to dissent;
·  set a date by when we must receive the payment demand, which may not be less than 30 or more than 60 days after the date the dissenters' notice is delivered; and
·  provide you a copy of Nevada's dissenters' rights statute.

After you have received a dissenter's notice, if you still wish to exercise your dissenters' rights, you must:

·  demand payment either through the delivery of the payment demand form to be provided or other comparable means;
·  certify whether you have acquired beneficial ownership of the shares before the date set forth in the dissenter's notice; and
·  deposit your certificates, if any, in accordance with the terms of the dissenter's notice.

FAILURE TO DEMAND PAYMENT IN THE PROPER FORM OR DEPOSIT YOUR CERTIFICATES AS DESCRIBED IN THE DISSENTER'S NOTICE WILL TERMINATE YOUR RIGHT TO RECEIVE PAYMENT FOR YOUR SHARES PURSUANT THE NEVADA'S DISSENTERS' RIGHTS STATUTE.  YOUR RIGHTS AS A STOCKHOLDER WILL CONTINUE UNTIL THOSE RIGHTS ARE CANCELLED OR MODIFIED BY THE COMPLETION OF THE DISPOSAL OF ASSETS.

Within 30 days after receiving your properly executed payment demand, the Company will pay you what we determine to be the fair value of your shares, plus accrued interest (computed from the effective date of the disposal of assets until the date of payment).  The payment will be accompanied by:

·  the Company's balance sheet as of the end of a fiscal year ended not more than 16 mouths before the date of payment, an income statement for that year, a statement of changes in stockholders' equity for that year, and the latest available interim financial statements, if any;
·  an explanation of how we estimated the fair value of the shares and how the interest was calculated;
·  information regarding your right to challenge the estimated fair value; and
·  a copy of Nevada's dissenters' rights statute.

The Company may elect to withhold payment from you if you became the beneficial owner of the shares on or after the date set forth in the dissenter's notice.  If we withhold payment, after the consummation of the disposal of assets, the Company will estimate the fair value of the shares, plus accrued interest, and offer to pay this amount to you until satisfaction of your demand.  The offer will contain a statement of our estimate of the fair value, an explanation of how the interest was calculated, and a statement of dissenters' rights to demand payment under NRS Section 92A.480.

If you believe that the amount the Company pays in exchange for your dissenting shares is less than the fair value of your shares or that the interest is not correctly determined, you can demand payment of the difference between your estimate and the Company's.  You must make such demand within 30 days after the Company has made or offered payment; otherwise, your right to challenge calculation of fair value terminates.

If there is still disagreement about the fair market value within 60 days after the Company receives your demand, the Company will petition the District Court of Clark County, Nevada to determine the fair value of the shares and the accrued interest.  If the Company does not commence such legal action within the 60-day period, the Company will have to pay the amount demanded for all unsettled demands.  All dissenters whose demands remain unsettled will be made parties to the proceeding, and are entitled to a judgment for either:

·  the amount of the fair value of the shares, plus interest, in excess of the amount the Company paid; or
·  the fair value, plus accrued interest, of the after-acquired shares for which we withheld payment.

The company will pay the costs and expenses of the court proceeding unless the court finds the dissenters acted arbitrarily, vexatious, or in bad faith; in such instance, the costs will be equitably distributed.  Attorney's tees will be divided as the court considers equitable.

FAILURE T0 FOLLOW THE STEPS REQUIRED BY NRS SECTIONS 92A.400 THROUGH 92A.480 FOR PERFECTING DISSENTERS' RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.  IF DISSENTERS' RIGHTS ARE NOT PERFECTED, YOU WILL BE ENTITLED TO RECEIVE THE CONSIDERATION RECEIVABLE WITH RESPECT TO SUCH SHARES IN ACCORDANCE WITH THE MERGER AGREEMENT.  IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF NEVADA'S DISSENTERS' RIGHTS STATUTE, IF YOU ARE CONSIDERING OBJECTING TO THE DISPOSAL OF ASSETS YOU SHOULD CONSULT YOUR OWN LEGAL ADVISOR.

By Order of the Board of Directors

BELLACASA PRODUCTIONS, INC.

                                                                        Marshall Sterman
                                                                         Marshall Sterman
                                                                        Chief Executive Officer

AUDITED FINANCIAL STATEMENTS OF WIFIMED, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
  and Stockholders
WiFiMed, Inc.
Delaware

            We have audited the accompanying balance sheets of WiFiMed, Inc. as of December 31, 2005 and 2004, and the related statements of operations, changes in stockholders' equity (deficit), and cash flows for the years then ended.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

            We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

            In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

            The accompanying financial statements have been prepared assuming WiFiMed, Inc. will continue as a going concern.  As discussed in Note 13 to the financial statements, the Company has incurred losses that have resulted in an accumulated deficit.  This condition raises substantial doubt about the Company's ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Rotenberg & Co., LLP
Rotenberg & Co., LLP
Rochester, New York
May 26, 2006

WiFiMed, Inc.
Balance Sheets

	December 31, 2005	December 31, 2004

ASSETS
Cash	13,818	0
A/R, net	107,237	0
Deferred COGS	32,730	0
Prepaid expenses	17,011	1,869

Total current assets	170,796	1,869

Fixed assets	62,247	49,207
Accumulated depreciation	(19,856)	(8,563)

Fixed assets, net	42,391	40,644
Security deposits	6,446	5,606

Total assets	219,633	48,119

LIABILITIES
Accounts payable	192,505	43,319
Accrued expenses	138,176	113,449
Deferred revenue	127,035	0
Bank line of credit	20,200	0
Loans and notes payable	132,000	923,750
Loans and notes payable to officer	98,773	77,574
Payroll payable	290,942	187,200
Other current liabilities	1,000	1,500

Total current liabilities	1,000,631	1,346,792

EQUITY
Series A preferred stock, par value $0.01	26,449	0
(3,000,000 and 3,000,000 authorized undesignated preferred stock &
2,644,916, 0 and 0 outstanding at 12/31/2005 & 2004, respectively.
Liquidation value of $1,190,212)
Series B preferred stock, par value $0.01	8,387	0
(1,785,145 and 1,785,145 authorized undesignated preferred stock &
838,745, 0 and 0 outstanding at 12/31/2005 & 2004, respectively.
Liquidation value of $480,687)
Common stock, par value $0.01	29,525	0
(20,000,000 and 20,000,000 authorized & 2,952,500 and 0
outstanding at 12/31/2005, 2004, respectively)
Members equity	0	242,408
APIC	1,670,774	0
Retained deficit	(2,516,133)	(1,541,081)

Total equity	(780,998)	(1,298,673)

Total liabilities & equity	219,633	48,119

The accompanying notes are an integral part of these financial statements.

WiFiMed, Inc.
Statements of Changes in Stockholders Equity

	Number	Series A	Series B	Common	Members		Retained
	of Shares	Stock	Stock	Stock	Capital	APIC	Deficit	Total

Balance - 12/31/2003	0	0	0	0	252,408	0	(675,013)	(422,605)

Repurchase founder units					(10,000)			(10,000)
Net loss - 2004							(866,068)	(866,068)

Balance - 12/31/2004	0	0	0	0	242,408	0	(1,541,081)	(1,298,673)

Recapitalization of LLC to C-corporation	2,952,500			29,525	(242,408)	167,140		(45,743)
Issuance of Series A preferred stock	192,629	1,926				128,847		130,773
Conversion of debt to Series A preferred stock	2,452,287	24,523				913,477		938,000
Issuance of Series B preferred stock	240,630		2,406			427,291		429,697
Conversion of debt to Series B preferred stock	598,115		5,981			34,019		40,000
Net loss - 2005							(975,052)	(975,052)

Balance - 12/31/2005	6,436,161	26,449	8,387	29,525	0	1,670,774	(2,516,133)	(780,998)

The accompanying notes are an integral part of these financial statements.

WiFiMed, Inc.
Income Statements

	December 31, 2005	December 31, 2004

Revenue	8,128	0
Cost of revenue	16,559	0

Gross margin	(8,431)	0

Operating expenses	657,379	557,700
Depreciation	11,293	7,836
Research & development expenses	242,159	229,150
Rent expense	22,425	1,969

Total operating expenses	933,256	796,655

Loss from operations	(941,687)	(796,655)

Interest income	16	0
Other income	0	7
Interest expense	33,381	69,383
Other expense	0	37

Net loss	(975,052)	(866,068)

Basic net loss per common share / members unit	0	0
Basic weighted average number of common shares / members units oustanding	2,952,500	5,130,137
Diluted net loss per common share / members unit	0	0
Diluted weighted average number of common shares oustanding / members unit	2,952,500	5,130,137

The accompanying notes are an integral part of these financial statements.

WiFiMed, Inc.
Statements of Cash Flows

	December 31, 2005	December 31, 2004

Net loss	(975,052)	(866,068)
Adjustments to net income:
Depreciation	11,293	7,836
Changes in assets & liabilities
A/R	(107,237)	0
Deferred COGS	(32,730)	2,115
Other current assets	(15,142)	(1,869)
Other noncurrent assets	(840)	(5,606)
A/P	149,186	13,213
Accrued expenses	24,727	93,104
Payroll payable	103,742	15,344
Deferred revenue	127,035	0
Other current liabilities	(501)	1,500

Net cash flow from operating activities	(715,519)	(740,431)

Purchase of fixed assets	(13,040)	(29,885)

Net cash from from investing activities	(13,040)	(29,885)

Proceeds from issuance of loans and notes	186,250	723,750
Net proceeds from issuance of loans and notes to officer	21,199	55,574
Proceeds from issuance of line of credit	20,200	0
Proceeds from issuance of stock	514,728	0
Repurchase of members units	0	(10,000)

Net cash from financing activities	742,377	769,324

Net cash flow	13,818	(992)

Beginning cash balance	0	992

Ending cash balance	13,818	0

Supplemental disclosures:
Interest paid	5,068	3,583
Taxes paid	0	0

Non-cash investing and financing activities:
Conversion of members equity to stock	(242,408)	0
Conversion of debt to equity	(978,000)	0

The accompanying notes are an integral part of these financial statements.

WiFiMed, Inc.
Notes to Financial Statements

1. Description of Business and Summary of Significant Accounting Policies

Business

We provide applications and solutions to manage the Patient Workflow Process (PWP).  Our proprietary solution, Tablet MD, is the first physician-centric application that meets physician demands for usability, mobility, and affordability.  It is a fully featured, intuitive, tablet-based system that enables physicians to document the entire physician-patient encounter while reducing practice overhead and improving care.  Tablet MD meets HIPAA requirements and easily and securely integrates with existing Practice Management (PM), lab and other office systems.

The Company was previously in the development stage. Development activities have ceased and planned principal operations have commenced. The Company generates revenues in the form of software license fees, hosting subscription fees, implementation fees from customization and integration services related to its software licensing and hosting arrangements, as well as fees from the sale of equipment.   The Company has experienced operating losses since its inception. Additional operating losses are anticipated for the foreseeable future as the Company builds its revenue base while expanding its operations, sales and marketing activities, and product technology development.

The Company was formed as a limited liability corporation in Georgia during November 2002. During December 2004 WiFiMed, Inc. was formed as a Delaware C-Corporation.  The companies were not formally merged until May 2006.

Basis of Presentation

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of net revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Revenue recognition

The Company's revenue consists of revenues from the licensing of software to end user customers; fees for services rendered to include installation, training, implementation, and customer maintenance contracts; fees for the resale of certain computer equipment; and the outsourcing or hosting of services.

The Company recognizes software license revenue under Statement of Position No 97-2 "Software Revenue Recognition" as amended by Statement of Position No. 98-9, "Software Revenue Recognition With Respect to Certain Transactions", Emerging Issues Task Force 00-21, "Revenue Arrangements with Multiple Deliverables", and related interpretations.

Sales of licensed software are recognized as revenue upon delivery and installation of the software at the customer site.  Sometimes our agreements with customers include acceptance provisions, in which case revenue is not recognized prior to customer acceptance.  Regardless of the form of sale no revenue is recognized without persuasive evidence of an arrangement existing.  Persuasive evidence is determined to be a signed purchase order received from the customer or an equivalent form for those customers lacking a formalized purchase order system.  In the case where customer acceptance is required, persuasive evidence includes this customer acceptance documentation.  In the case of software license sales, a software license agreement signed by both parties is often required in addition to a purchase order or equivalent.  Additionally, revenue is only recognized when a selling price is fixed or determinable and collectibility of the receivable is deemed to be probable.

Service revenues such as training, installation and implementation are recognized when the service is complete and acknowledged by the customer.

Fees charged to customers for post-contract Customer Support are recognized ratably over the term of the contract. Costs related to maintenance obligations are expensed as incurred.

Sales which constitute a multiple-element arrangement are accounted for by determining if the elements can be accounted for as separate accounting units, and if so, by applying values to those units for which there is vendor specific objective evidence of their fair value. We use the residual method to apply any remaining balance to the remaining elements of the arrangement. More specifically, this methodology applies when there is embedded maintenance (post-contract customer support) involved in the sale of a software license, or when the sale of a software license is made in conjunction with required installation services. In the latter case, the recognition of the software license is deferred until installation is completed.  Fees relating to the delivery of equipment are also incurred and deferred until recognition of the software license is appropriate, and shown on the balance sheet as deferred cost of good sold.

The Company's revenues generated through hosting solutions are recognized using the proportional performance method. Revenues are recognized in the month services are rendered and earned under service agreements with clients where service fees are fixed or determinable.  Accounts receivable are recorded when the Company invoices its customer for goods and/or services rendered, pursuant to contractual terms.  Purchased inventory is decremented at the time that goods are shipped to the customer.

Concentration of sales and credit risk

Financial instruments that potentially subject us to concentration of credit risk consist primarily of trade receivables. For the year ended December 31, 2005 one customer accounted for 100% of net revenues and three customers accounted for 100% of net receivables.

Fair value of financial instruments

The carrying amounts of our financial instruments, including cash and cash equivalents, accounts receivable, restricted time deposits, accounts payable, and accrued expenses, approximate fair value due to their short maturities.

Cash and cash equivalents

Cash and cash equivalents include cash on hand and deposits and highly liquid investments with original maturities of three months or less.  The Company maintains cash and cash equivalents at financial institutions which periodically may exceed federally insured limits.

Accounts receivable

Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has performed reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable. We grant credit to our customers without requiring collateral. The amount of accounting loss for which we are at risk in these unsecured accounts receivable is limited to their carrying value.

Inventories

Inventories consist principally of computer equipment and related supplies.  Cost is determined using the first-in, first-out method.  The valuation of inventory requires us to estimate net realizable value. We write down our inventory for estimated obsolescence or to the lesser of cost or market value.

Property and equipment

Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method.  Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income.  Repairs and maintenance costs are expensed as incurred.

Impairment of long-lived assets

We evaluate impairment of long-lived assets, including property and equipment and intangible assets with finite lives, whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, an impairment loss is recognized. Measurement of an impairment loss for long-lived assets is based on discounted cash flows and the fair value of the asset.

Software development expenditures

The Company accounts for its software development costs that will be sold, leased, or otherwise marketed in accordance with Statement of Financial Accounting Standards Board ("FASB") 86 "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed." Accordingly, software development costs are capitalized once technological feasibility has been established and continues until the product is available for general market release.  These capitalized costs are subject to an ongoing assessment of recoverability based on anticipated future revenues and changes in hardware and software technologies.  During 2005 and 2004, the Company expensed software development costs as incurred because the net realizable value was not assured.  These costs totaled $242,159 and $229,150 at December 31, 2005 and 2004, respectively.

Income taxes

We account for income taxes utilizing the liability method and deferred income taxes are determined based on the differences between the financial reporting and income tax basis of assets and liabilities and for income tax carryforwards and credits given the provisions of the enacted tax laws. A valuation allowance is provided against deferred tax assets for which it is more likely than not that the asset will not be realized.

Stock-based employee compensation

We account for stock-based employee compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations and we provide the disclosures required by SFAS No. 123, "Accounting for Stock-Based Compensation." Accordingly, compensation cost for stock options issued to employees is measured as the excess, if any, of the quoted market price of our stock at the date of the grant over the amount an employee must pay to acquire the stock.

Had we determined employee compensation costs using a fair value based methodology at the grant date for our stock options under SFAS No. 123, our pro forma consolidated net income (loss) would have been as follows:

	Year Ended	Year Ended
	December 31,	December 31,
	2005	2004

Net loss as reported	$(975,052)	$(866,068)
Deduct preferred stock dividends	10,990	0
Deduct total stock-based employee and non-employee compensation expense determined under fair-value base method for all awards, net of tax effects	15,619	8,901
Pro forma net loss	$(1,001,661)	$(874,969)

Basic net loss per common share / members unit	$(0.34)	$(0.17)
Diluted net loss per common share / members unit	(0.34)	(0.17)

The fair value of each option and warrant grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in the years ended December 31, 2005 and 2004: dividend yield of 0%; expected volatility of 0%; risk-free interest rates of 4.0%; and an expected life of 5 years for options, 3 years for warrants.  Options are typically granted with a vesting period of two years.

Net income per common share

Net income per share is computed in accordance with SFAS No. 128, "Earnings Per Share." We compute basic net income per share by dividing net income or loss by the weighted average number of common shares outstanding for each period. Diluted net income per share is based upon the addition of the effect of common stock equivalents (stock options and warrants) to the denominator of the basic net income per share calculation using the treasury stock method, if their effect is dilutive. Diluted earnings per share is the same as basic earnings per share for all of the periods presented since the effect of the conversion of preferred stock, stock options and warrants would have an anti-dilutive effect on earnings per share.  The computation of net income per share for the years ended December 31, 2005 and 2004 is as follows:

	Year Ended	Year Ended
	December 31,	December 31,
	2005	2004

Net loss	$(975,052)	$(866,068)
Preferred stock dividends	10,990	0

Net loss applicable to common shareholders	(986,042)	(866,068)
Weighted average number of common shares outstanding	2,952,500	0
Weighted average number of members units outstanding	0	5,130,173

Net loss per common share / members unit:
Basic	$(0.33)	$(0.17)
Diluted	(0.33)	(0.17)

Reverse Stock Split

In 2005 the Company enacted a 1-for-2 reverse split of its common stock.  The effect of reducing the number of the Company's common share equivalents is reflected in the weighted average number of shares outstanding and loss per share.

Recent accounting pronouncements

On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), "Share-Based Payment," which is a revision of FASB Statement No. 123, "Accounting for Stock-Based Compensation." Statement 123(R) supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and amends FASB Statement No. 95, "Statement of Cash Flows." The approach to accounting for share-based payments in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values and no longer allows pro forma disclosure as an alternative to financial statement recognition.

2. Property and Equipment

Property and equipment are summarized as follows:

	Estimated
	Useful Life	December 31,
	(Years)	2005	2004

Computers	3	$48,266	$36,722
Software	3	8,820	7,325
Furniture and fixtures	3	5,161	5,160

		62,247	49,207
Less - accumulated depreciation		(19,856)	(8,563)

		$42,391	$40,644

Depreciation expense for the years ended December 31, 2005 and 2004 was $11,293 and $7,836, respectively.

3. Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of the following:

	December 31,
	2005	2004

Accounts payable	$192,505	$43,319
Accrued professional fees and other	49,932	7,806
Accrued compensation and employee benefits	63,632	34,482
Accrued interest	24,612	71,161
Payroll payable	290,942	187,200

	$621,623	$343,968

4. Loans and Notes Payable

During 2005 and 2004 we entered into a series of promissory notes with various parties.  These promissory notes bear interest at rates from between 6% to 10% per annum, are payable on demand and are unsecured.  The outstanding principal balance of these promissory notes total $135,773 and $114,574 at December 31, 2005 and 2004, respectively.

During 2004 we entered into a series of convertible debt agreements with various parties.  This convertible debt bears interest at 12% per annum and is unsecured.  The convertible debt may, at the option of the holder, be converted into our Series A Preferred Stock at a 15% discount to the fair value of such class of stock or be repaid at such time as capital is raised via the Series A Preferred Stock offering.  During 2005 all convertible debt either converted into Series A Preferred Stock or was repaid in full with interest.  The outstanding principal balance of the convertible debt totals $0 and $741,750 at December 31, 2005 and 2004, respectively.

During 2005 and 2004 we entered into a series of bridge loans with various parties.  These bridge loans bear interest at 20% per annum, generally have a 120 day maturity which has been extended from time to time and are unsecured.  The outstanding principal balance of the bridge loans totals $95,000 and $145,000 at December 31, 2005 and 2004, respectively.

During 2005 we entered into an unsecured line of credit with a bank.  The maximum borrowings under the line of credit is $20,000.  Interest on the outstanding borrowings is calculated on a fluctuating rate.  As of December 31, 2005, borrowings under the line of credit totaled $20,200, slightly more than the maximum allowable borrowings, and the interest rate was 11.0%.

5.  Income Taxes

The components of our deferred tax assets and liabilities are as follows:

	December 31,
	2005	2004

Deferred tax assets
Accrued expenses and other liabilities	$138,176	0
Net operating loss carryforwards	975,000	0

Net deferred tax asset before valuation allowance	1,113,176	0

Valuation allowance	(1,113,176)	0

Net deferred tax asset	$0	$0

At December 31, 2005 the entire deferred tax asset balance was reserved and no provision for income taxes had been reflected for the year then ended.

In periodically assessing our ability to realize our deferred tax assets, management considers whether it is more likely than not that some portion or all of our deferred tax assets will be realized. Management analyzes several factors including the amount and timing of the scheduled expiration and reversals of our net operating loss carry forwards (NOLs) and deferred tax items, respectively, as well as potential generation of future taxable income over the periods for which the NOLs are applicable. Certain estimates used in this analysis are based on the current beliefs and expectations of management, as well as assumptions made by, and information currently available to, management. Although we believe the expectations reflected in these estimates are based upon reasonable assumptions, we can give no assurance that actual results will not differ materially from these expectations.

At December 31, 2005, we had net operating loss (NOL) and R&D credit carryforwards available for tax purposes of approximately $1.1 million.  The tax loss carryforwards expire on various dates through 2020.

6.  Series A Preferred Stock

During 2005 we issued Series A Preferred Stock to various investors in exchange for cash and/or the conversion of outstanding Convertible Debt.  The Series A Preferred Stock has the following characteristics:

Voting

Each holder of the Series A Preferred Stock is entitled to a number of votes equal to the number of shares of common stock into which the shares of Series A Preferred Stock would be convertible.

Liquidation Preference

In the event of a liquidation, dissolution, winding up, or sale of the company the holders of Series A Preferred Stock are entitled to receive, prior and in preference to any distribution of any of the assets to the holders of common stock, an amount per share equal to one times the original issue price plus all accrued but unpaid dividends.

Conversion

The holders of Series A Preferred Stock have the right to convert the Series A Preferred Stock at any time into shares of common stock, based on the product of the original conversion price divided by the conversion price in effect at the time of the conversion.  The Series A Preferred Stock shall automatically convert into shares of common stock upon a Qualifying IPO or upon vote of at least 2/3 of the outstanding shares of Series A Preferred Stock.  The original conversion price for the Series A Preferred Stock is $0.45.

7.  Series B Preferred Stock

During 2005 we issued Series B Preferred Stock to various investors in exchange for cash and/or the conversion of outstanding Bridge Loans.  The Series B Preferred Stock has the following characteristics:

Voting

Each holder of the Series B Preferred Stock is entitled to a number of votes equal to the number of shares of common stock into which the shares of Series B Preferred Stock would be convertible.  The consent of holders of a majority of the outstanding Series B Preferred Stock is required for certain corporate financial transactions that affect the Series B Preferred Stock.

Dividends

Holders of the Series B Preferred Stock are entitled to receive dividends prior and in preference to any declaration of payment of any dividend on the Series A Preferred Stock and/or common stock and will accrue at the rate of 7 percent per share per annum based on the conversion price. Such dividends accrue whether or not they have been declared. As long as Series B Preferred Stock is outstanding, the Company may not pay or declare dividends on common stock.

Liquidation Preference

In the event of a liquidation, dissolution, winding up, or sale of the company the holders of Series B Preferred Stock are entitled to receive, prior and in preference to any distribution of any of the assets to the holders of common stock, an amount per share equal to one times the original issue price plus all accrued but unpaid dividends.

Conversion

The holders of Series B Preferred Stock have the right to convert the Series B Preferred Stock at any time into shares of common stock, based on the product of the original conversion price divided by the conversion price in effect at the time of the conversion.  The Series B Preferred Stock shall automatically convert into shares of common stock upon a Qualifying IPO or upon vote of at least 2/3 of the outstanding shares of Series B Preferred Stock.  The original conversion price for the Series B Preferred Stock is $0.56.

8. Dividends

Delaware General Corporation Law ("Delaware Law") prohibits companies from redeeming or purchasing stock for cash or other property, unless the company has sufficient "surplus", which is defined as the excess of net assets over the aggregate par value of issued stock.  At December 31, 2005 and 2004, the Company had a negative "surplus."

The determination to pay cash dividends on the Company's preferred stock and common stock is at the discretion of the Company's Board of Directors, and is also subject to the provisions of Delaware Law.  Delaware Law provides that a Company may pay dividends on its stock only (1) out of its "surplus" or (2) from its net profits for the fiscal year in which the dividend is paid or for the preceding fiscal year.  As of December 31, 2005, the Company's Board of Directors has never authorized payment of dividends on the preferred stock or common stock.  At December 31, 2004 and 2004, the Company had negative "surplus" and did not have net profits in any of the years December 31, 2005 or 2004.  The terms of the preferred stock provide for cumulative dividends on that stock and prohibit the payment of dividends on common stock until all cumulative dividends on the preferred stock have been paid.  Unpaid dividends on preferred stock will accrue, without interest until paid, at a rate of $0.0392 per share per year for outstanding shares of Series B preferred stock.  At December 31, 2005 and 2004, accrued unpaid dividends on preferred stock totaled $10,990 and $0.

9.  Common Stock Options and Warrants

The following table summarizes stock option activity for the years ended December 31, 2005 and 2004:

		Weighted	Weighted
		Average	Average
		Exercise	Fair
	Shares	Price	Value

Outstanding at December 31, 2003	188,000	$0.22	$0.22

Granted	593,250	$0.22	0.22
Exercised	0
Canceled or expired	(181,250)

Outstanding at December 31, 2004	600,000	$0.22	0.22

Granted	75,000	$0.22	0.22
Exercised	0
Canceled or expired	0

Outstanding at December 31, 2005	675,000	$0.22	0.22

At December 31, 2005 and 2004 there were 577,531 and 265,812 options exercisable, respectively.

During 2005 and 2004 we issued warrants to purchase the common stock of the company with a 3-year life.  The fair value of each warrant grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in the years ended December 31, 2005 and 2004: dividend yield of 0%; expected volatility of 0%; risk-free interest rates of 4.0%; and an expected life of 3 years.

The following table summarizes warrant activity for the years ended December 31, 2005 and 2004:

		Weighted	Weighted
		Average	Average
		Exercise	Fair
	Shares	Price	Value

Outstanding at December 31, 2003	0

Granted	92,000	$0.56	$0.56
Exercised	0
Canceled or expired	0

Outstanding at December 31, 2004	92,000	$0.56	0.56

Granted	23,214	$0.56	0.56
Exercised	0
Canceled or expired	0

Outstanding at December 31, 2005	115,214	$0.56	0.56

At December 31, 2005 and 2004 there were 115,214 and 92,000 warrants exercisable, respectively.

10. Related Party Transactions

During the period beginning 2003 and through August 2005, we entered into a series of promissory notes with our CEO, Jeffrey Simon.  As of December 31, 2005 and 2004, the total outstanding principal balance on these promissory notes was $98,773 and $77,574, respectively.  Interest accrues on these notes at 6% per annum.  Interest under the notes is due monthly but payments have largely been deferred.  The principal balance on the notes is due on demand or sooner in the event of default.

11. Commitments and Contingencies

We lease office space and equipment under non-cancelable lease agreements expiring on various dates through 2006.

12. Subsequent Events

In March 2006 we entered into an agreement in principle to be acquired by Diagnostic Corporation of America, a Delaware corporation ("DCA") and bulletin board company trading under the symbol ("DGCP.OB"), pursuant to a reverse merger in which we will be merged with and into a newly formed subsidiary of Diagnostic Corporation of America.  Giving effect to the reverse split and the reverse merger, current shareholders of WiFiMed will be issued 90% of DCA common stock.  The reverse merger transaction is subject to the preparation and execution of a Merger Agreement between DCA and WiFiMed and approval of shareholders of both companies.

13. Going Concern

The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has reported net losses of $975,052 for the year ending December 31, 2005.  As a result, there is an accumulated deficit of $2,516,133 at December 31, 2005.

The Company's continued existence is dependent upon its ability to raise capital and/or to successfully market and sell its products.  The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

UNAUDITED FINANCIAL STATEMENTS OF WIFIMED, INC.

WiFiMed, Inc.
Balance Sheets
(Unaudited)

	September 30,
	2006	2005

ASSETS

Cash	$0	$40,761
A/R, net	107,237	103,356
Deferred COGS	32,730	21,820
Prepaid expenses	26,430	1,074

Total current assets	166,397	167,011

Fixed assets	73,417	73,157
Accumulated depreciation	(30,824)	(27,723)

Fixed assets, net	42,593	45,434
Security deposits	6,446	6,446

	$215,436	$218,891

LIABILITIES

Accounts payable	$279,905	$56,497
Accrued expenses	123,165	88,200
Deferred revenue	127,035	99,735
Bank line of credit	23,529	0
Loans and notes payable	202,000	132,000
Loans and notes payable to officer	93,500	89,186
Payroll payable	20,000	236,200
Other current liabilities	0	0

Total current liabilities	869,134	701,818

Deferred compensation	26,010	0

STOCKHOLDERS EQUITY

Series A preferred stock, par value $0.01	29,410	26,449
3,000,000 authorized shares
2,940,994 and 2,644,916 outstanding at 9/30/2006 & 9/30/2005, respectively.
Liquidation value of $1,124,930 at 9/30/2006
Series B preferred stock, par value $0.01	9,509	8,387
1,785,145 authorized shares
950,823 and 838,745 outstanding at 9/30/2006 & 9/30/2005, respectively
Liquidation value of $570,745 at 9/30/2006
Common stock, par value $0.01	35,725	29,525
20,000,000 authorized shares
3,572,500 and 2,952,500 outstanding at 9/30/2006 & 9/30/2005, respectively
Additional paid in capital	2,819,749	1,670,774
Retained deficit	(3,574,101)	(2,218,062)

Total stockholders equity	(679,708)	(482,927)

	$215,436	$218,891

The accompanying notes are an integral part of these financial statements.

WiFiMed, Inc.
Income Statements
(Unaudited)

	Nine months ended September 30,
	2006	2005

Revenue	$0	$8,038
Cost of revenue	36	10,633

Gross margin	(36)	-2,595

General & administrative expenses	819,578	450,448
Depreciation	10,968	8,250
Research & development expenses	153,550	186,300
Non-cash compensation charges	26,010	0
Rent expense	17,586	16,819

Total operating expenses	1,027,692	661,817

Loss from operations	(1,027,728)	(664,412)

Interest income	0	609
Interest expense	21,206	13,178
Other expense	9,024	0

Net loss	$(1,057,958)	$(676,981)

Basic net loss per common share	($0.33)	$(0.23)
Basic weighted average number of common shares	3,190,551	2,952,500
Diluted net loss per common share	$(0.33)	$(0.23)
Diluted weighted average number of common shares oustanding	3,190,551	2,952,500

The accompanying notes are an integral part of these financial statements.

WiFiMed, Inc.
Statements of Cash Flows
(Unaudited)

	Nine months ended September 30,
	2006	2005

Operations:
Net loss	$(1,057,958)	$(676,981)
Adjustments to net income:
Depreciation	10,968	8,250
Deferred compensation - stock options	26,010	0
Changes in assets & liabilities
A/R	0	(103,356)
Other current assets	(9,418)	795
Other noncurrent assets	0	(840)
A/P	87,400	12,827
Accrued expenses	(15,011)	(25,249)
Deferred revenue	0	99,735
Payroll payable	44,058	49,000
Other current liabilities	(1,010)	(299)

Net cash used in operating activities	(914,961)	(636,118)

Investing:
Purchase of fixed assets	(11,170)	(37,059)

Net cash used in investing activities	(11,170)	(37,059)

Financing:
Net proceeds from / (payments on) issuance of loans and notes	40,000	132,134
Recapitalization of LLC to C-Corporation	0	(45,743)
Net proceeds from issuance of loans to officer	208,807	27,077
Net proceeds from issuance of bank loans	3,329	0
Net proceeds from issuance of Series A preferred stock	0	130,773
Net proceeds from issuance of Series B preferred stock	385,177	469,697
Net proceeds from issuance of common stock	275,000	0

Net cash provided by financing activities	912,313	713,938

Change in cash	(13,818)	40,761

Cash at beginning of period	13,818	0

Cash at end of period	$0	$40,761

Supplemental disclosures:
Interest paid	1,553	2,855
Taxes paid	0	0

Non-cash investing and financing activities:
Conversion of loans and notes to stock	95,000	938,000
Conversion of loans and notes from officer to stock	89,080	0
Issuance of Series B preferred stock for services	11,799	0
Forgiveness of compensation to officer	315,000	0
Conversion of members equity to stock	0	242,408

The accompanying notes are an integral part of these financial statements.

WiFiMed, Inc.
Notes to Financial Statements

September 30, 2006

1. Description of Business and Summary of Significant Accounting Policies

Business

We provide applications and solutions to manage the Patient Workflow Process (PWP).  Our proprietary solution, Tablet MD, is the first physician-centric application that meets physician demands for usability, mobility, and affordability.  It is a fully featured, intuitive, tablet-based system that enables physicians to document the entire physician-patient encounter while reducing practice overhead and improving care.  Tablet MD meets HIPAA requirements and easily and securely integrates with existing Practice Management (PM), lab and other office systems.

The Company was previously in the development stage. Development activities have ceased and planned principal operations have commenced. The Company generates revenues in the form of software license fees, hosting subscription fees, implementation fees from customization and integration services related to its software licensing and hosting arrangements, as well as fees from the sale of equipment.   The Company has experienced operating losses since its inception. Additional operating losses are anticipated for the foreseeable future as the Company builds its revenue base while expanding its operations, sales and marketing activities, and product technology development.

The Company was formed as a limited liability corporation in Georgia during November 2002. During December 2004 WiFiMed, Inc. was formed as a Delaware C-Corporation.  The companies were not formally merged until May 2006.

Interim Financial Statements

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America ("GAAP") for interim financial information and the general instructions to Form 10-QSB. Accordingly, they do not include all information and footnotes required by GAAP for complete financial statements. These interim financial statements should be read in conjunction with our audited financial statements and notes thereto included in our annual report for the fiscal year ended December 31, 2005, which are incorporated as part of a Schedule 14C Information Statement as filed with the SEC by Bellacasa Productions, Inc. during November 2006, in conjunction with a proposed merger (see note 6 below). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from those estimates.

Operating results for the three months ended September 30, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006 or any future period.

The accompanying unaudited interim financial statements reflect all adjustments of a normal and recurring nature which are, in the opinion of management, necessary to present fairly the financial position, results of operations and cash flows of the Company for the interim periods presented.

2. Stock-based employee compensation

On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), "Share-Based Payment," which is a revision of FASB Statement No. 123, "Accounting for Stock-Based Compensation."  Statement 123(R) supersedes APB Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees," and amends FASB Statement No. 95, "Statement of Cash Flows." The approach to accounting for share-based payments in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values and no longer allows pro forma disclosure as an alternative to financial statement recognition.

Effective January 1, 2006, we adopted Statement 123(R) using the modified prospective method and, therefore, reflect compensation expense in accordance with the SFAS 123(R) transition provisions. Under the modified prospective method, prior periods are not restated to reflect the impact of adopting the new standard at earlier dates.

As a result of the adoption of SFAS 123(R), we recorded $12,210 of stock compensation expense for the three months ended September 30, 2006 related to our employee stock options.  After recording this compensation expense in the three months ended September 30, 2006 there remained approximately $135,348 of unrecognized compensation cost related to unvested employee stock options to be recognized over the next three years.

Had we determined employee compensation costs using a fair value based methodology at the grant date for our stock options under SFAS 123(R) in 2005 as well, our pro forma consolidated net loss for the three months ended September 30, 2005 would have been as follows (in thousands, except per share data):

	Three months ended	Nine months ended
	September 30, 2005	September 30, 2005

Net loss as reported	$(175,007)	$(676,981)
Add back stock based employee compensation included in reported net loss	0	0
Deduct total stock-based employee compensation determined under fair-value base method for all awards	6,174	18,522

Pro forma net loss	$(181,181)	$(695,503)

Basic net loss per share
As reported	$(0.06)	$(0.23)
Pro forma	$(0.06)	$(0.24)

Diluted net loss per share
As reported	$(0.06)	$(0.23)
Pro forma	$(0.06)	$(0.24)

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for options granted during the three months ended September 30, 2006: dividend yield of 0%; expected volatility of 0%; risk-free interest rate of 4.95%; and an expected life of 3 years. The weighted average fair market value of options granted in the second quarter of 2006 was $1.00 per share.

The following table summarizes stock option activity for the three months ended September 30, 2006:

		Weighted	Weighted
		Average	Average
		Exercise	Fair
	Shares	Price	Value

Outstanding at July 1, 2006	1,100,000	$0.52	$0.08

Granted	575,000	$1.00	0.14
Exercised	0
Canceled	0

Outstanding at September 30, 2006	1,675,000	$0.68	0.10

Exercisable	918,750

3. Net loss per common share

Net loss per share is computed in accordance with SFAS No. 128, "Earnings Per Share." We compute basic net loss per share by dividing net loss or loss by the weighted average number of common shares outstanding for each period. Diluted net loss per share is based upon the addition of the effect of common stock equivalents (stock options and warrants) to the denominator of the basic net loss per share calculation using the treasury stock method, if their effect is dilutive. Diluted earnings per share is the same as basic earnings per share for all of the periods presented since the effect of the conversion of preferred stock, stock options and warrants would have an anti-dilutive effect on earnings per share.  The computation of net loss per share for the three months ended September 30, 2006 and 2005 is as follows:

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2006	2005	2006	2005

Net loss	$(476,681)	$(175,007)	$(1,057,958)	$(676,981)
Weighted average number of common shares outstanding - basic	3,441,786	2,952,500	3,190,551	2,952,500
Weighted average common share equivalents (stock options and warrants)	0	0	0	0

Weighted average common shares outstanding - diluted	3,441,786	2,952,500	3,190,551	2,952,500
Net loss per share:
Basic	$(0.14)	$(0.06)	$(0.33)	$(0.23)
Diluted	(0.14)	(0.06)	(0.33)	(0.23)

Reverse Stock Split

In 2005 the Company enacted a 1-for-2 reverse split of its common stock.  The effect of reducing the number of the Company's common share equivalents is reflected in the weighted average number of shares outstanding and loss per share.

4.  Income Taxes

At September 30, 2006 the entire deferred tax asset balance was reserved and no provision for income taxes had been reflected for the year then ended.

In periodically assessing our ability to realize our deferred tax assets, management considers whether it is more likely than not that some portion or all of our deferred tax assets will be realized. Management analyzes several factors including the amount and timing of the scheduled expiration and reversals of our net operating loss carry forwards (NOLs) and deferred tax items, respectively, as well as potential generation of future taxable income over the periods for which the NOLs are applicable. Certain estimates used in this analysis are based on the current beliefs and expectations of management, as well as assumptions made by, and information currently available to, management. Although we believe the expectations reflected in these estimates are based upon reasonable assumptions, we can give no assurance that actual results will not differ materially from these expectations.

5. Commitments and Contingencies

We lease office space and equipment under non-cancelable lease agreements expiring on various dates through November 2006.

6. Merger with Bellacasa Productions, Inc.

In August 2006 we entered into an agreement in principle to be acquired by Bellacasa Productions, Inc., a Nevada corporation ("BCP"), a bulletin board company trading under the symbol ("BCSP.OB"), pursuant to a reverse merger in which we will be merged with and into a newly formed subsidiary of BCP.  Giving effect to the reverse split and the reverse merger, current shareholders of WiFiMed will be issued 86% of BCP common stock.  The reverse merger transaction is subject to the preparation and execution of a Merger Agreement between BCP and WiFiMed and approval of shareholders of both companies.  As of September 30, 2006 the merger had not closed.  The financial statements do not include any adjustments that might be necessary as a result of the pending merger with BCP.

7.  Recent Accounting Pronouncement

In September 2006 the Financial Accounting Standards Board issued SFAS No. 157 entitled "Fair Value Measurements."  This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.

8.  Going Concern

The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has reported a net loss of $478,681 for the three months ending September 30, 2006.  As a result, there is an accumulated deficit of approximately $3.6 million at September 30, 2006.

The Company's continued existence is dependent upon its ability to raise capital and/or to successfully market and sell its products.  The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

AQUAMER, INC.
  (a development stage company)

Report of Independent Registered Public Accounting Firm	F-2

Financial Statements (audited):

Balance Sheet as of December 31, 2005	F-3

Statements of Operations for the years ended December 31, 2005 and	F-4
December 31, 2004 and for the period from inception (February 4, 2000)
through December 31, 2005

Statements of Stockholders' Deficiency from inception (February 4, 2000)	F-5
through December 31, 2005

Statements of Cash Flows for the years ended December 31, 2005 and	F-6
December 31, 2004 and for the period from inception (February 4, 2000)
through December 31, 2005

Notes to Financial Statements	F-7

Interim Financial Statements (unaudited):

Balance Sheets as of September 30, 2006 and December 31, 2005	F-13

Statements of Operations for the nine months ended September 30, 2006,	F-14
and September 30, 2005 and for the period from inception
(February 4, 2000) through September 30, 2006

Statement of Stockholders' Deficiency from inception (February 4, 2000)	F-15
through September 30, 2006

Statements of Cash Flows for the nine months ended September 30, 2006,	F-16
September 30, 2005 and for the period from inception (February 4, 2000)
through September 30, 2006

Notes to Interim Financial Statements	F-17

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Aquamer, Inc.
Swampscott, Massachusetts 01907

           I have audited the accompanying balance sheets of Aquamer, Inc., a development stage company, (the "Company") as of December 31, 2005 and the related statements of operations, cash flows and stockholders' deficiency for the years ended December 31, 2005 and 2004 and for the cumulative development stage period of February 4, 2000 through December 31, 2005. The financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

           I conducted my audits in accordance with standards established by the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor was I engaged to perform, an audit of its internal control over financial reporting.  My audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, I express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

           In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aquamer, Inc. as of December 31, 2005 and the results of its operations, its cash flows and changes in stockholders' deficiency for the years ended December 31, 2005 and 2004 and for the cumulative development stage period of February 4, 2000 (inception) through December 31, 2005 in conformity with accounting principles generally accepted in the United States.

           The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 10 to the financial statements, the Company has experienced net operating losses since inception totaling approximately $485,000. This raises substantial doubt about the Company's ability to continue as a going concern.  Management's plans in regard to these matters are described in Note 10. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

/s/ Michael F. Cronin

Michael F. Cronin
Certified Public Accountant
Rochester, New York

December 19, 2006

AQUAMER, INC. (a development stage company) Balance Sheet
December 31, 2005
Assets
Current assets:
Cash	$0
Prepayments under product supply agreement	140,000

Total current assets	140,000

Property and equipment, net of accumulated depreciation, $6,332	568
Advances to related party	33,594

$174,162

Liabilities and Stockholder's Deficiency
Current liabilities:
Trade accounts payable	$71,174

Total current liabilities	71,174

Due to Bellacasa Productions, Inc. (Parent company)	109,600

Stockholder's deficiency
Preferred stock,
10,000,000 shares authorized, none issued	0
Common stock, $.0001 par value
30,000,000 shares, authorized 28,504,148 shares, issued and outstanding	2,850
Additional paid-in capital	475,035
Deficit accumulated during the development stage	(484,497)

Total stockholder's deficiency	(6,612)

$174,162

See accompanying notes to financial statements.

AQUAMER, INC.
  (a development stage company)

Statements of Operations

		Year ended December 31, 2005	Year ended December 31, 2004	Period from February 4, 2000 (inception) through December 31, 2005

Revenue		$0	$0	$0

Costs and expenses:
General and administrative		30,995	143,542	314,663
Research and development		0	0	206,121
Depreciation		1,036	1,035	6,332
Interest, net of interest income		(1,160)	(1,160)	(7,988)

Total costs and expenses		30,871	143,417	519,128

Loss before other income and income taxes		(30,871)	(143,417)	(519,128)

Forgiveness of related party debt		0	0	34,691

Loss before income taxes		(30,871)	(143,417)	(484,437)
Income taxes		60	0	60

Deficit accumulated during development stage		$(30,931)	$(143,417)	$(484,497)

Basic and diluted loss per share	$	(NIL )	$(0.01)

Weighted average number of shares outstanding		28,504,148	24,937,481

See accompanying notes to financial statements.

AQUAMER, INC.
(a development stage company)

Statement of Stockholders' Deficiency

	Preferred A		Preferred B		Common			Deficit Accumulated During Development Stage

	Shares	Par Value	Shares	Par Value	Shares	Common Stock Amount	Additional Paid-In Capital

Balance at February 4, 2000 (inception)	0	$0	0	$0	0	$0	$0	$0

Series A Preferred issued for cash, Feb 2000 @ $.01 per share	9,000,000	900					99,100
Contributed capital							50
Series B Preferred issued for services, Jun 2000 @ fair value - $.25 per share			108,800	11			27,189
Series B Preferred issued for cash, Sep 2000 @ $.25 per share			700,000	70			174,930
Net Loss								(154,940)

Balance at December 31, 2000	9,000,000	900	808,800	81	0	0	301,269	(154,940)

Net Loss								(39,806)

Balance at December 31, 2001	9,000,000	900	808,800	81	0	0	301,269	(194,746)

Net Loss								(111,482)

Balance at December 31, 2002	9,000,000	900	808,800	81	0	0	301,269	(306,228)

Conversion to common stock	(9,000,000)	(900)	(808,800)	(81)	9,808,800	981	0
Issued in settlement of related party amounts, Jan 2003 for actual costs @ $.03 per share					99,500	10	3,125
Shares issued in connection with stock split, Sep 2003					13,677,348	1,368	(1,368)
Net Loss								(3,921)

Balance at December 31, 2003	0	0	0	0	23,585,648	2,359	303,026	(310,149)

Shares issued for cash, Sep/Oct 2004 @ $.0375 per share					920,000	92	34,408
Shares issued in connection with stock split, Oct 2004					318,500	31	(32)
Shares issued for consulting services, Oct 2004 for fair value @ $.0375 per share					3,680,000	368	137,632
Net Loss								(143,417)

Balance at December 31, 2004	0	0	0	0	28,504,148	2,850	475,034	(453,566)

Net Loss								(30,931)

Balance at December 31, 2005	0	$0	0	$0	28,504,148	$2,850	$475,034	$(484,497)

See accompanying notes to financial statements.

F-5

AQUAMER, INC.
(a development stage company)

Statements of Cash Flows

	Year Ended December 31, 2005	Year Ended December 31, 2004	Period from February 4, 2000 (inception) through December 31, 2005

Cash flows from operating activities:
Deficit accumulated during development stage	$(30,931)	$(143,417)	$(484,497)
Adjustments to reconcile deficit accumulated during development stage to net cash used in operating activities:
Depreciation	1,036	1,035	6,332
Expenses paid by issuance of common stock	0	138,000	225,502
Change in operating assets and liabilities:
Increase in prepaid expenses	(141,160)	(1,160)	(139,594)
Increase (decrease) in accounts payable and accrued expenses	31,389	(1,850)	114,007

Net cash used in operating activities	(139,666)	(7,392)	(278,250)

Cash flows from investing activities:
Purchase of equipment	0	0	(6,900)

Net cash used in investing activities	0	0	(6,900)

Cash flows from financing activities:
Proceeds from issuance of common stock	0	34,500	34,550
Proceeds from issuance of preferred stock	0	0	175,000
Loans from Bellacasa Productions, Inc (parent company)	139,600	0	66,100
Repayment of related party loans	0	0	39,500
Loans to Bellacasa Productions, Inc.	0	(30,000)	(30,000)

Net cash generated by financing activities	139,600	4,500	285,150

Change in cash	(66)	(2,892)	0

Cash at beginning of period	66	2,958	0

Cash at end of period	$0	$66	$0

See accompanying notes to financial statements.

AQUAMER, INC.
(a development stage company)

 Notes to Financial Statements

  Year Ended December 31, 2005

Note 1 - Organization

              Aquamer, Inc. ("Aquamer" or the "Company") was formed as a Delaware corporation on February 4, 2000, for the purpose of developing medical products, using water-based tissue-bulking technology, for the fields of dermatology, gastroenterology and urology.

              On January 26, 2005, pursuant to a stock purchase agreement and share exchange among Bellacasa Productions, Inc. ("Bellacasa"), Aquamer, and the shareholders of Aquamer, Bellacasa purchased all of the outstanding shares of Aquamer through the issuance of 28,504,148 shares of Bellacasa common stock directly to the Aquamer shareholders. Pursuant to the agreement, Aquamer became a wholly owned subsidiary of Bellacasa.

Note 2 - Summary of Significant Accounting Policies

              Basis of Presentation: The financial statements have been presented in a "development stage" format. Since inception, the primary activities of Aquamer, Inc. have consisted primarily of organizational and equity fund raising activities. The Company has not commenced principal revenue producing activities.

              Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

              Cash and Cash Equivalents: For financial statement presentation purposes, those short-term, highly liquid investments with original maturities of three months or less are considered to be cash or cash equivalents.

              Property and Equipment: Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally five years. Expenditures for renewals and betterments are capitalized. Expenditures for minor items, repairs and maintenance are charged to operations as incurred. Gain or loss upon sale or retirement due to obsolescence is reflected in the operating results in the period the event takes place. Depreciation expense was $1,036 and $1,035 for fiscal years 2005 and 2004, respectively.

              Valuation of Long-lived Assets: The recoverability of long-lived assets, including equipment, goodwill and other intangible assets, is reviewed when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on the ability to recover the carrying value of the asset from the expected future pre-tax cash flows (undiscounted and without interest charges) of the related operations. If these cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between estimated fair value and carrying value. The primary measure of fair value is based on discounted cash flows. The measurement of impairment requires management to make estimates of these cash flows related to long-lived assets, as well as other fair value determinations.

              Fair Value of Financial Instruments: Statements of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2005. The respective carrying value of certain on-balance sheet financial instruments approximated their fair values. These financial instruments include cash and cash equivalents and accounts payable. Fair values were assumed to approximate carrying values for these financial instruments since they are short-term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand.

              Income Taxes: The Company must make certain estimates and judgments in determining income tax expense for financial statement purposes. These estimates and judgments occur in the calculation of certain tax assets and liabilities, which arise from differences in the timing of recognition of revenue and expense for tax and financial statement purposes.

              Deferred income taxes are recorded in accordance with SFAS No. 109, "Accounting for Income Taxes," or SFAS 109. Under SFAS No. 109, deferred tax assets and liabilities are determined based on the differences between financial reporting and the tax basis of assets and liabilities using the tax rates and laws in effect when the differences are expected to reverse. SFAS 109 provides for the recognition of deferred tax assets if realization of such assets is more likely than not to occur. Realization of net deferred tax assets is dependent upon the Company generating sufficient taxable income in future years in appropriate tax jurisdictions to realize benefit from the reversal of temporary differences and from net operating loss, or NOL, carry-forwards.

              Management has determined it more likely than not that these timing differences will not materialize and has provided a valuation allowance against substantially all of the net deferred tax asset. Management will continue to evaluate the realizability of the deferred tax asset and its related valuation allowance. If the assessment of the deferred tax assets or the corresponding valuation allowance were to change, then the related adjustment to income would be recorded during the period in which the determination was made. The tax rate may also vary based on the Company's results and the mix of income or loss in domestic and foreign tax jurisdictions in which the Company operates.

              In addition, the calculation of tax liabilities involves dealing with uncertainties in the application of complex tax regulations. The Company recognizes liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions based on its estimate of whether, and to the extent to which, additional taxes will be due. If it is ultimately determined that payment of these amounts is unnecessary, the liability will be reversed and a tax benefit will be recognized during the period in which it is determined that the liability is no longer necessary. An additional charge will be recorded in the provision for taxes in the period in which it is determined that the recorded tax liability is less than the ultimate assessment is expected to be.

              Stock Based Compensation: Stock-based awards to non-employees are accounted for using the fair value method in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," and EITF Issue No. 96-18,  "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services." All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date used to determine the fair value of the equity instrument issued is the earlier of the date on which the third-party performance is complete or the date on which it is probable that performance will occur.

              Stock-based awards to employees are accounted for using the intrinsic value method in accordance with APB Opinion No. 25 and FIN No. 44. The Company intends to adopt SFAS 123(R) using the "modified prospective" transition method beginning with the first quarter of 2006. Under this method, awards that are granted, modified, or settled after December 15, 2005, will be measured and accounted for in accordance with SFAS 123(R). In addition, beginning in the first quarter of 2006, expense must be recognized in the earnings statement for unvested awards that were granted prior to the adoption of SFAS 123(R). The expense will be based on the fair value determined at grant date under SFAS 123, "Accounting for Stock-Based Compensation."

              Earnings per Common Share: Basic earnings per share is computed by dividing income available to common shareholders (the numerator) by the weighted-average number of common shares outstanding (the denominator) for the period. Diluted earnings per share assumes that any dilutive convertible securities outstanding were converted, with related preferred stock dividend requirements and outstanding common shares adjusted accordingly. It also assumes that outstanding common shares were increased by shares issuable upon exercise of those stock options for which market price exceeds the exercise price, less shares which could have been purchased by the Company with the related proceeds. In periods of losses, diluted loss per share is computed on the same basis as basic loss per share as the inclusion of any additional potential shares outstanding would be anti-dilutive. During the years ended December 31, 2005 and 2004, there were no convertible securities or options or warrants outstanding; consequently the weighted average outstanding common shares were the same for both the computation of basic earnings per share and diluted earnings per share.

              Accounting for Obligations and Instruments Potentially to be Settled in the Company's own Stock: The Company accounts for obligations and instruments potentially to be settled in the Company's stock in accordance with EITF Issue No. 00-19, "Accounting for Derivative Financial Instruments Indexed To, and Potentially Settled In a Company's Own Stock." This issue addresses the initial balance sheet classification and measurement of contracts that are indexed to, and potentially settled in, the Company's own stock.

              Under EITF Issue No. 00-19 contracts are initially classified as equity or as either assets or liabilities, in the following situations:

              Equity
              · Contracts that require physical settlement or net-share settlement; and
              · Contracts that give the Company a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement), assuming that all the criteria for equity classification have been met.

              Assets or Liabilities
              · Contracts that require net-cash settlement (including a requirement to net-cash settle the contract if an event occurs and if that event is outside the control of the Company); and
              · Contracts that give the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement).

                All contracts are initially measured at fair value and subsequently accounted for based on the current classification. Contracts initially classified as equity do not recognize subsequent changes in fair value as long as the contracts continue to be classified as equity. For contracts classified as assets or liabilities, the Company reports changes in fair value in earnings and discloses these changes in the financial statements as long as the contracts remain classified as assets or liabilities. If contracts classified as assets or liabilities are ultimately settled in shares, any previously reported gains or losses on those contracts continue to be included in earnings. The classification of a contract is reassessed at each balance sheet date.

                In accordance with EITF Issue No. 00-19, a transaction which includes a potential for net-cash settlement, including liquidated damages, requires that derivative financial instruments, including warrants and additional investment rights, initially be recorded at fair value as an asset or liability and subsequent changes in fair value be reflected in the statement of operations. The recorded value of the liability for such derivatives can fluctuate significantly based on fluctuations in the market value of the underlying common stock of the issuer of the derivative instruments, as well as in the volatility of the stock price during the term used for observation and the remaining term.

                Warrant Derivative Liabilities
                The Company accounts for warrants issued in connection with financing arrangements in accordance with EITF Issue No. 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock." Pursuant to EITF Issue No. 00-19, an evaluation of specifically identified conditions is made to determine whether the fair value of warrants issued is required to be classified as a derivative liability. The fair value of warrants classified as derivative liabilities is adjusted for changes in fair value at each reporting period, and the corresponding non-cash gain or loss is recorded in current period earnings

Selected Recent Accounting Pronouncements

              In December 2004, the FASB issued SFAS No. 123 (revised 2004) "Share-Based Payment," or SFAS No. 123(R). SFAS No. 123(R) revises FASB Statement No. 123 "Accounting for Stock-Based Compensation," and supersedes APB Opinion No. 25, and its related implementation guidance. This Statement eliminates the ability to account for share-based compensation using the intrinsic value method under APB Opinion No. 25. SFAS No. 123(R) focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award, known as the requisite service period, which is usually the vesting period. SFAS No. 123(R) is effective for companies filing under Regulation SB as of the beginning of the first interim or annual reporting period that begins after December 15, 2005, which for the Company will be the first quarter of the year ending December 31, 2006. The Company anticipates adopting SFAS No. 123(R) beginning in the quarter ending March 31, 2006. Accordingly, the provisions of SFAS No. 123(R) will apply to new awards and to awards modified, repurchased, or cancelled after the required effective date. Additionally, compensation cost for the portion of awards for which the requisite service has not been rendered that are outstanding as of the required effective date must be recognized as the requisite service is rendered on or after the required effective date. These new accounting rules will lead to a decrease in reported earnings. Although the adoption of SFAS No. 123(R) could have a material impact on the Company's financial position and results of operations, the potential impact from adopting this statement is being evaluated.

              In September 2004, the EITF reached a consensus regarding Issue No. 04-1, "Accounting for Preexisting Relationships between the Parties to a Business Combination" ("EITF 04-1"). EITF 04-1 requires an acquirer in a business combination to evaluate any preexisting relationship with the acquiree to determine if the business combination in effect contains a settlement of the preexisting relationship. A business combination between parties with a preexisting relationship should be viewed as a multiple element transaction. EITF 04-1 is effective for business combinations after October 13, 2004, but requires goodwill resulting from prior business combinations involving parties with a preexisting relationship to be tested for impairment by applying the guidance in the consensus. The Company will apply EITF 04-1 to acquisitions subsequent to the effective date and in its future goodwill impairment testing.

              In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets," - an Amendment of APB Opinion No. 29, which is effective for the Company starting July 1, 2005. In the past, the Company would have frequently been required to measure the value of assets exchanged in non-monetary transactions by using the net book value of the asset relinquished. Under SFAS No. 153, the Company will measure assets exchanged at fair value, as long as the transaction has commercial substance and the fair value of the assets exchanged is determinable within reasonable limits. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The adoption of SFAS No. 153 is not anticipated to have a material effect on the Company's financial position, results of operations or cash flows.

              In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections," which replaces APB Opinion No. 20 "Accounting Changes," and FASB Statement No. 3 "Reporting Accounting Changes in Interim Financial Statements," and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. This Statement shall be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Early adoption is permitted for accounting changes and corrections of errors made in fiscal years beginning after the date this Statement is issued. The Company does not believe that adoption of SFAS 154 will have a material impact on its financial statements.

Note 3 - Income Taxes

              The Company has approximately $225,000 in net operating loss carryovers available to reduce future income taxes. These carryovers expire at various dates through the year 2025. The Company has adopted SFAS 109 which provides for the recognition of a deferred tax asset based upon the value the loss carry-forwards will have to reduce future income taxes and management's estimate of the probability of the realization of these tax benefits. Management has determined that it more likely than not that the net operating loss carry-forwards will not be utilized; therefore a valuation allowance against the related deferred tax asset has been provided. A summary of the deferred tax asset as of December 31, 2005, and December 31, 2004, is as follows:

	2005	2004

The provision (benefit) for income taxes consists of the following:
Currently payable:
Federal	$ 0	$ 0
State	0	0

Total currently payable	0	0

Deferred:
Federal	9,990	46,324
State	1,547	7,171

Total deferred	11,537	53,495
Less: increase in allowance	(11,537)	(53,495)

Net deferred	0	0

Total income tax provision (benefit)	$ 0	$ 0

	2005	2004

Individual components of deferred taxes are as follows:
Deferred tax asset arising from net operating loss carry forwards	$ 83,996	$ 72,459

Individual components of deferred tax allowance are as follows:
Deferred tax asset arising from net operating loss carry forwards	(83,996)	(72,459)

Net Deferred Income Taxes	$ 0	$ 0

Note 4 - Prepayments under Product Supply Agreement

              Pursuant to a product supply agreement entered into by Aquamer in October 1999, the Company, in July 2005, prepaid $90,000 for the purchase of hydrogel product, based on poly-N-vinylpyrrolidone, as specified in certain U.S. Patents. In December 2005, the Company also paid $20,000 and recorded $30,000 as an account payable, which was paid in January 2006, for additional prepayment under the product supply agreement, which mandates minimum purchases of $50,000 per year.  The $110,000 cash payments and $30,000 additional billing satisfied the Company's purchase obligations for 2003, 2004 and 2005. No date has been set for the manufacturing of the product or delivery of the product to the Company.

              The Company plans to use the prepaid product under this Agreement, to further its business plan. As of December 31, 2006, or sooner, if a triggering event occurs that has impaired the carrying value of the asset, the Company will make a determination regarding whether there has been an asset impairment. As of December 31, 2005, the stock of Aquamer's parent company had not yet commenced trading and it was determined that there had been no impairment of value because the Company's parent had not had sufficient time to arrange for financing; and there had been no triggering event which would require a reduction of carrying value of the asset. Such triggering events may include the determination of the inability to raise sufficient capital; a foreseen delay in raising such capital; and the inability of the manufacturer to deliver the product; or the decision of the Company to not proceed with clinical trials; or if the Company elects to change its business plan.

Note 5 - Advances to Related Parties

              The Company is the holder of a note receivable from the Company's director and former president for $29,000, which bears interest at 4% per annum. At December 31, 2005, the total balance outstanding including accrued interest of $4,594 was $33,594. Interest for the years ended December 31, 2005 and 2004 was $1,160 for each year, respectively.

Note 6 - Due to Bellacasa Productions, Inc. (Parent Company)

             In September 2004, Aquamer made a $30,000 non-interest bearing loan to Bellacasa.  Since acquiring Aquamer in January 2005, Bellacasa, which had become the Company's parent and sole shareholder, has made advances for the benefit of Aquamer in the amount of $139,600 resulting in a net balance of $109,600 due Bellacasa by the Company as of December 31, 2005.

Note 7 - Property and Equipment

              Property and equipment consists of the following:

	December 31, 2005	December 31, 2004

Equipment	$6,900	$6,900
Less accumulated depreciation	(6,332)	(5,296)

	$568	$1,604

Note 8 - Stockholders' Deficiency

              Capital Structure

              The Company is authorized by its Certificate of Incorporation to issue 30,000,000 shares of common stock with a par value of $0.0001 and 10,000,000 shares of preferred stock. As of December 31, 2005 there were 28,504,148 shares of common stock that were issued and outstanding. There were no preferred shares issued as of that date.

              Stock Issued for Cash

              In September and October 2004, the Company issued a total of 920,000 shares of common stock, which are restricted as to transferability, for $34,500 or $0.0375 per share. The Company relied upon the exemption from registration under the Securities Act of 1933 provided by Section 4(2) thereof in connection with the issuance of the securities.

              Stock Issued for Services

              In October 2004, the Company issued a total of 3,680,000 shares of common stock for consulting services. The shares, which are restricted as to transferability, were valued at $138,000 or $0.0375 per share, which was representative of the approximate market value at the date of issuance. The Company relied upon the exemption from registration under the Securities Act of 1933 provided by Section 4(2) thereof in connection with the issuance of the securities.

Note 9 - Commitments

              The Company has entered into the following agreement:

              Amended and Restated Aquamer, Inc. Product Supply Agreement (the "Amended Supply Agreement"), effective March 31, 2006, between Aquamer and Partners in Biomaterials, Inc.  This agreement obligates Aquamer to minimum annual purchases of $50,000.  The Amended Supply Agreement extends the termination date to February 2031 unless Aquamer fails to secure FDA approval of its devices in which case the termination date may be in February 2012.

Note 10 - Going Concern

              The Company's financial statements have been presented on a going concern basis, which contemplates the realization and the satisfaction of liabilities in the normal course of business.  The liquidity of the Company has been adversely affected by losses since inception of approximately $485,000, which raises substantial doubt about the Company's ability to continue as a going concern without additional capital contributions and/or achieving profitable operations.

              Management's plans are to raise additional capital either in the form of common stock or convertible securities and continue research and development and pursue clinical trials to obtain necessary approvals to market its products. There can be no assurance, however, that the Company will be successful in accomplishing its objectives.

Note 11 - Subsequent Events

                On March 31, 2006, the Company entered into an Amended and Restated Aquamer, Inc. Patent License Agreement ("Amended Patent Agreement").  The Amended Patent Agreement is exclusive and has a term in perpetuity.  Aquamer must pay Partners in Biomaterials, Inc. a royalty of 5% of net sales until the patent expires and 2% thereafter.

                On September 14, 2006, Aquamer's parent, Bellacasa Productions, Inc., entered into an Agreement and Plan of Merger ("the Merger Agreement") with WiFiMed Holdings, Inc.  The merger, if completed will be treated as a reverse merger transaction. In conjunction with this proposed transaction, the Merger Agreement provides for the distribution of all of the outstanding common stock of Aquamer to the shareholders of Bellacasa on a pro-rata basis, whereby Bellacasa shareholders will receive .7219996 shares of Aquamer common stock for each share held of Bellacasa common stock. Bellacasa has also agreed to transfer all of its assets to Aquamer and will contribute capital to Aquamer equivalent to the total of all sums currently owed by Aquamer to Bellacasa, which as of September 30, 2006 was approximately $177,000.

AQUAMER, INC. (a development stage company) Balance Sheets

	September 30, 2006 (unaudited)	December 31, 2005
Assets
Current assets:
Cash	$0	$0
Prepayments under product supply agreement	140,000	140,000

Total current assets	140,000	140,000

Property and equipment, net of accumulated depreciation ($6,900 and $6,332)	0	568
Advances to related party	34,464	33,594

	$174,464	$174,162

Liabilities and Stockholder's Deficiency

Current liabilities:
Trade accounts payable	$40,785	$71,174

Total current liabilities	40,785	71,174

Due to Bellacasa Productions, Inc. (Parent company)	177,472	109,600

Stockholder's deficiency:
Preferred stock, 25,000,000 shares authorized, none issued	0	0
Common stock, $.0001 par value
30,000,000 shares, authorized 28,504,148 shares, issued and outstanding	2,850	2,850
Additional paid-in capital	475,035	475,035
Deficit accumulated during the development stage	(521,678)	(484,497)

Total stockholder's deficiency	(43,793)	(6,612)

	$174,464	$174,162

See accompanying notes to financial statements.

AQUAMER, INC.
(a development stage company)

 Statements of Operations
(unaudited)

		Nine Months ended			Period from February 4, 2000 (inception) through Sept. 30, 2006

		Sept. 30, 2006		Sept. 30, 2005

Revenue		$0		$0	$0

Costs and expenses:
General and administrative		37,417		0	352,080
Research and development		0		0	206,121
Depreciation		568		777	6,900
Interest, net of interest income		(870)		(870)	(8,858)

Total costs and expenses		37,115		(93)	556,243

(Loss) income before other income and income taxes		(37,115)		93	(556,243)

Income from forgiveness of related party debt		0		0	34,691

(Loss) before income taxes		(37,115)		93	(521,552)
Income taxes		66		60	126

Deficit accumulated during development stage		$(37,181)		$33	$(521,678)

Basic and diluted loss per share	$	(NIL )	$	(NIL )

Weighted average number of shares outstanding		28,504,148		28,504,148

See accompanying notes to financial statements.

AQUAMER, INC.
(a development stage company)

Statement of Stockholders' Deficiency

	Preferred A		Preferred B		Common			Deficit Accumulated During Development Stage

	Shares	Par Value	Shares	Par Value	Shares	Common Stock Amount	Additional Paid-In Capital

Balance at February 4, 2000 (inception)	0	$0	0	$0	0	$0	$0	$0

Series A Preferred issued for cash, Feb 2000 @ $.01 per share	9,000,000	900					99,100
Contributed capital							50
Series B Preferred issued for services, Jun 2000 @ fair value - $.25 per share			108,800	11			27,189
Series B Preferred issued for cash, Sep 2000 @ $.25 per share			700,000	70			174,930
Net Loss								(154,940)

Balance at December 31, 2000	9,000,000	900	808,800	81	0	0	301,269	(154,940)

Net Loss								(39,806)

Balance at December 31, 2001	9,000,000	900	808,800	81	0	0	301,269	(194,746)

Net Loss								(111,482)

Balance at December 31, 2002	9,000,000	900	808,800	81	0	0	301,269	(306,228)

Conversion to common stock	(9,000,000)	(900)	(808,800)	(81)	9,808,800	981	0
Issued in settlement of related party amounts, Jan 2003 for actual costs @ $.03 per share					99,500	10	3,125
Shares issued in connection with stock split, Sep 2003					13,677,348	1,368	(1,368)
Net Loss								(3,921)

Balance at December 31, 2003	0	0	0	0	23,585,648	2,359	303,026	(310,149)

Shares issued for cash, Sep/Oct 2004 @ $.0375 per share					920,000	92	34,408
Shares issued in connection with stock split, Oct 2004					318,500	31	(32)
Shares issued for consulting services, Oct 2004 for fair value @ $.0375 per share					3,680,000	368	137,632
Net Loss								(143,417)

Balance at December 31, 2004	0	0	0	0	28,504,148	2,850	475,034	(453,566)

Net Loss								(30,931)

Balance at December 31, 2005	0	0	0	0	28,504,148	2,850	475,034	(484,497)

Net Loss								(37,181)

Balance at September 30, 2006	0	$0	0	$0	28,504,148	$2,850	$475,034	$(521,678)

See accompanying notes to financial statements.

AQUAMER, INC.
(a development stage company)

Statements of Cash Flows
(unaudited)
	Nine Months Ended September 30, 2006	Nine Months Ended September 30, 2005	Period from February 4, 2000 (inception) through September 30, 2006

Cash flows from operating activities:
(Deficit) income accumulated during development stage	$(37,181)	$33	$(521,678)
Adjustments to reconcile deficit accumulated during development stage to net cash used in operating activities:
Depreciation	568	777	6,900
Expenses paid by issuance of common stock	0	0	225,502
Change in operating assets and liabilities:
Increase in prepaid expenses and other assets	(870)	(870)	(140,464)
Increase (decrease) in accounts payable and accrued expenses	(30,389)	0)	83,618

Net cash used in operating activities	(6,.872)	(60)	(346,122)

Cash flows from investing activities:
Purchase of equipment	0	0	(6,900)

Net cash used in investing activities	0	0	(6,900)

Cash flows from financing activities:
Proceeds from issuance of common stock	0	0	34,550
Proceeds from issuance of preferred stock	0	0	175,000
Loans to related parties	0	0	(73,500)
Loans from Bellacasa Productions, Inc (parent company)	67,872	0	207,472
Repayment of related party loans	0	0	39,500
Loans to Bellacasa Productions, Inc.	0	0	(30,000)

Net cash generated by financing activities	67,872	0	353,022

Change in cash	0	(60)	0

Cash at beginning of period	0	66	0

Cash at end of period	$0	$6	$0

See accompanying notes to financial statements.

AQUAMER, INC.
 (a development stage company)

 Notes to Interim Financial Statements
   September 30, 2006
  (unaudited)

Note 1 - Organization

            Aquamer, Inc. ("Aquamer" or the "Company") was formed as a Delaware corporation on February 4, 2000, for the purpose of developing medical products, using water-based tissue-bulking technology, for the fields of dermatology, gastroenterology and urology.

            On January 26, 2005, pursuant to a stock purchase agreement and share exchange among Bellacasa Productions, Inc. ("Bellacasa"), Aquamer, and the shareholders of Aquamer, Bellacasa purchased all of the outstanding shares of Aquamer through the issuance of 28,504,148 shares of Bellacasa common stock directly to the Aquamer shareholders. Pursuant to the agreement, Aquamer became a wholly owned subsidiary of Bellacasa.

 Note 2 - Basis of Presentation

           The financial statements have been presented in a "development stage" format. Since inception, the primary activities of Aquamer, Inc. have consisted primarily of organizational and equity fund raising activities. The Company has not commenced principal revenue producing activities.

            The preparation of these financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, management evaluates its estimates, including those related to intangible assets, income taxes, insurance obligations and contingencies and litigation. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other resources. Actual results may differ from these estimates under different assumptions or conditions.

            In the opinion of management, the information furnished herein reflects all adjustments necessary for a fair statement of the financial position and results of operations and cash flows as of and for the nine-month periods ended September 30, 2006 and 2005. All such adjustments are of a normal recurring nature.

Note 3 - Summary of Significant Accounting Policies

            Stock Based Compensation:

            On January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") 123R, "Share-Based Payment" ("SFAS 123(R)"), which requires that companies measure and recognize compensation expense at an amount equal to the fair value of share-based payments granted under compensation arrangements.

            Prior to January 1, 2006, the Company accounted for its stock-based compensation plans under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion 25, "Accounting for Stock Issued to Employees," and related interpretations, and would typically recognize no compensation expense for stock option grants if options granted had an exercise price equal to the market value of the underlying common stock on the date of grant.

            The Company adopted SFAS 123(R) using the "modified prospective" method, which results in no restatement of prior period amounts. Under this method, the provisions of SFAS 123(R) apply to all awards granted or modified after the date of adoption. In addition, compensation expense must be recognized for any unvested stock option awards outstanding as of the date of adoption on a straight-line basis over the remaining vesting period. The Company calculates the fair value of options using a Black-Scholes option pricing model. There are currently no outstanding options subject to future vesting, therefore, no charge is required for the nine months ended September 30, 2006 and 2005. SFAS 123(R) also requires the benefits of tax deductions in excess of recognized compensation expense to be reported in the Statement of Cash Flows as a financing cash inflow rather than an operating cash inflow. In addition, SFAS 123(R) required a modification to the Company's calculation of the dilutive effect of stock option awards on earnings per share. For companies that adopt SFAS 123(R) using the "modified prospective" method, disclosure of pro forma information for periods prior to adoption must continue to be made.

            Earnings per Common Share:

            Basic earnings per share is computed by dividing income available to common shareholders (the numerator) by the weighted-average number of common shares outstanding (the denominator) for the period. Diluted earnings per share assumes that any dilutive convertible securities outstanding were converted, with related preferred stock dividend requirements and outstanding common shares adjusted accordingly. During the nine-month periods ended September 30, 2006 and 2005, there were no convertible securities or options or warrants outstanding; consequently the weighted average outstanding common shares were the same for both the computation of basic earnings per share and diluted earnings per share.

            Selected Recent Accounting Pronouncements

            In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections," which replaces APB Opinion No. 20 "Accounting Changes," and FASB Statement No. 3 "Reporting Accounting Changes in Interim Financial Statements," and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. This Statement shall be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not believe that adoption of SFAS 154 will have a material impact on its financial statements.

Note 4 - Prepayments under Product Supply Agreement

            Pursuant to a product supply agreement entered into by Aquamer in October 1999, the Company, in July 2005, prepaid $90,000 for the purchase of hydrogel product, based on poly-N-vinylpyrrolidone, as specified in certain U.S. Patents. In December 2005, the Company also paid $20,000 and recorded $30,000 as an account payable, which was paid in January 2006, for additional prepayment under the product supply agreement, which mandates minimum purchases of $50,000 per year.  The $110,000 cash payments and $30,000 additional billing satisfied the Company's purchase obligations for 2003, 2004 and 2005. No date has been set for the manufacturing of the product or delivery of the product to the Company.

            The Company plans to use the prepaid product under this Agreement, to further its business plan. As of December 31, 2006, or sooner, if a triggering event occurs that has impaired the carrying value of the asset, the Company will make a determination regarding whether there has been an asset impairment. As of September 30, 2006, the Company has determined that there has been no impairment of value because Aquamer's parent company had not had sufficient time since its common stock commenced trading to arrange for financing; and there has been no triggering event which would require a reduction of carrying value of the asset. Such triggering events may include the determination of the inability to raise sufficient capital; a foreseen delay in raising such capital; and the inability of  the manufacturer to deliver the product; or the decision of the Company to not proceed with clinical trials; or if the Company elects to change its business plan.

Note 5 - Advances to Related Parties

            The Company is the holder of a note receivable from the Company's director and former president for $29,000, which bears interest at 4% per annum. At September 30, 2006, the total balance outstanding, including accrued interest of $5,464, was $34,464. Interest for the nine months ended September 30, 2006 and 2005 was $870 for both periods, respectively.

Note 6- Due to Bellacasa Productions, Inc. (Parent Company)

             In September 2004, Aquamer made a $30,000 non-interest bearing loan to Bellacasa.  Since acquiring Aquamer in January 2005, Bellacasa, which had become the Company's parent and sole shareholder, has made advances for the benefit of Aquamer in the amount of $207,472, resulting in a net balance of $177,472 due Bellacasa by the Company.

Note 7 - Stockholder's Deficiency

            Capital Structure

            The Company is authorized by its Certificate of Incorporation to issue 30,000,000 shares of common stock with a par value of $0.0001 and 20,000,000 shares of preferred stock. As of September 30, 2006 there were 28,504,148 shares of Common Stock issued and outstanding and there were no preferred shares issued as of that date.

Note 8 - Commitments

            The Company has entered into the following agreement:

            Amended and Restated Product Supply Agreement ("Supply Agreement") and Amended Patent Agreement ("Patent Agreement") each between Aquamer and Partners in Biomaterials, Inc. are effective March 31, 2006. The Supply Agreement, which terminates in February 2031 (unless Aquamer fails to secure FDA approval of its devices in which case the termination date may be in February 2012), obligates Aquamer to minimum annual purchases of $50,000.  The Patent Agreement is exclusive, has a term in perpetuity and requires Aquamer to pay royalties of 5% of net sales until patent expiration and 2% thereafter.

Note 9 - Going Concern

            The Company's financial statements have been presented on a going concern basis, which contemplates the realization and the satisfaction of liabilities in the normal course of business.  The liquidity of the Company has been adversely affected by losses since inception of approximately $522,000, which raises substantial doubt about the Company's ability to continue as a going concern without additional capital contributions and/or achieving profitable operations.

            Management's plans are to raise additional capital either in the form of common stock or convertible securities and continue research and development and pursue clinical trials to obtain necessary approvals to market the Company's products. There can be no assurance, however, that the Company will be successful in accomplishing its objectives.

Note 10 - Proposed Spin-off by Parent Company

            On September 14, 2006, Aquamer's parent, Bellacasa Productions, Inc., entered into an Agreement and Plan of Merger ("the Merger Agreement") with WiFiMed Holdings, Inc.  The merger, if completed will be treated as a reverse merger transaction. In conjunction with this proposed transaction, the Merger Agreement provides for the distribution of all of the outstanding common stock of Aquamer to the shareholders of Bellacasa on a pro-rata basis, whereby Bellacasa shareholders will receive .7219996 shares of Aquamer common stock for each share held of Bellacasa common stock. Bellacasa has also agreed to transfer all of its assets to Aquamer and will contribute capital to Aquamer equivalent to the total of all sums currently owed by Aquamer, Inc. to Bellacasa, which as of September 30, 2006 was approximately $177,472.

Appendix A - Agreement and Plan Merger Agreement

Agreement and Plan of Merger
by and among

BELLACASA PRODUCTIONS, INC.

 a Nevada corporation

WIFIMED ACQUISITION, INC.

a Delaware corporation

and

WiFiMed, Inc.

a Delaware corporation

SEPTEMBER ____, 2006

ARTICLE I.   THE MERGER. 2
Section 1.01    The Merger. 2
Section 1.02    Closing Date. 2
Section 1.03    Effective Date. 3
Section 1.04    Articles of Incorporation and Bylaws of Surviving Corporation. 3
Section 1.05    Directors and Officers of Surviving Corporation. 3
Section 1.06    Rights and Liabilities of Surviving Corporation in Merger. 3
Section 1.07    Further Assurances. 3

ARTICLE II.   CONVERSION OF SECURITIES. 4
Section 2.01    Treatment of WiFiMed Options. 4
Section 2.02    Treatment of WiFiMed Warrants. 4
Section 2.03    Treatment of WiFiMed Series A and Series B Preferred Stock. 4
Section 2.04    BCP Reverse Split. 4
Section 2.05    Treatment of the Pre-Merger WiFiMed Shares. 4
Section 2.06    Treatment of NEWCO Shares. 5
Section 2.07    Ownership/Voting Rights of Pre-Merger WiFiMed Shares. 5
Section 2.08    Dissenting Shares. 5
Section 2.09    Exchange Procedures. 6

ARTICLE III.   REPRESENTATIONS AND Warranties of BCP and NEWCO.. 7
Section 3.01    Organization. 7
Section 3.02    Subsidiaries. 7
Section 3.03    Capitalization. 7
Section 3.04    Authority. 8
Section 3.05    No Violations: Consents and Approvals. 8
Section 3.06    Related Party Transactions. 9
Section 3.07    SEC Reports; Financial Statements. 9
Section 3.08    Title to Assets. 10
Section 3.09    Accounts Receivable. 10
Section 3.10    Liabilities; Claims. 10
Section 3.11    Absence of Certain Changes. 10
Section 3.12    Finder's Fees. 11
Section 3.13    Compliance With Laws. 11
Section 3.14    Legal Proceedings. 11
Section 3.15    Employee Benefits. 11
Section 3.16    Taxes. 12
Section 3.17    Intellectual Property. 12
Section 3.18    Absence of Certain Business Practice. 12
Section 3.19    Issuances of Securities. 12
Section 3.20    Adverse Officer and Director Information. 12
Section 3.21    Full Disclosure. 13

ARTICLE IV.   REPRESENTATIONS AND WARRANTIES OF WiFiMed. 14
Section 4.01    Organization. 14
Section 4.02    Subsidiaries. 14
Section 4.03    Capitalization. 14
Section 4.04    Authority. 15
Section 4.05    No Violations; Consents and Approvals. 15
Section 4.06    Related Party Contracts. 16
Section 4.07    Financial Statements. 16
Section 4.08    Title to Assets. 17
Section 4.09    Accounts Receivable. 17
Section 4.10    Liabilities; Claims. 17
Section 4.11    Compensation; Loans and Distributions. 17
Section 4.12    Absence of Certain Changes. 17
Section 4.13    Finder's Fees. 19
Section 4.14    Compliance With Laws. 19
Section 4.15    Legal Proceedings. 20
Section 4.16    Employee Benefits. 20
Section 4.17    Taxes. 21
Section 4.18    Intellectual Property. 21
Section 4.19    Absence of Certain Business Practices. 22
Section 4.20    Insurance. 23
Section 4.21    Adverse Officer and Director Information. 23
Section 4.22    Material Contracts. 24
Section 4.23    Full Disclosure. 24

ARTICLE V.   COVENANTS OF BCP AND WiFIMED. 24
Section 5.01    WiFiMed Private Placement. 24
Section 5.02    Conduct of Business of BCP, NEWCO, and WiFiMed. 25
Section 5.03    No Solicitation. 26
Section 5.04    Confidentiality. 27
Section 5.05    Preparation of Information Statement. 27
Section 5.06    Officer and Board Resignations. 28
Section 5.07    Tax Treatment. 28
Section 5.08    Reasonable Efforts; Other Actions. 28
Section 5.09    Public Announcements. 28
Section 5.10    Notification of Certain Matters. 28
Section 5.11    Expenses. 29
Section 5.12    State Antitakeover Laws. 29
Section 5.13    Satisfaction of Conditions. 29

ARTICLE VI.   CONDITIONS TO THE OBLIGATIONS OF NEWCO AND BCP. 29
Section 6.01    Audited Financials. 29
Section 6.02    Conversion of Series A and B Preferred Stock. 30
Section 6.03    Representations Accurate. 30
Section 6.04    Performance. 30
Section 6.05    Officer's Certificate. 30
Section 6.06    Certified Certificate of Incorporation. 30
Section 6.07    Good Standing.. 30
Section 6.08    Material Adverse Change. 30
Section 6.09    Certificate of Merger. 31
Section 6.10    Injunction Illegality. 31
Section 6.11    Compliance with Securities Laws. 31
Section 6.12    Voting Agreements. 31
Section 6.13    Consents. 31
Section 6.14    General. 31

ARTICLE VII.   Conditions TO THE Obligations of WiFiMed. 31
Section 7.01    BCP Name Change, Disposal of Assets, Reverse Split and Increase in Authorized Capital  32
Section 7.02    Adoption of BCP Stock Compensation Plan. 32
Section 7.03    Representations Accurate. 32
Section 7.04    Performance. 32
Section 7.05    Compliance Certificate. 32
Section 7.06    Certified Certificate of Incorporation. 32
Section 7.07    Good Standing.. 33
Section 7.08    Material Adverse Change. 33
Section 7.09    Legal Action. 33
Section 7.10    Certificate of Merger. 33
Section 7.11    Injunction Illegality. 33
Section 7.12    Consents. 33
Section 7.13    General. 33
Section 7.14    Compliance with Securities Laws. 34

ARTICLE VIII.   TERMINATION OF AGREEMENT. 34
Section 8.01    Termination. 34
Section 8.02    Procedure for Termination. 34
Section 8.03    Effect of Termination. 34
ARTICLE IX.   MISCELLANEOUS. 35
Section 9.01    Notices. 35
Section 9.02    Binding Effect. 35
Section 9.03    Headings. 35
Section 9.04    Exhibits and Schedules. 36
Section 9.05    Counterparts. 36
Section 9.06    Governing Law.. 36
Section 9.07    Waivers. 36
Section 9.08    Pronouns. 36
Section 9.09    Joint Drafting.. 36
Section 9.10    Time Periods. 36
Section 9.11    Modification. 36
Section 9.12    Severability. 37
Section 9.13    Survival of Representations and Warranties and Covenants. 37
Section 9.14    Entire Agreement. 37

SCHEDULES:

SCHEDULE 1.05            Directors and Officers of Surviving Corporation
SCHEDULE 3.02            BCP Subsidiaries
SCHEDULE 3.03(a)        BCP Capitalization
SCHEDULE 3.06            BCP Related Party Transactions
SCHEDULE 3.11            BCP Absence of Certain Changes
SCHEDULE 3.20            BCP Adverse Officer and Director Information
SCHEDULE 4.01            WiFiMed Qualifications
SCHEDULE 4.03            WiFiMed Capitalization
SCHEDULE 4.05(b)        WiFiMed Consents and Approvals - Contracts and Material Agreements
SCHEDULE 4.06            WiFiMed Related Party Contracts
SCHEDULE 4.11            WiFiMed Compensation; Loans and Distributions
SCHEDULE 4.12            WiFiMed Absence of Certain Changes
SCHEDULE 4.16            WiFiMed Employee Benefits
SCHEDULE 4.18            WiFiMed Intellectual Property
SCHEDULE 4.18(b)        WiFiMed Intellectual Property – Pending Claims
SCHEDULE 4.18(d)        WiFiMed Intellectual Property – Assignment of Rights
SCHEDULE 4.21            WiFiMed Adverse Officer and Director Information
SCHEDULE 4.22            WiFiMed Material Contracts
SCHEDULE 6.13            Voting Agreements

AGREEMENT AND PLAN OF MERGER

            This Agreement and Plan of Merger (the "Agreement") is made this _____ day of _____________ 2006, by and among Bellacasa Productions, Inc., a Nevada corporation ("BCP"), WIFIMED ACQUISITION, INC., a Delaware corporation and wholly owned subsidiary of BCP ("NEWCO") and WiFiMed, Inc., a Delaware corporation ("WiFiMed").

RECITALS

            A.        WiFiMed is authorized to issue 30,000,000 shares of its common stock, par value $.01 per share ("WiFiMed Common Stock"), of which 7,387,796 shares are issued and outstanding.  WiFiMed is also authorized to issue 10,000,000 shares of preferred stock, par value $.01 per share of which 3,000,000 shares have been designated Series A Preferred Stock ("WiFiMed Series A Preferred Stock") and 1,785,145 shares as Series B Preferred Stock ("WiFiMed Series B Preferred Stock").  There are currently issued and outstanding, 2,924,472 shares of WiFiMed Series A Preferred Stock and 950,824 shares of WiFiMed Series B Preferred Stock.  WiFiMed also has outstanding options to purchase 1,343,750 shares of common stock ("WiFiMed Options"), outstanding warrants to purchase 72,800 shares of WiFiMed Common Stock and outstanding warrants to purchase 428,928 shares of WiFiMed Series B Preferred Stock ("WiFiMed Warrants").  WiFiMed has reserved 3,000,000 shares of its common stock, pursuant to the terms of its 2004 Stock Option Plan.

            WiFiMed also intends to convert the WiFiMed Warrants to WiFiMed Options so that no WiFiMed Warrants will remain outstanding.

            WiFiMed intends to effect a conversion of its Series A and Series B Preferred Stock at a rate of 1:1 so that no shares of preferred stock remain outstanding. The outstanding shares of WiFiMed Common Stock, together with the shares of common stock issuable upon exercise of the WiFiMed Warrants and WiFiMed Options are referred to as the ("Pre-Merger WiFiMed Shares").

            WiFiMed is conducting a private placement to sell up to 4,000,000 shares of its common stock ("WiFiMed Offering Shares") and 520,000 warrants ("WiFiMed Offering Warrants"), in units consisting of 100 shares of common stock and warrants to purchase 13 shares of common stock at a purchase price of $100.00 per unit (the WiFiMed Offering Shares and WiFiMed Offering Warrants, together referred to as the WiFiMed Private Placement").

            B.        BCP is authorized to issue 50,000,000 shares of common stock, par value $.0001 per share (the "BCP Common Stock" or "BCP Common Shares").  There are approximately 39,479,648 shares of common stock issued and outstanding.  BCP is authorized to issue 25,000,000 shares of preferred stock, none of which have been issued.  There are outstanding options and warrants to purchase an aggregate of 865,000 shares of BCP Common Stock.

            C.        NEWCO is a wholly owned subsidiary of BCP and is authorized to issue 1,000 shares of common stock, par value $.001 (referred to as the "NEWCO Shares"), all of which are issued and outstanding and owned by BCP.

            D.        The respective Boards of Directors of BCP, NEWCO and WiFiMed (the "Constituent Companies") deem it advisable and in the best interests of each of the Constituent Companies, and their respective stockholders, to effect a merger transaction in which NEWCO will merge with and into WiFiMed, with WiFiMed remaining as the surviving corporation and a wholly-owned subsidiary of BCP (the "Merger").  In exchange for shares of WiFiMed Common Stock, holders of Pre-Merger WiFiMed Stock will be entitled to receive such number of shares of BCP Common Stock representing approximately 86% of the outstanding common shares of BCP on a fully diluted basis after giving effect to the Merger.  Upon completion of the Merger, BCP will cease all of its current remaining operations and will adopt and continue implementing the Business Executive Summary Plan of WiFiMed.

            E.        The Merger, for Federal income tax purposes, shall be intended to be a tax-free reorganization as described in the Internal Revenue Code of 1986, as amended (the "Code").

            NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Constituent Companies hereby make, adopt and approve this Agreement and prescribe the terms and conditions of the Merger of NEWCO with and into WiFiMed and the mode of carrying the Merger into effect as follows:

ARTICLE I.   THE MERGER

Section 1.01       The Merger

            Subject to the terms and conditions of this Agreement, and in accordance with the Delaware General Corporation Law ("DGCL"), NEWCO will be merged with and into WiFiMed.  WiFiMed shall be the surviving company (hereinafter referred to as WiFiMed or the "Surviving Company").  The separate existence and corporate organization of NEWCO, except insofar as it may be continued by statute, shall cease and WiFiMed shall become a wholly owned subsidiary of BCP.

Section 1.02       Closing Date

            Subject to the provisions of Articles VI, VII, VIII, IX and XI, the closing of the Merger (the "Closing") shall take place no later than the second business day after the date on which each of the conditions set forth in Articles VI, VII and VIII (other than those conditions that by their nature are to be satisfied at the Closing but subject to such conditions) have been satisfied or waived, in writing, by the party or parties entitled to the benefit of such conditions; or at such other place, at such other time, or on such other date as BCP, NEWCO and WiFiMed may, in writing, mutually agree.  The date on which the Closing actually occurs is herein referred to as the "Closing Date."

Section 1.03       Effective Date

            Subject to the terms and conditions of this Agreement, the Merger shall become effective upon the filing of a Certificate of Merger with the Delaware Secretary of State (the "Effective Date").

Section 1.04       Articles of Incorporation and Bylaws of Surviving Corporation

            The Articles of Incorporation of WiFiMed, as in effect immediately prior to the Effective Date, shall constitute and shall continue in full force and effect as the Articles of Incorporation of the Surviving Company unless and until amended in accordance with the DGCL.  The Bylaws of WiFiMed, as in effect immediately prior to the Effective Date, shall constitute and shall continue to be the Bylaws of the Surviving Company unless and until altered, amended or repealed in the manner provided by the DGCL, the Articles of Incorporation or said Bylaws.

Section 1.05       Directors and Officers of Surviving Corporation

            The executive officers and directors of the Surviving Corporation shall be as set forth on Schedule 1.05 and will hold office from and after the Effective Date until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation or as otherwise provided by law or until their earlier resignation or removal.

Section 1.06       Rights and Liabilities of Surviving Corporation in Merger

            On and after the Effective Date, WiFiMed, as the surviving corporation of the Merger, shall succeed to and possess, without further act or deed, all of the rights, and all of the property, real, personal, and mixed, of NEWCO; and all debts, liabilities and duties of NEWCO shall thenceforth attach to WiFiMed and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

Section 1.07       Further Assurances

            If, at any time after the Effective Date, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II.   CONVERSION OF SECURITIES

Section 2.01       Treatment of WiFiMed Options

            Every WiFiMed Option issued and outstanding immediately prior to the Effective Date of the Merger shall be converted into the right to receive an option of BCP based upon the exchange ratio of the WiFiMed Common Stock and at a purchase price to be adjusted to reflect the terms of the exchange.

Section 2.02       Treatment of WiFiMed Warrants

            Prior to the Effective Date of the Merger, each outstanding WiFiMed Warrant to purchase Series B Preferred Stock shall be exchanged on a 1:1 basis for WiFiMed Options.

Section 2.03       Treatment of WiFiMed Series A and Series B Preferred Stock

            Each outstanding share of WiFiMed Series A and Series B Preferred Stock shall be converted into WiFiMed Common Stock prior to the Effective Date of the Merger at the conversion rate of 1:1 so that no shares of WiFiMed Preferred Stock remain outstanding.

Section 2.04       BCP Reverse Split

            At or prior to the effective date BCP shall implement a 10-to-1 reverse split of its common stock, which shall result in an aggregate of approximately 3,900,000 shares of BCP Common Stock outstanding on a fully diluted basis immediately prior to the Effective Date.

Section 2.05       Treatment of the Pre-Merger WiFiMed Shares

            On the Effective Date, the Pre-Merger WiFiMed Shares shall be converted into and exchangeable for that number of shares of BCP Common Stock and BCP Options, such that the BCP Common Stock and BCP Options issued in exchange of the Pre-Merger WiFiMed Shares constitutes 86% of shares of BCP Common Stock on a fully diluted basis on the Effective Date.  Each share of BCP Common Stock shall be fully paid and non-assessable and contain a legend restricting the transfer thereof in accordance with applicable securities laws.  All Pre-Merger WiFiMed Shares shall then be canceled and retired, and each certificate representing Pre-Merger WiFiMed Shares shall thereafter (i) represent only the right to receive BCP Common Stock or BCP Options issuable in exchange for such Pre-Merger WiFiMed Shares or WiFiMed Options upon the surrender of such certificates; and (ii) entitle the holder thereof to vote with respect to, and receive dividends, if any, on such number of shares of BCP Common Stock which such holder is entitled to receive in exchange for such certificates, provided that dividends, if any, shall be paid to such holder, without interest, only upon surrender of certificates.

Section 2.06       Treatment of NEWCO Shares

            Each issued and outstanding share of common stock of NEWCO held by BCP immediately prior to the Effective Date will be converted into and become one validly issued, fully paid and non-assessable share of common stock of WiFiMed.

Section 2.07       Ownership/Voting Rights of Pre-Merger WiFiMed Shares

            On and after the Effective Date and until surrendered for exchange, each outstanding certificate that immediately prior to the Effective Date represented Pre-Merger WiFiMed Shares (except Dissenting Shares) shall be deemed for all purposes, to evidence ownership of and represent the number of whole BCP Common Stock into which such Pre-Merger WiFiMed Shares are convertible pursuant to Section 2.05 above.  The record holder of each such outstanding certificate representing Pre-Merger WiFiMed Shares shall, after the Effective Date, be entitled to vote the BCP Common Stock into which such Pre-Merger WiFiMed Shares shall have been converted or are convertible on any matters on which the holders of record of the BCP Common Stock, as of any date subsequent to the Effective Date, shall be entitled to vote.  In any matters related to such certificates of Pre-Merger WiFiMed Shares, BCP may conclusively rely upon the record of stockholders maintained by BCP containing the names and addresses of the holders of record of Pre-Merger WiFiMed Shares on the Effective Date.

Section 2.08       Dissenting Shares

            Pre-Merger WiFiMed Shares held by stockholders of WiFiMed who have properly exercised and preserved appraisal rights with respect to those shares ("Dissenting Shares") in accordance with Section 262 of the Delaware General Corporation Law ("DGCL") shall not be converted into or represent a right to receive BCP Common Shares pursuant to Section 2.05 above, but the holders thereof shall be entitled only to such rights as are granted by Section 262 of the DGCL.  Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall receive payment therefore from WiFiMed, as the surviving corporation, in accordance with such laws; provided, however, that if any such holder of Dissenting Shares shall have effectively withdrawn such holder's demand for appraisal of such shares or lost such holder's right to appraisal and payment of such shares under Section 262 of the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares and each such share shall thereupon be deemed to have been canceled, extinguished and converted, as of the Effective Date, into and represent the right to receive payment from BCP of BCP Common Shares as provided in Section 2.05 above.

Section 2.09       Exchange Procedures

            (a)       BCP shall authorize its transfer agent, or other such transfer agent as agreed to by the Parties, to act as exchange agent hereunder (the "Exchange Agent") for the purposes of exchanging certificates representing Pre-Merger WiFiMed Shares or WiFiMed Options for shares and options of BCP Common Stock.

            (b)       Promptly after the Effective Date, the Exchange Agent shall mail or cause to be mailed to each record holder of Pre-Merger WiFiMed Shares or WiFiMed Options, as of the Effective Date, a letter of transmittal and instructions for use in effecting the surrender of the certificates representing said Pre-Merger WiFiMed Shares or WiFiMed Options (the "Certificates") for exchange therefor.

            (c)        Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor that number of BCP Common Stock which such holder has the right to receive under Section 2.05 and such Certificate shall forthwith be canceled.  If any such shares are to be issued to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of exchange that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay any transfer or other taxes required by reason of the exchange to a person other than the registered holder of the Certificate surrendered or such person shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

            (d)       Any portion of the BCP Common Stock made available to the Exchange Agent pursuant to this Section 2.09 that remains unclaimed by the holders of Pre-Merger WiFiMed Shares or WiFiMed Options 12 months after the date on which Certificates representing such Pre-Merger WiFiMed Shares or WiFiMed Options were deposited with the Exchange Agent shall be returned to BCP, upon demand, and any such holder who has not exchanged his, her or its Pre-Merger WiFiMed Shares or WiFiMed Options in accordance with this Section 2.09 prior to that time shall thereafter look only to BCP for his, her or its claim for BCP Common Stock, any cash in lieu of fractional shares and certain dividends or other distributions.  Neither BCP nor NEWCO  shall be liable to any holder of Pre-Merger WiFiMed Shares or WiFiMed Options with respect to any BCP Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (e)       If any Certificate representing Pre-Merger WiFiMed Shares or WiFiMed Options shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by BCP, the posting by such person of a bond in such reasonable amount as BCP may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the consideration payable under Section 2.05 taking account for any stock dividend, stock split or other such action relating to the BCP Common Shares.

ARTICLE III.   REPRESENTATIONS AND Warranties of BCP and NEWCO

            BCP and NEWCO jointly and severally represent, warrant and covenant as follows, except to the extent set forth on the corresponding sections of the Schedule of exceptions attached hereto and made a part hereof:

Section 3.01       Organization

            BCP is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and NEWCO is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  BCP owns directly all of the outstanding capital stock of NEWCO.  Each of BCP and NEWCO has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Each of BCP and NEWCO is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualifications or licenses necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have a material adverse effect on the business, operations, assets, prospects, financial condition or results of operations of BCP and would not delay or prevent the consummation of the transactions contemplated hereby (a "BCP Material Adverse Effect").  BCP previously has delivered or provided access to WiFiMed accurate and complete copies of its Articles of Incorporation and Bylaws, and NEWCO's Articles of Incorporation and Bylaws, each as currently in effect.  Neither of BCP nor NEWCO is in violation of any terms of its Articles of Incorporation or Bylaws.

Section 3.02       Subsidiaries

            Except as set forth on Schedule 3.02, BCP has, and on the Effective Date will have, no subsidiaries, except for NEWCO, nor does it own any direct or indirect interest in any other business entity.  Prior to Closing, BCP shall either wind down or sell the subsidiary set forth on Schedule 3.02.  In the alternative, BCP may spin off the subsidiary set forth on Schedule 3.02 to its pre-merger shareholders provided it shall bear all expenses attendant to the spin off.

Section 3.03       Capitalization

            (a)       BCP is authorized to issue 50,000,000 shares of capital stock of which there are 39,479,648 common shares issued and outstanding; and 25,000,000 shares of preferred stock, par value $.0001 per share, of which none of which are issued or outstanding.  On the Effective Date, there will be issued and outstanding no more than 3,950,000 shares of BCP Common Stock, all of which will be validly issued, fully paid and nonassessable.  Except as set forth on Schedule 3.03(a) and as contemplated by this Agreement, on the Effective Date there will be no issued or outstanding securities and no issued or outstanding options, warrants or other rights, or commitments or agreements of any kind, contingent or otherwise, to purchase or otherwise acquire BCP Shares or any issued or outstanding securities of any nature convertible into BCP Shares.  There is no proxy or any other agreement, arrangement or understanding of any kind authorized, effective or outstanding, which restricts, limits or otherwise affects the right to vote any BCP Shares.

            (b)       The authorized capital stock of NEWCO consists of 1,000 shares of common stock, $.0001 par value, of which one hundred (100) are issued and outstanding and are validly issued, fully paid and nonassessable.  All such shares are issued to BCP.  As of the date hereof, there are no outstanding NEWCO stock options or warrants or any other rights entitling any person  to purchase capital stock of NEWCO.

Section 3.04       Authority

            Each of BCP and NEWCO has full corporate power and authority to execute and deliver this Agreement and, subject to the requisite approval of the stockholders of BCP, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Boards of Directors of BCP and NEWCO and by BCP as the sole stockholder of NEWCO, and no other corporate proceedings on the part of BCP or NEWCO are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  BCP's Board of Directors has determined that the transactions contemplated by this Agreement, including the Merger, are in the best interests of BCP and its stockholders and, except as required in exercise of their fiduciary duty, have determined to recommend to such stockholders that they vote in favor of this Agreement and the consummation of the transactions contemplated hereby, including the Merger.  This Agreement has been duly and validly executed and delivered by each of BCP and NEWCO and, assuming this Agreement constitutes a legal, valid and binding agreement of WiFiMed and the WiFiMed stockholders, constitutes a legal, valid and binding agreement of BCP and NEWCO, as the case may be, enforceable against each of them in accordance with its terms, except as the enforceability may be affected by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and the possible unavailability of certain equitable remedies, including the remedy of specific performance.

Section 3.05       No Violations: Consents and Approvals

            (a)       BCP Stockholders.  The agreement of the holders of a majority of the outstanding BCP voting stock is required to (i) to change the state of incorporation of BCP from Nevada to Delaware, (ii) amend BCP's articles of incorporation to effect a reverse split and increase its authorized shares, (iii) to approve the Merger, (iv) approve a name change, (v) if necessary, approve the sale or disposition of any BCP Pre-Merger Assets and (vi) approve the adoption of a Stock Option Plan.  No other vote of the stockholders of WiFiMed is required by Law, the Certificate of Incorporation or Bylaws of WiFiMed or otherwise in order for WiFiMed to consummate the Merger and the transactions contemplated hereby.

            (b)       Contracts and Material Agreements.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by BCP and NEWCO with any of the provisions hereof conflicts with, violates or results in any breach of (i) any contract, agreement, instrument or understanding to which BCP or NEWCO is a party or by which BCP, NEWCO or any of their respective assets or properties is bound; or (ii) subject to the requisite approval of BCP's stockholders, any law, judgment, decree, order, statute, rule or regulation of any jurisdiction or governmental authority (a "Law") applicable to BCP or NEWCO or any of their respective assets or properties, excluding from the foregoing clauses conflicts, violations or breaches which, either individually or in the aggregate, would not have an BCP Material Adverse Effect or materially impair BCP's or NEWCO's ability to consummate the transactions contemplated hereby or for which BCP or NEWCO has received or, prior to the Merger, shall have received appropriate consents or waivers.

            (c)        Governmental Entities.  No filing or registration with, notification to, or authorization, consent or approval of, any governmental entity is required by BCP or NEWCO in connection with the execution and delivery of the Agreement or the consummation by BCP or NEWCO of the transactions contemplated hereby, except (i) in connection, or in compliance, with the provisions of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (ii) the filing of the Certificate of Merger with the Secretary of State of Delaware; and (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made would not, individually or in the aggregate, have an BCP Material Adverse Effect, or materially impair the ability of BCP or NEWCO to perform its obligations hereunder.

Section 3.06       Related Party Transactions

            Except as set forth in the SEC Reports and on Schedule 3.06, as of  Closing there are no loans, leases, commitments, arrangements of any kind or nature outstanding between BCP and any officer or director of BCP, or any Person related to or affiliated with any officer or director of BCP.

Section 3.07       SEC Reports; Financial Statements

            BCP has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, since January 1, 2003 (together "SEC Reports").  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of BCP included in the SEC Reports ("BCP Financial Statements") complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing.  Such financial statements were prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the BCP as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

Section 3.08       Title to Assets

            BCP, has, and on the Effective Date will have, good and marketable title to all of its furniture, fixtures, equipment, inventory and other assets owned by BCP, and such assets are owned free and clear of all security interests, pledges, liens, restrictions and encumbrances of every kind and nature.  BCP was, on the date of its most recent BCP Financial Statements, the owner of its inventory as set forth in such BCP Financial Statements and has good and marketable title thereto.

Section 3.09       Accounts Receivable

            The accounts receivable set forth in the BCP Financial Statements represent amounts due for goods sold or services rendered by BCP in the ordinary course of business and, except as reserved for in the BCP Financial Statements, BCP believes are collectable in the ordinary course of business, without any claims by the obligor for set-off, deductions or counterclaims.

Section 3.10       Liabilities; Claims

            There are no liabilities (including, but not limited to, tax liabilities) or claims against BCP (whether such liabilities or claims are contingent or absolute, direct or indirect, matured or unmatured) not appearing on the BCP Financial Statements.

Section 3.11       Absence of Certain Changes

            Since June 30, 2006, BCP has been operated only in the ordinary course, consistent with past practice, and there has not been any adverse change, or any event, fact or circumstance which might reasonably be expected to result in an adverse change, in either event that would have a BCP Material Adverse Effect.  Without limiting the generality of the foregoing, except as set forth on Schedule 3.11 or in the BCP SEC Documents, since June 30, 2006, there has not been with respect to BCP or NEWCO any:

            (a)       sale or disposition of any material asset other than inventory in the ordinary course;

            (b)       payment of any dividend, distribution or other payment to any stockholder of BCP or to any relative of any such stockholder other than payments of salary and expense reimbursements made in the ordinary course of business, consistent with past practice, for employment services actually rendered or expenses actually incurred;

            (c)        incurrence or commitment to incur any liability individually or in the aggregate material to BCP, except such liabilities under BCP's existing credit facilities and liabilities incurred in connection with the Merger;

            (d)       waiver, release, cancellation or compromise of any indebtedness owed to BCP or claims or rights against others, exceeding $25,000 in the aggregate;

            (e)       any change in any accounting method, principle or practice except as required or permitted by generally accepted accounting principles; or

            (f)         unusual or novel method of transacting business engaged in by BCP or any change in BCP's accounting procedures or practices or its financial or equity structure.

Section 3.12       Finder's Fees

            Neither BCP nor NEWCO nor any of BCP's affiliates or their respective officers, directors or agents has employed any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions, or financial advisory or finder's fees in connection with any of the transactions contemplated by this Agreement.

Section 3.13       Compliance With Laws

            Neither BCP nor NEWCO is conducting or has conducted its business in violation of any Law, including without limitation, any law pertaining to environmental protection, occupational health or safety, or employment practices, except any law the violation of which would not have an BCP Material Adverse Effect.

Section 3.14       Legal Proceedings

            Except as set forth in the BCP SEC Documents, there is no claim, litigation, investigation or proceeding by any person or governmental authority pending or, to BCP's knowledge threatened, against BCP or NEWCO which would have a BCP Material Adverse Effect.  There are no pending or, to BCP's knowledge, threatened controversies or disputes with, or grievances or claims by, any employees or former employees of BCP or NEWCO or any of their respective predecessors of any nature whatsoever, including, without limitation, any controversies, disputes, grievances or claims with respect to their employment, compensation, benefits or working conditions, except for such litigation which would not have a BCP Material Adverse Effect.

Section 3.15       Employee Benefits

            BCP has not authorized any employee welfare plans or any equity compensation plans, nor has its Board of Directors authorized the reservation or issuance of any securities under any equity compensation plan.

Section 3.16       Taxes

            All federal, state, county and local income, excise, property or other tax returns required to be filed by BCP have been timely filed and all required taxes, fees and assessments have been paid or an adequate reserve therefor has been provided for in the BCP Financial Statements.  The federal income tax returns and state and foreign income tax returns of BCP have not been audited by the IRS or any other taxing authority within the past five years.  Neither the IRS nor any state, local or other taxing authority has proposed any additional taxes, interest or penalties with respect to BCP or any of its operations or businesses.  There are no pending, or to the knowledge of BCP threatened, tax claims or assessments, and there are no pending, or to the knowledge of BCP threatened, tax examinations by any taxing authorities.  BCP has not given any waivers of rights (which are currently in effect) under applicable statutes of limitations with respect to the federal income tax returns of BCP for any year.

Section 3.17       Intellectual Property

            BCP has no patents, patent applications, trademarks, trademark registrations, trade names, copyrights, copyright registrations or applications therefor.  BCP has no knowledge of any infringements by BCP of any third party's intellectual property.

Section 3.18       Absence of Certain Business Practice

            Neither BCP nor any directors, officers, agents or employees of BCP (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

Section 3.19       Issuances of Securities

            Except as set forth in the SEC Reports, BCP has not issued or committed itself to issue, and prior to the Effective Date will not issue or commit itself to issue, any BCP Shares or any options, rights, warrants or other securities convertible into BCP Shares, except as contemplated by this Agreement.

Section 3.20       Adverse Officer and Director Information

            During the past 5 year period neither BCP, nor, to its knowledge, any of its executive officers, members of executive management or directors, nor any Person intended upon consummation of the Merger to be nominated by BCP to become an executive officer, member of executive management or director of the Surviving Company or any successor entity or subsidiary, has been the subject of:

            (a)       a petition under the federal bankruptcy laws or any other insolvency or moratorium law or has a receiver, fiscal agent or similar officer been appointed by a court for the business or property of BCP or such Person, or any partnership in which BCP or any such Person was a general partner at or within two years before the time of such filing, or any corporation or business association of which BCP or any such Person was an executive officer at or within two years before the time of such filing;

            (b)       a conviction in a criminal proceeding or a named subject of a pending criminal proceeding (excluding traffic violations which do not relate to driving while intoxicated or driving under the influence);

            (c)        any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining BCP or any such Person from, or otherwise limiting (i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other Person regulated by the United States Commodity Futures Trading Commission or the SEC or an associated Person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated Person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity; (ii) engaging in any type of business practice; or (iii) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal, state or other securities laws or commodities laws;

            (d)       any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal, state or local authority barring, suspending or otherwise limiting for more than 60 days the right of BCP or any such Person to engage in any activity described in the preceding sub-paragraph, or to be associated with persons engaged in any such activity;

            (e)       a finding by a court of competent jurisdiction in a civil action or by the SEC to have violated any securities law, regulation or decree and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended or vacated; or

            (f)         a finding by a court of competent jurisdiction in a civil action or by the United States Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding has not been subsequently reversed, suspended or vacated.

Section 3.21       Full Disclosure

            To the knowledge of BCP, none of the information supplied or to be supplied by or about BCP to WiFiMed concerning the Merger contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

ARTICLE IV.   REPRESENTATIONS AND WARRANTIES OF WiFiMed

            WiFiMed represents, warrants and covenants as follows, except to the extent set forth on the corresponding sections of the Schedule of exceptions attached hereto and made a part hereof:

Section 4.01       Organization

            (a)       WiFiMed is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  WiFiMed is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualifications or licenses necessary, as indicated on Schedule 4.01, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have a material adverse effect on the business, operations, assets, prospects, financial condition or results of operations of WiFiMed and would not delay or prevent the consummation of the transactions contemplated hereby (a "WiFiMed Material Adverse Effect").

            (b)       WiFiMed previously has delivered or provided access to BCP accurate and complete copies of WiFiMed's Certificate of Incorporation and Bylaws, each as currently in effect.  The corporate minute books of WiFiMed are complete and correct and the minutes and consents contained therein accurately reflect actions taken at a duly called and held meeting or by sufficient consent without a meeting.  All actions by WiFiMed, which required director or stockholder approval, are reflected on the corporate minute books of WiFiMed.  WiFiMed is not in violation or breach of, or in default with respect to, any term of its certificate of incorporation (or other charter documents) or Bylaws.

Section 4.02       Subsidiaries

            WiFiMed does not have, and on the Effective Date will not have, any subsidiaries, nor does it own any direct or indirect interest in any other business entity.

Section 4.03       Capitalization

            WiFiMed is authorized to issue 30,000,000 shares of WiFiMed Common Stock, par value $.01 per share, of which 7,387,796 shares are issued and outstanding.  WiFiMed is also authorized to issue 10,000,000 shares as preferred stock, par value $.01 per share of which 3,000,000 shares have been designated WiFiMed Series A Preferred Stock and 1,785,14 shares as WiFiMed Series B Preferred Stock.  There are currently issued and outstanding, 2,924,472 shares of WiFiMed Series A Preferred Stock and 950,824 shares of WiFiMed Series B Preferred Stock.  WiFiMed also has outstanding options to purchase 1,343,750 shares of common stock ("WiFiMed Options"), outstanding warrants to purchase 72,800 shares of WiFiMed Common Stock and outstanding warrants to purchase 428,928 shares of WiFiMed Series B Preferred Stock ("WiFiMed Warrants").  WiFiMed has reserved 3,000,000 shares of its common stock, pursuant to the terms of its 2004 Stock Option Plan.

            Except as set forth on Schedule 4.03 d, at the Effective Date, there will not be any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating WiFiMed to issue, transfer or sell any shares of capital stock of WiFiMed or any other securities convertible into or evidencing the right to subscribe for any such shares.  WiFiMed is not subject to any obligation to repurchase or otherwise acquire any shares of its capital stock or other similar interest.  All issued and outstanding WiFiMed Shares are, and all WiFiMed Shares issued and outstanding at the Effective Date shall be, duly authorized and validly issued, fully paid and non-assessable and subject to the terms of this Agreement free from all liens, charges, claims, preemptive or similar rights and encumbrances.  All issued and outstanding shares of WiFiMed have not been issued in violation of any applicable federal or state securities or blue-sky laws.  No Person has any right of first refusal, right of participation, or any similar right with respect to disposition of the Pre-Merger WiFiMed Shares.

Section 4.04       Authority

            WiFiMed has full corporate power and authority to execute and deliver this Agreement and, subject to the requisite approval of the Merger and the adoption of this Agreement by WiFiMed's stockholders, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by WiFiMed's Board of Directors and the Stockholders and, except for the requisite approval of the Merger and the adoption of this Agreement by WiFiMed's stockholders, no other corporate proceedings on the part of WiFiMed are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  WiFiMed's Board of Directors has determined that the transactions contemplated by this Agreement, including the Merger, are in the best interests of WiFiMed and its stockholders and have determined to recommend to such stockholders that they vote in favor of this Agreement and the consummation of the transactions contemplated hereby, including the Merger.  This Agreement has been duly and validly executed and delivered by WiFiMed and, assuming this Agreement constitutes a legal, valid and binding agreement of BCP, constitutes a legal, valid and binding agreement of WiFiMed, enforceable against it in accordance with its terms, except as the enforceability may be affected by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and the possible unavailability of certain equitable remedies, including the remedy of specific performance.

Section 4.05       No Violations; Consents and Approvals

            (a)       WiFiMed Stockholders.  The agreement of the holders of a majority of the outstanding WiFiMed voting stock is required to approve the Merger.  No other vote of the stockholders of WiFiMed is required by Law, the Certificate of Incorporation or Bylaws of WiFiMed or otherwise in order for WiFiMed to consummate the Merger and the transactions contemplated hereby.

            (b)       Contracts and Material Agreements.  Except as set forth on Schedule 4.05(b) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by WiFiMed with any of the provisions hereof conflicts with, violates or results in any breach of (i) any contract, agreement, instrument or understanding to which WiFiMed is a party, or by which WiFiMed or any of its assets or properties is bound; or (ii) subject to the requisite approval of WiFiMed's stockholders, any Law applicable to WiFiMed or any of its respective assets or properties, excluding from the foregoing clauses conflicts, violations or breaches which, either individually or in the aggregate, would not have a WiFiMed Material Adverse Effect or materially impair WiFiMed's ability to consummate the transactions contemplated hereby.

            (c)        Governmental Entities.  No filing or registration with, notification to, or authorization, consent or approval of, any governmental entity is required by WiFiMed in connection with the execution and delivery of the Agreement or the consummation by WiFiMed of the transactions contemplated hereby, except (i) the filing of the appropriate merger documents with the Secretary of State of Delaware; and (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made would not, individually or in the aggregate, have a WiFiMed Material Adverse Effect, or materially impair the ability of WiFiMed to perform its obligations hereunder.

            (d)       WiFiMed will take all corporate and other action and use its best efforts to obtain in writing as promptly as possible all approvals and consents required to be obtained in order to effectuate the consummation of the transactions contemplated by this Agreement.

Section 4.06       Related Party Contracts

            Except as set forth on Schedule 4.06, there are, and on the Effective Date there will be, no loans, leases, agreements, arrangements understandings or WiFiMed Contracts outstanding between WiFiMed and any of its officers, directors or affiliates or any Person related to or affiliated with any such officers or directors.

Section 4.07       Financial Statements

            WiFiMed furnished BCP with a true and complete copy of (i) the audited balance sheets of WiFiMed as of December 31, 2004 and December 31, 2005, and the related audited statements of income and statements of cash flow of WiFiMed for the fiscal years ended December 31, 2004 and December 31, 2005; and (ii) unaudited balance sheets and related unaudited income and unaudited statements of cash flow for the interim period ending June 30, 2006 (together items (i) and (ii) in this section are the "WiFiMed Financial Statements").  The WiFiMed Financial Statements fairly present in all material respects the financial position, results of operations and other information purported to be shown thereon of WiFiMed, at the dates and for the respective periods to which they apply.  All such WiFiMed Financial Statements have been audited by Rotenberg & Co. LLP and (i) are accompanied by Rotenberg & Co. LLP's audit report; (ii) were prepared in conformity with United States generally accepted accounting principles consistently applied throughout the periods involved ("GAAP"); and (iii) have been adjusted for all normal and recurring accruals.

Section 4.08       Title to Assets

            WiFiMed, has, and on the Effective Date will have, good and marketable title to all of its furniture, fixtures, equipment, inventory and other assets owned by WiFiMed, and such assets are owned free and clear of all security interests, pledges, liens, restrictions and encumbrances of every kind and nature.  WiFiMed was, on the date of its most recent WiFiMed Financial Statements, the owner of its inventory as set forth in such WiFiMed Financial Statements and has good and marketable title thereto.

Section 4.09       Accounts Receivable

            The accounts receivable set forth in the WiFiMed Financial Statements represent amounts due for goods sold or services rendered by WiFiMed in the ordinary course of business and, except as reserved for in the WiFiMed Financial Statements, WiFiMed believes are collectable in the ordinary course of business, without any claims by the obligor for set-off, deductions or counterclaims.

Section 4.10       Liabilities; Claims

            Except as set forth on Schedule 4.11, there are, and on the Effective Date will be, no liabilities (including, but not limited to, tax liabilities) or claims against WiFiMed (whether such liabilities or claims are contingent or absolute, direct or indirect, matured or unmatured) not appearing on the Financial Statements, other than (i) liabilities incurred in the ordinary course of business since December 31, 2005; (ii) taxes accrued on earnings since December 31, 2005 which are not yet due or payable; or (iii) other liabilities which do not exceed $150,000 in the aggregate.

Section 4.11       Compensation; Loans and Distributions

            Except as set forth on Schedule 4.11, since December 31, 2005, there have been, and through the Effective Date there will be (i) no bonuses or extraordinary compensation to any of the officers, members of executive management or directors of WiFiMed; (ii) no loans made to or any other transactions with any of the officers, members of executive management or directors of WiFiMed or their families or affiliates; and (iii) no dividends or other distributions declared or paid by WiFiMed to any officer, member of executive management, director or their families or affiliates.

Section 4.12       Absence of Certain Changes

            Since December 31, 2005, and except as set forth on Schedule 4.12, WiFiMed has been operated only in the ordinary course, consistent with past practice, and there has not been any adverse change, or any event, fact or circumstance which might reasonably be expected to result in an adverse change, in either event that would have an WiFiMed Material Adverse Effect.  Without limiting the generality of the foregoing, except as set forth on Schedule 4.12, since December 31, 2005, there has not been with respect to WiFiMed any:

            (a)       sale or disposition of any material asset other than inventory in the ordinary course;

            (b)       other than in the ordinary course of business consistent with past practice, any purchase, sale, assignment or transfer of any material assets, mortgage, pledge or existence of any lien, encumbrance or charge on any material assets or properties, tangible or intangible, except for liens for taxes not yet delinquent and such other liens which do not, individually or in the aggregate, have a WiFiMed Material Adverse Effect;

            (c)        any incurrence of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice;

            (d)       any incurrence of any damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of WiFiMed;

            (e)       there has been no sale, assignment, transfer, mortgage, pledge, encumbrance or lease of any asset or property of WiFiMed that was not in the ordinary course of business consistent with past practice;

            (f)         payment of any dividend, distribution or other payment to any stockholder of WiFiMed or to any relative of any such stockholder other than payments of salary and expense reimbursements made in the ordinary course of business, consistent with past practice, for employment services actually rendered or expenses actually incurred;

            (g)       incurrence or commitment to incur any liability individually or in the aggregate material to WiFiMed, except such liabilities under WiFiMed's existing credit facilities and liabilities incurred in connection with the Merger;

            (h)        waiver, release, cancellation or compromise of any indebtedness owed to WiFiMed or claims or rights against others, exceeding $25,000 in the aggregate;

            (i)         any change in any accounting method, principle or practice except as required or permitted by generally accepted accounting principles;

            (j)         unusual or novel method of transacting business engaged in by WiFiMed  or any change in WiFiMed's accounting procedures or practices or its financial or equity structure;

            (k)        any entering into any transaction of a material nature other than in the ordinary course of business, consistent with past practice;

            (l)         WiFiMed has not ceased to transact business with any customer, or received notice that any customer intends to cease transacting business with WiFiMed, that, as of the date of such cessation or notice, represented more than 5% of the annual gross revenues of WiFiMed for the fiscal year ended December 31, 2005;

            (m)      any issuance or sale of any stock, notes, bonds or other securities or pursuant to the exercise of outstanding securities, or entering into any agreement with respect thereto;

            (n)        there has been no termination or resignation of any key employee or officer of WiFiMed, and to the knowledge of WiFiMed, no such termination or resignation is threatened;

            (o)       except as enumerated in Schedule 4.11, there has been no loan by WiFiMed, or guaranty by WiFiMed of any loan, to any employee, officer, director, stockholder or affiliate of WiFiMed; or

            (p)       any amendment to WiFiMed's Certificate of Incorporation or Bylaws;

Section 4.13       Finder's Fees

            Neither WiFiMed nor any of WiFiMed's affiliates or their respective officers, directors or agents has employed any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions, or financial advisory or finder's fees in connection with any of the transactions contemplated by this Agreement.

Section 4.14       Compliance With Laws

            WiFiMed is in possession of all franchises, grants, authorizations, licenses, establishment registrations, product listings, permits, easements, variances, exceptions, consents, certificates, identification and registration numbers, approvals and orders of any governmental entity necessary for WiFiMed to own, lease and operate its properties or otherwise to carry on its business as it is now being conducted (collectively the "WiFiMed Permits"), except where the failure to be in possession of any such WiFiMed Permit would not have a WiFiMed Material Adverse Effect. As of the date of this Agreement, none of the WiFiMed Permits have been suspended or canceled nor is any such suspension or cancellation pending or, to the knowledge of WiFiMed, threatened, nor has WiFiMed received from any governmental entity any written notification with respect to possible conflicts, defaults or violations of laws in respect of such WiFiMed Permits, except in each case, where it would not have a WiFiMed Material Adverse Effect.  WiFiMed is in conflict with, or in default or violation of (i) any law applicable to WiFiMed or by which any property or asset of WiFiMed is bound or affected except where any such conflict, default or violation would not have a WiFiMed Material Adverse Effect; or (ii) any WiFiMed Permits except where any such conflict, default or violation  would not have an WiFiMed Material Adverse Effect.

Section 4.15       Legal Proceedings

            There are, and on the Effective Date there will be, no legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature pending, or to WiFiMed's knowledge, threatened, directly or indirectly involving WiFiMed or its officer, directors, employees or affiliates, individually or in the aggregate, in which an unfavorable determination could result in suspension or termination of WiFiMed's business or authority to conduct such business in any jurisdiction or could result in the payment by WiFiMed of more than $25,000, or challenging the validity or propriety of the transactions contemplated by this Agreement.  WiFiMed is not a Party to any order, judgment or decree, which will, or might reasonably be expected to, materially adversely affect the business, operations, properties, assets or financial condition of WiFiMed.

Section 4.16       Employee Benefits

            (a)       All employee welfare benefit plans as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974 ("ERISA"), employee pension benefit plans as defined in Section 3(2) of ERISA, and all other employee benefit programs or arrangements of any type, written or unwritten (collectively, the "Plans") maintained by WiFiMed or to which WiFiMed contributes are listed on Schedule 4.16.  In addition, Schedule 4.16 separately sets forth any Plans, which WiFiMed, or any affiliate or predecessor of WiFiMed, maintained or contributed to within the six years preceding the date hereof.

            (b)       The Plans comply, in all material respects, with all applicable provisions of all Laws, including, without limitation, the Code and ERISA, and have so complied during all prior periods during which any such provisions were applicable.  Without limiting the foregoing, all of the Plans, and any related trust, intended to meet the requirements for tax-favored treatment under the Code (including, without limitation, Sections 401 and 501 and Subchapter B of the Chapter 1 of the Code) meets and for all prior periods has met, such requirements in all material respects.

            (c)        WiFiMed and, to its knowledge, any other Party involved in the administration of any of the Plans (i) has complied in all material respects with the provisions of ERISA, the Code or other Laws, applicable to such Party, whether as an employer, plan sponsor, plan administrator, or fiduciary of any of the Plans or otherwise, (including without limitation the provisions of ERISA and the Code concerning prohibited transactions), and (ii) has administered the Plans in accordance with their respective terms.  WiFiMed has made all contributions required of it by any Law (including, without limitation, ERISA) or contract under any of the Plans and no unfunded liability exists with respect to any of the Plans.

            (d)       WiFiMed has no responsibility or liability, contingent or otherwise, with respect to any Plans or any employee benefits other than under the Plans listed on Schedule 4.16.  WiFiMed has the right to amend or terminate, without the consent of any other person, any of the Plans, except as prohibited by law and any applicable collective bargaining agreement.  Neither WiFiMed, nor any affiliate or predecessor of WiFiMed, maintains or has ever maintained or been obligated to contribute to (i) any defined benefit pension plan (as such term is defined in Section 3(35) of ERISA); (ii) any multiemployer plan (as such term is defined in Section 3(37) of ERISA); (iii) any severance plan or policy; or (iv) any arrangement providing medical or other welfare benefits to retirees or other former employees or their beneficiaries, except as required under part 6 of Subtitle B of Title I of ERISA or Section 4980B(f) of the Code (hereinafter collectively referred to as "COBRA").

            (e)       There are no actions, suits or claims pending (other than routine claims for benefits) or, to WiFiMed's knowledge, any actions, suits, or claims (other than routine claims for benefits) which could reasonably be expected to be asserted, against any of the Plans, or the assets thereof, or against WiFiMed or any other Party with respect to any of the Plans.

Section 4.17       Taxes

            All federal, state, county and local income, excise, property and other tax returns required to be filed by WiFiMed are true and correct in all material respects and have been timely filed, and all required taxes, fees or assessments have been paid or an adequate reserve therefor has been established in the WiFiMed Financial Statements.  The federal income tax returns and state and foreign income tax returns of WiFiMed have not been audited by the Internal Revenue Service ("IRS") or any other taxing authority within the past five years.  Neither the IRS nor any state, local or other taxing authority has proposed any additional taxes, interest or penalties with respect to WiFiMed or any of its operations or businesses.  There are no pending, or to the knowledge of WiFiMed, threatened, tax claims or assessments, and there are no pending, or to the knowledge of WiFiMed, threatened, tax examinations by any taxing authorities.  WiFiMed has not given any waivers of rights (which are currently in effect) under applicable statutes of limitations with respect to the federal income tax returns of WiFiMed for any year.

Section 4.18       Intellectual Property

            (a)       Set forth on Schedule 4.18 is a true and complete list of all material proprietary technology, patents, trademarks, trade names, service marks and registered copyrights (and all pending applications or current registrations for any of the foregoing), and all licenses granted to WiFiMed by third Parties of patent rights, trademark rights, trade name rights and service mark rights, used by WiFiMed in the conduct of its business, together with trade secrets and know how used in the conduct of its business ("WiFiMed Intellectual Property Rights").  WiFiMed owns, or has validly licensed or otherwise has the right to use or exploit, as currently used or exploited, and as contemplated to be used and exploited in the future, all of the WiFiMed Intellectual Property Rights, free of any lien or any obligation to make any payment (whether of a royalty, license fee, compensation or otherwise).

            (b)       Except as set forth on Schedule 4.18(b), no claims are pending or threatened against WiFiMed that WiFiMed is infringing or otherwise violating the rights of any Person with regard to any WiFiMed Intellectual Property Right or that any WiFiMed Intellectual Property Right is invalid or unenforceable.  No Person is infringing the rights of WiFiMed with respect to any WiFiMed Intellectual Property Right nor, to the knowledge of WiFiMed, has any Person threatened to do so.

            (c)        Neither WiFiMed, nor any of its employees, agents or independent contractors, in connection with the performance of such Person's services with WiFiMed, as the case may be, has used, appropriated or disclosed, directly or indirectly, any trade secret or other proprietary or confidential information of any other Person without the right to do so, or otherwise violated any confidential relationship with any other Person, other than such actions that were not, or would not reasonably be expected to be, materially adverse to the business of WiFiMed.

            (d)       Except as set forth on Schedule 4.18(d), all former and current consultants or contractors of WiFiMed have executed and delivered written instruments with WiFiMed, that assign to WiFiMed all rights to any inventions, improvements, discoveries or information developed by them for or on behalf of WiFiMed.  All employees of WiFiMed who participated in the creation or contributed to the development of the WiFiMed Intellectual Property Rights were employees of WiFiMed at the time of rendering such services, such services were within the scope of their employment and such employees have validly assigned all rights to the WiFiMed Intellectual Property Rights to WiFiMed.

            (e)       WiFiMed has taken all such security measures as it has determined are commercially reasonable and appropriate, including entering into appropriate confidentiality and nondisclosure agreements with all of their employees, consultants and contractors, and any other Persons with access to the WiFiMed Intellectual Property Rights, trade secrets or know how of WiFiMed, to protect the secrecy, confidentiality and value of all such WiFiMed Intellectual Property Rights, trade secrets or know how and there has not been any breach by WiFiMed, nor, to the knowledge of WiFiMed, any other Party to any such related agreements, other than such that could not reasonably be expected to cause a material adverse effect to WiFiMed.

Section 4.19       Absence of Certain Business Practices

            Neither WiFiMed, nor any directors, officers, agents or employees of WiFiMed (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

Section 4.20       Insurance

            WiFiMed has, and on the Effective Date will have, maintained casualty and liability policies and other insurance policies with respect to its business which are appropriate and customary for businesses similar in size, industry and risk profile.  Copies of all of the policies of insurance and bonds presently in force with respect to WiFiMed, including without limitation those covering properties, buildings, machinery, equipment, worker's compensation, product liability, officers and directors and public liability, have been made available to BCP.  All such insurance is outstanding and in full force and effect, with all premiums thereon duly paid, and WiFiMed has not received any notice of cancellation of any such policies.

Section 4.21       Adverse Officer and Director Information

            Except as set forth on Schedule 4.21, during the past 5 year period neither WiFiMed, nor, to its knowledge, any of its executive officers, members of executive management or directors, nor any Person intended upon consummation of the Merger to be nominated by WiFiMed to become an officer, member of executive management or director of the Surviving Company or any successor entity or subsidiary, has been the subject of:

            (a)       a petition under the federal bankruptcy laws or any other insolvency or moratorium law or has a receiver, fiscal agent or similar officer been appointed by a court for the business or property of WiFiMed or such Person, or any partnership in which WiFiMed or any such Person was a general partner at or within two years before the time of such filing, or any corporation or business association of which WiFiMed or any such Person was an executive officer at or within two years before the time of such filing;

            (b)       a conviction in a criminal proceeding or a named subject of a pending criminal proceeding (excluding traffic violations which do not relate to driving while intoxicated or driving under the influence);

            (c)        any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining WiFiMed or any such Person from, or otherwise limiting (i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other Person regulated by the United States Commodity Futures Trading Commission or the SEC or an associated Person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated Person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity; (ii) engaging in any type of business practice; or (iii) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal, state or other securities laws or commodities laws;

            (d)       any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal, state or local authority barring, suspending or otherwise limiting for more than 60 days the right of WiFiMed or any such Person to engage in any activity described in the preceding sub-paragraph, or to be associated with persons engaged in any such activity;

            (e)       a finding by a court of competent jurisdiction in a civil action or by the SEC to have violated any securities law, regulation or decree and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended or vacated; or

            (f)         a finding by a court of competent jurisdiction in a civil action or by the United States Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding has not been subsequently reversed, suspended or vacated.

Section 4.22       Material Contracts

            Copies of all agreements, WiFiMed, letters of intent, arrangements, understandings and commitments, whether written or oral, to which WiFiMed is or on the Effective Date will be, a Party, or from which WiFiMed will receive substantial benefits and which are material to WiFiMed, have been delivered or made available to BCP or its counsel and are listed hereto on Schedule 4.22 ("WiFiMed Contracts").  Any WiFiMed Contracts entered into between the date hereof and the Effective Date will be delivered to BCP or its counsel prior to Closing.  The validity and enforceability of, and rights of WiFiMed contained in, each such WiFiMed Contract shall not be adversely effected by the Merger or the transactions contemplated hereby or any actions taken in furtherance hereof.  WiFiMed is not, and on the Effective Date will not be, in material default under any WiFiMed Contract.

Section 4.23       Full Disclosure.

            No provision of this Article IV or any Schedule or any document or agreement furnished by WiFiMed or the WiFiMed stockholders contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statement contained herein, in light of the circumstances under which such statements are made, not misleading.

ARTICLE V.   COVENANTS OF BCP AND WiFIMED

Section 5.01       WiFiMed Private Placement

            The Parties acknowledge that WiFiMed is conducting a private placement and the WiFiMed Offering Shares and Warrants shall be included within the Pre-Merger WiFiMed Shares.

Section 5.02       Conduct of Business of BCP, NEWCO, and WiFiMed

            Except as contemplated by this Agreement or as expressly agreed to in writing by the other party, during the period from the date of this Agreement to the Effective Date, each of BCP, NEWCO, and WiFiMed will conduct its operations substantially as presently operated and only in the ordinary course of business, in a normal manner consistent with past practices and will use commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it and will take no action which would adversely affect its ability to consummate the transactions contemplated by this Agreement.

            Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement, prior to the Effective Date, neither BCP, nor NEWCO, nor WiFiMed will not, without the prior written consent of the other parties:

            (a)       amend its Certificate of Incorporation or Bylaws;

            (b)       authorize for issuance, issue, sell, deliver, grant any options for, or otherwise agree or commit to issue, sell or deliver any shares of its capital stock or any securities convertible into shares of its capital stock, other than pursuant to and in accordance with the terms of its stock option plans;

            (c)        recapitalize, split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; or purchase, redeem or otherwise acquire any shares of its own capital stock;

            (d)       (i) create, incur, assume, maintain or permit to exist any long-term debt or any short-term debt for borrowed money other than under existing lines of credit, relating to purchase money security interests or obligations as a lessee under leases recorded as capital leases, each as incurred in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with past practices; or (iii) make any loans, advances or capital contributions to, or investments in, any other person;

            (e)       (i)  increase in any manner the rate of compensation of any of its directors, officers or other employees; or (ii) pay or agree to pay any bonus, pension, retirement allowance, severance or other employee benefit except as required under currently existing employee benefit plans;

            (f)         sell or otherwise dispose of, or encumber, or agree to sell or otherwise dispose of or encumber, any assets other than inventory in the ordinary course of business;

            (g)       enter into any other agreement, commitment or contract, except agreements, commitments or contracts for the purchase, sale or lease of goods or services in the ordinary course of business consistent with past practice;

            (h)        authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any (i) plan of liquidation or dissolution, (ii) acquisition of a material amount of assets or securities, (iii) disposition of a material amount of assets or securities or (iv) material change in its capitalization, or enter into a material contract or any amendment or modification of any material contract or release or relinquish any material contract right;

            (i)         engage in any unusual or novel method of transacting business or change any accounting procedure or practice or its financial structure; or

            (j)         authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing or to take any action which would make any of the respective representations or warranties of BCP, NEWCO, or WiFiMed contained in this Agreement untrue or incorrect or prevent BCP, NEWCO, or WiFiMed from performing or cause BCP, NEWCO, or WiFiMed not to perform its covenants hereunder in any material respect or result in any of the conditions to the Merger set forth herein not being satisfied.

Section 5.03       No Solicitation

            All parties to this Agreement agree that, prior to the Effective Date, except as provided below it shall not, and shall not authorize or permit any of its directors, officers, employees, agents or representatives to, directly or indirectly, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to any Transaction Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Transaction Proposal or agree to or endorse any Transaction Proposal or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to take any such action.  For purposes of this Agreement, "Transaction Proposal" shall mean any of the following (other than the transactions between WiFiMed, BCP and NEWCO contemplated by this Agreement) involving WiFiMed (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction;  (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of twenty percent (20%) or more of the assets of WiFiMed, in a single transaction or series of transactions; (iii) any offer for, or the acquisition (or right to acquire) of "beneficial ownership" by any person, "group" or entity (as such terms are defined under Section 13(d) of the Securities Exchange Act of 1934), of 20% or more of the outstanding shares of capital stock of WiFiMed or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement by WiFiMed of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

Section 5.04       Confidentiality

            (a)       Access to Information.  From the date of this Agreement until the Effective Date, WiFiMed will provide BCP and BCP will provide WiFiMed, and their respective lenders and authorized representatives (including counsel, other consultants, accountants and auditors) full reasonable access during normal business hours to all facilities, personnel and operations and to all books and records of WiFiMed, BCP and NEWCO, will permit the other party to make such inspections as it may reasonably require (including without limitation any air, water or soil testing or sampling deemed necessary) and will cause its officers to furnish the other party with such financial and operating data and other information with respect to its business and properties as the other party may from time to time reasonably request.

            (b)       Confidential Treatment of Information.  BCP and WiFiMed will hold and will cause their representatives to hold in confidence, all documents and information furnished in connection with this Agreement, other than documents or information which (i) are available to the public; (ii) are or become known by BCP or WiFiMed from a source other than WiFiMed or BCP, as the case may be, other than by a breach of a confidentiality obligation owed to WiFiMed or BCP, respectively; or (iii) are required by law to be disclosed.

Section 5.05       Preparation of Information Statement

            (a)       As promptly as practicable after the execution of this Agreement, BCP will prepare and file with the SEC and mail to its stockholders a notice that complies with Rule 14f-1 under the Exchange Act and will prepare and use commercially reasonable efforts to file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other federal, state or foreign laws relating to the Merger and the transactions contemplated by this Agreement.  BCP and WiFiMed shall promptly supply the other with any information, which may be required in order to effectuate any filings pursuant to this Section 5.05.

            (b)       None of the information regarding WiFiMed to be supplied by WiFiMed for inclusion or incorporation by reference in the Information Statement to be filed by BCP will, in the case of the Information Statement, at the time it is first made available to stockholders of BCP, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances when made.  If at any time prior to the Effective Date any event with respect to WiFiMed shall occur which is required to be described in the Information Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law disseminated to the stockholders of BCP.  The Information Statement will (with respect to WiFiMed) comply as to form in all material respects with the provisions of the Exchange Act.

Section 5.06       Officer and Board Resignations

            On the Effective Date, all of the officers and directors of BCP, except for Marshall Sterman, shall resign and the persons designated by WiFiMed shall be appointed as directors of BCP, to fill the vacancies created thereby.

Section 5.07       Tax Treatment

            None of BCP, NEWCO or WiFiMed shall knowingly take any action that could reasonably be expected to disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code.

Section 5.08       Reasonable Efforts; Other Actions

            WiFiMed, BCP and NEWCO each shall use all commercially reasonable efforts promptly to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable Law to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) the taking of any actions required to qualify the Merger treatment as a tax-free reorganization; and (ii) the obtaining of all necessary consents, approvals or waivers under their respective material contracts.

Section 5.09       Public Announcements

            Before issuing any press release or otherwise making any public statement with respect to the Merger, BCP, NEWCO and WiFiMed will consult with each other as to its form and substance and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law (it being agreed that the parties hereto are entitled to disclose all requisite information concerning the transaction in any filings required with the SEC).

Section 5.10       Notification of Certain Matters

            Each of WiFiMed and BCP shall give prompt notice to the other party of (i) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by it subsequent to the date of this Agreement and prior to the Effective Date, under any contract material to the financial condition, properties, businesses or results of operations of WiFiMed or BCP, as the case may be, to which it is a party or is subject; (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; (iii) any material adverse change in their respective financial condition, properties, businesses or results of operations or the occurrence of any event which is reasonably likely to result in any such change; or (iv) the occurrence or existence of any event which would, or could with the passage of time or otherwise, make any representation or warranty contained herein untrue; provided, however, that the delivery of notice pursuant to this Section 5.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.  Each party shall use its best efforts to prevent or promptly remedy the same.

Section 5.11       Expenses

            Except as otherwise provided herein, BCP and WiFiMed shall bear their respective expenses incurred in connection with the Merger, including, without limitation, the preparation, execution and performance of this Agreement, the Information Statement/Prospectus and the transactions contemplated hereby, including all fees and expenses of its representatives, counsel and accountants.

Section 5.12       State Antitakeover Laws

            If any "fair price" or "control share acquisition" statute or other similar antitakeover regulation shall become applicable to the transactions contemplated hereby, BCP and WiFiMed and their respective Board of Directors shall use their reasonable best efforts to grant such approvals and to take such other actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise use their reasonable best efforts to eliminate the effects of any such statute or regulation on the transactions contemplated hereby.

Section 5.13       Satisfaction of Conditions

            WiFiMed agrees to use its best efforts to cause each of the conditions set forth in Article VI to BCP and NEWCO proceeding with the Closing to be satisfied on or before the Closing Date.  BCP and NEWCO agree to use their respective best efforts to cause each of the conditions set forth in Article VII to WiFiMed proceeding with the Closing to be satisfied on or before the Closing Date.

ARTICLE VI.   CONDITIONS TO THE OBLIGATIONS OF NEWCO AND BCP

            The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing of each of the following conditions, any one or more of which may be waived in a writing signed by NEWCO and BCP:

Section 6.01       Audited Financials

            WiFiMed shall deliver (i) the audited balance sheets of WiFiMed as of December 31, 2004 and December 31, 2005, and the related audited statements of income and statements of cash flow of WiFiMed for the fiscal years ended December 31, 2004 and December 31, 2005; and (ii) unaudited balance sheets and related unaudited income and unaudited statements of cash flow for the interim period ending June 30, 2006 (the "WiFiMed Financial Statements").

Section 6.02       Conversion of Series A and B Preferred Stock

            Prior to the Closing, WiFiMed shall effect a conversion of its Series A and Series B Preferred Stock at a rate of 1:1 so that no shares of preferred stock remain outstanding.

Section 6.03       Representations Accurate

            The representations and warranties of WiFiMed contained herein shall be true and correct on the date of this Agreement and at and on the Closing Date in all respects as though such representations and warranties were made at and on such date, except those representations and warranties that speak as of a specific date.

Section 6.04       Performance

            WiFiMed shall have complied, in all material respects, with all agreements, obligations and conditions required by this Agreement to be complied with by it on or prior to the Closing Date.

Section 6.05       Officer's Certificate

            BCP and NEWCO shall have received a duly executed certificate signed by the President or Chairman of WiFiMed certifying as to (i) compliance with the conditions set forth in Sections 6.02, 6.03 and 6.04; (ii) the accuracy and completeness of the Bylaws of WiFiMed and the director and stockholder resolutions of WiFiMed approving this Agreement, the Merger and the transactions contemplated hereby; and (iii) the identity and authority of the officers and other persons executing documents on behalf of WiFiMed.

Section 6.06       Certified Certificate of Incorporation

            BCP and NEWCO shall have received a certificate of the Secretary of State of the State of Delaware certifying the Certificate of Incorporation of WiFiMed and all amendments thereof, dated not more than 10 days prior to the Closing Date.

Section 6.07       Good Standing

            BCP shall have received a certificate of good standing, or its equivalent, dated no more than 10 days prior to the Closing Date, from the State of incorporation of WiFiMed and each other State in which WiFiMed is qualified to do business as set forth on Schedule 4.01.

Section 6.08       Material Adverse Change

            There shall have been no material adverse change in the business, operations, assets, prospects, financial condition or results of operations of WiFiMed.

Section 6.09       Certificate of Merger

            WiFiMed shall have delivered to BCP the Certificate of Merger as executed by duly authorized officers of WiFiMed.

Section 6.10       Injunction Illegality

            No preliminary or permanent injunction, or other order decreed by any federal or state court, which prevents the consummation of this Agreement shall have been issued and remain in effect (each party agrees to use its reasonable efforts to have any such injunction, order or decree lifted).  No governmental authority shall have enacted any statute, rule or regulation that would prevent consummation of this Agreement or make the merger illegal.

Section 6.11       Compliance with Securities Laws

            There shall have been full compliance with the applicable securities or "blue sky" laws and regulations of any state or other governmental body having jurisdiction over the Merger.

Section 6.12       Voting Agreements

            A majority of the beneficial holders of the voting capital stock of WiFiMed as set forth on Schedule 6.12 shall have each executed and delivered a proxy and voting agreement, agreeing to vote in favor of the transactions contemplated hereby.

Section 6.13       Consents

            BCP shall have received copies of consents of stockholders and all third parties necessary for WiFiMed to execute, deliver and perform this Agreement and consummate the Merger.

Section 6.14       General

            All required action hereunder shall have been taken by WiFiMed in connection with the consummation of the transactions contemplated hereby, and all certificates, opinions and other documents required to affect the Merger and the transactions contemplated herein shall be reasonably satisfactory in form and substance to BCP.

ARTICLE VII.   Conditions TO THE Obligations of WiFiMed

            The obligations of WiFiMed to effect the Merger and to perform under this Agreement is subject to the fulfillment on or before the Closing Date of the following additional conditions, any one or more of which may be waived, in writing, by WiFiMed:

Section 7.01        BCP Name Change, Disposal of Assets, Reverse Split and Increase in Authorized Capital

            At or prior to the Closing Date, BCP shall change its corporate name to WiFiMed Holdings Company, Inc., change its state of incorporation to Delaware, dispose of all of its assets, implement a reverse split of its Common Stock at a ratio of 1-for-10 and amend its certificate of incorporation to increase its authorized capital to 75,000,000 shares.

Section 7.02       Adoption of BCP Stock Compensation Plan

            BCP shall have established  a stock option with substantially identical terms as WiFiMed's stock option plan.  The Plan shall comply, with all applicable provisions of all Laws, including, without limitation, the Code and ERISA, and have so complied during all prior periods during which any such provisions were applicable.

Section 7.03       Representations Accurate

            The representations and warranties of BCP and NEWCO contained herein shall be true and correct on the date of this Agreement and at and on the Closing Date in all respects as though such representations and warranties were made at and on such date, except those representations and warranties that speak as of a specific date.

Section 7.04       Performance

            BCP and NEWCO shall have complied, in all material respects, with all agreements, obligations and conditions required by this Agreement to be complied with by them on or prior to the Closing Date.

Section 7.05       Compliance Certificate

            WiFiMed shall have received a certificate signed by the President or Chairman of each of BCP and NEWCO certifying as to (i) compliance with the conditions set forth in Sections 7.01, 7.02, 7.03 and 7.04; (ii) the accuracy and completeness of the Bylaws of NEWCO and, as applicable, the director and stockholder resolutions of BCP and NEWCO approving this Agreement, the Merger and the transactions contemplated hereby; and (iii) the identity and authority of the officers and other persons executing documents on behalf of BCP and NEWCO.

Section 7.06       Certified Certificate of Incorporation

            WiFiMed shall have received certificates of the Secretary of State of Delaware certifying the Articles of Incorporation of BCP and the Articles of Incorporation of NEWCO and all amendments thereof, dated not more than 10 days prior to the Closing Date.

Section 7.07       Good Standing

            WiFiMed shall have received a certificate of good standing, or its equivalent, dated no more than 10 days prior to the Closing Date, from the state of incorporation of BCP and NEWCO and each other state in which BCP and NEWCO are qualified to do business.

Section 7.08       Material Adverse Change

            There shall have been no material adverse change in the business, operations, assets, prospects, financial condition or results of operations of BCP or NEWCO.

Section 7.09       Legal Action

            There shall be no pending or threatened legal action or inquiry which challenges the validity or legality of or seeks or could reasonably be expected to prevent, delay or impose conditions on the consummation of the Merger.

Section 7.10       Certificate of Merger

            NEWCO shall have delivered to WiFiMed the Certificate of Merger, executed by duly authorized officers of NEWCO.

Section 7.11       Injunction Illegality

            No preliminary or permanent injunction, or other order decreed by any federal or state court, which prevents the consummation of this Agreement shall have been issued and remain in effect (each party agrees to use its reasonable efforts to have any such injunction, order or decree lifted).  No governmental authority shall have enacted any statute, rule or regulation that would prevent consummation of this Agreement or make the merger illegal.

Section 7.12       Consents

            WiFiMed shall have received copies of consents of stockholders and all third parties necessary for BCP to execute, deliver and perform this Agreement and consummate the Merger.

Section 7.13       General

            All required action hereunder shall have been taken by BCP in connection with the consummation of the transactions contemplated hereby, and all certificates, opinions and other documents required to affect the Merger and the transactions contemplated herein shall be reasonably satisfactory in form and substance to WiFiMed.

Section 7.14       Compliance with Securities Laws

            There shall have been full compliance with the applicable securities or "blue sky" laws and regulations of any state or other governmental body having jurisdiction over the Merger.

ARTICLE VIII.   TERMINATION OF AGREEMENT

Section 8.01       Termination

            This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of WiFiMed and BCP:

            (a)       By mutual agreement of the parties hereto at any time prior to the Closing;

            (b)       By the Board of Directors of BCP at any time prior to the Closing, if:

                        (i)         a condition to performance by BCP under this Agreement or a covenant of WiFiMed contained herein shall not be fulfilled on or before the date of the Closing or at such other time and date specified in this Agreement for the fulfillment for such covenant or condition; or

                        (ii)        a material default or breach of this Agreement shall be made by WiFiMed;

            (c)        By WiFiMed at any time prior to the Closing, if:

                        (i)         a condition to WiFiMed's performance under this Agreement or a covenant of BCP contained herein shall not be fulfilled on or before the date of the Closing or at such other time and date specified in this Agreement for the fulfillment for such covenant or condition; or

                        (ii)        a material default or breach of this Agreement shall be made by BCP; or

                        (iii)       BCP fails to file its periodic reports with the SEC on a timely basis;

            (d)       By either party if BCP has not filed a definitive information statement with the Securities and Exchange Commission prior to November 30, 2006.

Section 8.02       Procedure for Termination

            In the event of termination and abandonment of the Merger by BCP or WiFiMed pursuant to this Article VIII, written notice shall be given to the other party.

Section 8.03       Effect of Termination

            In the event of termination of this Agreement pursuant to this Section 8, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except as provided in this Section 8 and in Sections 5.04, 5.09, 5.11, 6.04 and 7.04;  provided however, that in the case of a termination pursuant to a material breach of this Agreement by another party, the damages which the aggrieved party or parties may recover from the defaulting party or parties shall in no event exceed the amount of out-of-pocket costs and expenses incurred by such aggravated party or parties in connection with this Agreement, and no party to this Agreement shall be entitled to any injunctive relief.

ARTICLE IX.   MISCELLANEOUS

Section 9.01       Notices

            All notices, requests, and other communications shall be deemed to be duly given if sent by confirmed facsimile transmission, email or receipted overnight courier addressed to the other party at the address as set forth below:

If to BCP or NEWCO:           Bellacasa Productions, Inc.
                                               68 Phillips Beach Avenue
                                               Swampscott, MA  01907
                                               ATTN:  Marshall Sterman
                                               Facsimile: (781) 598-6492
                                               Email: marshallsterman@comcast.net

If to WiFiMed:                       WiFiMed, Inc.
                                              3320 Keenland Road
                                               Marietta, GA 30062
                                               ATTN:  Jeffrey A. Simon
                                               Facsimile: (678) 623-8150
                                               Email: jasimon@WiFi-med.com

Section 9.02       Binding Effect

            Except as may be otherwise provided herein, this Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of the other Parties.  Except as otherwise specifically provided in this Agreement, nothing in this Agreement is intended or will be construed to confer on any person other than the Parties hereto any rights or benefits hereunder.

Section 9.03       Headings

            The headings in this Agreement are intended solely for convenience of reference and will be given no effect in the construction or interpretation of this Agreement.

Section 9.04       Exhibits and Schedules

            The exhibits and schedules referred to in this Agreement will be deemed to be a part of this Agreement.

Section 9.05       Counterparts

            This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same document.

Section 9.06       Governing Law

            This Agreement will be governed by the laws of the State of Delaware without regard to conflict of laws principles thereof.

Section 9.07       Waivers

            Compliance with the provisions of this Agreement may be waived only by a written instrument specifically referring to this Agreement and signed by the party waiving compliance.  No course of dealing, nor any failure or delay in exercising any right, will be construed as a waiver, and no single or partial exercise of a right will preclude any other or further exercise of that or any other right.

Section 9.08       Pronouns

            The use of a particular pronoun herein will not be restrictive as to gender or number but will be interpreted in all cases as the context may require.

Section 9.09       Joint Drafting

            This Agreement shall be deemed to have been drafted jointly by the Parties hereto, and no inference or interpretation against any Party shall be made solely by virtue of such Party allegedly having been the draftsperson of this Agreement.

Section 9.10       Time Periods

            Any action required hereunder to be taken within a certain number of days will be taken within that number of calendar days unless otherwise provided; provided, however, that if the last day for taking such action falls on a weekend or a holiday, the period during which such action may be taken will be automatically extended to the next business day.

Section 9.11       Modification

            No supplement, modification or amendment of this Agreement will be binding unless made in a written instrument that is signed by all of the Parties hereto and that specifically refers to this Agreement.

Section 9.12       Severability

            If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby.  To the extent permitted by applicable law, each party waives any provision of law, which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

Section 9.13       Survival of Representations and Warranties and Covenants

            The representations, warranties and covenants (other than any covenants which by their terms continue for more than one year after the Effective Date which will continue in accordance with such terms) of WiFiMed, BCP and NEWCO shall survive for two (2) years after the Effective Date.  The respective representations and warranties of BCP, NEWCO and WiFiMed contained herein or in any certificate or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto.

Section 9.14       Entire Agreement

            This Agreement and the agreements and documents referred to in this Agreement or delivered hereunder are the exclusive statement of the agreement among the Parties concerning the subject matter hereof.  All negotiations among the Parties are merged into this Agreement, and there are no representations, warranties, covenants, understandings, or agreements, oral or otherwise, in relation thereto among the Parties other than those incorporated herein and to be delivered hereunder.

[SIGNATURE PAGE TO FOLLOW]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers as of the date first written.

BELLACASA PRODUCTIONS, INC.
a Nevada corporation

By:  /s/Marshall Sterman
Marshall Sterman
Chairman
WIFIMED ACQUISITION, INC.
a Delaware corporation

By:  /s/Marshall Sterman
Marshall Sterman
Chairman
WiFiMed, INC.
a Delaware corporation

/s/Jeffrey A. Simon
Jeffrey A. Simon
CEO and President

SCHEDULE 1.05

Directors and Executive Officers of Surviving Corporation

Jeffrey A. Simon ─ President, CEO and Director

Mark A. Bloomberg, MD ─ Executive Vice President, Chief Medical Officer

Kevin M. Charest ─ Executive Vice President of Sales

Marshall Sterman ─ Chairman

Richard F. Burtt ─ Director

David Hubbard ─ Director

SCHEDULE 3.02

BCP Subsidiaries

Aquamer, Inc.

SCHEDULE 3.03(a)

BCP Capitalization

Authorized Shares of Common Stock1:                                 50,000,000
Authorized Shares of Preferred Stock:                                  25,000,000
------------------------------------------------------------------------------------------
Outstanding Shares of Common Stock                                  39,479,648
Shares of Common Stock Issuable Upon
      Exercise of Outstanding Common Stock Warrants2:             265,000
Shares of Common Stock Issuable Upon
      Exercise of Outstanding Options3:                                        600,000

1          BCP has reserved 5,000,000 shares of its common stock, pursuant to the terms of its 1998 Stock Option Plan, as amended in 2006.
2          180,000 @$0.10 expire January 2007; 85,000 @$0.30 expire November 2008
3          400,000 @$0.15 expire February 2010; 200,000 @$0.20 expire February 2010

SCHEDULE 3.06

BCP Related Party Transactions

None

SCHEDULE 3.11

BCP Absence of Certain Changes

a)  Disposition of 100% of stock of Aquamer, Inc.

SCHEDULE 4.01

WiFiMed Qualifications

Georgia

Massachusetts

Florida

New York

SCHEDULE 4.03

WiFiMed Capitalization

Authorized Shares of Common Stock1:                                 30,000,000
      Founder's Shares                                                              2,200,000
      Common Shares                                                               1,412,500
      Options                                                                            1,343,750
      Warrants                                                                             498,728
Authorized Shares of Preferred Stock:                                  10,000,000
      Series A Preferred Stock:                                                 2,924,472
      Series B Preferred Stock:                                                    950,824
Outstanding Shares of Common Stock:                                   2,952,500
Shares of Common Stock Issuable Upon
      Conversion of Series A Preferred Stock:                           2,924,572
Shares of Common Stock Issuable Upon
      Conversion of Series B Preferred Stock:                              950,824
Shares of Common Stock Issuable Upon
      Exercise of Outstanding Common Stock Warrants2:             498,728
Shares of Common Stock Issuable Upon
      Exercise of Outstanding Options:                                      1,343,750
Fully-Diluted Common Shares Outstanding:                            8,731,546
___________________ ______________________________________

1              WiFiMed has reserved 3,000,000 shares of its common stock, pursuant to the terms of its 2004 Stock Option Plan.

SCHEDULE 4.05(b)

WiFiMed Consents and Approvals

None

SCHEDULE 4.06

WiFiMed Related Party Contracts

See Schedule 4.11 and 4.22

SCHEDULE 4.11

WiFiMed Compensation; Loans and Distributions

New employee Hire	Salary	Commission
Kevin Charest	$150,000	1% Company Sales
Frank Martin	$120,000	1% Southeast region sales and 15% of Martin Sales
Ralph Bonafiglia	$100,000	1% Western region sales and 10% of Bonafiglia Sales
Jeanette Nohe	$50,000

Promissory Notes	Loan Amount
Jeff Simon	$28,306.75
Maria Spenser	$125,000.00
Jeffrey Simon	$55,000.00
Hugh McLeod	$50,000.00

The above loans are bridge loans which are convertible including interest into equity at $0.85 per share and will be rewarded 3-year warrants at $1.00 per share equivalent to 25% of loaned amount.

SCHEDULE 4.12

WiFiMed Absence of Certain Changes

None

SCHEDULE 4.16

WiFiMed Employee Benefits

WiFiMed currently has the following benefit program:
·        3 or 4 weeks of vacation per year accumulated on a pro-rated monthly basis with full rollover to next year for vacation not used
·        Payment of Health Insurance carried by employee of up to $500 per month
·        Cell Phone service
·        Home Broadband service
·        Non-qualified employee stock option program

WiFiMed intends to implement a health insurance, dental and long-term disability program for all its employees.

SCHEDULE 4.18

WiFiMed Intellectual Property

Patents

Description	Type	Number	File Date
Patient Workflow Process ("PWP")	Utility	10/935,448	09/17/04
Patient Workflow Process ("PWP")	International	WO 2006/028464 A1	03/16/06
Global Synchronization Technology ("GST")	Utility	11/207,156	10/19/05
Cross Mapping Technology ("CMT")	Utility	11/492,977	07/26/06
Transcription Free Dictation ("TFD")	PENDING
Complex Reporting Administration and Multiphase Processor	PENDING

Trademark

"Tablet MD"	78/275208	07/16/03

In addition, WiFiMed utilizes numerous trade secrets in its business.

SCHEDULE 4.18(b)

WiFiMed Intellectual Property – Pending Claims

None

SCHEDULE 4.18(d)

WiFiMed Intellectual Property – Assignment of Rights

All rights by developers Jeffrey Allen Simon and Ronald J. Sampson Jr. have been assigned to WiFiMed, Inc.

SCHEDULE 4.21

WiFiMed Adverse Officer and Director Information

None.

SCHEDULE 4.22

WiFiMed Material Contracts

Customer Contracts

Massachusetts General Hospital ─ Development and Royalty Agreement
Morton Hospital and Medical Center ─ OB/GYN Specialty
New England Baptist Hospital ─ Delirium Study
Atlanta Orthopaedic Associates ─ Orthopedic Specialty
Center for Eating Disorders ─ Psychiatry

Employment Agreements

Jeffrey Simon
Jeffrey James
Mark Bloomberg
Jeanette Nohe
Kevin Charest
Frank Martin
Chris Bonafiglia

SCHEDULE 6.12

Voting Agreements

WiFiMed currently has 52 shareholders holding 7,387,795 shares of WiFiMed equity.  Of those shareholders as of September 14, 2006, 31 shareholders holding 4,274,390 shares representing 57.9% of the total shares outstanding have voted in favor of the merger.  There are currently no dissenting votes.

Appendix B - Articles of Amendment

CERTIFICATE OF AMENDMENT
TO THE ARTICLES OF INCORPORATION OF
BELLACASA PRODUCTIONS, INC.

Bellacasa Productions, Inc., a corporation organized and existing under the laws of the State of Nevada (the "Corporation"), and in accordance with the applicable provisions of Section 78 of the Nevada Revised Statutes ("NRS"):

FIRST:  That the following resolutions were adopted by the Corporation's Board of Directors and the holders of a majority of the voting capital stock of the Corporation:

NOW, THEREFORE, BE IT RESOLVED, that the Corporation shall (i) effect a reverse split of its Common Stock on a ratio of ten to one (10:1) by decreasing the number of its issued and outstanding shares of its Common Stock held by its stockholders of record on ________, 2006; (ii) change its corporate name to WiFiMed Holdings Company, Inc.; and (iii) increase its authorized common stock to 75,000,000 shares.

SECOND: That the First paragraph of the Corporation's Articles of Incorporation is hereby deleted in its entirety and replaced with the following:

"1.        The name of the Corporation is: WiFiMed Holdings Company, Inc."

THIRD: That the Third paragraph of the Corporation's Articles of Incorporation, as amended, is hereby deleted in its entirety and replaced with the following:

"3.        The number of shares that the corporation is authorized to issue and the par value of the shares shall be 75,000,000 common shares with a par value of $0.0001, and 25,000,000 preferred shares with a par value of $0.0001.  The corporation is authorized to issue bonds, debentures, warrants and options.  The common and preferred stock both to ‘take on any characteristic that the Board of Directors directs'."

On the date of filing of this Certificate of Amendment with the Secretary of State of the State of Nevada, every ten (10) issued and outstanding shares of the Corporation's previously authorized Common Stock, par value $.0001 per share (the "Old Common Stock") shall be reclassified and converted into one (1) validly issued, fully paid and nonassessable share of Common Stock, par value $.0001 (the "New Common Stock").  Each certificate representing shares of Old Common Stock shall thereafter represent the number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate were reclassified and converted hereby; provided, however, that each person of record on ________, 2006, holding a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of stock certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled.  No cash will be paid or distributed as a result of aforementioned reverse stock split of the Corporation's Common Stock, and no fractional shares will be issued.  All fractional shares which would otherwise be required to be issued as a result of the stock split will be rounded up to the nearest whole share.

FOURTH:  The foregoing Certificate of Amendment to the Articles of Incorporation was adopted pursuant to NRS Section 78.390 by the Board of Directors of the Corporation by unanimous written consent dated _______, 2006, and was adopted pursuant to NRS Section 78.320 by the holders of a majority of the Company's issued and outstanding shares of capital stock entitled to vote on the matter by written consent of such stockholders dated ________, 2006.  Therefore, the number of votes cast was sufficient for approval.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be executed by its duly authorized officer.

Dated:  ____________, 2006.

                                                                                    ________________________________

                                                                                    Marshall Sterman, President

Appendix C - 2006 Stock Incentive Plan

2006 STOCK INCENTIVE PLAN

1.         Establishment, Purpose and Types of Awards

            ___________________, a Nevada corporation (the "Company"), hereby establishes the 2006 STOCK INCENTIVE PLAN (the "Plan").  The purpose of the Plan is to promote the long-term growth and profitability of the Company by (i) providing key people with incentives to improve stockholder value and to contribute to the growth and financial success of the Company through their future services, and (ii) enabling the Company to attract, retain and reward the best-available persons.

            The Plan permits the granting of stock options (including incentive stock options qualifying under Code section 422 and nonstatutory stock options), stock appreciation rights, restricted or unrestricted stock awards, phantom stock, performance awards, other stock-based awards, or any combination of the foregoing.

2.         Definitions

            Under this Plan, except where the context otherwise indicates, the following definitions apply:

(a)        "Administrator" means the Board or the committee(s) or officer(s) appointed by the Board that have authority to administer the Plan as provided in Section 3 hereof.

(b)        "Affiliate" means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, the Company (including, but not limited to, joint ventures, limited liability companies, and partnerships).  For this purpose, "control" shall mean ownership of 50% or more of the total combined voting power or value of all classes of stock or interests of the entity.

(c)        "Award" means any stock option, stock appreciation right, stock award, phantom stock award, performance award, or other stock-based award.

(d)        "Board" means the Board of Directors of the Company.

(f)         "Code" means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

(g)        "Common Stock" means shares of common stock, par value $0.01 per share, of the Company.

(h)        "Fair Market Value" means, with respect to a share of the Company's Common Stock for any purpose on a particular date, the value determined by the Administrator in good faith.  However, if the Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and listed for trading on a national exchange or market, "Fair Market Value" means, as applicable, (i) either the closing price or the average of the high and low sale price on the relevant date, as determined in the Administrator's discretion, quoted on the New York Stock Exchange, the American Stock Exchange, or the Nasdaq Global Market; (ii) the last sale price on the relevant date quoted on the Nasdaq Capital Market; (iii) the average of the high bid and low asked prices on the relevant date quoted on the Nasdaq OTC Bulletin Board Service or by the National Quotation Bureau, Inc. or a comparable service as determined in the Administrator's discretion; or (iv) if the Common Stock is not quoted by any of the above, the average of the closing bid and asked prices on the relevant date furnished by a professional market maker for the Common Stock, or by such other source, selected by the Administrator.  If no public trading of the Common Stock occurs on the relevant date but the shares are so listed, then Fair Market Value shall be determined as of the next preceding date on which trading of the Common Stock does occur.  For all purposes under this Plan, the term "relevant date" as used in this Section 2(h) means either the date as of which Fair Market Value is to be determined or the next preceding date on which public trading of the Common Stock occurs, as determined in the Administrator's discretion.

(i)         "Grant Agreement" means a written document memorializing the terms and conditions of an Award granted pursuant to the Plan and which shall incorporate the terms of the Plan.

3.         Administration

(a)        Administration of the Plan.  The Plan shall be administered by the Board or by such committee or committees as may be appointed by the Board from time to time.

(b)        Powers of the Administrator.  The Administrator shall have all the powers vested in it by the terms of the Plan, such powers to include authority, in its sole and absolute discretion, to grant Awards under the Plan, prescribe Grant Agreements evidencing such Awards and establish programs for granting Awards.

The Administrator shall have full power and authority to take all other actions necessary to carry out the purpose and intent of the Plan, including, but not limited to, the authority to:  (i) determine the eligible persons to whom, and the time or times at which Awards shall be granted; (ii) determine the types of Awards to be granted; (iii) determine the number of shares to be covered by or used for reference purposes for each Award; (iv) impose such terms, limitations, restrictions and conditions upon any such Award as the Administrator shall deem appropriate; (v) modify, amend, extend or renew outstanding Awards, or accept the surrender of outstanding Awards and substitute new Awards (provided however, that, except as provided in Section 6 or 7(d) of the Plan, any modification that would materially adversely affect any outstanding Award shall not be made without the consent of the holder); (vi) accelerate or otherwise change the time in which an Award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such Award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of an Award following termination of any grantee's employment or other relationship with the Company; (vii) establish objectives and conditions, if any, for earning Awards and determining whether Awards will be paid with respect to a performance period; and (viii) for any purpose, including but not limited to, qualifying for preferred tax treatment under foreign tax laws or otherwise complying with the regulatory requirements of local or foreign jurisdictions, to establish, amend, modify, administer or terminate sub‑plans, and prescribe, amend and rescind rules and regulations relating to such sub‑plans.

The Administrator shall have full power and authority, in its sole and absolute discretion, to administer, construe and interpret the Plan, Grant Agreements and all other documents relevant to the Plan and Awards issued thereunder, to establish, amend, rescind and interpret such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Administrator deems necessary or advisable, and to correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent the Administrator shall deem it desirable to carry it into effect.

(c)        Non-Uniform Determinations.  The Administrator's determinations under the Plan (including without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the Grant Agreements evidencing such Awards) need not be uniform and may be made by the Administrator selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

(d)        Limited Liability.  To the maximum extent permitted by law, no member of the Administrator shall be liable for any action taken or decision made in good faith relating to the Plan or any Award thereunder.

(e)        Indemnification.  To the maximum extent permitted by law and by the Company's charter and by-laws, the members of the Administrator shall be indemnified by the Company in respect of all their activities under the Plan.

(f)         Effect of Administrator's Decision.  All actions taken and decisions and determinations made by the Administrator on all matters relating to the Plan pursuant to the powers vested in it hereunder shall be in the Administrator's sole and absolute discretion and shall be conclusive and binding on all parties concerned, including the Company, its stockholders, any participants in the Plan and any other employee, consultant, or director of the Company, and their respective successors in interest.

4.         Shares Available for the Plan; Maximum Awards

            Subject to adjustments as provided in Section 7(d) of the Plan, the shares of Common Stock that may be issued with respect to Awards granted under the Plan shall not exceed an aggregate of 7,500,000 shares of Common Stock.  The Company shall reserve such number of shares for Awards under the Plan, subject to adjustments as provided in Section 7(d) of the Plan.  If any Award, or portion of an Award, under the Plan expires or terminates unexercised, becomes unexercisable, is settled in cash without delivery of shares of Common Stock, or is forfeited or otherwise terminated, surrendered or canceled as to any shares, or if any shares of Common Stock are repurchased by or surrendered to the Company in connection with any Award (whether or not such surrendered shares were acquired pursuant to any Award), or if any shares are withheld by the Company, the shares subject to such Award and the repurchased, surrendered and withheld shares shall thereafter be available for further Awards under the Plan; provided, however, that any such shares that are surrendered to or repurchased or withheld by the Company in connection with any Award or that are otherwise forfeited after issuance shall not be available for purchase pursuant to incentive stock options intended to qualify under Code section 422.

Subject to adjustments as provided in Section 7(d) of the Plan, the maximum number of shares of Common Stock subject to Awards of any combination that may be granted during any one fiscal year of the Company to any one individual under this Plan shall be limited to 500,000 shares.  Such per-individual limit shall not be adjusted to effect a restoration of shares of Common Stock with respect to which the related Award is terminated, surrendered or canceled.

5.         Participation

            Participation in the Plan shall be open to all employees, officers, and directors of, and other individuals providing bona fide services to or for, the Company, or of any Affiliate of the Company, as may be selected by the Administrator from time to time.  The Administrator may also grant Awards to individuals in connection with hiring, retention or otherwise, prior to the date the individual first performs services for the Company or an Affiliate, provided that such Awards shall not become vested or exercisable, and no shares shall be issued to such individual, prior to the date the individual first commences performance of such services.

6.         Awards

            The Administrator, in its sole discretion, establishes the terms of all Awards granted under the Plan.  Awards may be granted individually or in tandem with other types of Awards, concurrently with or with respect to outstanding Awards.  All Awards are subject to the terms and conditions provided in the Grant Agreement.  The Administrator may permit or require a recipient of an Award to defer such individual's receipt of the payment of cash or the delivery of Common Stock that would otherwise be due to such individual by virtue of the exercise of, payment of, or lapse or waiver of restrictions respecting, any Award.  If any such payment deferral is required or permitted, the Administrator shall, in its sole discretion, establish rules and procedures for such payment deferrals.

            (a)        Stock Options.  The Administrator may from time to time grant to eligible participants Awards of incentive stock options as that term is defined in Code section 422 or nonstatutory stock options; provided, however, that Awards of incentive stock options shall be limited to employees of the Company or of any current or hereafter existing "parent corporation" or "subsidiary corporation," as defined in Code sections 424(e) and (f), respectively, of the Company and any other individuals who are eligible to receive incentive stock options under the provisions of Code section 422.  Options intended to qualify as incentive stock options under Code section 422 must have an exercise price at least equal to Fair Market Value as of the date of grant, but nonstatutory stock options may be granted with an exercise price less than Fair Market Value.  No stock option shall be an incentive stock option unless so designated by the Administrator at the time of grant or in the Grant Agreement evidencing such stock option.

(b)        Stock Appreciation Rights.  The Administrator may from time to time grant to eligible participants Awards of Stock Appreciation Rights ("SAR").  An SAR entitles the grantee to receive, subject to the provisions of the Plan and the Grant Agreement, a payment having an aggregate value equal to the product of (i) the excess of (A) the Fair Market Value on the exercise date of one share of Common Stock over (B) the base price per share specified in the Grant Agreement, times (ii) the number of shares specified by the SAR, or portion thereof, which is exercised.  The base price per share specified in the Grant Agreement shall not be less than the lower of the Fair Market Value on the grant date or the exercise price of any tandem stock option Award to which the SAR is related.  Payment by the Company of the amount receivable upon any exercise of an SAR may be made by the delivery of Common Stock or cash, or any combination of Common Stock and cash, as determined in the sole discretion of the Administrator.  If upon settlement of the exercise of an SAR a grantee is to receive a portion of such payment in shares of Common Stock, the number of shares shall be determined by dividing such portion by the Fair Market Value of a share of Common Stock on the exercise date.  No fractional shares shall be used for such payment and the Administrator shall determine whether cash shall be given in lieu of such fractional shares or whether such fractional shares shall be eliminated.

(c)        Stock Awards.  The Administrator may from time to time grant restricted or unrestricted stock Awards to eligible participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as it shall determine.  A stock Award may be paid in Common Stock, in cash, or in a combination of Common Stock and cash, as determined in the sole discretion of the Administrator.

(d)        Phantom Stock.  The Administrator may from time to time grant Awards to eligible participants denominated in stock-equivalent units ("phantom stock") in such amounts and on such terms and conditions as it shall determine.  Phantom stock units granted to a participant shall be credited to a bookkeeping reserve account solely for accounting purposes and shall not require a segregation of any of the Company's assets.  An Award of phantom stock may be settled in Common Stock, in cash, or in a combination of Common Stock and cash, as determined in the sole discretion of the Administrator.  Except as otherwise provided in the applicable Grant Agreement, the grantee shall not have the rights of a stockholder with respect to any shares of Common Stock represented by a phantom stock unit solely as a result of the grant of a phantom stock unit to the grantee.

(e)        Performance Awards.  The Administrator may, in its discretion, grant performance awards which become payable on account of attainment of one or more performance goals established by the Administrator.  Performance awards may be paid by the delivery of Common Stock or cash, or any combination of Common Stock and cash, as determined in the sole discretion of the Administrator.  Performance goals established by the Administrator may be based on the Company's or an Affiliate's operating income or one or more other business criteria selected by the Administrator that apply to an individual or group of individuals, a business unit, or the Company or an Affiliate as a whole, over such performance period as the Administrator may designate.

(f)         Other Stock-Based Awards.  The Administrator may from time to time grant other stock-based awards to eligible participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as it shall determine.  Other stock-based awards may be denominated in cash, in Common Stock or other securities, in stock-equivalent units, in stock appreciation units, in securities or debentures convertible into Common Stock, or in any combination of the foregoing and may be paid in Common Stock or other securities, in cash, or in a combination of Common Stock or other securities and cash, all as determined in the sole discretion of the Administrator.

7.         Miscellaneous

(a)        Withholding of Taxes.  Grantees and holders of Awards shall pay to the Company or its Affiliate, or make provision satisfactory to the Administrator for payment of, any taxes required to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability.  The Company or its Affiliate may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the grantee or holder of an Award.  In the event that payment to the Company or its Affiliate of such tax obligations is made in shares of Common Stock, such shares shall be valued at Fair Market Value on the applicable date for such purposes and shall not exceed in amount the minimum statutory tax withholding obligation.

(b)        Loans.  To the extent otherwise permitted by law, the Company or its Affiliate may make or guarantee loans to grantees to assist grantees in exercising Awards and satisfying any withholding tax obligations.

(c)        Transferability.  Except as otherwise determined by the Administrator, and in any event in the case of an incentive stock option or a stock appreciation right granted with respect to an incentive stock option, no Award granted under the Plan shall be transferable by a grantee otherwise than by will or the laws of descent and distribution.  Unless otherwise determined by the Administrator in accord with the provisions of the immediately preceding sentence, an Award may be exercised during the lifetime of the grantee, only by the grantee or, during the period the grantee is under a legal disability, by the grantee's guardian or legal representative.

(d)        Adjustments for Corporate Transactions and Other Events.

(i)         Stock Dividend, Stock Split and Reverse Stock Split.  In the event of a stock dividend of, or stock split or reverse stock split affecting, the Common Stock, (A) the maximum number of shares of such Common Stock as to which Awards may be granted under this Plan and the maximum number of shares with respect to which Awards may be granted during any one fiscal year of the Company to any individual, as provided in Section 4 of the Plan, and (B) the number of shares covered by and the exercise price and other terms of outstanding Awards, shall, without further action of the Board, be adjusted to reflect such event unless the Board determines, at the time it approves such stock dividend, stock split or reverse stock split, that no such adjustment shall be made.  The Administrator may make adjustments, in its discretion, to address the treatment of fractional shares and fractional cents that arise with respect to outstanding Awards as a result of the stock dividend, stock split or reverse stock split.

(ii)         Non-Change in Control Transactions.  Except with respect to the transactions set forth in Section 7(d)(i), in the event of any change affecting the Common Stock, the Company or its capitalization, by reason of a spin-off, split-up, dividend, recapitalization, merger, consolidation or share exchange, other than any such change that is part of a transaction resulting in a Change in Control of the Company, the Administrator, in its discretion and without the consent of the holders of the Awards, may make (A) appropriate adjustments to the maximum number and kind of shares reserved for issuance or with respect to which Awards may be granted under the Plan, in the aggregate and with respect to any individual during any one fiscal year of the Company, as provided in Section 4 of the Plan; and (B) any adjustments in outstanding Awards, including but not limited to modifying the number, kind and price of securities subject to Awards.

(iii)        Change in Control Transactions.  In the event of any transaction resulting in a Change in Control of the Company, outstanding stock options and other Awards that are payable in or convertible into Common Stock under this Plan will terminate upon the effective time of such Change in Control unless provision is made in connection with the transaction for the continuation or assumption of such Awards by, or for the substitution of the equivalent awards of, the surviving or successor entity or a parent thereof.  In the event of such termination, the holders of stock options and other Awards under the Plan will be permitted, immediately before the Change in Control, to exercise or convert all portions of such stock options or other Awards under the Plan that are then exercisable or convertible or which become exercisable or convertible upon or prior to the effective time of the Change in Control.

(iv)        Unusual or Nonrecurring Events.  The Administrator is authorized to make, in its discretion and without the consent of holders of Awards, adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(e)        Substitution of Awards in Mergers and Acquisitions.  Awards may be granted under the Plan from time to time in substitution for awards held by employees, officers, consultants or directors of entities who become or are about to become employees, officers, consultants or directors of the Company or an Affiliate as the result of a merger or consolidation of the employing entity with the Company or an Affiliate, or the acquisition by the Company or an Affiliate of the assets or stock of the employing entity.  The terms and conditions of any substitute Awards so granted may vary from the terms and conditions set forth herein to the extent that the Administrator deems appropriate at the time of grant to conform the substitute Awards to the provisions of the awards for which they are substituted.

  (f )       Other Agreements.  As a condition precedent to the grant of any Award under the Plan, the exercise pursuant to such an Award, or to the delivery of certificates for shares issued pursuant to any Award, the Administrator may require the grantee or the grantee's successor or permitted transferee, as the case may be, to become a party to a stock restriction agreement, shareholders' agreement, voting trust agreement or other agreements regarding the Common Stock of the Company in such form(s) as the Administrator may determine from time to time.

(g)        Termination, Amendment and Modification of the Plan.  The Board may terminate, amend or modify the Plan or any portion thereof at any time.  Except as otherwise determined by the Board, termination of the Plan shall not affect the Administrator's ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

(h)        Non-Guarantee of Employment or Service.  Nothing in the Plan or in any Grant Agreement thereunder shall confer any right on an individual to continue in the service of the Company or shall interfere in any way with the right of the Company to terminate such service at any time with or without cause or notice and whether or not such termination results in (i) the failure of any Award to vest; (ii) the forfeiture of any unvested or vested portion of any Award; and/or (iii) any other adverse effect on the individual's interests under the Plan.

  (i)        Compliance with Securities Laws; Listing and Registration.  If at any time the Administrator determines that the delivery of Common Stock under the Plan is or may be unlawful under the laws of any applicable jurisdiction, or Federal, state or foreign securities laws, the right to exercise an Award or receive shares of Common Stock pursuant to an Award shall be suspended until the Administrator determines that such delivery is lawful.  The Company shall have no obligation to effect any registration or qualification of the Common Stock under Federal, state or foreign laws.

            The Company may require that a grantee, as a condition to exercise of an Award, and as a condition to the delivery of any share certificate, make such written representations (including representations to the effect that such person will not dispose of the Common Stock so acquired in violation of Federal, state or foreign securities laws) and furnish such information as may, in the opinion of counsel for the Company, be appropriate to permit the Company to issue the Common Stock in compliance with applicable Federal, state or foreign securities laws.  The stock certificates for any shares of Common Stock issued pursuant to this Plan may bear a legend restricting transferability of the shares of Common Stock unless such shares are registered or an exemption from registration is available under the Securities Act of 1933, as amended, and applicable state or foreign securities laws.

(j)         No Trust or Fund Created.  Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a grantee or any other person.  To the extent that any grantee or other person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(k)        Governing Law.  The validity, construction and effect of the Plan, of Grant Agreements entered into pursuant to the Plan, and of any rules, regulations, determinations or decisions made by the Administrator relating to the Plan or such Grant Agreements, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with applicable federal laws and the laws of the State of Delaware, without regard to its conflict of laws principles.

(l)         Effective Date; Termination Date.  The Plan is effective as of the date on which the Plan is adopted by the Board, subject to approval of the stockholders within twelve months before or after such date.  No Award shall be granted under the Plan after the close of business on the day immediately preceding the tenth anniversary of the effective date of the Plan, or if earlier, the tenth anniversary of the date this Plan is approved by the stockholders.  Subject to other applicable provisions of the Plan, all Awards made under the Plan prior to such termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.

Appendix D - Dissenters rights (Nevada statutes)

RIGHTS OF DISSENTING OWNERS

NRS 92A.300  Definitions.  As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

NRS 92A.305  "Beneficial stockholder" defined.  "Beneficial stockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

NRS 92A.310  "Corporate action" defined.  "Corporate action" means the action of a domestic corporation.

NRS 92A.315  "Dissenter" defined.  "Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

NRS 92A.320  "Fair value" defined.  "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

NRS 92A.325  "Stockholder" defined.  "Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation.

NRS 92A.330  "Stockholder of record" defined.  "Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation.

NRS 92A.335  "Subject corporation" defined.  "Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter's rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

NRS 92A.340  Computation of interest.  Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.

NRS 92A.350  Rights of dissenting partner of domestic limited partnership.  A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

NRS 92A.360  Rights of dissenting member of domestic limited-liability company.  The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

NRS 92A.370  Rights of dissenting member of domestic nonprofit corporation.

Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

NRS 92A.380  Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

Except as otherwise provided in NRS 92A.370 and 92A.390, any stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

Consummation of a conversion or plan of merger to which the domestic corporation is a constituent entity:

If approval by the stockholders is required for the conversion or merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the conversion or plan of merger; or

If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner's interests will be acquired, if his shares are to be acquired in the plan of exchange.

Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

Any corporate action not described in paragraph (a), (b) or (c) that will result in the stockholder receiving money or scrip instead of fractional shares.

A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.

NRS 92A.390  Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

The articles of incorporation of the corporation issuing the shares provide otherwise; or

The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:

Cash, owner's interests or owner's interests and cash in lieu of fractional owner's interests of:

o                    The surviving or acquiring entity; or

o                    Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by a least 2,000 holders of owner's interests of record; or

A combination of cash and owner's interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph (b).

There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

NRS 92A.400  Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

A beneficial stockholder may assert dissenter's rights as to shares held on his behalf only if:

He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and

He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.

NRS 92A.410  Notification of stockholders regarding right of dissent.

If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters' rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

If the corporate action creating dissenters' rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in NRS 92A.430.

NRS 92A.420  Prerequisites to demand for payment for shares.

If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights:

Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

Must not vote his shares in favor of the proposed action.

If a proposed corporate action creating dissenters' rights is taken by written consent of the stockholders, a stockholder who wishes to assert dissenters' rights must not consent to or approve the proposed corporate action.

A stockholder who does not satisfy the requirements of subsection 1 or 2 and NRS 92A.400 is not entitled to payment for his shares under this chapter.

NRS 92A.430  Dissenter's notice: Delivery to stockholders entitled to assert rights; contents.

The subject corporation shall deliver a written dissenter's notice to all stockholders entitled to assert dissenters' rights.

The dissenter's notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date;

Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

NRS 92A.440  Demand for payment and deposit of certificates; retention of rights of stockholder.

A stockholder to whom a dissenter's notice is sent must:

Demand payment;

Certify whether he or the beneficial owner on whose behalf he is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and

Deposit his certificates, if any, in accordance with the terms of the notice.

The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are cancelled or modified by the taking of the proposed corporate action.

The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his shares under this chapter.

NRS 92A.450  Uncertificated shares: Authority to restrict transfer after demand for payment; retention of rights of stockholder.

The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

The person for whom dissenter's rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are cancelled or modified by the taking of the proposed corporate action.

NRS 92A.460  Payment for shares: General requirements.

Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

Of the county where the corporation's registered office is located; or

At the election of any dissenter residing or having its registered office in this State, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

The payment must be accompanied by:

The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year and the latest available interim financial statements, if any;

A statement of the subject corporation's estimate of the fair value of the shares;

An explanation of how the interest was calculated;

A statement of the dissenter's rights to demand payment under NRS 92A.480; and

A copy of NRS 92A.300 to 92A.500, inclusive.

NRS 92A.470  Payment for shares: Shares acquired on or after date of dissenter's notice.

A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter's notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment pursuant to NRS 92A.480.

NRS 92A.480  Dissenter's estimate of fair value: Notification of subject corporation; demand for payment of estimate.

A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.

NRS 92A.490  Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the State, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

Each dissenter who is made a party to the proceeding is entitled to a judgment:

For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

NRS 92A.500  Legal proceeding to determine fair value: Assessment of costs and fees.

The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

Appendix E - Bellacasa Productions Corporation Form 10-KSB/A for the Year Ended December 31, 2005 and Form 10-QSB for the Period ended September 30, 2006

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 10-KSB/A2

[X] Annual Report under Section 13 or 15(d) of the Securities
Exchange Act of 1934

For the fiscal year ended December 31, 2005
or
[  ]      Transitional Report under Section 13 or 15(d) of the
Securities Exchange Act of 1934

000-49707

Commission file number

BELLACASA PRODUCTIONS, INC.

(Exact name of small business issuer as specified in its charter)

Nevada	58-2412118

(State of incorporation)	(IRS Employer Identification Number)

68 Phillips Beach Avenue Swampscott, MA 01907

(Address of principal executive office)

237 Cedar Hill Street, Suite 4 Marlborough, MA 01752

(Former address of principal executive office)

(781) 389-9703

(Issuer's telephone number)

Securities registered under Section 12(b) of the Exchange Act: NONE

Securities registered under Section 12(g) of the Exchange Act:

Common Stock, par value $0.0001 per share

(Title of Class)
Check whether the issuer:

(1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports)
Yes [ X ] No [   ]

and
(2) has been subject to such filing requirements for the past 90 days. Yes [ X ] No [ ]

Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. [ ]

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes [ ] No [X]

 Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Exchange Act).
Yes [  ] No [X]

Bellacasa Productions, Inc. did not have any revenue for the year ended December 31, 2005.

As of March 29, 2006, the market value of Bellacasa Productions, Inc. common stock held by non-affiliates was $5,603,340.

As of March 29, 2006, the number of shares outstanding of Bellacasa Productions, Inc. common stock was 39,379,648.

FORWARD-LOOKING STATEMENTS

Certain statements made in this amended Annual Report on Form 10-KSB/A are "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the plans and objectives of management for future operations. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Bellacasa Productions, Inc. (the "Company") to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The forward-looking statements included herein are based on current expectations that involve numerous risks and uncertainties. The Company's plans and objectives are based, in part, on assumptions involving the continued expansion of business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes its assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance the forward-looking statements included in this amended Report will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

BELLACASA PRODUCTIONS, INC. FORM 10-KSB/A TABLE OF CONTENTS
PART I
Item 1	Description of Business
Item 2	Description of Property
Item 3	Legal Proceedings
Item 4	Submission of Matters to a Vote of Security Holders

PART II
Item 5	Market for Common Equity and Related Stockholder Matters
Item 6	Management's Discussion and Analysis and Plan of Operation
Item 7	Financial Statements
Item 8	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
Item 8A	Controls and Procedures

PART III
Item 9	Directors, Executive Officers, Promoters and Control Persons; Compliance with Section 16(a) of the Exchange Act
Item 10	Executive Compensation
Item 11	Security Ownership of Certain Beneficial Owners and Management
Item 12	Certain Relationships and Related Transactions
Item 13	Exhibits and Reports on Form 8-K
Item 14	Principal Accountant Fees and Services

SIGNATURES
EXHIBITS

EXPLANATORY NOTE

         This Amendment to our annual report on Form 10-KSB/A for the year ended December 31, 2005 includes changes to both the report of our independent registered public accounting firm and Notes to the Financial Statements and also revises Item 8A - Controls and Procedures.

PART I

Item 1 - Description of Business

General

            Bellacasa Productions, Inc. ("we," "us," "our," the "Company", the "Registrant" or "Bellacasa"), a Nevada corporation, was formed in 1998 to operate as a motion picture studio. We planned to acquire, produce and market motion pictures for distribution to movie theaters and ancillary markets. We were unsuccessful in raising capital to pursue our business plan.

            On November 15, 2004, we entered into a Stock Purchase Agreement to acquire all of the issued and outstanding stock of Aquamer, Inc. ("Aquamer"), a development stage medical technology corporation organized under the laws of Delaware, in exchange for shares of our common stock. The agreement was amended on January 26, 2005, at which time the transaction was consummated.

            The acquisition was structured as a reverse takeover, whereby former shareholders of Aquamer obtained voting control over Bellacasa upon issuance of 28,504,148 shares of Bellacasa common stock, which represented approximately 78% of the total shares outstanding.  As a result, Aquamer became our wholly owned subsidiary.

Description of Aquamer

            Aquamer, Inc. was incorporated in Delaware on February 4, 2000 and was acquired by Bellacasa Productions, Inc. on January 26, 2005.   We are now solely a medical device company focused on the development and commercialization of three injectable biocompatible products.  The products we are developing consist of a water-based polymer technology utilized as a tissue-bulking agent in the fields of dermatology (AquaDerm), urology/gynecology (AquaGen), and gastroenterology (AquaFlux).  Although we are a development stage company, our products are based on the results of several years of research and development, whereby we are now in the stage of preparing for, and executing on, clinical evaluation milestones.

            AquaDerm has received an Investigational Device Exemption ("IDE") from the U.S. Food and Drug Administration ("FDA") and is undergoing pilot clinical evaluation. This product is being developed for the potential treatment of deep wrinkles, facial scars and various cosmetic plastic surgery procedures such as lip augmentation. AquaGen has been designed for use as a bulking agent in minimally invasive treatment of stress urinary incontinence, the most common form of urinary incontinence.  AquaFlux is being developed as a bulking agent in the minimally invasive treatment of chronic heartburn or gastroesophogeal reflux disease ("GERD").

Business Overview

          Bellacasa Productions, Inc., through our wholly owned subsidiary, Aquamer, Inc., is a clinical development stage company with a platform technology that builds on over ten years of scientific effort.  We intend our water-based injectable products to be utilized as a bulking agent in the respective fields of use. We believe that our products will have competitive advantages pertaining to increased maintenance of efficacy or tissue "bulking," safety, ease of injection and non-cumbersome operational management issues associated with shipping and storage.  Inherent in our technology is its biocompatibility, non-immunogenicity and lack of migration/absorption.  We seek to become a leading provider of minimally invasive injectable modalities for dermatology, urology and gastroenterology.

Technology

            The bulking agent that comprises our products involves the use of a polymeric component from the poly-n-vinyl pyrrolidinone (PVP) family, which is recognized for its biocompatibility and extensive clinical use in other Class III (permanent implantable) medical devices.  PVP is a non-toxic, non-metabolized hydrogel that has been approved for use as a plasma volume expander, a plasma detoxifying agent, an orally-ingested diagnostic aid (complex of PVP and iodine), a component of soft contact lenses, a variety of dental applications, a filler for a permanent implantable urological device and as an excipient in the manufacturing of tablets containing a variety of drugs.  The dose of PVP used in our products is minimal; approximately 95% of the injected volume is water contained in the polymer matrix.

           The bulking agent is created under two patents owned by Partners in Biomaterials Inc. ("Partners"), an independent third party based in California.  Partners has granted us a worldwide perpetual license to the patents related to creation of the bulking agent and related intellectual property for use in our field of business. The patents expire on May 26, 2009 and July 10, 2010.  We seek to obtain regulatory approval and commercialize these products. The Patent License Agreement also provides us the opportunity to obtain rights to any improvements made by Partners, as it relates to products for use in our business.  We have also entered into a Product Supply Agreement with Partners, whereby Partners will supply us with polymer products in accordance with an agreed upon procedure and established price.

Products in Development

            We are developing the following products designed for use in dermatology, urology, and gastroenterology:

            Dermatology

            AquaDerm is targeted at the long-term corrective effects of skin treatment.  AquaDerm addresses conditions of tissue atrophy due to aging, facial wrinkles and depressed scars, as well as soft tissue defects resulting from surgery and inflammatory skin diseases.  PVP has infinite molecular weight as a base polymer matrix, which impedes absorption and migration of polymer substrate into the surrounding tissue, thus lengthening the cosmetic effect. Most other injectable materials are suspensions (leading to the absorption of suspension media and migration of suspended particles) or biological in nature (such as Collagen, which the body digests). Our product will be injected into the affected areas and filled to the appropriate point, making the defect flush with the surrounding tissue, or in the case of lip augmentation "plumped" to the desired size. Most products in the facial aesthetics/dermatology market today have the common drawback of migration/absorption.  Animal trials and initial human clinical trials indicate longer-term maintenance of results for AquaDerm.

            Urology

            AquaGen has been developed for use as a bulking agent in the minimally invasive treatment of stress urinary incontinence ("SUI"), the most common form of urinary incontinence. AquaGen is injected into the urethra/bladder junction (urinary sphincter muscle), reinforcing the muscle tissues around the bladder neck, the "bulking" of the closure mechanism that prevents accidental urine leakage.

            SUI relates to the accidental or unintentional leakage of urine. It afflicts, worldwide, more than 25 million people, 85% of whom are female.  Incontinence is a significant health issue, with millions experiencing complications related to incontinence at some point in their lives.  More than half of all women will suffer from SUI during their lifetime. The "stress" in stress urinary incontinence is not associated with mental or emotional stress, but rather with increases in physical stress or pressures exerted on the body. One cause of stress incontinence is a condition called Intrinsic Sphincter Deficiency or ISD. This condition is present when the urinary sphincter (the muscle surrounding the urethra that controls urine flow) is not strong enough to close the bladder neck. This open bladder neck allows urine to leak out whenever there is an increase in intra-abdominal pressure.

            Gastroenterology

            AquaFlux has been designed for use as a bulking agent in the minimally invasive treatment of chronic heartburn or gastroesophageal reflux disease ("GERD"). AquaFlux is utilized as a bulking agent to strengthen and build the sphincter muscle at the base of the esophagus through a minimally invasive procedure, reinforcing and augmenting the closure mechanism that prevents reflux or gastric heartburn.

            GERD is a condition whereby gastric contents from the stomach rise into the esophagus, known as reflux. In a normal stomach, the sphincter at the bottom of the esophagus (lower esophageal sphincter, or LES) opens to let food pass into the stomach and then closes to prevent the gastric contents in the stomach from rising into the esophagus. When a patient suffers from GERD, the lower esophageal sphincter relaxes at random times, allowing gastric contents from the stomach to reflux into the esophagus.  Afflicting 7% to 10% of the U.S. adult population, GERD is different from regular heartburn in that it can have serious health consequences beyond the persistent burning pain of heartburn. It can lead to more serious medical problems such as difficulty swallowing (dysphagia), painful swallowing (odynophagia), narrowing of the esophagus (strictures), and Barrett's esophagus, believed to be a premalignant lesion. Chronic hoarseness or laryngitis, respiratory problems (e.g., coughing, wheezing, asthma, recurrent pneumonia), and non-cardiac chest pain are sometimes associated with GERD. GERD patients may need to sleep sitting up or avoid bending over to prevent fluids from coming up from the stomach.

Market Opportunity

            The market for aesthetic facial products has expanded at an estimated annual rate in excess of 35% since 2000. The range of products encompasses invasive and non-invasive treatment modalities to remedy aging and defective soft tissues of the face.  Products such as Botox® and Collagen (Zyderm® and Zyplast®) are currently  "the gold standards" used by plastic surgeons and dermatologists in an office environment and now even by consumers under medical guidance (Botox® injections can be administered within a patient's home).  As the average age of the population increases, interest in skin rejuvenation and correction has increased.  More than 8.3 million surgical and non-surgical cosmetic procedures were performed in 2003, including rhytidectomy (facelift), liposuction, laser resurfacing, chemical peeling and soft tissue augmentation (American Society for Aesthetic Plastic Surgery). In addition, more than one million patients undergo surgery each year for skin cancer in the United States alone. Many of these lesions are resected from the face and necessitate reconstruction. As a result of the number of patients affected, there is great interest in filling substances for the skin for both cosmetic and reconstructive purposes.

            Urinary incontinence afflicts more than 25 million people worldwide, 85 percent of whom are female.  The condition may have negative emotional, social and hygienic consequences. The Agency for Health Policy and Research (AHCPR), a division of the Public Health Service, U.S. Department of Health and Human Services, estimates that urinary incontinence affects approximately 13 million people in the United States, of which 85% or 11 million are women. The same agency estimates the total cost (utilizing all management and curative approaches) of treating incontinence of all types in the United States as $15 billion.  Urethral bulking agents ("UBA") are currently recommended by AHCPR as first-line treatment for woman with ISD who do not have coexisting urethral hypermobility. Male patients can also benefit from a urethral bulking agent procedure, which is recommended as a first-line surgical treatment for men with ISD, according to the Agency for Health Policy and Research. According to the American College of Surgeons, there are approximately 400,000 prostate surgeries performed each year in the United State s, and up to 20% of these men develop incontinence following the procedure. Additionally, urinary incontinence can result in a substantial decrease in a person's quality of life, and it is often the main reason a family may move an elderly relative into nursing home care.  We expect the incidence of urinary incontinence will rise as the percentage of elderly people continues to increase.  The Agency for Healthcare Research and Quality ("AHRQ") reported that vesicoureteral reflux (VUR) is primarily a pediatric concern, with a prevalence estimated to be as high as 3% of the U.S. pediatric population. Approximately 15,000 surgical procedures are performed per year to address this VUR issue. Patients with VUR grades 1 through 4 in this population are candidates for minimally invasive surgery using a bulking agent. Globally, the use of a bulking agent to correct the VUR condition can reduce patient costs related to continued use of antibiotics for treatment of chronic urinary tract infections, which can lead to more serious related complications.

            There is a large market for the treatment of chronic heartburn or gastroesophogeal reflux disorder.  More than 60 million Americans suffer from heartburn symptoms at least once a month.  Roughly 25 million or 4% to 7% of Americans, suffer from reflux on a daily basis.  PPIs or Proton Pump Inhibitors are the current standard in treatment.

            While the market opportunities are attractive, potential investors must be aware additional funds will be required to carry out more clinical trials and seek regulatory approvals.

Intellectual Property

            As mentioned above, Partners has granted us a worldwide perpetual license to all relevant technology and related intellectual property for use in our field of business.

Patent License Agreement

            The Patent License Agreement also provides us the opportunity to obtain rights to any improvements made by Partners, as it relates to products for use in our business. In accordance with the terms of the Patent License Agreement, we are obligated to pay to Partners a 5% royalty on sales of products incorporating their patents.  The Patent License Agreement may be terminated by either party for material breach or insolvency of the other party. We may also terminate upon 30 days notice to Partners. Partners may terminate if we do not invoice at least a cumulative $5 million for the three year period following the date regulatory approval is granted from the FDA for marketing or $5 million for any subsequent consecutive three year period. As mentioned elsewhere herein, additional clinical trials are required prior to our seeking regulatory approval.

Product Supply Agreement

           We have also entered into a Product Supply Agreement with Partners whereby Partners will supply polymer products to us in accordance with an agreed upon procedure and established price.  In October 1999, Aquamer entered into a product supply agreement with Partners for the purchase of its hydrogel product, based on poly-N-vinylpyrrolidone, as specified in certain U.S. Patents.  This agreement, which was amended in March 2002, May 2002 and October 2005, mandates we make minimum purchases of $50,000 per year. In July 2005, we paid $90,000 to satisfy our minimum purchase obligations for 2003 and 2004 and in December 2005, we paid $20,000 and were billed $30,000, which we paid in January 2006, to satisfy our obligations for 2005. Product will be manufactured for us and delivered to us in accordance with our scheduling requirements. The product is initially to be used for our clinical testing in the fields of dermatology, urology and gastroenterology.

            Effective March 31, 2006, Aquamer and Partners agreed to an Amended and Restated Supply Agreement that has a term of 25 years unless Aquamer does not receive FDA approval by March 2010. The agreement may be terminated by either party for material breach or insolvency of the other party. We may also terminate if Partners is unable to produce the product in a facility which complies with ISO/FDA requirements. Partners may terminate for non-payment of invoices for greater than 60 days and can also terminate upon 12 months notice. Aquamer has the right to purchase the manufacturing process and the rights to manufacture, if Partners terminates the agreement.

Clinical Trials

            We have received an approved Investigational Device Exemption ("IDE") from the FDA to conduct a pilot clinical trial study of the AquaDerm product. The study enrolled 20 patients at one site and all patients completed their follow-up per the protocol. No additional patients are expected to be enrolled at this site. Both our company and the principal study investigator concluded that the results of this feasibility study to date demonstrate the device is potentially both safe and efficacious, warranting further study under this IDE in a multi-center trial. As mentioned elsewhere, additional funds will be required to do more clinical trials and seek regulatory approval to market the product.

Government Regulation

            The potential production and marketing of our products and our ongoing research and development, pre-clinical testing and clinical trial activities are subject to extensive regulation and review by numerous governmental authorities both in the United States and abroad.   Delays in or rejection of FDA or other government entity approval of our products may also adversely affect our business.  AquaDerm has received an Investigational Device Exemption ("IDE") from the U.S. Food and Drug Administration ("FDA") and is undergoing pilot clinical evaluation.

            Periodically, legislative or regulatory proposals are introduced that could alter the review and approval process relating to medical devices. It is possible that the FDA will issue additional regulations further restricting the sale of our present or proposed products. Any change in legislation or regulations that govern the review and approval process relating to our current and future products could make it more difficult and costly to obtain approval for new products, or to produce, market, and distribute existing products.

            If national healthcare reforms, or other legislation or regulations are passed that impose limits on the number or type of allowable medical products or restrict a physician's ability to select specific products used in patient procedures, such changes could have a material adverse effect on the demand for our products.

Research and Development

            We spent no money on research and development activities for the fiscal years ended December 31, 2005 and December 31, 2004.

Employees

            Other than our president, Edwin Reilly, who devotes such time as necessary to our operations, we do not have any employees. We may utilize independent contractors and consultants from time to time to assist us with our compliance requirements.

RISK FACTORS

There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals, including those described below. The risks described below are not the only ones we will face. Additional risks not presently known to us or that we currently deem immaterial may also impair our financial performance and business operations. If any of these risks actually occurs, our business, financial condition or results of operations may be materially adversely affected. In such case, the trading price of our Common Stock could decline, and you may lose all or part of your investment. Before making any investment decision, you should also review and consider the other information set forth in this amended Annual Report on Form 10-KSB/A and the exhibits thereto.

IF WE ARE UNABLE TO RAISE INVESTMENT CAPITAL, WE HOLD SIGNIFICANT RISKS AS A GOING CONCERN.  WE REQUIRE THE INFUSION OF INVESTMENT CAPITAL TO SUSTAIN PLANNED GROWTH AND CONTINUE IN THE REGULATORY APPROVAL PROCESS.

            Substantial additional capital resources will be required to fund continuing expenditures related to our research, development, manufacturing and business development activities. If we do not raise adequate funds, we will be required to significantly curtail or cease our operations, and may have to sell or license out significant portions of our technology or potential products.  Failure to raise enough capital to continue clinical trials can be expected to have a material adverse effect on our future business prospects.

IF WE SUFFER NEGATIVE PUBLICITY CONCERNING THE SAFETY OF OUR PRODUCTS, OUR CLINICAL TRIALS MAY BE HARMED AND WE MAY BE FORCED TO WITHDRAW PRODUCTS FROM CURRENT TRIALS UNDERWAY.

            Physicians and potential patients may have a number of concerns about the safety of our products or the products of our competitors.  Negative publicity about related products and medical procedures could materially reduce market acceptance of our products and may reduce our overall potential market.  Risks associated with negative publicity directed towards facial injections in general may create a significant risk to our business objectives.  In addition, significant negative publicity once our products are on the market could result in an increased number of product liability claims, whether or not these claims have a basis in fact.

IF CHANGES IN THE ECONOMY AND CONSUMER SPENDING REDUCE CONSUMER DEMAND FOR OUR TYPE OF PRODUCTS, OUR POTENTIAL SALES AND PROFITABILITY WILL SUFFER.

            Facial implants and injections and other facial aesthetics procedures are elective procedures not typically covered by insurance.  Adverse changes in the economy may cause consumers to reassess their spending choices and reduce the demand for cosmetic surgery.  This shift could have an adverse effect on our potential sales and profitability.

IF WE FAIL TO ESTABLISH AND MANAGE STRATEGIC PARTNERSHIPS, WE MAY BE PREVENTED FROM DEVELOPING POTENTIAL PRODUCTS OR THE TIME FOR COMMERCIALIZING POTENTIAL PRODUCTS MAY BE INCREASED.

            We may need to enter into strategic relationships with appropriate marketing and distribution organizations.  We may not be able to establish strategic partnerships or other arrangements, or, if available, they may not be on terms and conditions favorable to us.  Termination of arrangements that we are able to enter into could seriously harm our business and financial condition.  Furthermore, our strategy may lead to multiple alliances regarding different product opportunities that are active at the same time. We may not be able to successfully manage multiple arrangements in various stages of development.

WE MAY NOT BE ABLE TO PRODUCE COMMERCIALLY ACCEPTABLE PRODUCTS BECAUSE OUR TECHNOLOGY IS UNPROVEN. IF WE CANNOT PROVE OUR TECHNOLOGY, WE WILL NOT SUCCEED IN COMMERCIALIZING OUR PRODUCTS.

            Our products are commercially unproven. The process of developing products and achieving regulatory approvals is time consuming and prone to delays.  The products we are currently pursuing will require substantial further development, testing and regulatory approvals. Our research and development activities may not be successful and as such, we may not be able to produce commercially acceptable products.

IF WE ARE UNABLE TO DEVELOP AND MARKET NEW PRODUCTS, OUR FUTURE BUSINESS PROSPECTS CAN BE EXPECTED TO MATERIALLY DIMINISH.

            Even if we ultimately receive FDA approval to commercialize our products, our industry is highly competitive and is subject to significant and rapid technological change.  We believe that our ability to respond quickly to consumer needs or advances in medical technologies, without compromising product quality, is crucial to our success. We are continually engaged in product development and improvement programs to bolster our competitive position.  We cannot, however, guarantee that we will be successful in enhancing existing products or developing new products or technologies that will timely achieve regulatory approval or receive market acceptance.

            There is also a risk that our products may not gain market acceptance among physicians, patients, and the medical community in general. The degree of market acceptance of any medical device or other product that we develop will depend on a number of factors, including demonstrated clinical efficacy and safety, cost-effectiveness, potential advantages over alternative products, and our marketing and distribution capabilities. Physicians will not recommend our products until clinical data and other factors demonstrate their safety and efficacy compared to competing products.  Even if the clinical safety and efficacy of our products is established, physicians still may elect not to recommend using them for any number of other reasons, including the particular needs of an individual patient.

            Our products compete with a number of other products manufactured by major medical device companies, and may also compete with new products currently under development by others. If our products do not achieve significant market acceptance, our potential revenue stream may not grow as significantly as expected.

IF CLINICAL TRIALS FOR OUR PRODUCTS ARE UNSUCCESSFUL OR DELAYED, WE WILL BE UNABLE TO MEET OUR ANTICIPATED DEVELOPMENT AND COMMERCIALIZATION TIMELINES.

            Before obtaining regulatory approvals for the commercial sale of any products, we must demonstrate through pre-clinical testing and clinical trials that our products are safe and effective for human use. Conducting clinical trials is a lengthy, time-consuming, and expensive process.

            Completion of clinical trials may take several years or more. Our commencement and rate of completion of clinical trials may be delayed by many factors, including the following:

            ·  Lack of efficacy during the clinical trials;
            ·  Unforeseen safety issues;
            ·  Slower-than-expected patient recruitment; and
            ·  Government or regulatory delays.

            The results from pre-clinical testing and early clinical trials often are not predictive of results obtained in later clinical trials. A number of new products have shown promising results in clinical trials, but subsequently failed to establish sufficient safety and efficacy data to obtain necessary regulatory approvals. Data obtained from pre-clinical and clinical activities are susceptible to varying interpretations, which may delay, limit, or prevent regulatory approval. In addition, regulatory delays or rejections may be encountered as a result of many factors, including perceived defects in the design of the clinical trials and changes in regulatory policy during the period of product development. Any delays in, or termination of, our clinical trials will materially and adversely affect our development and commercialization timelines, which would cause our stock price to decline.

            We may be subject to product liability claims as a result of the use of our products.

            We may face product liability claims with respect to our technology or products either directly or through our strategic partners.  We may also be exposed to potential product liability risks whenever human clinical testing is performed or upon the use of any commercially marketed medical product.  If plaintiffs succeed in their claims against us, if any, and if the coverage under our insurance policies is insufficient, our business prospects and results of operations can be expected to be seriously harmed.

IF OUR INTELLECTUAL PROPERTY RIGHTS DO NOT ADEQUATELY PROTECT OUR PRODUCTS OR PRODUCTS OR TECHNOLOGIES WE LICENSE, OTHERS COULD COMPETE AGAINST US MORE DIRECTLY, WHICH WOULD HURT OUR PROFITABILITY.

            Our success depends in part on our and our partners' ability to obtain patents or rights to patents, protect trade secrets, operate without infringing upon the proprietary rights of others, and prevent others from infringing on our patents, trademarks, and other intellectual property rights.  Patent protection generally involves complex legal and factual questions and, therefore, enforceability of patent rights cannot be predicted with certainty. Patents, if issued, may be challenged, invalidated or circumvented. Thus, any patents that we hold or license from other patent holders may not provide adequate protection against competitors. In addition, our pending and future patent applications may fail to result in patents being issued. Also, those patents that are issued may not provide us with adequate proprietary protection or competitive advantages against competitors with similar technologies. Moreover, the laws of certain foreign countries do not protect our intellectual property rights to the same extent as the laws of the United States.

            In addition to patents and trademarks, we rely on trade secrets and proprietary knowledge. We seek protection of these rights, in part, through confidentiality and proprietary information agreements. These agreements may not provide sufficient protection or adequate remedies for violation of our rights in the event of unauthorized use or disclosure of confidential and proprietary information. Failure to protect our proprietary rights could seriously impair our competitive position.

            Our commercial success also depends significantly on our ability to operate without infringing the patents and other proprietary rights of others. However, regardless of our intent, our technologies may infringe the patents or violate other proprietary rights of third parties. In the event of such infringement or violation, we may face litigation and may be prevented from pursuing product development or commercialization.

WE ARE SUBJECT TO SUBSTANTIAL GOVERNMENT REGULATION, WHICH COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS.

            The potential production and marketing of our products and our ongoing research and development, pre-clinical testing and clinical trial activities are subject to extensive regulation and review by numerous governmental authorities both in the United States and abroad.  All of the injectable biotechnology medical devices we develop must undergo rigorous pre-clinical and clinical testing and an extensive regulatory approval process before they can be marketed. This process makes it more difficult, more time-consuming and more costly to bring our products to market, and we cannot guarantee that any of our products will be approved. The pre-marketing approval process can be particularly expensive, uncertain and lengthy, and a number of devices for which FDA approval has been sought by other companies have never been approved for marketing. In addition to testing and approval procedures, extensive regulations also govern marketing, manufacturing, distribution, labeling and record keeping. If we do not comply with applicable regulatory requirements, violations could result in warning letters, non-approval, suspensions of regulatory approvals, civil penalties and criminal fines, product seizures and recalls, operating restrictions, injunctions and criminal prosecution.

            Delays in or rejection of FDA or other government entity approval of our products may also adversely affect our business. Such delays or rejection may be encountered due to, among other reasons, government or regulatory delays, lack of efficacy during clinical trials, unforeseen safety issues, slower than expected rate of patient recruitment for clinical trials, inability to follow patients after treatment in clinical trials, inconsistencies between early clinical trial results and results obtained in later clinical trials, varying interpretations of data generated by clinical trials, or changes in regulatory policy during the period of product development in the United States and abroad. In the United States, there has been a continuing trend of more stringent FDA oversight in product clearance and enforcement activities, causing medical device manufacturers to experience longer approval cycles, more uncertainty, greater risk, and higher expenses. In Europe, there is a risk that we may not be successful in meeting the European quality standards or other certification requirements. Even if regulatory approval of a product is granted, this approval may entail limitations on uses for which a previously approved product may be labeled and promoted. It is possible, for example, that we may not receive FDA approval to market already approved products for broader or different applications or to market updated products that represent extensions of our basic technology. In addition, we may not receive FDA export approval to export our products in the future, and countries to which products are to be exported may not approve them for import.

            Our manufacturing facilities also are subject to continual review and inspection. The FDA has stated publicly that compliance with manufacturing regulations will be scrutinized more strictly. A governmental authority may challenge our compliance with applicable federal, state and foreign regulations. In addition, any discovery of previously unknown problems with one of our products or facilities may result in restrictions on the product or the facility, including withdrawal of the product from the market or other enforcement actions.

            Periodically, legislative or regulatory proposals are introduced that could alter the review and approval process relating to medical devices. It is possible that the FDA will issue additional regulations further restricting the sale of our present or proposed products. Any change in legislation or regulations that govern the review and approval process relating to our current and future products could make it more difficult and costly to obtain approval for new products, or to produce, market, and distribute existing products.

HEALTHCARE REFORM LEGISLATION COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

            If national healthcare reforms, or other legislation or regulations are passed that impose limits on the number or type of allowable medical products or restrict a physician's ability to select specific products used in patient procedures, such changes could have a material adverse effect on the demand for our products. In the United States, there have been, and we expect that there will continue to be, a number of federal and state legislative and regulatory proposals to implement greater governmental control over the healthcare industry. These proposals create uncertainty as to the future of our industry and may have a material adverse effect on our ability to raise capital or to form collaborations. In a number of foreign markets, the pricing and profitability of healthcare products are subject to governmental influence or control. In addition, legislation or regulations that impose restrictions on the price that may be charged for healthcare products or medical devices may adversely affect our sales and profitability.

            The biomedical and surgical repair industry involves intense competition and rapid technological changes.

            Our competitors include major pharmaceutical, surgical product, chemical and specialized biopolymer companies, many of which have financial, technical, research and development and marketing resources significantly greater than ours.  Our technology competes for corporate development and marketing partnership opportunities with numerous other biotechnology companies, research institutes, academic institutions and established pharmaceutical companies.  We also face competition from academic institutions and other public and private research organizations which are conducting research and seeking patent protection, and may commercialize products on their own or through joint ventures.  Our competitors may succeed in developing products based on our technology or other technologies that are more effective than the ones being developed by us, or which would render our technology and products obsolete and non-competitive, which may harm our business.

WE WILL LOSE POTENTIAL REVENUES IF OUR STRATEGIC PARTNERS CANNOT MANUFACTURE PRODUCTS ON A COMMERCIAL SCALE.

            To date, we have required only a limited supply of products for internal and initial human clinical testing.  We will need to demonstrate adequate manufacturing facilities to obtain manufacturing approvals from the FDA for the development and commercialization of our products.  Our strategic partners we rely on for manufacture of the products may not be able to adequately develop, fund, implement and manage a manufacturing facility.  We may also need to evaluate alternative methods to produce commercial quantities of our products.  We may not be able to successfully assess the ability of other production methods or establish manufacturing arrangements to meet our commercial objectives.

OUR BUSINESS MAY BE HARMED IF WE ARE NOT ABLE TO RETAIN KEY EMPLOYEES.

            Our success will depend largely upon the efforts of our executive officers and directors.  The loss of the services of any one of these individuals can be expected to seriously harm our business opportunities and prospects.  Our success also depends on the recruitment and retention of additional qualified management and scientific personnel.  We may not be able to attract and retain required personnel on acceptable terms, if at all.  We do not maintain "key-man" or similar life insurance policies with respect to these persons to compensate us in the event of their deaths, which may harm our business.

Item 2 - Description of Property

            Our offices are located at 237 Cedar Hill Street, Suite 4, Marlborough, Massachusetts 01752, which space is provided to us without charge by Ortho Supply Management, Inc. ("OSMI").  An investor in OSMI, Patricia Jenkins, is a beneficial owner of 16.4% of our common stock.  We have an oral agreement with OSMI to sublet space without charge until we receive funding, at which time we intend to enter into a written sublease arrangement with OSMI.  The facilities are adequate for our current operations.

Item 3 - Legal Proceedings

            The Company is not party to any legal proceedings nor is it aware of any investigation, claim or demand made on the Company that may reasonably result in any legal proceedings.

Item 4 - Submission of Matters to a Vote of Security Holders

            No matters were submitted to a vote of security holders during the fiscal year covered by this report.

PART II

Item 5 - Market for Common Equity and Related Stockholder Matters

            The Company is authorized by its Articles of Incorporation to issue an aggregate of 75,000,000 shares of capital stock, comprised of 50,000,000 shares of common stock, par value $0.0001 per share (the "Common Stock") and 25,000,000 shares of preferred stock, par value $0.0001 per share (the "Preferred Stock"). As of March 29, 2006, 39,379,648 shares of Common Stock were issued and outstanding, and we had 113 holders of record of the Common Stock.  None of our Preferred Stock has been issued.

            The Common Stock was not listed or quoted until February 13, 2006, at which time we received notification from the National Association of Securities Dealers, Inc. (NASD) that the Common Stock had been approved for quotation on the NASD's Over the Counter Bulletin Board under the trading symbol "BCSP."

Item 6 - Management's Discussion and Analysis or Plan of Operation

            On November 15, 2004, we entered into a Stock Purchase Agreement to acquire all of the issued and outstanding stock of Aquamer, Inc., a development stage company. The transaction was structured as a reverse takeover, whereby former shareholders of Aquamer would obtain voting control over Bellacasa upon issuance to them of approximately 28,000,000 shares of Bellacasa common stock.

            On January 26, 2005, the Stock Purchase Agreement was amended to increase the number of shares to be issued to 28,504,148 and to extend the closing date to no later than January 31, 2005. On January 26, 2005, the transaction was closed in accordance with the terms of the Stock Purchase Agreement, as amended.

Results of Operations

            The following discussion and analysis provides information, which our management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read in conjunction with the financial statements and related notes that appear elsewhere in this report.

            The financial statements included in this amended annual report are those of the accounting acquirer (Aquamer, Inc.) for all historical periods and are combined to include the operating results and cash flows of the accounting acquiree (Bellacasa Productions, Inc.) after January 26, 2005.

Year ended December 31, 2005 for Aquamer (including Bellacasa from the date of acquisition January 26, 2005) and for Aquamer for the year ended December 31, 2004 and since its inception.

            Sales - We did not have any sales during the years ended December 31, 2005 and 2004. Bellacasa and Aquamer are both development stage entities, and neither has had revenues since formation.

            Costs and Expenses - Total expenses for the year ended December 31, 2005 were $121,716, compared to $143,417 in the year ended December 31, 2004. Our expenses in 2005 were general and administrative expenses - $112,790 that included professional fees for consulting, legal, accounting and digital document services totaling approximately $106,000 and the balance of approximately $7,000 for travel and meetings and transfer agency expenses; depreciation expense - $1,036; and interest expense – $7,890. Of the $106,000 professional fees, $22,500 was paid with our stock, in lieu of cash, and $25,765 was the deemed value of stock options and warrants issued for consulting services. Interest expense of $7,890 included $3,000 for interest accrued on the $50,000 shareholder advance; $6,050 for interest on the $90,000 convertible note of which $4,950 was accrued and $1,100 was amortized discount; offset by accrued interest income of $1,160 on our advance to a related party.

            Expenses for the year ended December 31, 2004 were $143,417, of which $138,000 was consulting fees paid for with stock, in lieu of cash; $5,352 for audit and legal services; $1,035 of depreciation expense; offset by $1,160 of accrued interest income

            Costs and expenses since inception, as a development stage enterprise, were $609,973. These costs and expenses consist of Aquamer's costs and expenses from its date of incorporation, February 4, 2000, up until its acquisition by Bellacasa on January 26, 2005 and then on a consolidated basis through December 31, 2005.

            Net Loss –  Net loss, before taxes, for the year ended December 31, 2005 was $121,716.   Net loss before taxes, for the year ended December 31, 2004 was $143,417.

            Since inception, our losses through December 31, 2005 have totaled $575,282.

            We have not reduced our net loss, for the fiscal year ended December 31, 2005 or for the fiscal year ended December 31, 2004, by any tax or tax benefit, consequently, for both years, our net loss was the same before and after taxes.

           Net loss per share for the year ended December 31, 2005 was $Nil (less than $0.005) per share. Net loss per share for the year ended December 31, 2004 was $0.01 and since inception, net loss per shares was $0.03  Per share net losses for 2005, 2004 and since inception were based on 37,519,011 weighted average common shares outstanding in 2005; 24,883,964 in 2004; and17,719,336 since inception.

Liquidity and Capital Resources

            As of December 31, 2005, our cash balance was $122,482 and on December 31, 2004, our cash balance was $66.

           In 2005, we received a total of $185,000 from the sale of 925,000 shares of our restricted common stock. Of those, 100,000 shares were issued in May and June at $0.20 per share and 825,000 shares were issued in September, also at $0.20 per share. We also issued a convertible note for $90,000 with attached warrants to acquire an additional 180,000 shares.

            As of December 31, 2005, our total liabilities were $246,246, which consisted of $158,676 current liabilities, due within one year, and the balance of $87,570 – the convertible note payable (net of original discount), as a long-term liability. Current liabilities included accounts payable - $75,926; advance by our stockholder, Charles LaLoggia - $50,000; accrued interest on the Charles LaLoggia advance and the convertible note payable - $16,950; and an accrued liability to issue shares pursuant to consulting agreements - $15,800.

            In February 2006, the convertible note payable was exchanged for 900,000 shares of our common stock in accordance with the terms of the note. Also in February 2006, the $15,800 accrued liability to issue shares was eliminated by the issuance of the agreed upon number of shares. No arrangements have been made as to the repayment of the Charles LaLoggia liability, which is payable on demand.

            We intend to meet our cash needs for the next 12 months by the sale of securities or borrowings. We need to raise additional capital in order to pursue our business plan, and the required additional financing may not be available on terms acceptable to us, or at all. No binding commitment for an investment of funds in our company has been made, and a number of factors beyond our control may make any future financings uncertain.  Although we believe that the commencement of trading of our common stock on the OTC Bulletin Board has enhanced our capital raising ability, there is no assurance that we will be able to sell our securities or borrow funds to pursue our business objectives. We will require the infusion of capital to sustain planned growth and continue the process for regulatory approval of the Aquamer products. Failure to raise enough capital to continue clinical trials may hold a significant risk to our shareholders.

             During the next two years (2006 and 2007), we plan to expand enrollment in our clinical trial for dermatology, file for an Investigational Device Exemption and initiate a small clinical trial for stress urinary incontinence, and file for an Investigational Device Exemption for gastroesophageal reflux disease.  The cost to carry out these activities will be approximately $1,100,000 during the two-year period.  Depending on when the activities commence in 2006, the approximate cost for the fiscal year ending December 31, 2006 will be $400,000. We plan to raise the necessary funds through investment banks and/or private investors. There can be no assurance, however, that we will be successful in raising the necessary capital.

Ability to Continue as a Going Concern and Plan of Operation

            Our financial statements, which are included in this Form 10-KSB/A, have been presented on a going concern basis, which contemplates the realization and the satisfaction of liabilities in the normal course of business.  Our liquidity has been adversely affected by losses of approximately $575,000 since Aquamer's incorporation date, February 4, 2000, which raises substantial doubt about our ability to continue as a going concern without additional capital contributions and/or achieving profitable operations.  Our management's plan includes raising additional capital either in the form of common stock or convertible securities and continuing our research and development efforts and pursuing clinical trials to obtain the necessary approvals to market our products. There can be no assurance, however, that we will be successful in accomplishing our objectives.

Capital Expenditures

            In the year ended December 31, 2005, we did not make any capital expenditures and we do not expect to make significant capital expenditures in 2006.

Item 7 - Financial Statements

BELLACASA PRODUCTIONS, INC.
 (a development stage company)

 F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Bellacasa Productions, Inc.
Swampscott, Massachusetts 01907

            I have audited the accompanying consolidated balance sheet of Bellacasa Productions, Inc., a development stage company, (the "Company") as of December 31, 2005 and the related consolidated statements of operations, cash flows and stockholders' equity for the years ended December 31, 2005 and 2004 and for the cumulative development stage period of February 4, 2000 through December 31, 2005. The financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

           I conducted my audits in accordance with auditing standards established by the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor was I engaged to perform, an audit of its internal control over financial reporting.  My audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, I express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

            In my opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bellacasa Productions, Inc. as of December 31, 2005 and the results of its operations, its cash flows and changes in stockholders' equity for the years ended December 31, 2005 and 2004 and for the cumulative development stage period of February 4, 2000 (inception) through December 31, 2005 in conformity with accounting principles generally accepted in the United States.

            The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 13 to the financial statements, the Company has experienced net operating losses since inception totaling approximately $575,000. This raises substantial doubt about the Company's ability to continue as a going concern.  Management's plans in regard to these matters are described in Note 13. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

            As more fully described in Note 15, subsequent to the issuance of the Company's audited balance sheet as of December 31, 2005 and the related statements of operations, and stockholders' equity and cash flows, for the period then ended and my report thereon dated March 26 2006, I became aware that those financial statements did not reflect the proper accounting for the deemed recapitalization that occurred at January 26, 2005. In my original report I expressed an unqualified opinion on the Company's audited consolidated balance sheet as of December 31, 2005 and the related statements of operations, and stockholders' equity and cash flows, from inception through December 31, 2005. My opinion on the revised statements as expressed herein, remains unqualified.

/s/ Michael F. Cronin

Michael F. Cronin
Certified Public Accountant
Rochester, New York

March 26, 2006, except Notes 2,4,7 and 15 as to which the date is August 15, 2006

F-2

BELLACASA PRODUCTIONS, INC. AND SUBSIDIARY (a development stage company) Consolidated Balance Sheet
December 31, 2005
Assets
Current assets:
Cash	$122,482
Prepayments under product supply agreement	140,000

Total current assets	262,482

Property and equipment, net	569
Advances to related party	33,594

$296,645

Liabilities and Stockholders' Equity
Current liabilities:
Trade accounts payable	$75,926
Accrued expenses payable	16,950
Accrued liability to issue common stock	15,800
Advances from stockholder	50,000

Total current liabilities	158,676

Long-term liabilities:
Convertible note payable-related party (net of $2,430 original issue discount)	87,570

Stockholders' equity:
Common stock, $.0001 par value
50,000,000 shares, authorized 38,214,648 shares, issued and outstanding	3,822
Preferred stock, $.0001 par value, authorized
25,000,000 shares, no shares issued and outstanding	0
Additional paid-in capital	621,859
Deficit accumulated during the development stage	(575,282)

Total stockholders' equity	50,399

$296,645

See accompanying notes to financial statements.

F-3

BELLACASA PRODUCTIONS, INC.
 (a development stage company)

Consolidated Statements of Operations

		Year ended December 31, 2005	Year ended December 31, 2004	Period from February 4, 2000 (inception) through December 31, 2005

Revenue		$0	$0	$0

Costs and expenses:
General and administrative		112,790	143,542	396,458
Research and development		0	0	206,121
Depreciation		1,036	1,035	6,332
Interest, net of interest income		7,890	(1,160)	1,062

Total costs and expenses		121,716	143,417	609,973

Loss before other income and income taxes		(121,716)	(143,417)	(609,973)

Forgiveness of related party debt		0	0	34,691

Loss before income taxes		(121,716)	(143,417)	(575,282)
Income taxes		0	0	0

Deficit accumulated during development stage		$(121,716)	$(143,417)	$(575,282)

Basic and diluted loss per share	$	(NIL )	$(0.01)	$(0.03)

Weighted average number of shares outstanding		37,519,011	24,883,964	17,719,336

See accompanying notes to financial statements.

F-4

BELLACASA PRODUCTIONS, INC.
(a development stage company)

Consolidated Statement of Stockholders' Equity

	Preferred A		Preferred B		Common			Deficit Accumulated During Development Stage

	Shares	Par Value	Shares	Par Value	Shares	Common Stock Amount	Additional Paid-In Capital

Balance at February 4, 2000 (inception)	0	$0	0	$0	0	$0	$0	$0

Series A Preferred issued for cash, Feb 2000 @ $.01 per share	9,000,000	900					99,100
Contributed capital							50
Series B Preferred issued for services, Jun 2000 @ fair value - $.25 per share			108,800	11			27,189
Series B Preferred issued for cash, Sep 2000 @ $.25 per share			700,000	70			174,930
Net Loss								(154,940)

Balance at December 31, 2000	9,000,000	900	808,800	81	0	0	301,269	(154,940)

Net Loss								(39,806)

Balance at December 31, 2001	9,000,000	900	808,800	81	0	0	301,269	(194,746)

Net Loss								(111,482)

Balance at December 31, 2002	9,000,000	900	808,800	81	0	0	301,269	(306,228)

Conversion to common stock	(9,000,000)	(900)	(808,800)	(81)	9,808,800	981	0
Issued in settlement of related party amounts, Jan 2003 for actual costs @ $.03 per share					99,500	10	3,125
Shares issued in connection with stock split, Sep 2003					13,677,348	1,368	(1,368)
Net Loss								(3,921)

Balance at December 31, 2003	0	0	0	0	23,585,648	2,359	303,026	(310,149)

Shares issued for cash, Sep/Oct 2004 @ $.0375 per share					920,000	92	34,408
Shares issued in connection with stock split, Oct 2004					318,500	31	(32)
Shares issued for consulting services, Oct 2004 for fair value @ $.0375 per share					3,680,000	368	137,632
Net Loss								(143,417)

Balance at December 31, 2004	0	0	0	0	28,504,148	2,850	475,034	(453,566)

Effect of Recapitalization, Jan 2005					8,185,500	819	(89,817)
Shares issued for consulting services, Feb 2005 at fair value @ $.0375 per share					600,000	60	22,440
Shares issued for cash, May 2005 @ $.20					925,000	93	184,907
Options issued for services							21,600
Warrants issued for services							4,165
Warrants issued as loan inducement							1,765
Impact of beneficial conversion feature on debt							1,765
Net Loss								(121,716)

Balance at December 31, 2005	0	$0	0	$0	38,214,648	$3,821	$621,859	$(575,282)

See accompanying notes to financial statements.

F-5

BELLACASA PRODUCTIONS, INC.
(a development stage company)

Consolidated Statements of Cash Flows

	Year Ended December 31, 2005	Year Ended December 31, 2004	Period from February 4, 2000 (inception) through December 31, 2005

Cash flows from operating activities:
Deficit accumulated during development stage	$(121,716)	$(143,417)	$(575,282)
Adjustments to reconcile deficit accumulated during development stage to net cash used in operating activities:
Depreciation	1,036	1,035	7,431
Amortization of discount of note payable - related party	1,100	0	1,100
Expenses paid by issuance of common stock	22,500	0	248,002
Expenses paid by issuance of warrants and stock options	25,765	0	25,765
Change in operating assets and liabilities:
Increase in prepaid expenses and other assets	(141,160)	(1,160)	(139,594)
Increase (decrease) in accounts payable and accrued expenses	59,891	(1,850)	142,509

Net cash used in operating activities	(152,584)	(7,392)	(291,168)

Cash flows from investing activities:
Purchase of equipment	0	0	(6,900)
Advance to affiliate	0	(30,000)	(30,000)

Net cash used in investing activities	0	(30,000)	(36,900)

Cash flows from financing activities:
Proceeds from issuance of common stock	185,000	34,500	219,550
Proceeds from issuance of preferred stock	0	0	175,000
Advances from related parties	90,000	0	129,500
Repayment of related party loans	0	0	(73,500)

Net cash generated by financing activities	275,000	34,500	450,550

Change in cash	122,416	(2,892)	122,482

Cash at beginning of period	66	(2,958)	0

Cash at end of period	$122,482	$66	$122,482

See accompanying notes to financial statements.

F-6

BELLACASA PRODUCTIONS, INC.
 (a development stage company)

 Notes to Consolidated Financial Statements
 Year Ended December 31, 2005

Note 1 - Organization

              Aquamer, Inc. ("Aquamer") was formed as a Delaware corporation on February 4, 2000, for the purpose of developing medical products, using water-based tissue-bulking technology, for the fields of dermatology, gastroenterology and urology.

              On January 26, 2005, pursuant to a stock purchase agreement and share exchange among Bellacasa Productions, Inc. ("Bellacasa" or the "Company"), Aquamer, and the shareholders of Aquamer, Bellacasa purchased all of the outstanding shares of Aquamer through the issuance of 28,504,148 shares of Bellacasa common stock directly to the Aquamer shareholders. Pursuant to the agreement, Aquamer became a wholly owned subsidiary of the Company. As a result of the agreement, the transaction was treated for accounting purposes as a recapitalization by the accounting acquirer (Aquamer, Inc.).

                Accordingly, the financial statements included in the post merger filing are those of the accounting acquirer (Aquamer, Inc.) for all historical periods and are combined to include the operating results and cash flows of the accounting acquiree (Bellacasa Productions, Inc.) after January 26, 2005.

                Bellacasa Productions, Inc., a Nevada corporation, ("Bellacasa" or the "Company") was incorporated on July 28, 1998 for the purpose of operating in the entertainment industry, specifically in connection with the production and distribution of motion pictures.

Note 2 - Basis of Presentation

Principles of Consolidation

              The 2005 financial statements include the accounts of Bellacasa Productions, Inc. (from January 26, 2005) and its wholly-owned subsidiary Aquamer Inc. The 2004 financial statements are comprised solely of the historical financial statements of Aquamer, Inc. All significant inter-company balances and transactions have been eliminated in consolidation including a pre-acquisition loan from Aquamer to Bellacasa in the amount of $30,000.

Note 3 - Summary of Significant Accounting Policies

              Basis of Presentation: The financial statements have been presented in a "development stage" format. Since inception, the primary activities of Bellacasa Productions, Inc. ("Bellacasa" or the "Company") have consisted primarily of organizational and equity fund raising activities. The Company and its subsidiary have not commenced principal revenue producing activities.

              Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

              Cash and Cash Equivalents: For financial statement presentation purposes, those short-term, highly liquid investments with original maturities of three months or less are considered to be cash or cash equivalents.

              Property and Equipment: Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally five years. Expenditures for renewals and betterments are capitalized. Expenditures for minor items, repairs and maintenance are charged to operations as incurred. Gain or loss upon sale or retirement due to obsolescence is reflected in the operating results in the period the event takes place. Depreciation expense was $1,036 and $1,035 for fiscal years 2005 and 2004, respectively.

              Valuation of Long-lived Assets: The recoverability of long-lived assets, including equipment, goodwill and other intangible assets, is reviewed when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on the ability to recover the carrying value of the asset from the expected future pre-tax cash flows (undiscounted and without interest charges) of the related operations. If these cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between estimated fair value and carrying value. The primary measure of fair value is based on discounted cash flows. The measurement of impairment requires management to make estimates of these cash flows related to long-lived assets, as well as other fair value determinations.

              Fair Value of Financial Instruments: Statements of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2005. The respective carrying value of certain on-balance sheet financial instruments approximated their fair values. These financial instruments include cash and cash equivalents, accounts payable and accrued expenses. Fair values were assumed to approximate carrying values for these financial instruments since they are short-term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand. The fair value of the Company's notes payable is estimated based upon the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. The carrying value approximates the fair value of the notes payable.

              Income Taxes: The Company must make certain estimates and judgments in determining income tax expense for financial statement purposes. These estimates and judgments occur in the calculation of certain tax assets and liabilities, which arise from differences in the timing of recognition of revenue and expense for tax and financial statement purposes.

              Deferred income taxes are recorded in accordance with SFAS No. 109, "Accounting for Income Taxes," or SFAS 109. Under SFAS No. 109, deferred tax assets and liabilities are determined based on the differences between financial reporting and the tax basis of assets and liabilities using the tax rates and laws in effect when the differences are expected to reverse. SFAS 109 provides for the recognition of deferred tax assets if realization of such assets is more likely than not to occur. Realization of net deferred tax assets is dependent upon the Company generating sufficient taxable income in future years in appropriate tax jurisdictions to realize benefit from the reversal of temporary differences and from net operating loss, or NOL, carry-forwards.

              Management has determined it more likely than not that these timing differences will not materialize and has provided a valuation allowance against substantially all of the net deferred tax asset. Management will continue to evaluate the realizability of the deferred tax asset and its related valuation allowance. If the assessment of the deferred tax assets or the corresponding valuation allowance were to change, then the related adjustment to income would be recorded during the period in which the determination was made. The tax rate may also vary based on the Company's results and the mix of income or loss in domestic and foreign tax jurisdictions in which the Company operates.

              In addition, the calculation of tax liabilities involves dealing with uncertainties in the application of complex tax regulations. The Company recognizes liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions based on its estimate of whether, and to the extent to which, additional taxes will be due. If it is ultimately determined that payment of these amounts is unnecessary, the liability will be reversed and a tax benefit will be recognized during the period in which it is determined that the liability is no longer necessary. An additional charge will be recorded in the provision for taxes in the period in which it is determined that the recorded tax liability is less than the ultimate assessment is expected to be.

              Stock Based Compensation: Stock-based awards to non-employees are accounted for using the fair value method in accordance with SFAS No. 123, Accounting for Stock-Based Compensation, and EITF Issue No. 96-18, Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date used to determine the fair value of the equity instrument issued is the earlier of the date on which the third-party performance is complete or the date on which it is probable that performance will occur.

              Stock-based awards to employees are accounted for using the intrinsic value method in accordance with APB Opinion No. 25 and FIN No. 44. The Company intends to adopt SFAS 123(R) using the "modified prospective" transition method beginning with the first quarter of 2006. Under this method, awards that are granted, modified, or settled after December 15, 2005, will be measured and accounted for in accordance with SFAS 123(R). In addition, beginning in the first quarter of 2006, expense must be recognized in the earnings statement for unvested awards that were granted prior to the adoption of SFAS 123(R). The expense will be based on the fair value determined at grant date under SFAS 123, "Accounting for Stock-Based Compensation.

              Earnings per Common Share: Basic earnings per share is computed by dividing income available to common shareholders (the numerator) by the weighted-average number of common shares outstanding (the denominator) for the period. Diluted earnings per share assumes that any dilutive convertible securities outstanding were converted, with related preferred stock dividend requirements and outstanding common shares adjusted accordingly. It also assumes that outstanding common shares were increased by shares issuable upon exercise of those stock options for which market price exceeds the exercise price, less shares which could have been purchased by the Company with the related proceeds. In periods of losses, diluted loss per share is computed on the same basis as basic loss per share as the inclusion of any additional potential shares outstanding would be anti-dilutive. If the Company had generated earnings during the year ended December 31, 2005, it would have added 412,500 common equivalent shares to the weighted average shares outstanding (none in 2004) to compute the diluted weighted average shares outstanding. The impact of options and warrants to purchase 780,000 shares was not included in the computation of diluted earnings per share at December 31, 2005, because the exercise prices of these options and warrants were greater than the average share price during the measurement period.

Selected Recent Accounting Pronouncements

              In December 2004, the FASB issued SFAS No. 123 (revised 2004) "Share-Based Payment," or SFAS No. 123(R). SFAS No. 123(R) revises FASB Statement No. 123 "Accounting for Stock-Based Compensation," and supersedes APB Opinion No. 25, and its related implementation guidance. This Statement eliminates the ability to account for share-based compensation using the intrinsic value method under APB Opinion No. 25. SFAS No. 123(R) focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award, known as the requisite service period, which is usually the vesting period. SFAS No. 123(R) is effective for companies filing under Regulation SB as of the beginning of the first interim or annual reporting period that begins after December 15, 2005, which for the Company will be the first quarter of the year ending December 31, 2006. The Company anticipates adopting SFAS No. 123(R) beginning in the quarter ending March 31, 2006. Accordingly, the provisions of SFAS No. 123(R) will apply to new awards and to awards modified, repurchased, or cancelled after the required effective date. Additionally, compensation cost for the portion of awards for which the requisite service has not been rendered that are outstanding as of the required effective date must be recognized as the requisite service is rendered on or after the required effective date. These new accounting rules will lead to a decrease in reported earnings. Although the adoption of SFAS No. 123(R) could have a material impact on the Company's financial position and results of operations, the potential impact from adopting this statement is being evaluated.

              In September 2004, the EITF reached a consensus regarding Issue No. 04-1, "Accounting for Preexisting Relationships between the Parties to a Business Combination" ("EITF 04-1"). EITF 04-1 requires an acquirer in a business combination to evaluate any preexisting relationship with the acquiree to determine if the business combination in effect contains a settlement of the preexisting relationship. A business combination between parties with a preexisting relationship should be viewed as a multiple element transaction. EITF 04-1 is effective for business combinations after October 13, 2004, but requires goodwill resulting from prior business combinations involving parties with a preexisting relationship to be tested for impairment by applying the guidance in the consensus. The Company will apply EITF 04-1 to acquisitions subsequent to the effective date and in its future goodwill impairment testing.

              In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets - an amendment of APB Opinion No. 29," which is effective for the Company starting July 1, 2005. In the past, the Company would have frequently been required to measure the value of assets exchanged in non-monetary transactions by using the net book value of the asset relinquished. Under SFAS No. 153, the Company will measure assets exchanged at fair value, as long as the transaction has commercial substance and the fair value of the assets exchanged is determinable within reasonable limits. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The adoption of SFAS No. 153 is not anticipated to have a material effect on the Company's financial position, results of operations or cash flows.

              In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections," which replaces APB Opinion No. 20 "Accounting Changes," and FASB Statement No. 3 "Reporting Accounting Changes in Interim Financial Statements," and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. This Statement shall be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Early adoption is permitted for accounting changes and corrections of errors made in fiscal years beginning after the date this Statement is issued. The Company does not believe that adoption of SFAS 154 will have a material impact on its financial statements.

Note 4 - Income Taxes

              The Company has approximately $800,000 in net operating loss carryovers available to reduce future income taxes. These carryovers expire at various dates through the year 2025. The Company has adopted SFAS 109 which provides for the recognition of a deferred tax asset based upon the value the loss carry-forwards will have to reduce future income taxes and management's estimate of the probability of the realization of these tax benefits. Management has determined that it more likely than not that the net operating loss carry-forwards will not be utilized; therefore a valuation allowance against the related deferred tax asset has been provided. A summary of the deferred tax asset as of December 31, 2004, and December 31, 2005, is as follows:

	2005	2004

The provision (benefit) for income taxes consists of the following:
Currently payable:
Federal	$0	$0
State	0	0

Total currently payable	0	0

Deferred:
Federal	39,315	46,323
State	6,087	7,171

Total deferred	45,402	53,494
Less decrease (increase) in allowance	(45,402)	(53,494)

Net deferred	0	0

Total income tax provision (benefit)	$0	$0

	2005	2004

Individual components of deferred taxes are as follows:
Deferred tax asset arising from net operating loss carry forwards	$141,622	$96,220

Individual components of deferred tax allowance are as follows:
Deferred tax asset arising from net operating loss carry forwards	(141,622)	(96,220)

Net deferred income taxes	$0	$0

Note 5 - Prepayments under Product Supply Agreement

              Pursuant to a product supply agreement entered into by Aquamer in October 1999, the Company, in July 2005, prepaid $90,000 for the purchase of hydrogel product, based on poly-N-vinylpyrrolidone, as specified in certain U.S. Patents. In December 2005, the Company also paid $20,000 and recorded $30,000 as an account payable, which was paid in January 2006, for additional prepayment under the product supply agreement, which mandates minimum purchases of $50,000 per year.  The $110,000 cash payments and $30,000 additional billing satisfied the Company's purchase obligations for 2003, 2004 and 2005. No date has been set for the manufacturing of the product or delivery of the product to the Company.

              The Company plans to use the prepaid product under this Agreement, to further its business plan. As of December 31, 2006, or sooner, if a triggering event occurs that has impaired the carrying value of the asset, the Company will make a determination regarding whether there has been an asset impairment. As of December 31, 2005, the Company's stock had not commenced trading and it was determined that there has been no impairment of value because the Company has not had sufficient time to arrange for financing; and there had been no triggering event which would require a reduction of carrying value of the asset. Such triggering events may include the determination of the inability to raise sufficient capital; a foreseen delay in raising such capital; and the inability of the manufacturer to deliver the product; or the decision of the Company to not proceed with clinical trials; or if the Company elects to change its business plan.

Note 6 - Advances to Related Parties

              The Company is the holder of a note receivable from the Company's director and former president for $29,000, which bears interest at 4% per annum. At December 31, 2005, the total balance outstanding including accrued interest of $4,594 was $33,594. Interest for the year ended December 31, 2005 was $1,160.

Note 7 - Property and Equipment

              Property and equipment consists of the following:

	December 31, 2005	December 31, 2004

Equipment	$6,900	$6,900
Less accumulated depreciation	(6,331)	(5,296)

	$569	$1,604

Note 8 - Advances from Stockholder

              In December 2001, a stockholder advanced $50,000 to the Company, which bears interest at 6% and is due and payable on demand. As of December 31, 2005, interest in the amount of $12,000 has been accrued, including $3,000 in the year ended December 31, 2005.

Note 9 - Convertible Note Payable - Related Party

              In July, 2005, the Company issued, to a related party, an unsecured convertible note, with warrants attached, in the principal amount of $90,000 for $90,000 cash.  The note proceeds were used for prepayments under a product supply agreement described above in Note 5 - Prepayments under Product Supply Agreement.  The note bears interest at 12% per annum, payable semi-annually and matures on January 15, 2007.

              The note may be converted into the Company's common stock, at the holder's option, at the lesser of $0.10 per share or the average of the two highest bids for the Company's common stock for the five days prior to conversion. The attached warrants are described below, in Note 10 - Stockholders' Equity - Warrants Issued with Convertible Note.

              Pursuant to the requirements of Emerging Issues Task Force ("EITF") 98-5 "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios" and EITF 00-27"Application of Issue No. 98-5 to Certain Convertible Instruments,"  the issuance of the $90,000 note and detachable warrants resulted in a discount being recorded in the amount of $3,530 from the beneficial conversion feature and relative fair value of the warrants, as determined using an appropriate valuation model, and is being amortized over the term of the $90,000 note. From the date of issuance through December 31, 2005, the Company amortized $1,100 of the discount to interest expense. The beneficial conversion feature in the amount of $1,765 was credited to Stockholders' equity - Additional paid-in capital at the date of issuance of the note payable.

              The note and warrants are restricted as to transferability. The Company relied upon the exemption from registration under the Securities Act of 1933 provided by Section 4(2) thereof in connection with the issuance of the securities. The holder of the note and warrants may include the securities as part of any future registration statement of the Company under "piggy-back" registration rights.

Note 10 - Stockholders' Equity

              Capital Structure

              The Company is authorized by its Articles of Incorporation to issue 50,000,000 shares of common stock with a par value of $0.0001 and 25,000,000 shares of preferred stock. As of December 31, 2005 there were 38,214,648 shares of common stock that were issued and outstanding. There were no preferred shares issued as of that date.

              Stock Issued in Exchange for Aquamer

              On January 26, 2005, the Company issued 28,504,148 shares of common stock, which are restricted as to transferability, to the former shareholders of Aquamer, Inc. on the basis of one share of Bellacasa common stock for each share of Aquamer capital stock. The Company relied upon the exemption from registration under the Securities Act of 1933 provided by Section 4(2) thereof in connection with the issuance of the securities.

              Stock Issued for Cash

              In May and June 2005, the Company issued a total of 100,000 shares of common stock, which are restricted as to transferability, for $20,000 or $0.20 per share. The Company relied upon the exemption from registration under the Securities Act of 1933 provided by Section 4(2) thereof in connection with the issuance of the securities.

              In September 2005, the Company issued a total of 825,000 shares of common stock, which are restricted as to transferability, for $165,000, or $0.20 per share. The shares were sold as part of a private placement to accredited investors in reliance on Rule 506 promulgated under Section 4(2) of the Securities Act of 1933.

              Stock Issued for Services

              On February 26, 2005, the Company issued a total of 600,000 shares of common stock for services. The shares, which are restricted as to transferability, were valued at $22,500 or $0.0375 per share, which was representative of the approximate market value at the date of issuance. The Company relied upon the exemption from registration under the Securities Act of 1933 provided by Section 4(2) thereof in connection with the issuance of the securities.

              Warrants - Issued with Convertible Note

              In connection with the issuance of the Convertible Note Payable, described above in Note 9 - Convertible Note Payable - Related Party , the Company issued, to the purchaser of the note, 18-month warrants to purchase 180,000 shares of the Company's common stock at an exercise price of $0.10 per share. The expiration date of the warrants is January 15, 2007. The Company relied upon the exemption from registration under the Securities Act of 1933 provided by Section 4(2) thereof in connection with the issuance of the warrants. The warrant holder is entitled to certain "piggy-back" registration rights. At the date of issuance, the fair value of the warrants, $1,765, was credited to Stockholders' equity - Additional paid-in capital.

                              - Issued for Services

              Pursuant to the terms of a consultancy agreement that was effective November 2005, the Company issued three-year warrants to purchase 85,000 shares of the Company's common stock at $0.30 per share. At the date of issuance, the fair value of the warrants, $4,165 was charged to expense and credited to Stockholders' equity - Additional paid-in capital.  The warrants are restricted as to transferability. The Company relied upon the exemption from registration under the Securities Act of 1933 provided by Section 4(2) thereof in connection with the issuance of the warrants.

              For valuing the warrants issued with the convertible note and the warrants issued for services, the Company uses the Black-Scholes option pricing model with the following assumptions.

Table of Key Assumptions

Year	Interest Rate	Dividend Yield	Expected Volatility	Expected Life

2005	4.0%	0.0%	50.0%	3-5 years.
2004	4.0%	0.0%	50.0%	n/a.

Note 11 - Stock Option Plan

              In July 1998, the Company adopted the Bellacasa Productions, Inc. 1998 Stock Option Plan (the "Plan").  The Plan provides for the issuance of up to 1,000,000 shares for options over a ten-year period.  Under provisions of the Plan, the purchase price for a share of stock subject to the options shall not be less then 100% of the fair market value of the stock at the date of grant.  In February 2005, stock options to purchase 50,000 and 400,000 shares of common stock for a total of 450,000 were granted with an expiration date of February 2010 and an exercise price of $0.15 per share.  In April 2005, a director, in connection with his resignation, returned to the Company the stock option for 50,000 shares. On October 1, 2005, an additional 200,000 stock options were granted with an expiration date of February 2010 and an exercise price of $0.20 per share. At the respective dates of issuance, the fair value of the 600,000 stock options, which totaled $21,600 was charged to expense and credited to Stockholders' equity - Additional paid-in capital.   As of December 31, 2005, no other stock options had been granted and the total of stock options outstanding was 600,000.

Note 12 - Commitments

              The Company has entered into the following agreements:

              Amended and Restated Aquamer, Inc. Product Supply Agreement (the "Amended Supply Agreement"), effective March 31, 2006, between Aquamer and Partners in Biomaterials, Inc.  This agreement obligates Aquamer to minimum annual purchases of $50,000.  The Amended Supply Agreement extends the termination date to February 2031 unless Aquamer fails to secure FDA approval of its devices in which case the termination date may be in February 2012.

              Consulting agreement with Stuart Hamill, effective October 1, 2005, for a one-year term subject to month-to-month renewals for services related to securing regulatory approval for marketing the Company's products. Compensation is 15,000 shares of the Company's common stock per month for a total of 180,000 shares; stock options to acquire 150,000 shares of the Company's common stock; and 150,000 shares of the Company's stock upon achieving certain milestones.

              Consulting agreement with Arnold & Associates, LLC, effective October 31, 2005, for a five-month term for services related to recommending capital raising strategies. Compensation is 17,000 shares of the Company's common stock per month for a total of 85,000 shares; and 85,000 three-year warrants to acquire the Company's common stock at $0.30 per share.

Note 13 - Going Concern

              The Company's financial statements have been presented on a going concern basis, which contemplates the realization and the satisfaction of liabilities in the normal course of business.  The liquidity of the Company has been adversely affected by losses since inception of the Successor Company of approximately $575,000, which raises substantial doubt about the Company's ability to continue as a going concern without additional capital contributions and/or achieving profitable operations.

              Management's plans are to raise additional capital either in the form of common stock or convertible securities and continue research and development and pursue clinical trials to obtain necessary approvals to market its products. There can be no assurance, however, that the Company will be successful in accomplishing its objectives.

Note 14 - Subsequent Events

              On February 1, 2006, the holder of the Company's $90,000 convertible note payable exercised the right to convert the note into 900,000 shares of the Company's restricted common stock. Also on February 1, 2006, the Company issued 265,000 shares of its restricted common stock pursuant to two consultancy agreements.

              On March 31, 2006, the Company entered into an Amended and Restated Aquamer, Inc. Patent License Agreement ("Amended Patent Agreement").  The Amended Patent Agreement is exclusive and has a term in perpetuity.  Aquamer must pay Partners in Biomaterials, Inc. a royalty of 5% of net sales until the patent expires and 2% thereafter.

Note 15 - Restatement of Financial Statements

              The Company received a comment letter from the Securities and Exchange Commission asking for additional information regarding the Company's reverse merger. Upon review, it has been determined that the Company accounted for the reverse merger in error. For financial reporting purposes, Aquamer was treated as the acquiring company and the transaction should have been accounted for as a recapitalization. At the date of recapitalization, January 26, 2005, Bellacasa was a public shell company, defined as an inactive, publicly-quoted company with nominal assets and liabilities. The Company has restated its Balance Sheet as of December 31, 2005 and the Statements of Operations and Stockholders’ Equity for the year then ended to correctly reflect these items.

              The following is a summary of the financial statement line items impacted by these restated items:

	As reported		Adjustments		Restated

Balance Sheet:
Common stock	$ 3,822		$ 0		$ 3,822
Additional paid-in capital	621,860		0		621,860
Accumulated deficit	(575,282)		0		(575,282)

Total Stockholders' Equity	$ 50,399		$ 0		$ 50,399

Statement of Operations:
Weighted average shares	35,504,226		2,014,785		37,519,011

Basic net loss per share	$ (Nil	)	$ (Nil	)	$ (Nil	)

PART II (Continued)

Item 8 - Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

            On August 19, 2003, Tschopp, Whitcomb & Orr, P.A., then known as Parks, Tschopp, Whitcomb & Orr, P.A. ("PTWO") resigned as our independent auditing firm. PTWO had audited our financial statements for the years ended December 31, 2000 and 2001 and reviewed our financial statements for the quarter ended March 31, 2002. We did not engage a new accounting firm until October 27, 2004, when our Board of Directors appointed Michael F. Cronin, CPA as independent accountant to audit our financial statements for the years ended December 31, 2002 and December 31, 2003.

            There were no disagreements with PTWO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.  The reports of PTWO on our financial statements did not contain an adverse opinion or disclaimer of opinion, or was modified as to audit scope, or accounting principles, except that their report contained an explanatory paragraph regarding the substantial doubt about our ability to continue as a going concern.

            During the period January 1, 2000 through October 27, 2004, the date we engaged Michael F. Cronin, CPA, we did not consult with him regarding the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our financial statements.

            Since the date of engagement, there have been no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure with Michael F. Cronin, CPA, our current independent auditing firm.

Item 8A - Controls and Procedures

            (a) Evaluation of disclosure controls and procedures

           We carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as of December 31, 2005. This evaluation was accomplished under the supervision and with the participation of our then chief executive officer, principal executive officer, chief financial officer/principal accounting officer who concluded that our disclosure controls and procedures are not effective to ensure that all material information required to be filed in the annual report on Form 10-KSB has been made known to him.

            Disclosure controls and procedures are designed to ensure that information required to be disclosed in our reports filed or submitted under the Securities Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Securities and Exchange Commission's rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in our reports filed under the Exchange Act is accumulated and communicated to management, including our Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosure.

            Based upon an evaluation conducted for the period ended December 31, 2005, Edwin A.  Reilly who served as our Chief Executive Officer and Chief Financial Officer (which duties include that of principal accounting officer) as of December 31, 2005 and by Marshall Sterman, newly elected Chief Executive Officer and Chief Financial Officer (which duties include that of principal accounting officer) as of the date of this Report, has concluded that as of the end of the period covered by this report, we have identified the following material weakness of our internal controls:

            ·     Reliance upon independent financial reporting consultants for review of critical accounting areas and disclosures and material non-standard transactions.
            ·     Lack of sufficient accounting staff which results in a lack of segregation of duties necessary for a good system of internal control.

            In order to remedy our existing internal control deficiencies, as soon as our finances allow, we will hire a Chief Financial Officer who will be sufficiently versed in public company accounting to implement appropriate procedures for timely and accurate disclosures

            (b) Changes in internal control over financial reporting.

           We have not yet made any changes in our internal control over financial reporting that occurred during the period covered by this amended report on Form 10-KSB/A that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Item 8B - Other Information

            None.

PART III

Item 9 - Directors, Executive Officers, Promoters and Control Persons; Compliance with Section 16(a) of the Exchange Act

            Our directors and executive officers are:

Name	Age	Position

Edwin A. Reilly	59	President, Acting Chief Financial Officer and Director
Steven Preiss	50	Director

            Edwin A. Reilly has been our President, Acting Chief Financial Officer and Chairman since September 20, 2005. Formerly, he was Chief Executive Officer of Ortho Rehab, Inc from 2004 to 2005, a privately owned orthopedic device company.  He was an officer of Med Diversified Inc. ("Med") from 2001 to 2004, a publicly traded home health care company.  He was Med's Chief Operating Officer from March 2003 to August 2004 and Secretary from October 2001 to August 2004. He was Executive Vice President of Administration and Human Resources from August 2001 until March 2003. Previously, Mr. Reilly served as Executive Vice President of Administration and Human Resources for Chartwell Diversified Services, Inc. (and its predecessor company) from 1999 to 2001. He was Vice President of Human Resources for Serono Laboratories, Inc. from 1985 to 1999. Prior to that role, he served as Vice President of Human Resources for the International Health Care Group of Revlon, Inc. Mr. Reilly holds an M.B.A. in Corporate Finance from New York University and a B.S. in Economics from Fordham University.

            Steven Preiss joined our Board of Directors and was named President and Acting Chief Financial Officer, upon our acquisition of Aquamer, Inc. on January 25, 2005. On September 20, 2005, he resigned his executive positions and continues to serve as a Director. He is a Founder and has been a Director of Aquamer, Inc. since its incorporation in 2000.  Mr. Preiss, with more than 20 years experience in the field of regulatory/clinical affairs in both the pharmaceutical and medical device industries, has been Vice President of Corporate Regulatory and Business Operations for Synteract, Inc., a clinical research organization, from 2001 to the present. He had previously been Vice President of Clinical and Regulatory Affairs for UroSurge, Inc., a medical device company, from 1997 to 2001. From 1995 to 1997, Mr. Preiss was President and Chief Executive Officer of CPROS, a device and pharmaceutical regulatory and clinical affairs consulting firm.  He has held senior positions at Bio-Pharm Clinical Services, a clinical research organization, and was Vice President of Clinical Programs and Data Management, at Ioptex Research, Inc., a medical device company and subsidiary of Smith & Nephew, Inc. He also held positions at the biotechnology company Vestar Inc. and Sterling Drug, Inc. Mr. Preiss holds a B.S. in chemistry from St. Lawrence University and has completed graduate work in computer science at Union College.

            All directors hold office until the next annual meeting of the shareholders and the election of their successors.  Officers are elected annually by the board of directors and serve at the discretion of the board.

            (b)  Significant Employees.  As of the date hereof, the Company had no additional significant employees.

            (c)  Family Relationships. None

            (d)  Involvement in Certain Legal Proceedings. There have been no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of Registrant during the past five years. On November 27, 2002, during Mr. Reilly's employment with Med Diversified, Inc. ("Med"), Med filed for bankruptcy. At the time of filing, Mr. Reilly was Executive VP of Administration and Human Resources. Effective March 1, 2003, he was appointed Chief Operating Officer by Med's Board of Directors.

            (e) The Board of Directors acts as the Audit Committee, and the Board has no separate committees. The Company does not have a qualified financial expert at this time because it has not been able to hire a qualified candidate.  Our board of directors plans to establish an audit committee and a compensation committee.

            It is intended that the audit committee will recommend, to the entire board of directors, the independent public accountants to be engaged by us, review the plan and scope of our annual audit, review our internal controls and financial management policies with our independent public accountants and review all related party transactions.

            The compensation committee will review and recommend, to our entire board of directors, compensation and benefits to be paid to our officers and directors, administer our stock option plan, approve the grant of options under the stock option plan and establish and review general policies relating to compensation and benefits of our employees.

Compliance with Section 16(a) of the Securities Exchange Act of 1934, as amended

            Section 16(a) of the Exchange Act, as amended requires the Company's directors and officers, and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file reports of beneficial ownership and changes in beneficial ownership of the Company's securities with the SEC on Forms 3, 4 and 5. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

           All of the initial filings on Form 3 for the officers, directors and 10% shareholders were not timely filed. Additionally, our former president, Mr. Gagne, and former director, Ms. Helmond, have not made the necessary filings to report their receipt of shares as compensation (80,000 to Mr. Gagne for services as president and 50,000 shares to Ms. Helmond for services as a director). The issuance of these shares was authorized by the board of directors on August 25, 2004, and reported in Form 8-K (Item 3.02), which was filed on November 17, 2004.

Code of Business Conduct

            Effective March 28, 2006, our board of directors adopted a Code of Business Conduct that applies to, among other persons, our  president (being our principal executive officer) and our acting chief financial officer (being our principal financial and accounting officer), as well as persons performing similar functions. As adopted, our Code of Business Conduct sets forth written standards that are designed to deter wrongdoing and to promote:

            (1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
            (2) full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commission and in other public communications made by us;
            (3) compliance with applicable governmental laws, rules and regulations;
            (4) the prompt internal reporting of violations of the Code of Business Conduct to an appropriate person or persons identified in the Code of Business Conduct; and
            (5) accountability for adherence to the Code of Business Conduct.

            Our Code of Business Conduct requires, among other things, that all of our personnel shall be accorded full access to our president and chief financial officer with respect to any matter which may arise relating to the Code of Business Conduct. Further, all of our personnel are to be accorded full access to our board of directors if any such matter involves an alleged breach of the Code of Business Conduct by our president or chief financial officer.

            In addition, our Code of Business Conduct emphasizes that all employees, and particularly managers and/or supervisors, have a responsibility for maintaining financial integrity within our company, consistent with generally accepted accounting principles, and federal and state securities laws. Any employee who becomes aware of any incidents involving financial or accounting manipulation or other irregularities, whether by witnessing the incident or being told of it, must report it to his or her immediate supervisor or to our president or chief financial officer. If the incident involves an alleged breach of the Code of Business Conduct by the president or chief financial officer, the incident must be reported to any member of our board of directors. Any failure to report such inappropriate or irregular conduct of others is to be treated as a severe disciplinary matter. It is against our company policy to retaliate against any individual who reports in good faith the violation or potential violation of our company's Code of Business Conduct by another.

            Our Code of Business Conduct was filed with the Securities and Exchange Commission on March 31, 2006, as Exhibit 14.1 to the original annual report on Form 10-KSB. We will provide a copy of the Code of Business Conduct to any person without charge, upon request.

Item 10 - Executive Compensation

Summary Compensation Table

            The following table sets forth the cash compensation paid by the Company to its President and all other executive officers for services rendered during the fiscal years ended December 31, 2000 through 2005, as applicable.

Annual Compensation
Name and Principal Position	Year	Salary		Bonus	Other Annual Compensation

Frank LaLoggia, President and CEO(2)	2000	$ 25,000	(1)	-0-	-0-
	2001	100,000	(1)	-0-	-0-
	2002	54,000	(2)	-0-	-0-
	2003	-0-		-0-	-0-
	2004	(169,000	)(3)	-0-	-0-

Richard Gagne, President and CEO(5)	2003	-0-		-0-	-0-
	2004	-0-		-0-	-0-	(4)
	2005	-0-		-0-	-0-

Steven Preiss, President and CEO(6)	2003	-0-		-0-	-0-
	2004	-0-		-0-	-0-
	2005	-0-		-0-	-0-

Edwin A. Reilly, President and CEO(7)	2005	-0-		-0-	-0-

            (1) On August 31, 2000, we entered into a one-year employment agreement with Mr. Frank LaLoggia, which was extended until August 31, 2002. The agreement took effect October 1, 2000 and provided for annual salary of $100,000 and standard benefits. In 2000, Mr. LaLoggia's salary of $25,000 was accrued but not paid. In 2001, his salary of $100,000 was also accrued but not paid.

            (2) On July 17, 2002, Mr. LaLoggia resigned his positions with Bellacasa and terminated his employment agreement. During 2002, prior to his resignation, Mr. LaLoggia was paid $10,000 and $44,000 was accrued but unpaid.

            (3) On May 28, 2004, in exchange for transferring all of Bellacasa's rights in the screenplays "The Giant" and "Hands," Mr. LaLoggia waived all monies owed him, including unpaid salary of $169,000.

            (4) On August 25, 2004, our board of directors authorized the issuance of 80,000 shares of common stock as compensation for Mr. Gagne's service as president and member of the board of directors.

            (5) Mr. Gagne resigned as president, effective January 26, 2005.

            (6) Mr. Preiss served as president from January 26, 2005 until September 20, 2005. Prior to our acquisition of Aquamer, he served as Aquamer's Chairman of the Board.

            (7) Mr. Reilly was appointed to the positions of Chairman of the Board, Chief Executive Officer and President and Acting Chief Financial Officer, effective September 20, 2005.

Directors' Compensation

            Directors who are also employees receive no additional compensation for attendance at board meetings. Our directors will be reimbursed for reasonable expenses incurred in attending meetings. No directors' fees have been paid to date. Directors may also be granted stock options under our stock option plan. On August 25, 2004, our board of directors authorized the issuance of 50,000 shares of common stock to Ms. Helmond as compensation for her service as a member of the board of directors.

Stock Option Plan

            On July 29, 1998, our board of directors and a majority of our shareholders adopted the 1998 Bellacasa Productions, Inc. Stock Option Plan (the "Plan"). The Plan authorizes the granting of options to purchase up to 1,000,000 shares of common stock. The board's responsibility includes the selection of option recipients, as well as the type of option granted and the number of shares covered by the option and the exercise price.

            In February 2005, 450,000 stock options were granted under the Plan; 400,000 to a consultant, Stuart J. Hamill, and 50,000 to a director, Kevin Davidson. The options have an exercise price of $0.15 per share and expire on February 24, 2010. Upon Mr. Davidson's resignation on April 25, 2005, he relinquished his rights to the options. On October 1, 2005, Mr. Hamill was granted stock options to acquire an additional 200,000 shares of common stock.  These options also expire on February 24, 2010 and have an exercise price of $0.20 per share.  At the respective dates of issuance, the fair value of the 600,000 stock options, which totaled $21,600, was charged to expense and credited to Stockholders' equity - Additional paid-in capital.  As of December 31, 2005, no other stock options had been granted under the Plan and the total of stock options outstanding was 600,000.

            Plan options may either qualify as non-qualified options or incentive stock options under Section 422 of the Internal Revenue Code. Any incentive stock option granted under the Plan must provide for an exercise price of at least 100% of the fair market value on the date of such grant and a maximum term of ten years.  If the employee owns more than 10% of our stock, the exercise price of any incentive option granted must be at least 110% of fair market value and must be exercised within five years after the grant.

            All of our officers, directors, key employees and consultants will be eligible to receive non-qualified options under the plan. Only officers, directors and employees who are formally employed by Bellacasa are eligible to receive incentive options.

            All incentive options are non-assignable and non-transferable, except by will or by the laws of descent and distribution. If an optionee's employment is terminated for any reason other than death, disability or termination for cause, the stock option will lapse on the earlier of the expiration date or three months following the date of termination. If the optionee dies during the term of employment, the stock option will lapse on the earlier of the expiration date of the option or the date one-year following the date of death. If the optionee is permanently and totally disabled within the meaning of Section 22(e)(3) of the Internal Revenue Code, the Plan option will lapse on the earlier of the expiration date of the option or one year following the date of such disability.

            We have no other existing or proposed options/SAR grants.

Employment Agreements

            The Company is not a party to any employment agreements.

Item 11 - Security Ownership of Certain Beneficial Owners and Management

            The following table describes certain information regarding certain individuals who beneficially owned our common stock on March 29, 2006. In general, a person is considered a beneficial owner of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose of such security. A person is also considered to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days.

            The individuals included in the following table are people who we know beneficially own or exercise voting control over 5% or more of our common stock; each of our officers and directors; and all executive officers and directors as a group.

Name and address	Common Shares Owned		% Common Shares Owned

Edwin A. Reilly	0		0%
237 Cedar Hill Street, Suite 4 Marlborough, MA 01752
Officer and Director

Steven Preiss	6,200,000		15.7%
237 Cedar Hill Street, Suite 4
Marlborough, MA 01752
Director

Maria DeVito	6,200,000		15.7%
116 Bridges Lane
North Andover, MA 01845

Patricia Jenkins	6,440,096	(1)	16.4%
30 Coachman's Lane
North Andover, MA 01845

Frank LaLoggia	4,710,010		12.0%
5509 Porcher Drive
Myrtle Beach, SC 29577

All Officers and Directors	6,200,000		15.7%
(-2- persons) as a group

            (1) Includes 180,000 shares of common stock that may be acquired by the exercise of 180,000 warrants and also includes 1,340,024 shares owned by Jester, LLC, 1,340,024 shares owned by Brooks Ventures, LLC and 1,340,024 shares owned by Phillips Capital, all of which are companies principally owned by Ms. Jenkins.

Indemnification of Directors and Officers

            Our Articles of Incorporation and Bylaws indemnify our directors and officers to the fullest extent permitted by Nevada corporation law.  Insofar as indemnification for liability arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers, and controlling persons, we are aware that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is unenforceable.

Item 12 - Certain Relationships and Related Transactions

            Prior to our acquisition of Aquamer, our Director and former President, Steven Preiss executed an unsecured $29,000 promissory note payable to Aquamer. The note bears interest at 4% and is payable on demand. As of December 31, 2005, the total balance outstanding, including interest of $4,594, was $33,594. Interest accrued for the year ended December 31, 2005 was $1,160.

Item 13 - Exhibits and Reports on Form 8-K

(a) Exhibits.

Exhibit No.		Description

10.1	*	Consultancy Agreement between Stuart J. Hamill and Bellacasa Productions, Inc., effective October 1, 2005
10.2	*	Consultancy Agreement between Arnold & Associates, LLC and Bellacasa Productions, Inc., effective October 31, 2005
10.3	*	Patent License Agreement between Partners in Biomaterials, Inc. and Aquamer, Inc., effective as of March 31, 2006
10.4	*	Product Supply Agreement between Partners in Biomaterials, Inc. and Aquamer, Inc., effective as of March 31, 2006
14.1	*	Code of Business Conduct
31.1		Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 of the Chief Executive Officer and Chief Financial Officer
32.1		Certification Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 of the Chief Executive Officer and Chief Financial Officer

        * Previously filed on March 31, 2006, as an exhibit to original Form 10-KSB.

(b) Reports on Form 8-K

            No reports on Form 8-K were filed during the three months ended December 31, 2005.

Item 14 - Principal Accountant Fees and Services

            In 2004, Michael F. Cronin, CPA was paid $4,000 for audit services in connection with the audits for 2002 and 2003.

            In 2005, Michael F. Cronin, CPA was paid $4,000 for audit services in connection with the audit of our financial statements for the year ended December 31, 2004.

            Mr. Cronin did not provide audit related services, tax services or any other services in 2004 and 2005.

SIGNATURES

            In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this amended report to be signed on its behalf by the undersigned, thereunto duly authorized.

Bellacasa Productions, Inc.

(Registrant)

By:	/s/ Marshall Sterman

Marshall Sterman President and Chief Executive Officer

Date:	October 12, 2006

            In accordance with the Exchange Act, this amended report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

By:	/s/ Marshall Sterman

Marshall Sterman Principal Executive Officer, Director, Principal Accounting Officer and Principal Financial Officer

Date:	October 12, 2006

By:	/s/ Steven Preiss

Steven Preiss Director

Date:	October 12, 2006

Exhibit 31.1

CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER AND PRINCIPAL FINANCIAL OFFICER
PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002
AND SECURITIES AND EXCHANGE COMMISSION RELEASE 34-46427

I, Marshall Sterman, certify that:

1. I have reviewed this amended annual report on Form 10-KSB/A of Bellacasa Productions, Inc.;

2. Based on my knowledge, this amended annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this amended annual report;

3. Based on my knowledge, the financial statements, and other financial information included in this amended annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this amended annual report;

4. I am responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and I have:

a) designed such disclosure controls and procedures or caused such disclosure controls and procedures to be designed under my supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to me by others within those entities, particularly during the period in which this amended annual report is being prepared;

b) evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this amended report my conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this amended report based on such evaluation;

c) disclosed in this amended report any change in registrant’s internal control over financial reporting the occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. I have disclosed, based on my most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

a) all deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: October 12, 2006

/s/ Marshall Sterman

Marshall Sterman President and Chief Executive Officer (Principal Executive Officer) and Acting Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Exhibit 32.1

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

            In connection with the amended Annual Report of Bellacasa Productions, Inc. (the "Company") on Form 10-KSB/A for the year ending December 31, 2005 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Marshall Sterman, President, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

            (1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

            (2) The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

Date: October 12, 2006

/s/ Marshall Sterman

Marshall Sterman, President and Chief Executive Officer (Principal Executive Officer) and Acting Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-QSB

QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF

  THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2006

000-49707

Commission file number

BELLACASA PRODUCTIONS, INC.

(Exact name of small business issuer as specified in its charter)

Nevada	58-2412118

(State of incorporation)	(IRS Employer Identification Number)

68 Philips Beach Avenue Swampscott, MA 01907

(Address of principal executive office)

237 Cedar Hill Street, Suite 4
Marlborough, MA 01752

(Former address of principal executive office)

(781) 389-9703

(Issuer's telephone number)

Securities registered under Section 12(b) of the Exchange Act: NONE

  Securities registered under Section 12(g) of the Exchange Act:

Common Stock, par value $0.0001 per share

(Title of Class)

Check whether the issuer:

(1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports)

 Yes [ X ] No [   ]

and
(2) has been subject to such filing requirements for the past 90 days. Yes [ X ] No [ ]

Indicate by check mark whether the registrant is a shell company
 (as defined in Rule 12b-2 of the Exchange Act).   Yes [ ] No [X]

 Indicate by check mark whether the registrant is an accelerated filer
 (as defined in Rule 12b-2 of the Exchange Act).
 Yes [  ] No [X]

Applicable only to corporate issuers
As of November 17, 2006 (the most recent practicable date), there were 39,479,648 shares of the issuer's Common Stock, $0.0001 par value per share, outstanding.

Transitional Small Business Disclosure Format (check one) Yes [ ] No [X]

DOCUMENTS INCORPORATED BY REFERENCE:

None

FORWARD-LOOKING STATEMENTS

Certain statements made in this Quarterly Report on Form 10-QSB are "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the plans and objectives of management for future operations. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Bellacasa Productions, Inc. (the "Company") to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The forward-looking statements included herein are based on current expectations that involve numerous risks and uncertainties. The Company's plans and objectives are based, in part, on assumptions involving the continued expansion of business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes its assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance the forward-looking statements included in this Report will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

BELLACASA PRODUCTIONS, INC. FORM 10-QSB TABLE OF CONTENTS
PART I	FINANCIAL INFORMATION
Item 1	Financial Statements
Consolidated Balance Sheets
Consolidated Statements of Operations
Consolidated Statements of Cash Flows
Notes to Financial Statements
Item 2	Management's Discussion and Analysis and Plan of Operation
Item 3	Controls and Procedures

PART II	OTHER INFORMATION
Item 1	Legal Proceedings
Item 2	Unregistered Sales of Equity Securities and Use of Proceeds
Item 3	Defaults Upon Senior Securities
Item 4	Submission to a Vote of Security Holders
Item 5	Other Information
Item 6	Exhibits and Reports

SIGNATURES

PART I

  ITEM 1 - FINANCIAL STATEMENTS

BELLACASA PRODUCTIONS, INC. AND SUBSIDIARY (a development stage company) Consolidated Balance Sheets

	September 30, 2006 (unaudited)	December 31, 2005
Assets
Current assets:
Cash	$26,166	$122,482
Prepayments under product supply agreement	140,000	140,000
Prepaid expenses	0	0

Total current assets	166,166	262,482

Property and equipment, net	0	569
Advances to related party	34,464	33,594

	$200,630	$296,645

Liabilities and Stockholders' Equity
Current liabilities:
Trade accounts payable	$54,523	$75,926
Accrued expenses payable	20,100	16,950
Accrued liability to issue common stock	0	15,800
Advances from stockholder	50,000	50,000

Total current liabilities	124,623	158,676

Long-term liabilities:
Convertible note payable-related party (net of $2,430 original issue discount)	0	87,570

Stockholders' equity:
Common stock, $.0001 par value
50,000,000 shares, authorized 39,479,648 (38,214,648 in 2005) shares, issued and outstanding	3,948	3,822
Preferred stock, $.0001 par value, authorized
25,000,000 shares, no shares issued and outstanding	0	0
Additional paid-in capital	788,703	621,859
Deficit accumulated during the development stage	(716,644)	(575,282)

Total stockholders' equity	76,007	50,399

	$200,630	$296,645

See accompanying notes to financial statements.

F-1

BELLACASA PRODUCTIONS, INC.
  (a development stage company)

 Consolidated Statements of Operations
 (unaudited)

		Three Months ended				Nine Months ended			Period from February 4, 2000 (inception) through Sept. 30, 2006

		Sept. 30, 2006		Sept. 30, 2005		Sept. 30, 2006		Sept. 30, 2005

Revenue		$0		$0		$0		$0	$0

Costs and expenses:
General and administrative		41,281		2,741		138,312		31,774	534,771
Research and development		0		0		0		0	206,121
Depreciation		51		259		569		777	6,901
Interest, net of interest income		460		3,210		2,480		4,130	3,542

Total costs and expenses		41,792		6,210		141,361		36,681	751,335

Loss before other income and income taxes		(41,792)		(6,210)		(141,361)		(36,681)	(751,335)

Income from forgiveness of related party debt		0		0		0		0	(34,691)

Loss before income taxes		(41,792)		(6,210)		(141,361)		(36,681)	(716,644)
Income taxes		0		0		0		0	0

Deficit accumulated during development stage		$(41,792)		$(6,210)		$(141,361)		$(36,681)	$(716,644)

Basic and diluted loss per share	$	(NIL )	$	(NIL )	$	(NIL )	$	(NIL )

Weighted average number of shares outstanding		39,479,648		37,488,289		39,285,449		34,600,752

See accompanying notes to financial statements.

F-2

BELLACASA PRODUCTIONS, INC.
(a development stage company)

Consolidated Statements of Cash Flows (unaudited)

	Nine Months Ended Sept. 30, 2006	Nine Months Ended Sept. 30, 2005	Period from February 4, 2000 (inception) through Sept. 30, 2006

Cash flows from operating activities:
Deficit accumulated during development stage	$(141,361)	$(36,681)	$(716,644)
Adjustments to reconcile deficit accumulated during development stage to net cash used in operating activities:
Depreciation	569	777	6,900
Amortization of discount of note payable - related party	200	500	1,300
Expenses paid by issuance of common stock	47,200	22,500	295,202
Expenses paid by issuance of warrants and stock options	0	0	25,765
Fair value of office space provided without charge	1,200	0	1,200
Fair value of services provided without charge	15,000	0	15,000
Change in operating assets and liabilities:
Increase in prepaid expenses and other assets	(870)	(90,870)	(140,464)
Increase (decrease) in accounts payable and accrued expenses	(18,254)	5,600	124,257

Net cash used in operating activities	(96,316)	(98,174)	(387,484)

Cash flows from investing activities:
Purchase of equipment	0	0	(6,900)
Advance to affiliate	0	0	(30,000)

Net cash used in investing activities	0	0	(36,900)

Cash flows from financing activities:
Proceeds from issuance of common stock	0	185,000	219,550
Proceeds from issuance of preferred stock	0	0	175,000
Proceeds from note payable – related party	0	90,000	90,000
Advances from related parties	0	0	39,500
Repayment of related party loans	0	0	(73,500)

Net cash generated by financing activities	0	275,000	450,550

Change in cash	(96,316)	176,826	26,166

Cash at beginning of period	122,482	66	0

Cash at end of period	$26,166	$176,892	$26,166

See accompanying notes to financial statements.

F-3

BELLACASA PRODUCTIONS, INC.
  (a development stage company)
  Notes to Interim Financial Statements
  September  30, 2006
 (unaudited)

Note 1 - Organization

            Aquamer, Inc. ("Aquamer") was formed as a Delaware corporation on February 4, 2000, for the purpose of developing medical products, using water-based tissue-bulking technology, for the fields of dermatology, gastroenterology and urology.

            On January 26, 2005, pursuant to a stock purchase agreement and share exchange among Bellacasa Productions, Inc. ("Bellacasa" or the "Company"), Aquamer, and the shareholders of Aquamer, Bellacasa purchased all of the outstanding shares of Aquamer through the issuance of 28,504,148 shares of Bellacasa common stock directly to the Aquamer shareholders. Pursuant to the agreement, Aquamer became a wholly owned subsidiary of the Company. As a result of the agreement, the transaction was treated for accounting purposes as a recapitalization by the accounting acquirer (Aquamer, Inc.).

            Accordingly, the financial statements included in the post merger filing are those of the accounting acquirer (Aquamer, Inc.) for all historical periods and are combined to include the operating results and cash flows of the accounting acquiree (Bellacasa Productions, Inc.) after January 26, 2005.

            Bellacasa Productions, Inc., a Nevada corporation, ("Bellacasa" or the "Company") was incorporated on July 28, 1998 for the purpose of operating in the entertainment industry, specifically in connection with the production and distribution of motion pictures.

Note 2 - Basis of Presentation

            The financial statements presented herein have been prepared in accordance with the accounting policies described in the Company's December 31, 2005 amended Annual Report on Form 10-KSB/A and should be read in conjunction with the Notes to Consolidated Financial Statements which appear in that report.

            The preparation of these financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, management evaluates its estimates, including those related to intangible assets, income taxes, insurance obligations and contingencies and litigation. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other resources. Actual results may differ from these estimates under different assumptions or conditions.

            In the opinion of management, the information furnished in this Form 10-QSB reflects all adjustments necessary for a fair statement of the financial position and results of operations and cash flows as of and for the three and nine-month periods ended September 30, 2006 and 2005.

F-4

BELLACASA PRODUCTIONS, INC.
  (a development stage company)
  Notes to Interim Financial Statements
  September  30, 2006
 (unaudited)

Note 2 - Basis of Presentation (Continued)

            All such adjustments are of a normal recurring nature. The consolidated financial statements have been prepared in accordance with the instructions to Form 10-QSB and therefore do not include some information and notes necessary to conform with annual reporting requirements.

Principles of Consolidation

            The financial statements included in the post merger filing are those of the accounting acquirer (Aquamer, Inc.) for all historical periods and are combined to include the operating results and cash flows of the accounting acquiree (Bellacasa Productions, Inc.) after January 26, 2005.

            All significant inter-company balances and transactions have been eliminated in consolidation including a pre-acquisition loan from Aquamer to Bellacasa in the amount of $30,000.

Note 3 - Summary of Significant Accounting Policies

            Stock Based Compensation:

            On January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") 123R, "Share-Based Payment" ("SFAS 123(R)"), which requires that companies measure and recognize compensation expense at an amount equal to the fair value of share-based payments granted under compensation arrangements.

F-5

BELLACASA PRODUCTIONS, INC.
  (a development stage company)
  Notes to Interim Financial Statements
 September  30, 2006
  (unaudited)

Note 3 - Summary of Significant Accounting Policies (Continued)

            Prior to January 1, 2006, the Company accounted for its stock-based compensation plans under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion 25, "Accounting for Stock Issued to Employees," and related interpretations, and would typically recognize no compensation expense for stock option grants if options granted had an exercise price equal to the market value of the underlying common stock on the date of grant.

            The Company adopted SFAS 123(R) using the "modified prospective" method, which results in no restatement of prior period amounts. Under this method, the provisions of SFAS 123(R) apply to all awards granted or modified after the date of adoption. In addition, compensation expense must be recognized for any unvested stock option awards outstanding as of the date of adoption on a straight-line basis over the remaining vesting period. The Company calculates the fair value of options using a Black-Scholes option pricing model. There are currently no outstanding options subject to future vesting, therefore, no charge is required for the three months and nine months ended September 30, 2006. SFAS 123(R) also requires the benefits of tax deductions in excess of recognized compensation expense to be reported in the Statement of Cash Flows as a financing cash inflow rather than an operating cash inflow. In addition, SFAS 123(R) required a modification to the Company's calculation of the dilutive effect of stock option awards on earnings per share. For companies that adopt SFAS 123(R) using the "modified prospective" method, disclosure of pro forma information for periods prior to adoption must continue to be made.

Earnings per Common Share:

            Basic earnings per share is computed by dividing income available to common shareholders (the numerator) by the weighted-average number of common shares outstanding (the denominator) for the period. Diluted earnings per share assumes that any dilutive convertible securities outstanding were converted, with related preferred stock dividend requirements and outstanding common shares adjusted accordingly.

F-6

BELLACASA PRODUCTIONS, INC.
  (a development stage company)
  Notes to Interim Financial Statements
 September 30, 2006
  (unaudited)

Note 3 - Summary of Significant Accounting Policies (continued)

            It also assumes that outstanding common shares were increased by shares issuable upon exercise of those stock options for which market price exceeds the exercise price, less shares which could have been purchased by the Company with the related proceeds. In periods of losses, diluted loss per share is computed on the same basis as basic loss per share as the inclusion of any additional potential shares outstanding would be anti-dilutive. If the Company had generated earnings during the three months and nine months ended September 30, 2006, it would have added -0- and 100,000 common equivalent shares, respectively, to the weighted average shares outstanding (750,000 in the three months and 250,000 in the nine months ended September 30, 2005) to compute the diluted weighted average shares outstanding. The impact of options and warrants to purchase 865,000 shares was not included in the computation of diluted earnings per share at September 30, 2006, because the exercise prices of these options and warrants were greater than the average share price during the measurement period.

Selected Recent Accounting Pronouncements

            In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections," which replaces APB Opinion No. 20 "Accounting Changes," and FASB Statement No. 3 "Reporting Accounting Changes in Interim Financial Statements," and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. This Statement shall be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not believe that adoption of SFAS 154 will have a material impact on its financial statements.

Note 4 - Prepayments under Product Supply Agreement

            Pursuant to a product supply agreement entered into by Aquamer in October 1999, the Company, in July 2005, prepaid $90,000 for the purchase of hydrogel product, based on poly-N-vinylpyrrolidone, as specified in certain U.S. Patents. In December 2005, the Company also paid $20,000 and recorded $30,000 as an account payable, which was paid in January 2006, for additional prepayment under the product supply agreement, which mandates minimum purchases of $50,000 per year.  The $110,000 cash payments and $30,000 additional billing satisfied the Company's purchase obligations for 2003, 2004 and 2005. No date has been set for the manufacturing of the product or delivery of the product to the Company.

            The Company plans to use the prepaid product under this Agreement, to further its business plan. As of December 31, 2006, or sooner, if a triggering event occurs that has impaired the carrying value of the asset, the Company will make a determination regarding whether there has been an asset impairment. As of September 30, 2006, the Company has determined that there has been no impairment of value because the Company has not had sufficient time since its common stock commenced trading to arrange for financing; and there has been no triggering event which would require a reduction of carrying value of the asset. Such triggering events may include the determination of the inability to raise sufficient capital; a foreseen delay in raising such capital; and the inability of  the manufacturer to deliver the product; or the decision of the Company to not proceed with clinical trials; or if the Company elects to change its business plan.

F-7

BELLACASA PRODUCTIONS, INC.
  (a development stage company)
  Notes to Interim Financial Statements
  September  30, 2006
  (unaudited)

Note 5 - Advances to Related Parties

            The Company is the holder of a note receivable from the Company's director and former president for $29,000, which bears interest at 4% per annum. At September 30, 2006, the total balance outstanding, including accrued interest of $5,464, was $34,464. Interest for the three months and nine months ended September 30, 2006 was $290 and $870, respectively.

Note 6 - Advances from Stockholder

            In December 2001, a stockholder advanced $50,000 to the Company, which bears interest at 6% and is due and payable on demand. As of September 30, 2006, interest in the amount of $14,250 has been accrued, including $750 and $2,250 in the three months and nine months ended September 30, 2006, respectively.

Note 7 - Services and Facilities Provided by Related Parties

            The Company's former president and current president provided, without cost to the Company, their services, valued at $2,500 per month, which totaled $7,500 for the three months and $15,000 for the nine months ended September 30, 2006; and from inception to September 30, 2006. A related party and the current president also provided, without cost to the Company, office space valued at $200 per month, which totaled $600 for the three months, and $1,200 for the nine months ended September 30, 2006; and $1,200 from inception to September 30, 2006. The total of these expenses, $16,200 was reflected in the statements of operations as general and administrative expenses with a corresponding contribution of additional paid-in capital.

Note 8 - Convertible Note Payable - Related Party

            In July, 2005, the Company issued to a related party an unsecured convertible note, with warrants attached, in the principal amount of $90,000 in exchange for $90,000 cash.  The note proceeds were used for prepayments under a product supply agreement described above in Note 4 - Prepayments under Product Supply Agreement.   The note had a maturity date of January 15, 2007 and provided for interest at 12% per annum, payable semi-annually.

            The note also provided for conversion into the Company's common stock, at the holder's option, at the lesser of $0.10 per share or the average of the two highest bids for the Company's common stock for the five days prior to conversion.

            On February 1, 2006, the holder of the note exercised its right to convert the note into 900,000 shares of the Company's common stock.

            The attached warrants are described below, in Note 9 - Stockholders' Equity - Warrants Issued with Convertible Note.

F-8

BELLACASA PRODUCTIONS, INC.
  (a development stage company)
  Notes to Interim Financial Statements
   September 30, 2006
 (unaudited)

Note 8 - Convertible Note Payable - Related Party (Continued)

            Pursuant to the requirements of Emerging Issues Task Force ("EITF") 98-5 "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios" and EITF 00-27"Application of Issue No. 98-5 to Certain Convertible Instruments,"   the issuance of the $90,000 note and detachable warrants resulted in a discount being recorded in the amount of $3,530 from the beneficial conversion feature and relative fair value of the warrants, as determined using an appropriate valuation model, and was amortized over the term of the $90,000 note. From the date of issuance through February 1, 2006, the date of conversion, the Company amortized a total of $1,300, including $200 in the nine months ended September 30, 2006, of the discount to interest expense. The beneficial conversion feature in the amount of $1,765 was credited to Stockholders' equity - Additional paid-in capital at the date of issuance of the note payable. Upon conversion, the principal balance of the note, $90,000, less the unamortized discount, $2,230, was credited to Stockholders' equity - Common stock and Stockholders' equity - Additional paid- in capital.

            The warrants and the shares of Common Stock issued upon conversion of the note are restricted as to transferability. The Company relied upon the exemption from registration under the Securities Act of 1933 provided by Section 4(2) thereof in connection with the issuance of the securities. The holder of the warrants and shares of Common Stock issued upon conversion may include the securities as part of any future registration statement of the Company pursuant to "piggy-back" registration rights.

Note 9 - Stockholders' Equity

            Capital Structure

            The Company is authorized by its Articles of Incorporation to issue 50,000,000 shares of common stock with a par value of $0.0001 and 25,000,000 shares of preferred stock. As of September 30, 2006 there were 39,479,648 shares of Common Stock issued and outstanding and there were no preferred shares issued as of that date.

            Stock Issued in Exchange for Aquamer

            On January 26, 2005, the Company issued 28,504,148 shares of Common Stock, which are restricted as to transferability, to the former shareholders of Aquamer, Inc. on the basis of one share of Bellacasa common stock for each share of Aquamer capital stock. The Company relied upon the exemption from registration under the Securities Act of 1933 provided by Section 4(2) thereof in connection with the issuance of the securities.

F-9

BELLACASA PRODUCTIONS, INC.
  (a development stage company)
  Notes to Interim Financial Statements
 September 30, 2006
 (unaudited)

Note 9 - Stockholders' Equity (Continued)

            Stock Issued for Services

            On February 26, 2005, the Company issued 600,000 shares of Common Stock for services rendered.  The shares, which are restricted as to transferability, were valued at $22,500, or $0.0375 per share, which was representative of the approximate market value at the date of issuance.

            On February 1, 2006, the Company issued 85,000 shares of Common Stock as partial compensation for consulting services pursuant to a five-month agreement ending March 31, 2006. The shares, which are restricted as to transferability, were valued at $17,000, or $0.20 per share, which was representative of the approximate market value at the date of issuance. Of the total expense, $6,800 was charged in the year ended December 31, 2005 and $10,200 in the quarter ended March 31, 2006.

            Also on February 1, 2006, the Company issued 180,000 shares of Common Stock as partial compensation for consulting services pursuant to a one-year agreement ending September 30, 2006. The shares, which are restricted as to transferability, were valued at $36,000, or $0.20 per share, which was representative of the approximate market value at the date of issuance. Of the total expense, $9,000 was charged to expense in the year ended December 31, 2005; $9,000 in the quarter ended March 31, 2006; $9,000 in the quarter ended June 30, 2006 and $9,000 in the quarter ended September 30, 2006.

            The Company relied upon the exemption from registration under the Securities Act of 1933 provided by Section 4(2) thereof in connection with the issuance of the above detailed securities.

            Stock Issued pursuant to Patent Agreement

            On June 14, 2006, the Company issued 100,000 shares of Common Stock to Partners in Biomaterials, Inc. in connection with the amendment and restatement of the Supply Agreement and  Patent Agreement,  each between Aquamer and Partners in Biomaterials, Inc. The shares, which are restricted as to transferability, were valued at $10,000, or $0.10 per share, which was representative of the approximate market value at the date of issuance.

            The Company relied upon the exemption from registration under the Securities Act of 1933 provided by Section 4(2) thereof in connection with the issuance of the above detailed securities.

            Warrants - Issued with Convertible Note

            In connection with the issuance of the Convertible Note Payable, described above in Note 8 - Convertible Note Payable - Related Party, the Company issued to the purchaser of the note 18-month warrants to purchase 180,000 shares of the Company's common stock at an exercise price of $0.10 per share. The expiration date of the warrants is January 15, 2007. The Company relied upon the exemption from registration under the Securities Act of 1933 provided by Section 4(2) thereof in connection with the issuance of the warrants. The warrant holder is entitled to certain "piggy-back" registration rights. At the date of issuance, the fair value of the warrants, $1,765, was credited to Stockholders' equity - Additional paid-in capital.

F-10

BELLACASA PRODUCTIONS, INC.
  (a development stage company)
  Notes to Interim Financial Statements
  September 30, 2006
 (unaudited)

Note 9 - Stockholders' Equity (Continued)

            Warrants - Issued for Services

            Pursuant to the terms of a consultancy agreement that was effective November 2005, the Company issued three-year warrants to purchase 85,000 shares of the Company's common stock at $0.30 per share. At the date of issuance, the fair value of the warrants, $4,165 was charged to expense and credited to Stockholders' equity - Additional paid-in capital.   The warrants are restricted as to transferability. The Company relied upon the exemption from registration under the Securities Act of 1933 provided by Section 4(2) thereof in connection with the issuance of the warrants.

            For valuing the warrants issued with the convertible note and the warrants issued for services, the Company uses the Black-Scholes option pricing model with the following assumptions.

Table of Key Assumptions
Year	Interest Rate	Dividend Yield	Expected Volatility	Expected Life

2005	4.0%	0.0%	50.0%	3-5 years.
2006	5.0%	0.0%	50.0%	n/a.

Note 10 - Stock Option Plan

            In July 1998, the Company adopted the Bellacasa Productions, Inc. 1998 Stock Option Plan (the "Plan").  The Plan, which provided for the issuance of up to 1,000,000 shares of Common Stock over a ten-year period, was amended, effective August 12, 2006, increasing the number of shares covered under the Plan to 5,000,000.  Under provisions of the Plan, the purchase price for a share of stock subject to the options shall not be less then 100% of the fair market value of the stock at the date of grant.  In February 2005, stock options to purchase 50,000 and 400,000 shares of Common Stock were granted to two separate individuals, each having an expiration date of February 2010 and an exercise price of $0.15 per share.  In April 2005, a director, in connection with his resignation, returned to the Company the stock option for 50,000 shares. On October 1, 2005, an additional 200,000 stock options were granted with an expiration date of February 2010 and an exercise price of $0.20 per share. At the respective dates of issuance, the fair value of the 600,000 stock options, which totaled $21,600, was charged to expense and credited to Stockholders' equity - Additional paid-in capital.    As of and for the nine months ended September 30, 2006, no other stock options had been granted and the total of stock options outstanding remains at 600,000. All outstanding options were fully vested at December 31, 2005 and all related compensation expense was reflected on or before that date.

Note 11 - Commitments

            The Company has entered into the following agreements:

            Amended and Restated Product Supply Agreement ("Supply Agreement") and Amended Patent Agreement ("Patent Agreement") each between Aquamer and Partners in Biomaterials, Inc. are effective March 31, 2006. The Supply Agreement, which terminates in February 2031 (unless Aquamer fails to secure FDA approval of its devices in which case the termination date may be in February 2012), obligates Aquamer to minimum annual purchases of $50,000.  The Patent Agreement is exclusive, has a term in perpetuity and requires Aquamer to pay royalties of 5% of net sales until patent expiration and 2% thereafter.

F-11

BELLACASA PRODUCTIONS, INC.
  (a development stage company)
  Notes to Interim Financial Statements
  September 30, 2006
 (unaudited)

Note 11 - Commitments (Continued)

            Consulting Agreement with Stuart Hamill, effective October 1, 2005, for a one-year term subject to month-to-month renewals for services related to securing regulatory approval for marketing the Company's products. Compensation is 15,000 shares of the Company's common stock per month for a total of 180,000 shares; stock options to acquire 150,000 shares of the Company's common stock; and 150,000 shares of the Company's common stock upon achieving certain milestones.

Note 12 - Going Concern

            The Company's financial statements have been presented on a going concern basis, which contemplates the realization and the satisfaction of liabilities in the normal course of business.  The liquidity of the Company has been adversely affected by losses since inception of approximately $717,000, which raises substantial doubt about the Company's ability to continue as a going concern without additional capital contributions and/or achieving profitable operations.

            Management's plans are to raise additional capital either in the form of common stock or convertible securities and continue research and development and pursue clinical trials to obtain necessary approvals to market the Company's products. There can be no assurance, however, that the Company will be successful in accomplishing its objectives.

Note 13 - Proposed Merger

            The Company's Board of Directors has approved an agreement and plan of merger with WiFiMed, Inc.  The merger, if completed will be treated as a “reverse merger” transaction.

            In conjunction with this proposed transaction, the Company's Board of Directors and its shareholders, by written consent, approved the disposal of the Company's assets pursuant to the distribution of the stock of the Company's wholly owned subsidiary, Aquamer, Inc. and approved  proposals to amend the Company's articles of incorporation to effectuate a 10-to-1 reverse stock split of its outstanding common stock; to change its name to WiFiMed Holdings Company, Inc.; and to increase its authorized common stock to 75,000,000 shares; and to adopt the 2006 Stock Incentive Plan.

F-12

 ITEM 2 - MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

Description of Business

General

            Bellacasa Productions, Inc. ("we," "us," "our," the "Company", the "Registrant" or "Bellacasa"), a Nevada corporation, was formed in 1998.

            On November 15, 2004, we entered into a Stock Purchase Agreement to acquire all of the issued and outstanding stock of Aquamer, Inc. ("Aquamer"), a development stage medical technology corporation organized under the laws of Delaware, in exchange for shares of our Common Stock.  The agreement was amended on January 26, 2005, at which time the transaction was consummated.

            The acquisition was structured as a reverse takeover, whereby former shareholders of Aquamer obtained voting control over Bellacasa upon issuance of 28,504,148 shares of Bellacasa common stock, which represented approximately 78% of the total shares outstanding.  As a result, Aquamer became our wholly owned subsidiary.  Aquamer, Inc. was incorporated in Delaware on February 4, 2000.

Business Overview

            Bellacasa Productions, Inc., through our wholly owned subsidiary, Aquamer, Inc., is a clinical development stage company with a platform technology that builds on over ten years of scientific effort.  We are a medical device company focused on the development and commercialization of three injectable biocompatible products.  The products we are developing consist of a water-based polymer technology utilized as a tissue-bulking agent in the fields of dermatology (AquaDerm) urology/gynecology (AquaGen), and gastroenterology (AquaFlu).  Although we are a development stage company, our products are based on the results of several years of research and development, whereby we are now in the stage of preparing for, and executing on, clinical evaluation milestones.

            We intend our water-based injectable products to be utilized as a bulking agent in the respective fields of use. We believe that our products will have competitive advantages pertaining to increased maintenance of efficacy or tissue "bulking," safety, ease of injection and non-cumbersome operational management issues associated with shipping and storage.  Inherent in our technology is its biocompatibility, non-immunogenicity and lack of migration/absorption.  We seek to become a leading provider of minimally invasive injectable modalities for dermatology, urology and gastroenterology.  AquaDerm has received an Investigational Device Exemption ("IDE") from the U.S. Food and Drug Administration ("FDA") and is undergoing pilot clinical evaluation. This product is being developed for the potential treatment of deep wrinkles, facial scars and various cosmetic plastic surgery procedures such as lip augmentation.   AquaGen  has been designed for use as a bulking agent in minimally invasive treatment of stress urinary incontinence, the most common form of urinary incontinence.   AquaFlux is being developed as a bulking agent in the minimally invasive treatment of chronic heartburn or gastroesophogeal reflux disease ("GERD").

Technology

            The bulking agent that comprises our products involves the use of a polymeric component from the poly-n-vinyl pyrrolidinone (PVP) family, which is recognized for its biocompatibility and extensive clinical use in other Class III (permanent implantable) medical devices.  PVP is a non-toxic, non-metabolized hydrogel that has been approved for use as a plasma volume expander, a plasma detoxifying agent, an orally-ingested diagnostic aid (complex of PVP and iodine), a component of soft contact lenses, a variety of dental applications, a filler for a permanent implantable urological device and as an excipient in the manufacturing of tablets containing a variety of drugs.  The dose of PVP used in our products is minimal; approximately 95% of the injected volume is water contained in the polymer matrix.

          The bulking agent is created under two patents owned by Partners in Biomaterials Inc. ("Partners"), an independent third party based in California.  Partners has granted us a worldwide perpetual license to the patents related to creation of the bulking agent and related intellectual property for use in our field of business. The patents expire on May 26, 2009 and July 10, 2010.  We seek to obtain regulatory approval and commercialize these products. The Patent License Agreement also provides us the opportunity to obtain rights to any improvements made by Partners, as it relates to products for use in our business.  We have also entered into a Product Supply Agreement with Partners, whereby Partners will supply us with polymer products in accordance with an agreed upon procedure and established price.

Products in Development

            We are developing the following products designed for use in dermatology, urology and gastroenterology:

            Dermatology

            AquaDerm is targeted at the long-term effects of skin treatment.  AquaDerm addresses conditions of tissue atrophy due to aging, facial wrinkles and depressed scars, as well as soft tissue defects resulting from surgery and inflammatory skin diseases.  PVP has infinite molecular weight as a base polymer matrix, which impedes absorption and migration of polymer substrate into the surrounding tissue, thus lengthening the cosmetic effect. Most other injectable materials are suspensions (leading to the absorption of suspension media and migration of suspended particles) or biological in nature (such as collagen, which the body digests). Our product will be injected into the affected areas and filled to the appropriate point, making the defect flush with the surrounding tissue, or in the case of lip augmentation "plumped" to the desired size. Most products in the facial aesthetics/dermatology market today have the common drawback of migration/absorption.  Animal trials and initial human clinical trials indicate longer-term maintenance of results for AquaDerm .

             Urology

            AquaGen has been developed for use as a bulking agent in the minimally invasive treatment of stress urinary incontinence ("SUI"), the most common form of urinary incontinence.   AquaGen   is injected into the urethra/bladder junction (urinary sphincter muscle), reinforcing the muscle tissues around the bladder neck, the "bulking" of the closure mechanism that prevents accidental urine leakage.

            SUI relates to the accidental or unintentional leakage of urine. It afflicts, worldwide, more than 25 million people, 85% of whom are female.  Incontinence is a significant health issue, with millions experiencing complications related to incontinence at some point in their lives.  More than half of all women will suffer from SUI during their lifetime. The "stress" in stress urinary incontinence is not associated with mental or emotional stress, but rather with increases in physical stress or pressures exerted on the body. One cause of stress incontinence is a condition called Intrinsic Sphincter Deficiency or ISD. This condition is present when the urinary sphincter (the muscle surrounding the urethra that controls urine flow) is not strong enough to close the bladder neck. This open bladder neck allows urine to leak out whenever there is an increase in intra-abdominal pressure.

            Gastroenterology

            AquaFlux has been designed for use as a bulking agent in the minimally invasive treatment of chronic heartburn or gastroesophageal reflux disease ("GERD").   AquaFlux  is utilized as a bulking agent to strengthen and build the sphincter muscle at the base of the esophagus through a minimally invasive procedure, reinforcing and augmenting the closure mechanism that prevents reflux or gastric heartburn.

            GERD is a condition whereby gastric contents from the stomach rise into the esophagus, known as reflux. In a normal stomach, the sphincter at the bottom of the esophagus (lower esophageal sphincter, or LES) opens to let food pass into the stomach and then closes to prevent the gastric contents in the stomach from rising into the esophagus. When a patient suffers from GERD, the lower esophageal sphincter relaxes at random times, allowing gastric contents from the stomach to reflux into the esophagus.  Afflicting 7% to 10% of the U.S. adult population, GERD is different from regular heartburn in that it can have serious health consequences beyond the persistent burning pain of heartburn. It can lead to more serious medical problems such as difficulty swallowing (dysphagia), painful swallowing (odynophagia), narrowing of the esophagus (strictures), and Barrett's esophagus, believed to be a premalignant lesion. Chronic hoarseness or laryngitis, respiratory problems (e.g., coughing, wheezing, asthma, recurrent pneumonia), and non-cardiac chest pain are sometimes associated with GERD. GERD patients may need to sleep sitting up or avoid bending over to prevent fluids from coming up from the stomach.

Market Opportunity

            The market for aesthetic facial products has expanded at an estimated annual rate in excess of 35% since 2000. The range of products encompasses invasive and non-invasive treatment modalities to remedy aging and defective soft tissues of the face.  Products such as Botox® and collagen (Zyderm® and Zyplast®) are currently  "the gold standards" used by plastic surgeons and dermatologists in an office environment and now even by consumers under medical guidance (Botox® injections can be administered within a patient's home).  As the average age of the population increases, interest in skin rejuvenation and correction has increased.  More than 8.3 million surgical and non-surgical cosmetic procedures were performed in 2003, including rhytidectomy (facelift), liposuction, laser resurfacing, chemical peeling and soft tissue augmentation (American Society for Aesthetic Plastic Surgery). In addition, more than one million patients undergo surgery each year for skin cancer in the United States alone. Many of these lesions are resected from the face and necessitate reconstruction. As a result of the number of patients affected, there is great interest in filling substances for the skin for both cosmetic and reconstructive purposes.

            Urinary incontinence afflicts more than 25 million people worldwide, 85 percent of whom are female.  The condition may have negative emotional, social and hygienic consequences. The Agency for Health Policy and Research (AHCPR), a division of the Public Health Service, U.S. Department of Health and Human Services, estimates that urinary incontinence affects approximately 13 million people in the United States, of which 85% or 11 million are women. The same agency estimates the total cost (utilizing all management and curative approaches) of treating incontinence of all types in the United States as $15 billion.  Urethral bulking agents ("UBA") are currently recommended by AHCPR as first-line treatment for woman with ISD who do not have coexisting urethral hypermobility. Male patients can also benefit from a urethral bulking agent procedure, which is recommended as a first-line surgical treatment for men with ISD, according to the Agency for Health Policy and Research. According to the American College of Surgeons, there are approximately 400,000 prostate surgeries performed each year in the United States, and up to 20% of these men develop incontinence following the procedure. Additionally, urinary incontinence can result in a substantial decrease in a person's quality of life, and it is often the main reason a family may move an elderly relative into nursing home care.  We expect the incidence of urinary incontinence will rise as the percentage of elderly people continues to increase.  The Agency for Healthcare Research and Quality ("AHRQ") reported that vesicoureteral reflux (VUR) is primarily a pediatric concern, with a prevalence estimated to be as high as 3% of the U.S. pediatric population. Approximately 15,000 surgical procedures are performed per year to address this VUR issue. Patients with VUR grades 1 through 4 in this population are candidates for minimally invasive surgery using a bulking agent. Globally, the use of a bulking agent to correct the VUR condition can reduce patient costs related to continued use of antibiotics for treatment of chronic urinary tract infections, which can lead to more serious related complications.

            There is a large market for the treatment of chronic heartburn or gastroesophogeal reflux disorder.  More than 60 million Americans suffer from heartburn symptoms at least once a month.  Roughly 25 million or 4% to 7% of Americans, suffer from reflux on a daily basis.  PPIs or Proton Pump Inhibitors are the current standard in treatment.

            While the market opportunities are attractive, potential investors must be aware additional funds will be required to carry out more clinical trials and seek regulatory approvals.

Intellectual Property

            As mentioned above, Partners has granted us a worldwide perpetual license to all relevant technology and related intellectual property for use in our field of business.

Patent License Agreement

            The Patent License Agreement also provides us the opportunity to obtain rights to any improvements made by Partners, as it relates to products for use in our business. In accordance with the terms of the Patent License Agreement, we are obligated to pay to Partners a 5% royalty on sales of products incorporating their patents.  The Patent License Agreement may be terminated by either party for material breach or insolvency of the other party. We may also terminate upon 30 days notice to Partners. Partners may terminate if we do not invoice at least a cumulative $5 million for the three year period following the date regulatory approval is granted from the FDA for marketing or $5 million for any subsequent consecutive three year period. As mentioned elsewhere herein, additional clinical trials are required prior to our seeking regulatory approval.

Product Supply Agreement

           We have also entered into a Product Supply Agreement with Partners whereby Partners will supply polymer products to us in accordance with an agreed upon procedure and established price.  In October 1999, Aquamer entered into a product supply agreement with Partners for the purchase of its hydrogel product, based on poly-N-vinylpyrrolidone, as specified in certain U.S. Patents.  This agreement, which was amended in March 2002, May 2002 and October 2005, mandates we make minimum purchases of $50,000 per year. In July 2005, we paid $90,000 to satisfy our minimum purchase obligations for 2003 and 2004 and in December 2005, we paid $20,000 and were billed $30,000, which we paid in January 2006, to satisfy our obligations for 2005. Product will be manufactured for us and delivered to us in accordance with our scheduling requirements. The product is initially to be used for our clinical testing in the fields of dermatology, urology and gastroenterology.

            Effective March 31, 2006, Aquamer and Partners agreed to an Amended and Restated Supply Agreement that has a term of 25 years unless Aquamer does not receive FDA approval by March 2010. The agreement may be terminated by either party for material breach or insolvency of the other party. We may also terminate if Partners is unable to produce the product in a facility which complies with ISO/FDA requirements. Partners may terminate for non-payment of invoices for greater than 60 days and can also terminate upon 12 months notice. Aquamer has the right to purchase the manufacturing process and the rights to manufacture, if Partners terminates the agreement.

Clinical Trials

            We have received an approved Investigational Device Exemption ("IDE") from the FDA to conduct a pilot clinical trial study of the AquaDerm  product. The study enrolled 20 patients at one site and all patients completed their follow-up per the protocol. No additional patients are expected to be enrolled at this site. Both our company and the principal study investigator concluded that the results of this feasibility study to date demonstrate the device is potentially both safe and efficacious, warranting further study under this IDE in a multi-center trial. As mentioned elsewhere, additional funds will be required to do more clinical trials and seek regulatory approval to market the product.

Government Regulation

            The potential production and marketing of our products and our ongoing research and development, pre-clinical testing and clinical trial activities are subject to extensive regulation and review by numerous governmental authorities both in the United States and abroad. Delays in or rejection of FDA or other government entity approval of our products may also adversely affect our business.  AquaDerm has received an Investigational Device Exemption ("IDE") from the U.S. Food and Drug Administration ("FDA") and is undergoing pilot clinical evaluation.

            Periodically, legislative or regulatory proposals are introduced that could alter the review and approval process relating to medical devices. It is possible that the FDA will issue additional regulations further restricting the sale of our present or proposed products. Any change in legislation or regulations that govern the review and approval process relating to our current and future products could make it more difficult and costly to obtain approval for new products, or to produce, market, and distribute existing products.

            If national healthcare reforms, or other legislation or regulations are passed that impose limits on the number or type of allowable medical products or restrict a physician's ability to select specific products used in patient procedures, such changes could have a material adverse effect on the demand for our products.

Research and Development

            We did not spend any money on research and development activities for the quarter and nine months ended September 30, 2006

Employees

            Other than our president, Marshall Sterman, who devotes such time as necessary to our operations, we do not have any employees. We may utilize independent contractors and consultants from time to time to assist us with our compliance requirements.

Management's Discussion and Analysis or Plan of Operation

            On November 15, 2004, we entered into a Stock Purchase Agreement to acquire all of the issued and outstanding stock of Aquamer, Inc., a development stage company. The transaction was structured as a reverse takeover, whereby former shareholders of Aquamer would obtain voting control over Bellacasa upon issuance to them of approximately 28,000,000 shares of Bellacasa common stock.

            On January 26, 2005, the Stock Purchase Agreement was amended to increase the number of shares to be issued to 28,504,148 and to extend the closing date to no later than January 31, 2005. On January 26, 2005, the transaction was closed in accordance with the terms of the Stock Purchase Agreement, as amended.

Results of Operations

            The following discussion and analysis provides information, which our management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read in conjunction with the financial statements and related notes that appear elsewhere in this report.

            The financial statements included in this quarterly report are those of the accounting acquirer (Aquamer, Inc.) for all historical periods and are combined to include the operating results and cash flows of the accounting acquiree (Bellacasa Productions, Inc.) after January 26, 2005.

Three months ended September 30, 2006 and three months ended September 30, 2005.

            Sales - Neither Bellacasa or its wholly owned subsidiary, Aquamer, have had any revenue since their respective dates of incorporation.

            Costs and Expenses - Total expenses for the three months ended September 30, 2006 were $41,792, compared to $6,210 in the three months ended September 30, 2005.

            Expenses in the third fiscal quarter of 2006 included general and administrative expenses of $41,281 that consisted primarily of professional fees of approximately $30,882 for consulting, legal, accounting and digital document services; $7,500 for the fair value of officer compensation; $600 for the fair rental value of office space; with the balance of approximately $2,300 for travel and meetings, transfer agency and insurance. Other expenses for the period were interest expense, $460; and depreciation, $51.

            We used our common stock, which was valued at $9,000, in lieu of cash, to pay $9,000 of the professional fees listed above.

            Interest expense of $460 included $750 for interest accrued on the $50,000 shareholder advance; offset by accrued interest income of $290 on our advance to a related party.

            Expenses for the three months ended September 30, 2005 were $6,210, which consisted of $2,741 of general and administrative expenses, including $2,300 for accounting and other professional expenses in connection with our reporting requirements; $306 for stock transfer; $135 for other expenses. The remaining expenses consisted of $259 for depreciation; and $3,210 for interest expense. Interest expense included $750 for interest accrued on the $50,000 shareholder advance; $2,750 for interest on the $90,000 convertible note of which $2,250 was accrued and $500 was amortized discount; offset by accrued interest income of $290 on our advance to a related party...

            Gain on Debt Restructuring - We did not have gain on debt restructuring in the three months ended September 30, 2006 and 2005.

            Net Loss -  Net loss, before taxes, for the three months ended September 30, 2006 was $41,792.  Net loss, before taxes, for the three months ended September 30, 2005 was $6,210. The net change of approximately $36,000 resulted from the increase of general and administrative expenses described above.

            We have not reduced our net loss, for the three months ended September 30, 2006 or for the three months ended September 30, 2005, by any tax benefit, consequently, for both periods, our net loss was the same before and after taxes.

            Net Loss per Share - For both the three months ended September 30, 2006 and September 30, 2005, net loss per share was less than $0.005 per share. Per share losses for the third quarter of 2006 and for the comparable 2005 period were based on 39,498,329 and 37,488,289, weighted average shares, respectively.

Nine months ended September 30, 2006 and nine months ended September 30, 2005 and since inception, February 4, 2000, (the date of Aquamer's incorporation through September 30, 2006.

            Sales - Neither Bellacasa or its wholly owned subsidiary, Aquamer, have had any revenue since their respective dates of incorporation.

            Costs and Expenses - Total expenses for the nine months ended September 30, 2006 were $141,361, compared to $36,681 in the nine months ended September 30, 2005.

            Expenses for the nine months ended September 30, 2006 consisted of $138,312 of general and administrative expenses, including approximately $104,000 professional expenses, including consulting, legal and accounting expenses; $15,000 for imputed compensation expense and $1,200 for imputed rent expense, which were provided to us without cost; $10,000  in connection with amending our product supply and patent agreement; and the balance of approximately $8,000 for travel and meetings, transfer agency and insurance.  The remaining expenses consisted of $569 for depreciation; and $2,480 for interest expense. Interest expense included $2,250 for interest accrued on the $50,000 shareholder advance; $1,100 for interest on the $90,000 convertible note of which $900 was accrued and $200 was amortized discount; offset by accrued interest income of $870 on our advance to a related party.

            We used our common stock, which was valued at $47,200, in lieu of cash, to pay $37,200 of professional fees and $10,000 in connection with the modifications to our supply and patent agreements.

            Expenses in the nine months ended September 30, 2005 were $36,681, which included $31,774 of general and administrative expenses; interest expense, $4,130; and depreciation expense, $777. The general and administrative expenses were primarily for professional and consulting expenses of which $22,500 was paid for with shares of our stock, in lieu of cash. Interest expense included $2,250 for interest accrued on the $50,000 shareholder advance; $2,750 for interest on the $90,000 convertible note of which $2,250 was accrued and $500 was amortized discount; offset by accrued interest income of $870 on our advance to a related party.

            Costs and expenses were approximately $750,000, as a development stage enterprise since inception. These costs and expenses consisted of Aquamer's costs and expenses from its inception, February 4, 2000 up until its acquisition by Bellacasa on January 26, 2005 and then on a consolidated basis through September 30, 2006.

            Gain on Debt Restructuring - We did not have gain on debt restructuring in the nine months ended September 30, 2006 and 2005.

            Since inception, we had approximately $35,000 of gain on debt restructuring. The gain was during the period from Aquamer's date of incorporation, February 4, 2000, up until its acquisition by Bellacasa on January 26, 2005 and then on a consolidated basis through September 30, 2006.

            Net Loss -  Net loss, before taxes, for the nine months ended September 30, 2006 was $141,361.  Net loss, before taxes, for the nine months ended September 30, 2005 was $36,681.

            We have not reduced our net loss, for the niine-month periods ended September 30, 2006 and September 30, 2005 or since inception, by any tax benefit, consequently, for all periods, our net loss was the same before and after taxes.

            Since inception, February 4, 2000, (the date of Aquamer's incorporation) through September 30, 2006, our losses have totaled approximately $717,000.

            Net Loss per Share - For both the nine months ended September 30, 2006 and September 30, 2005, net loss per share was less than $0.005 per share. Per share losses for the first nine months of 2006 and for the comparable 2005 period were based on 39,285,449 and 34,600,752 weighted average shares, respectively.

Liquidity and Capital Resources

            As of September 30, 2006, our cash balance was $26,166, as compared to $122,482 on December 31, 2005.

            As of December 31, 2005, our liabilities totaled $246,246. On February 1, 2006, our note payable due in January 2007 was exchanged for 900,000 shares of our common stock in accordance with the conversion terms of the note.  Also in February 2006, the $15,800 accrued liability to issue shares was eliminated by the issuance of the agreed upon number of shares.

           As of September 30, 2006, our total liabilities were $124,623, which consisted of an advance by one of our stockholders, Charles LaLoggia, of $50,000 and accounts payable and accrued expenses totaling $74,623, which includes accrued interest of $14,250 on the Charles LaLoggia advance. No arrangements have been made as to the repayment of the Charles LaLoggia liability, which is payable on demand.

            We intend to meet our cash needs for the next 12 months by the sale of securities or borrowings. We need to raise additional capital in order to pursue our business plan, and the required additional financing may not be available on terms acceptable to us, or at all. No binding commitment for an investment of funds in our company has been made, and a number of factors beyond our control may make any future financings uncertain.  Although we believe that the commencement of trading of our common stock on the OTC Bulletin Board has enhanced our capital raising ability, there is no assurance we will be able to sell our securities or borrow funds to pursue our business objectives. We will require the infusion of capital to sustain planned growth and continue the process for regulatory approval of the Aquamer products. Failure to raise enough capital to continue clinical trials may hold a significant risk to our shareholders.

            During the next two years (2007 and 2008), we plan to expand enrollment in our clinical trial for dermatology, file for an Investigational Device Exemption and initiate a small clinical trial for stress urinary incontinence, and file for an Investigational Device Exemption for gastroesophageal reflux disease.  The cost to carry out these activities will be approximately $1,100,000 during the two-year period.  Depending on when the activities commence in 2007 or 2008, the approximate cost for the fiscal year ending December 31, 2007 will be $500,000. We plan to raise the necessary funds through investment banks and/or private investors. There can be no assurance, however, that we will be successful in raising the necessary capital.

            In September 2006, our board of directors and shareholders, by written consent, approved the spin-off of our wholly-owned subsidiary Aquamer, Inc. and a reverse merger of Bellacasa Productions, Inc. with WiFiMed, Inc.

Ability to Continue as a Going Concern and Plan of Operation

            Our consolidated financial statements, which are included in this Form 10-QSB, have been presented on a going concern basis, which contemplates the realization and the satisfaction of liabilities in the normal course of business.  Our liquidity has been adversely affected by losses of more than $717,000 since Aquamer's incorporation date, February 4, 2000, which raises substantial doubt about our ability to continue as a going concern without additional capital contributions and/or achieving profitable operations.  Our management's plan includes raising additional capital either in the form of common stock or convertible securities and continuing our research and development efforts and pursuing clinical trials to obtain the necessary approvals to market our products. There can be no assurance, however, that we will be successful in accomplishing our objectives.

Capital Expenditures

           We did not make any capital expenditures in the first nine months of 2006 and we do not expect to make any significant capital expenditures during the remainder of the year.

 ITEM 3 - CONTROLS AND PROCEDURES

            We carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as of September 30, 2006. This evaluation was accomplished under the supervision and with the participation of our chief executive officer, principal executive officer, chief financial officer/principal accounting officer who concluded that our disclosure controls and procedures are not effective to ensure that all material information required to be filed in the quarterly report on Form 10-QSB has been made known to him.

            Disclosure controls and procedures are designed to ensure that information required to be disclosed in our reports filed or submitted under the Securities Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Securities and Exchange Commission's rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in our reports filed under the Exchange Act is accumulated and communicated to management, including our Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosure.

            Based upon an evaluation conducted for the period ended September 30, 2006, Marshall Sterman who served as our Chief Executive Officer and Chief Financial Officer (which duties include that of principal accounting officer) as of September 30, 2006, and the date of this Report, has concluded that as of the end of the period covered by this report, we have identified the following material weakness of our internal controls:

            ·     Reliance upon independent financial reporting consultants for review of critical accounting areas and disclosures and material non-standard transactions.
            ·     Lack of sufficient accounting staff which results in a lack of segregation of duties necessary for a good system of internal control.

            In order to remedy our existing internal control deficiencies, as soon as our finances allow, we will hire a Chief Financial Officer who will be sufficiently versed in public company accounting to implement appropriate procedures for timely and accurate disclosures or if our proposed reverse-merger with WiFiMed, Inc. is consummated, we will then be the beneficiary of WiFiMed Inc's financial and accounting personnel.

Changes in internal control over financial reporting.

            We have not yet made any changes in our internal control over financial reporting that occurred during the period covered by this report on Form 10-QSB that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

  PART II
OTHER INFORMATION

ITEM 1 - LEGAL PROCEEDINGS

            To the best knowledge of the officers and directors, the Company is not a party to any legal proceeding or litigation.

ITEM 2 - UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

            Common Stock

            We did not issue any shares during the three months ended September 30, 2006.

            As of September 30, 2006, we had 39,479,648 shares of common stock outstanding.

ITEM 3 - DEFAULTS UPON SENIOR SECURITIES

            None

ITEM 4 - SUBMISSION TO A VOTE OF SECURITY HOLDERS

            On September 14, 2006, our Board of Directors recommended and our shareholders, beneficially owning in the aggregate 20,949,284 shares of common stock, representing approximately 53.1% of the voting power of Bellacasa Productions, gave their written consent to the following Proposals:

·   the disposal of the Company's assets pursuant to the distribution of the stock of the Company's wholly owned subsidiary, Aquamer, Inc. to its shareholders in connection with an agreement and plan of merger with WiFiMed, Inc.;
·   to amend our articles of incorporation to effectuate a 10-to-1 reverse stock split of our outstanding common stock;
·   to amend our articles of incorporation to change our name to WiFiMed Holdings Company, Inc.;
·   to amend our articles of incorporation to increase our authorized common stock to 75,000,000 shares; and
·   to adopt the 2006 Stock Incentive Plan.

            Previous shareholder actions that were approved on May 4, 2006 and furnished in a Definitive Information Statement to our shareholders on July 22, 2006 have not taken effect and have been superseded by the shareholder actions of September 14, 2006 that are detailed above.

ITEM 5 - OTHER INFORMATION

            On September 1, 2006, we relocated our corporate offices to 68 Philips Beach, Avenue, Swampscott, Massachusetts 01907

ITEM 6 - EXHIBITS

(a)	Exhibits

Exhibit 31.1 - Certification of the Company's Principal Executive Officer and Principal Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002, with respect to the registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006.

Exhibit 32.1 - Certification of the Company's Principal Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

(b)	Reports on Form 8-K

On August 29, 2006, we reported, on Form 8-K, under Item 5.02, the resignation of President and Director Edwin Reilly; and the election of Marshall Sterman as a new member of our Board of Directors and his appointment as President and Chief Executive Officer.

On September 1, 2006, we reported on Form 8-K, under Item 1.01, that we had entered into a Confidential Term Sheet with WiFiMed, Inc. regarding a reverse merger transaction.

On September 21, 2006, we reported on Form 8-K, under Item 1.01, that we entered into a definitive agreement and plan of merger with WiFiMed, Inc.

  SIGNATURES

            In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Bellacasa Productions, Inc.

(Registrant)

By:	/s/ Marshall Sterman

Marshall Sterman President and Chief Executive Officer

Date:	November 20, 2006

Exhibit 31.1

CERTIFICATION OF
  PRINCIPAL EXECUTIVE OFFICER AND PRINCIPAL FINANCIAL OFFICER
  PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002
  AND SECURITIES AND EXCHANGE COMMISSION RELEASE 34-46427

I, Marshall Sterman, certify that:

1. I have reviewed this quarterly report on Form 10-QSB of Bellacasa Productions, Inc.;

2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4. I am responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and I have:

a) designed such disclosure controls and procedures or caused such disclosure controls and procedures to be designed under my supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to me by others within those entities, particularly during the period in which this quarterly report is being prepared;

b) evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report my conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation;

c) disclosed in this report any change in registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5. I have disclosed, based on my most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

a) all deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date:November 20, 2006

/s/Marshall Sterman

Marshall Sterman President and Chief Executive Officer (Principal Executive Officer) and Acting Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Exhibit 32.1

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

            In connection with the Quarterly Report of Bellacasa Productions, Inc. (the "Company") on Form 10-QSB for the quarter ending September 30, 2006 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Marshall Sterman, President, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

            (1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

            (2) The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

Date: November 20, 2006

/s/ Marshall Sterman

Marshall Sterman President and Chief Executive Officer (Principal Executive Officer) and Acting Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)